Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [Redacted] indicates that information has been omitted.

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and the Instructions as to Exhibits of Form 20-F.

EXECUTION VERSION

MASTER PURCHASE AGREEMENT

THIS AGREEMENT is made January 30, 2023

BETWEEN:

LITHIUM AMERICAS CORP., a corporation organized and existing under the laws of the Province of British Columbia

(the "Corporation")

- and -

GENERAL MOTORS HOLDINGS LLC, a company organized and existing under the laws of the State of Delaware

(the "Investor").

RECITALS:

A. The Investor has agreed to make investments in the Corporation and SpinCo (as defined herein) in the aggregate amount of US$650,000,000, on the terms and subject to the conditions set forth herein and in the Subscription Receipt Agreement, the Tranche 2 Subscription Agreement and the Warrant Certificate (each as defined herein).

B. The initial tranche to be invested by the Investor shall be a subscription for Subscription Receipts (as defined herein) of the Corporation for an aggregate subscription price of US$320,147,865.62 pursuant to the terms of this Agreement.

C. The Investor shall make a further investment in the Corporation or SpinCo in the amount of US$329,852,134.38.

D. In conjunction with the transactions contemplated by this Agreement, the Investor and the Corporation shall enter into the Offtake Agreement (as defined herein).

E. The Investor and the Corporation have agreed to enter into this Agreement to record their agreement in respect of these matters.

NOW THEREFORE, in consideration of, and in reliance on, the premises, representations, warranties, covenants and agreements set forth in this Agreement and the Ancillary Agreements (as defined herein and incorporated by reference), the parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, unless otherwise provided:

(a) "Accredited Investor Status Certificate" means a U.S. accredited investor status certificate in the form attached as Schedule A hereto;

(b) "Affiliate" means, as to any specified Person, any other Person who directly, or indirectly through one or more intermediaries, (a) controls such specified Person, (b) is controlled by such specified Person, or (c) is under common control with such specified Person;

(c) "Agreement" means this master purchase agreement, together with the Schedules, and all permitted amendments hereto or restatements hereof;

(d) "Ancillary Agreements" means the Offtake Agreement, the Investor Rights Agreement, the Subscription Receipt Agreement, the Tranche 2 Subscription Agreement and the Warrant Certificate;

(e) "Anti-Corruption Laws" means all Applicable Laws related to the prevention of bribery, corruption (governmental or commercial), kickbacks, money laundering, or similar unlawful or unethical conduct including, without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) as amended and the U.K. Bribery Act;

(f) "Applicable Laws" means, with respect to any Person, property, transaction event or other matter, (i) all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, Orders and principles of common law and equity enacted, promulgated, issued, released, or imposed by any Governmental Entity, including Securities Laws, and/or (ii) any policy, practice, protocol, requirement, standard or guideline of any Governmental Entity, in each case relating or applicable to such Person, property, transaction, event or other matter;

(g) "Argentina Projects" means (i) the Cauchari-Olaroz project in Juyjuy Province, Argentina owned by Minera Exar S.A., (ii) the Pastos Grandes project in Salta Province, Argentina owned by Proyecto Pastos Grandes S.A., and (iii) following completion of the acquisition of Arena Minerals Inc. by the Corporation, the Sal de la Puna project in Salta Province, Argentina owned by Puna Argentina S.A.U.;

(h) "Authorizations" means, with respect to any Person, any Order, Permit, approval, consent, waiver, licence or similar authorization issued by, or required to be obtained from, any Governmental Entity having jurisdiction over the Person;

(i) "BCBCA" means the Business Corporations Act (British Columbia);

(j) "Board" means the board of directors of the Corporation;

(k) "Business Day" means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of British Columbia, the City of New York or the City of Detroit and (b) a day on which banks are generally closed in the Province of British Columbia, the City of New York or the City of Detroit;

(l) "CFIUS" means the Committee on Foreign Investment in the United States, and each member agency thereof, acting in such capacity;

(m) "CFPOA" has the meaning ascribed thereto in Section 3.1(mm) hereof;

(n) "Change of Control" means (A) the acquisition by any means, including, without limitation, acquisition of equity, a statutory plan of arrangement, merger or business combination, by any Person, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of the Corporation, or (B) the acquisition by any Person, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Corporation;

(o) "Circular" means the notice of the GM Transaction Shareholder Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith and including such additional disclosure and matters to be presented for consideration by the Corporation's Shareholders as may be determined by the Corporation in its sole discretion, to be sent to the Corporation Shareholders in connection with the GM Transaction Shareholder Meeting, as amended, supplemented or otherwise modified from time to time;

(p) "Claim" means any cause of action, action, claim, demand, lawsuit, audit, hearing, examination, investigation, proceeding, arbitration, or other litigation or proceeding (whether civil, criminal, administrative, or investigative), including, for greater certainty, any proceeding or investigation by or before a Governmental Entity;

(q) [Redacted]

(r) "Common Shares" means common shares in the capital of the Corporation;

(s) "Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option, instruments, arrangement, understanding or other commitment, whether written or oral;

(t) "control" (including the terms "controlled by", "controlling", and "under common control with") means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise;

(u) "Convertible Notes" means the Corporation's US$258,750,000 aggregate principal amount 1.75% convertible senior notes due 2027;

(v) "Corporation Annual Financial Statements" means the consolidated audited financial statements of the Corporation for the financial years ended December 31, 2021 and 2020 including the notes thereto;

(w) "Corporation Equity Incentive Plan" means the amended and restated equity incentive plan of the Corporation, as approved by its shareholders on May 7, 2020;

(x) "Corporation Financial Statements" means, collectively, the Corporation Annual Financial Statements and the Corporation Interim Financial Statements;

(y) "Corporation Indemnified Parties" has the meaning ascribed thereto in Section 10.2(a) hereof;

(z) "Corporation Interim Financial Statements" means the unaudited condensed consolidated financial statements of the Corporation as at and for the nine months ended September 30, 2022 including the notes thereto;

(aa) "Corporation Shareholders" means the registered and/or beneficial holders of Common Shares;

(bb) "Direct Claim" has the meaning ascribed thereto in Section 10.3(a);

(cc) "Disclosure Documents" means all information and documents relating to the Corporation (and its predecessors) that are, or become, publicly available on SEDAR or with the United States Securities and Exchange Commission on EDGAR or otherwise available to the public, including financial statements, press releases, material change reports, prospectuses, information circulars and technical reports since January 1, 2021;

(dd) "Disclosure Letter" means the disclosure letter of the Corporation delivered to the Investor concurrently with the execution of this Agreement;

(ee) "Environmental Laws" means all Applicable Laws relating to worker health and safety, pollution, natural resources, protection and preservation of the natural environment or any species that might make use of it or the generation, production, import, export, use, handling, storage, treatment, transportation, disposal or release of Hazardous Materials, including under common law, and all Authorizations issued pursuant to such Applicable Laws;

(ff) "Environmental Permits" includes all Orders, Permits, certificates, approvals, consents, registrations and licences issued by, or required to be obtained from, any authority of competent jurisdiction under any Environmental Law;

(gg) "ERISA" has the meaning ascribed thereto in Section 3.1(ii) hereof;

(hh) "Escrow Release Conditions" means, collectively, each of the following conditions (which conditions may be waived by the Investor in its sole discretion):

(i) (A) the representations and warranties of the Corporation contained in Sections 3.1(a)(Due Authorization), 3.1(b) (Organization and Existence) and 3.1(f) (Subsidiaries) of this Agreement shall be true and correct in all respects as at the Escrow Release Time, with the same force and effect as if made on and as at the Escrow Release Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all respects, as of such date, and (B) the other representations and warranties of the Corporation contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality or Material Adverse Change, in all respects) as at the Escrow Release Time, with the same force and effect as if made on and as at the Escrow Release Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects), as of such date;

(ii) the Corporation shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement required to be performed or complied with prior to the Escrow Release Time;

(iii) there shall be no issued Order, injunction, judgment or ruling filed, entered, issued, or imposed by any Governmental Entity that would have the effect of enjoining, delaying, restricting, preventing, or making illegal the construction, development, exploration, or operation of the Thacker Pass Project in any manner that would reasonably be expected to delay the Commencement of Commercial Production at the Thacker Pass Project beyond 2027 and no Applicable Law shall have been enacted or shall be deemed applicable to the Thacker Pass Project which makes the construction, development, exploration, or operation of the Thacker Pass Project illegal in any manner that would reasonably be expected to delay the Commencement of Commercial Production at the Thacker Pass Project beyond 2027;

(iv) the U.S. District Court for the District of Nevada shall have issued its ruling(s) in the ROD Proceedings on the merits and remedy as to whether to vacate the ROD, such ruling(s) shall not have vacated the ROD, and the Corporation and the relevant Subsidiaries shall be ready, willing, and able to commence construction of the Thacker Pass Project (including possession of all applicable land use Permits in connection therewith);

(v) there shall be no appeal or petition for review filed (or any such appeal or petition has been denied) in the administrative challenge to the Nevada State Environmental Commission’s decision dated July 8, 2022 to uphold the Corporation’s Water Pollution Control Permit and the time for a further appeal or petition for review has lapsed, except to the extent that there is an appeal or petition for review that the parties mutually agree, acting reasonably, on the written advice of external counsel, to be frivolous, without merit and with no reasonable prospect of invalidating such permit;

(vi) the Corporation and Subsidiaries shall have either (A) obtained approvals from the Nevada State Engineer of the Corporation’s applications to use 2,850 acre-feet of water for Phase One of the Thacker Pass Project as stated as necessary in the July 2022 Feasibility Study; or (B) obtained approvals from the Nevada State Engineer of the Corporation’s applications to use fewer than 2,850 acre-feet of water for Phase One of the Thacker Pass Project and the Corporation provided documentation to the satisfaction of the Investor demonstrating that 2,850 acre-feet of water is no longer necessary for Phase One of the Thacker Pass Project, and in the case of either (A) or (B), to the extent that there is a pending appeal or petition for review of such approval, such appeal or petition for review of such approval, and any stay of administrative proceedings that may be imposed pending resolution of such appeal or petition for review of such approval, would not reasonably be expected to delay the Commencement of Commercial Production at the Thacker Pass Project beyond 2027;

(vii) no Material Adverse Change shall have occurred;

(viii) the Corporation shall have provided the Investor with the following opinions:

(A) a legal opinion, in a form satisfactory to the Investor, acting reasonably, as to the Applicable Laws in the State of Nevada and the ownership of the Thacker Pass Project and the Corporation's interest therein; and

(B) legal opinions, in form satisfactory to the Investor, acting reasonably, as to the Applicable Laws in Argentina and the ownership of the Argentina Projects and the Corporation's interest therein (excluding the Sal de la Puna project in Salta Province, Argentina).

(ii) "Escrow Release Date" means the date the Escrowed Funds are released by the Subscription Receipt Agent to the Corporation and the Subscription Receipts are converted into Units in accordance with the terms of the Subscription Receipt Agreement;

(jj) "Escrow Release Deadline" has the meaning ascribed thereto in the Subscription Receipt Agreement;

(kk) "Escrow Release Notice" means a written notice in substantially the form set out in the schedules to the Subscription Receipt Agreement executed by the Corporation and the Investor confirming that the Escrow Release Conditions have been satisfied or waived in accordance with the Subscription Receipt Agreement;

(ll) "Escrow Release Time" means 10:00 a.m. (Vancouver time) on the Escrow Release Date;

(mm) "Escrowed Funds" has the meaning ascribed thereto in Section 2.1 hereof;

(nn) "Existing Instrument" has the meaning ascribed thereto in Section 3.1(c) hereof;

(oo) "FCPA" has the meaning ascribed thereto in Section 3.1(mm) hereof;

(pp) "FEOC" means a (A) Person who is a "foreign entity of concern," as such term is defined in Section 30D of the Internal Revenue Code of 1986, as amended, or (B) a Person "linked to or subject to influence by hostile or non-likeminded regimes or states," as such concept is used in the Policy Regarding Foreign Investments from State-Owned Enterprises in Critical Minerals under the Investment Canada Act, or, in each case, under any successor or similar policies promulgated by either the Canadian or United States government in respect of critical minerals policy;

(qq) "Funding Commitment Amount" has the meaning ascribed thereto in Section 8.1 hereof;

(rr) "GDPR" has the meaning ascribed thereto in Section 3.1(ss) hereof;

(ss) "GM Transaction Resolutions" means resolutions of the Corporation Shareholders approving, inter alia,

(i) the price at which Common Shares (or SpinCo Shares, if applicable) will be issued pursuant to the Tranche 2 Subscription Agreement; and

(ii) the ability of the Investor to become a holder of in excess of 20% of the issued and outstanding Common Shares (or 20% of the issued and outstanding SpinCo Shares, if applicable),

and otherwise to be presented and conducted (including the exclusion from voting of Common Shares held by the Investor) in a manner and form required in order to support TSX conditional approval of the transactions contemplated by this Agreement;

(tt) "GM Transaction Shareholder Meeting" means a meeting of the Corporation Shareholders, including any adjournment or postponement thereof, to be called and held to consider, in addition to any other matters that may be presented for consideration by the Corporation's shareholders, the GM Transaction Resolutions;

(uu) "Government Official" means any official (elected or appointed), officer, or employee of a Governmental Entity or any department, agency or instrumentality thereof, including any employee, representative, or agent (paid or unpaid) of a state-owned or controlled entity, public international organization, political party or organization or candidate thereof, or any person acting in an official capacity for or on behalf of any such Governmental Entity, department, agency, instrumentality, public international organization, political party, organization, or candidate;

(vv) "Governmental Entity" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange;

(ww) "Hazardous Materials" means any pollutant, contaminant or hazardous or toxic substance, material or waste that is regulated by or forms the basis of liability under, any Environmental Law, including, without limitation, (i) any material, substance or waste that is defined as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste", "restricted hazardous waste", "pollutant", "contaminant", "hazardous constituent", "special waste", "toxic substance" or other similar term or phrase under any Environmental Law, (ii) petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fraction or by-product derivatives thereof, (iii) asbestos, (iv) polychlorinated biphenyls, or (v) any radioactive substance;

(xx) "IFRS" means International Financial Reporting Standards as issued by the International Accounting Standards Board and any interpretations thereof issued by the International Financial Reporting Interpretations Committee;

(yy) "Indemnified Party" means, in the case of Losses for which indemnification is provided under Section 10.1(a)(i), any of the Corporation Indemnified Parties, or in the case of Losses for which indemnification is provided under Section 10.1, any of the Investor Indemnified Parties;

(zz) "Indemnifying Party" means either the Corporation or the Investor, as applicable;

(aaa) "Intellectual Property" has the meaning ascribed thereto in Section 3.1(cc);

(bbb) "Investor Indemnified Parties" has the meaning ascribed thereto in Section 10.2(a) hereof;

(ccc) "Investor Rights Agreement" means the investor rights agreement between the Corporation and the Investor in the form attached as Schedule F;

(ddd) "IT Systems and Data" has the meaning ascribed thereto in Section 3.1(rr);

(eee) "Lien" means any mortgage, charge, pledge, hypothec, security interest, lien (statutory or otherwise), imperfection of title, encroachment, lease, license, easement, right-of-way, condition, restriction, or adverse right or claim, or other third-party interest or encumbrance of any kind;

(fff) "Loss" means any loss, liability, Claim, damage, cost, and expense whatsoever (including reasonable legal, consultant, expert, and other professional advisor fees and expenses), including any amounts paid in settlement of any investigation, order, litigation, proceeding or Claim;

(ggg) "Material Adverse Change" means any action, change, fact, event, circumstance or state of circumstances which, alone or in conjunction with other action, change, fact, event, circumstance or state of circumstances, is or could reasonably be expected to be, individually or in the aggregate, have a material adverse effect on the business, affairs, operations, properties, assets, liabilities (contingent or otherwise), capital, prospects, results of operations or condition (financial or otherwise) of the Corporation and the Subsidiaries, taken as a whole, provided that in no event shall any matter resulting from the following be deemed a Material Adverse Change:

(i) changes in the regulatory accounting requirements applicable to the Corporation or the Subsidiaries;

(ii) changes in general economic or political conditions (whether international, national or local);

(iii) changes (including changes of Applicable Laws) generally affecting the industry or industries in which the Corporation or the Subsidiaries operate;

(iv) acts of war, sabotage or terrorism, pandemic, epidemic or natural disasters;

(v) shortages or price changes with respect to raw materials, metals or products used, produced or sold in connection with the business of the members of the Corporation or the Subsidiaries;

(vi) the announcement or consummation of the transactions contemplated by this Agreement;

(vii) any action taken (or omitted to be taken) at the express written request or with the express written consent of the Investor;

(viii) any action taken by the Corporation or the Subsidiaries that is required pursuant to this Agreement; or

(ix) any failure by the Corporation or the Subsidiaries to meet any internal or published projections or forecasts for any period (it being understood that the underlying cause of the failure, if any, to meet such projections or forecasts shall be taken into account in determining whether a Material Adverse Change has occurred or could occur);

provided, however, that any action, change, fact, event, circumstance or state of circumstances resulting from the matters referred to in clauses (i), (ii), (iii), (iv) and (v) above shall be excluded only to the extent such matters do not disproportionately impact the Corporation and the Subsidiaries, taken as a whole, as compared to other Persons operating in the same industry or industries in which the Corporation or the Subsidiaries operate;

(hhh) "Material Contract" means each Contract that is material to the business, affairs or operations of the Corporation and the Subsidiaries, taken as a whole;

(iii) "Mining Rights" has the meaning ascribed thereto in Section 3.1(p) hereof;

(jjj) "NYSE" means the New York Stock Exchange;

(kkk) "OFAC" has the meaning ascribed thereto in Section 3.1(oo) hereof;

(lll) "Offtake Agreement" means the Lithium Offtake Agreement between the Corporation and the Investor in the form attached as Schedule D;

(mmm) "Order" means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Entity;

(nnn) "Ordinary Course", when used in relation to the taking of any action by any Person, means that the action is consistent with the past practices of such Person, or its business, is taken in the ordinary course of normal day-to-day operations of such Person, or its business and is consistent with reasonable, industry standard actions by the Corporation including in furtherance of (i) capital-raising activities of the Corporation; (ii) the preparation for, and execution of, the Separation Transaction, including retaining and transitioning employees, officers and directors for each of the Corporation and SpinCo; or (iii) any Specified Matters that may arise in respect of the Corporation;

(ooo) "Outside Date" means March 15, 2023;

(ppp) "Permit" means any permit, license, approval, or other authorization required to be obtained by any Governmental Entity.

(qqq) "Permitted Liens" means, in respect of the Corporation and the Subsidiaries, any one or more of the following:

(i) Liens or deposits for Taxes or charges for electricity, gas, power, water and other utilities (A) which are not yet due and payable or delinquent or (B) which are being contested in good faith by appropriate proceedings and in respect of which the applicable Governmental Entity is prevented from taking collection action during the valid contest of such amounts and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Corporation in accordance with IFRS;

(ii) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the assets of the Corporation and the Subsidiaries, provided that such Liens are related to obligations not yet due or delinquent, are not registered against title to any assets of the Corporation and the Subsidiaries and in respect of which adequate holdbacks are being maintained as required by Applicable Laws or as imposed by any Governmental Entity having jurisdiction over real property;

(iii) municipal by-laws, regulations, ordinances, zoning law, building or land use restrictions and other limitations imposed by any Governmental Entity having jurisdiction over real property provided that the same does not materially impair the use, marketability or development of real property as presently used or planned to be used;

(iv) customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any interest in the facilities in which the Corporation or the Subsidiaries conduct their business, provided that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, contracts and rights (A) were not incurred in connection with any indebtedness, and (B) do not materially impair or add material cost to the value or use of the subject property;

(v) Liens incurred, created and granted in the ordinary course of business to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the assets of the Corporation and the Subsidiaries, but only to the extent those Liens relate to costs and expenses for which payment is not yet due or delinquent;

(vi) easements, rights of way, restrictions, restrictive covenants, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables, that in each case do not materially impair the use of such property as it is being used on the date of this Agreement;

(vii) such other imperfections or irregularities of title or Liens as do not individually or in the aggregate materially detract from the value or materially and adversely affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

(viii) any Liens, other than those described above, that are (A) registered or of record as of the date hereof against title to real property comprising the assets of the Corporation and the Subsidiaries in the applicable land registry offices or recording offices, or (B) registered or recorded, as of the date hereof, against the assets of the Corporation and the Subsidiaries in a public personal property registry, or similar registry systems;

(ix) Liens granted in connection with any project financing obtained by the Corporation; and

(x) Liens that could not result in an aggregate liability in excess of $35,000,000.

(rrr) "Person" means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity;

(sss) "Privacy Laws" has the meaning ascribed thereto in Section 3.1(ss) hereof;

(ttt) "Purchased Share" has the meaning ascribed thereto in Section 2.1 hereof;

(uuu) "Regulation M" has the meaning ascribed thereto in Section 3.1(tt) hereof;

(vvv) "Release" means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, emptying, escaping, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment;

(www) "ROD" means the Thacker Pass Lithium Mine Project Record of Decision and Plan of Operations Approval (BLM, Jan. 15, 2021);

(xxx) "ROD Proceedings" means the judicial review of the ROD;

(yyy) "ROFO Provisions" has the meaning ascribed thereto in the Offtake Agreement.

(zzz) "Sanctioned Person" means any Person: (i) who is a restricted or prohibited Person as designated or included in any list of designated or restricted parties under any export control or economic sanctions laws of the United States or any other applicable Sanctions Authority; (ii) a Person domiciled, organized, or resident in, a Sanctioned Territory; or (iii) an entity owned or controlled by any of the foregoing Persons in clauses (i) or (ii) hereof;

(aaaa) "Sanctioned Territory" means at any time, a country or territory which is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People's Republic and the so-called Luhansk People's Republic);

(bbbb) "Sanctions" means the economic sanctions laws, trade embargoes, export controls or restrictive measures administered, enacted or enforced by any Sanctions Authority;

(cccc) "Sanctions Authority" means the United States government and any of its agencies (including, without limitation, OFAC, BIS, the U.S. State Department and the U.S. Department of Commerce), the European Union and each of its member states, the United Nations Security Council, the United Kingdom, the Canadian government, or any other Governmental Entity with jurisdiction over the parties to this Agreement;

(dddd) "Schedules" has the meaning ascribed thereto in Section 1.3 hereof;

(eeee) "Securities Laws" means, the securities laws, regulations and rules of each of the states, provinces and territories of Canada and the United States, and the blanket rulings and policies and written interpretations of, and multilateral or national instruments adopted by, the securities regulatory authorities of Canada and the United States and each of their respective states, provinces and territories, as well as the rules and policies of the TSX and the NYSE and any other stock or securities exchange, marketplace or trading market upon which the securities of the Corporation are listed for trading;

(ffff) "Separation Outside Date" means December 31, 2023;

(gggg) "Separation Transaction" means a plan of arrangement of the Corporation under Section 288 of the Business Corporations Act (British Columbia), pursuant to which the Corporation will effect a separation into two operating businesses, one of which is owned by SpinCo and consists of, inter alia, the Thacker Pass Project, and one of which continues to be held by the Corporation and consists of, inter alia, the Argentina Projects, with holders of Common Shares receiving new common shares of the Corporation and SpinCo Shares on a proportionate basis and with SpinCo becoming a reporting issuer in Canada with its common shares listed for trading on one or more stock exchanges;

(hhhh) "Specified Matters" means any action, investigation, review, or inquiry involving the Corporation or its shareholders at any time prior to the Tranche 1 Closing Date relating to foreign investment law matters, which for greater certainty includes (i) the receipt by the Corporation of any notice under the Investment Canada Act or any request for information in relation to any matter under review under Part IV.1 of the Investment Canada Act; and (ii) the receipt by the Corporation of any request for information from CFIUS pursuant to the Defense Production Act of 1950, as amended, and the implementing regulations thereof;

(iiii) "SpinCo" means 1397468 B.C. Ltd.;

(jjjj) "SpinCo Shares" means common shares in the capital of SpinCo;

(kkkk) "SpinCo Subscription Agreement" means the subscription agreement of SpinCo and the Investor contemplated in Section 6.5 of the Tranche 2 Subscription Agreement;

(llll) "SpinCo Warrants" means common share purchase warrants exercisable into SpinCo Shares to be issued by SpinCo pursuant to the terms of a warrant certificate as based substantially on the terms of the Warrant Certificate with such equitable adjustments as are necessary to give effect to the Separation Transaction;

(mmmm) "Subscription Receipt" has the meaning ascribed thereto in Section 2.1 hereof;

(nnnn) "Subscription Receipt Agent" means Computershare Trust Company of Canada;

(oooo) "Subscription Receipt Agreement" means the subscription receipt agreement, dated as of the Tranche 1 Closing Date, by and among the Corporation, the Investor and the Subscription Receipt Agent in substantially the form attached as Schedule G;

(pppp) "Subsidiaries" means the following subsidiaries of the Corporation: 2265866 Ontario, Inc., Millennial Lithium Corp., Proyecto Pastos Grandes S.A., Minera Exar S.A.,1339480 B.C. Ltd., Lithium Nevada Corp., KV Project LLC, Potassium S.A. and SpinCo;

(qqqq) "subsidiary" has meaning ascribed to such term in the BCBCA. Notwithstanding the foregoing, for the purposes of this Agreement, Minera Exar S.A. shall be deemed to be a subsidiary of the Corporation;

(rrrr) "Survival Date" has the meaning ascribed thereto in Section 10.5 hereof;

(ssss) "Tax" or "Taxes" includes any federal, state, provincial, local, foreign and other taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, net proceeds, ad valorem, bank shares, alternative or add-on minimum, environmental, transaction, lease, occupation, severance, energy, unemployment, workers' compensation, capital gains, special assessment, digital services, escheat, unclaimed property, capital stock, disability, production, utility, intangible property, estimated, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee or successor liability in respect of any of the foregoing;

(tttt) "Tax Returns" includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed under Applicable Law in respect of Taxes;

(uuuu) "Thacker Pass Project" means the Corporation's lithium project property located in Humboldt County, Nevada;

(vvvv) "Thacker Pass Properties" has the meaning ascribed thereto in Section 3.1(w);

(wwww) "Third Party" has the meaning ascribed thereto in Section 10.3(a);

(xxxx) "Third Party Claim" has the meaning ascribed thereto in Section 10.3(a);

(yyyy) "Threatened Release" means a substantial likelihood of a sudden Release that requires immediate action to prevent or mitigate damage to the environment that may result from such Release;

(zzzz) "Tranche 1 Closing" has the meaning ascribed thereto in Section 5.1;

(aaaaa) "Tranche 1 Closing Date" means the third Business Day following the satisfaction or waiver of all of the Tranche 1 Closing conditions set forth in Section 4.1 and Section 4.2 of this Agreement (excluding conditions that, by their terms, are to be satisfied at the Tranche 1 Closing), or such other time and date as may be mutually agreed by the Corporation and the Investor;

(bbbbb) "Tranche 1 Closing Time" means 10:00 a.m. (Vancouver time) on the Tranche 1 Closing Date;

(ccccc) "Tranche 1 Investment" means the subscription for the Subscription Receipts at the Tranche 1 Subscription Price;

(ddddd) "Tranche 1 Subscription Price" has the meaning ascribed thereto in Section 2.1 hereof;

(eeeee) "Tranche 2 Investment" means the subscription for Common Shares of the Corporation, pursuant to the terms of the Tranche 2 Subscription Agreement;

(fffff) "Tranche 2 Subscription Agreement" means the subscription agreement between the Corporation and the Investor in the form attached as Schedule E;

(ggggg) "Transfer Restrictions" means the transfer restrictions contained in Section 5.3 of the Investor Rights Agreement;

(hhhhh) "TSX" means the Toronto Stock Exchange;

(iiiii) "United States" means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

(jjjjj) "Units" has the meaning ascribed thereto in Section 2.1 hereof;

(kkkkk) "Unpatented Claims" has the meaning ascribed thereto in Section 3.1(w);

(lllll) "U.S. GAAP" means United States generally accepted accounting principles in effect from time to time;

(mmmmm) "U.S. Person" has the meaning set forth in Rule 902(k) of Regulation S under the U.S. Securities Act. Without limiting the foregoing, but for greater clarity in this Agreement, a U.S. Person includes, subject to the exclusions set forth in Regulation S, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate or trust of which any executor, administrator or trustee is a U.S. Person, (iv) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States, and (v) any partnership or corporation organized or incorporated under the laws of any non-U.S. jurisdiction which is formed by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized or incorporated, and owned, by U.S. accredited investors who are not natural persons, estates or trusts;

(nnnnn) "U.S. Securities Act" means the United States Securities Act of 1933, as amended;

(ooooo) "Warrant Certificate" means the warrant certificate between the Corporation and the Investor in the form attached as Schedule C;

(ppppp) "Warrant Shares" has the meaning ascribed to such term in Section 5.2(d);

(qqqqq) "Warrants" means the share purchase warrants of the Corporation issued to the Investor, with each whole warrant being exercisable to purchase one (1) Common Share pursuant to the terms of the Warrant Certificate; and

(rrrrr) [Redacted]

1.2 Interpretation

For purposes of this Agreement:

(a) words (including defined terms) using or importing the singular number include the plural and vice versa, words importing one gender only shall include all genders;

(b) the headings used in this Agreement are for ease of reference only and shall not affect the meaning or the interpretation of this Agreement;

(c) all accounting terms not defined in this Agreement shall have the meanings generally ascribed to them under IFRS;

(d) the phrases "to the knowledge of", "to the best knowledge of", or "of which they are aware", or other similar expressions limiting the scope of any representation, warranty, acknowledgement, covenant or statement made by a party to this Agreement, means that such party has reviewed all records, documents and other information currently in their possession or under their control which would be regarded as reasonably relevant to the matter and has, where applicable, made appropriate enquiries of the senior officers of the Corporation;

(e) unless otherwise specified, all references in this Agreement to the symbol "$" are to the lawful money of the United States of America;

(f) the use of "including" or "include" will in all cases mean "including, without limitation" or "include, without limitation," respectively;

(g) reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(h) reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement;

(i) reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;

(j) the phrases "hereunder," "hereof," "hereto," and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Schedule to, this Agreement; and

(k) references to time are to the local time in Vancouver, British Columbia.

1.3 Schedules

The following schedules attached to this Agreement (the "Schedules") form part of this Agreement:

Schedule A	-	U.S. Accredited Investor Status Certificate
Schedule B	-	Registration Instructions
Schedule C	-	Warrant Certificate
Schedule D	-	Offtake Agreement
Schedule E	-	Tranche 2 Subscription Agreement
Schedule F	-	Investor Rights Agreement
Schedule G	-	Subscription Receipt Agreement

ARTICLE 2

TRANCHE 1 AND TRANCHE 2 INVESTMENTS

2.1 Tranche 1 Investment

Upon the terms and subject to the conditions set forth in this Agreement, the Investor agrees to subscribe for and purchase from the Corporation at the Tranche 1 Closing Time 15,002,243 subscription receipts ("Subscription Receipts") for aggregate consideration of US$320,147,865.62 (the "Tranche 1 Subscription Price"). Upon satisfaction of the Escrow Release Conditions, execution and delivery of the Ancillary Agreements and delivery of the duly executed Escrow Release Notice to the Subscription Receipt Agent, each Subscription Receipt shall be automatically converted into one unit ("Unit"), comprised of one Common Share (each, a "Purchased Share") and 79.26% of one Warrant. The Investor shall purchase the Subscription Receipts and pay the Tranche 1 Subscription Price at the Tranche 1 Closing, by wire transfer of immediately available funds to an account designated in writing by the Corporation.

The Subscription Receipt Agreement provides that, upon the Tranche 1 Closing, the Tranche 1 Subscription Price shall be deposited in escrow with the Subscription Receipt Agent in accordance with the provisions of the Subscription Receipt Agreement. The Subscription Receipt Agent shall deposit the Tranche 1 Subscription Price in an interest-bearing account (the Tranche 1 Subscription Price, together with all interest and other income earned thereon, if any, are referred to herein as the "Escrowed Funds").

The Escrowed Funds shall be released to the Corporation in accordance with the Subscription Receipt Agreement, provided that the Escrow Release Conditions have been satisfied or waived prior to the Escrow Release Deadline. In the event that the Escrow Release Conditions are not satisfied or waived by the Escrow Release Deadline, the Escrowed Funds shall be returned to the Investor and the Subscription Receipts shall be cancelled.

The foregoing description of the Subscription Receipts is a summary only and is subject to the detailed provisions of the Subscription Receipt Agreement pursuant to which the Subscription Receipts are governed.

2.2 Tranche 2 Investment

Upon the terms and subject to the conditions set forth in this Agreement and the Tranche 2 Subscription Agreement, the Investor agrees to subscribe for and purchase the securities to be sold pursuant to the Tranche 2 Investment.

2.3 Deliveries upon satisfaction of the Escrow Release Conditions

Upon the satisfaction by the Corporation, or waiver by the Investor, of all Escrow Release Conditions, each of Corporation and Investor will:

(a) execute and deliver to the Subscription Receipt Agent the Escrow Release Notice; and

(b) concurrently with the completion of the exercise of the subscription receipts for Common Shares and Warrants and release of applicable funds, each party will execute and deliver the following Ancillary Agreements:

(i) the Tranche 2 Subscription Agreement;

(ii) the Warrant Certificate;

(iii) the Investor Rights Agreement; and

(iv) the Offtake Agreement.

ARTICLE 3

REPRESENTATIONS, WARRANTIES, ACKNOWLEDGMENTS AND

AUTHORIZATIONS

3.1 Representations and Warranties of the Corporation

The Corporation hereby represents and warrants to the Investor as follows and acknowledges that the Investor is relying on such representations and warranties in connection with the transactions contemplated herein:

(a) this Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, and will not violate or conflict with the constating documents of the Corporation or the terms of any restriction, agreement or undertaking to which the Corporation is subject;

(b) the Corporation and each of the Subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business. The Corporation and each of the Subsidiaries is qualified as a corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or in good standing would not result in a Material Adverse Change, and has all requisite power and authority to conduct its business and to own, lease and operate its property and assets and to execute, deliver and perform its obligations under this Agreement. All of the issued and outstanding capital stock or other equity or ownership interests of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and, except for Minera Exar S.A. (which is not wholly-owned) are owned by the Corporation, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim. None of the outstanding capital stock or equity interest in any Subsidiary was issued in violation of pre-emptive or similar rights of any security holder of such Subsidiary. The constitutive or organizational documents of each of the Subsidiaries comply in all material respects with the requirements of applicable laws of its jurisdiction of incorporation or organization and are in full force and effect;

(c) neither the Corporation nor any of its Subsidiaries is in violation of its charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, or is in default (or, with the giving of notice or lapse of time, would be in default) under any indenture, loan, credit agreement, note, lease, license agreement, contract, franchise or other instrument (including, without limitation, any pledge agreement, security agreement, mortgage or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness) to which the Corporation or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of their respective properties or assets are subject (each, an "Existing Instrument"), except for such defaults as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. The Corporation's execution, delivery and performance of this Agreement and, at the Tranche 1 Closing, the Subscription Receipt Agreement, and the consummation of the transactions contemplated hereby and thereby, including the issuance and sale of the Subscription Receipts and the Units, (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, of the Corporation or any Subsidiary, (ii) will not conflict with or constitute a breach of or default under, or result in the creation or imposition of any Lien upon any property or assets of the Corporation or any of its Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, and (iii) will not result in any violation of any Applicable Laws with respect to the Corporation or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Change. Except as otherwise disclosed in Section 3.1(c) of the Disclosure Letter, no consent, approval, authorization or other order of, or registration or filing with, any court or other Governmental Entity is required for the Corporation's execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby;

(d) the entering into of this Agreement and the exercise of the rights and performance of the obligations hereunder and thereunder by the Corporation do not and will not: (i) conflict with or result in a default under any agreement, Material Contracts, mortgage, bond or other instrument to which the Corporation or any Subsidiary is a party; or (ii) conflict with or violate any Applicable Laws, in each case other than a conflict, default or violation that would not reasonably be expected to have a Material Adverse Change;

(e) the authorized capital of the Corporation consists of an unlimited number of common shares without par value. As of the date of this Agreement, there were (i) 135,035,193 Common Shares issued and outstanding all of which have been authorized and validly issued and are fully paid and non-assessable, (ii) outstanding options, restricted share units, performance share units and deferred share units under the Corporation Equity Incentive Plan providing for the issuance of up to 4,776,147 Common Shares upon the exercise or settlement thereof, and (iii) the Convertible Notes. Other than pursuant to the terms of the Convertible Notes, there is no outstanding contractual obligation of the Corporation to repurchase, redeem or otherwise acquire any Common Shares or any convertible securities issued by the Corporation. Except as disclosed in the preceding sentences of this Section 3.1(e) and except as disclosed in Section 3.1(e) of the Disclosure Letter, and subject to options, restricted share units, performance share units and deferred share units to new hires and other employees in the ordinary course under the Corporation Equity Incentive Plan, the Corporation and each Subsidiary have no other outstanding agreement, subscription, warrant, option, right or commitment (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating the Corporation or any of the Subsidiaries to issue or sell any Common Shares or other securities, including any security or obligation (including through voting agreements or voting trusts) of any kind convertible into or exchangeable or exercisable for any Common Shares, other securities of the Corporation or securities of any of the Subsidiaries;

(f) except Minera Exar S.A. and as set forth in Section 3.1(f) of the Disclosure Letter, the Corporation legally and beneficially, directly or indirectly, owns 100% of the issued and outstanding equity securities (including for greater certainty, any securities convertible into equity securities) of the Subsidiaries. The Corporation does not beneficially own or exercise control or direction (including through voting agreements or voting trusts) over any outstanding voting shares of any Person other than the Subsidiaries;

(g) the Corporation Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with those of previous periods and in accordance with Applicable Laws except (i) as otherwise stated in the notes to such statements or, in the case of the Corporation Annual Financial Statements, in the auditor's report thereon and (ii) except that the Corporation Interim Financial Statements are prepared in accordance with IFRS applicable to the preparation of interim financial statements, including International Accounting Standard 34, Interim Financial Reporting, and are subject to normal period-end adjustments and may omit notes which are not required by Applicable Laws or IFRS. The Corporation Financial Statements, together with the related management's discussion and analysis, present fairly, in all material respects, the assets, liabilities and financial condition of the Corporation and the Subsidiaries as at the respective dates thereof and the losses, comprehensive losses, results of operations, changes in shareholders' equity and cash flows of the Corporation and the Subsidiaries for the periods covered thereby (subject, in the case of the Corporation Interim Financial Statements, to normal period end adjustments). There are no outstanding loans made by the Corporation or the Subsidiaries to any director or officer of the Corporation or the Subsidiaries. Neither the Corporation nor its Subsidiaries (excluding Minera Exar S.A.) have any liabilities, except (i) liabilities reflected on, or reserved against, in the Corporation Financial Statements; (ii) liabilities that have arisen since the date of the Corporation Interim Financial Statements in the Ordinary Course consistent with past practice, none of which is a liability resulting from or arising out of any breach of contracts, breach of warranty, tort infringement, misappropriation, or violation of Applicable Law; and (iii) liabilities set forth on Section 3.1(g) of the Disclosure Letter;

(h) the Corporation and each of its Subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(i) since the filing of its most recent Corporation Interim Financial Statements, there has been no Material Adverse Change and neither the Corporation nor the Subsidiaries has:

(i) paid or declared any dividend or incurred any material capital expenditure or made any commitment therefor, except in the Ordinary Course;

(ii) incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the Ordinary Course;

(iii) entered into any material transaction, except in each case as disclosed in the Disclosure Documents, elsewhere in this Agreement or in the Ordinary Course; or

(iv) sold, leased, licensed, transferred, or otherwise disposed of, or incurred any Lien (other than a Permitted Lien) on, any of its properties or assets, except in the Ordinary Course;

(j) the Corporation and the Subsidiaries (excluding Minera Exar S.A.), on a consolidated basis, have established and maintain disclosure controls and procedures (as defined in applicable Securities Laws) that (i) are designed to provide reasonable assurance that information required to be disclosed by the Corporation in its annual filings, interim filings or other reports filed or submitted by it under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable Securities Laws and include controls and procedures designed to ensure that information required to be disclosed by the Corporation in its annual filings, interim filings or other reports filed or submitted under applicable Securities Laws is accumulated and communicated to the Corporation's management, including its certifying officers, as appropriate to allow timely decisions regarding required disclosure; (ii) have been evaluated by management of the Corporation for effectiveness in accordance with applicable Securities Laws as of the end of the Corporation's most recent audited fiscal year; and (iii) are effective in all material respects to perform the functions for which they were established as of the end of the Corporation's most recent audited fiscal year. Since the end of the Corporation's most recent audited fiscal year up to the end of the Corporation's most recent reported interim financial period, other than as may be publicly disclosed by the Corporation, there have been no significant limitations or material weaknesses, in each case, in the Corporation's design of its internal control over financial reporting (whether or not remediated) and no change in the Corporation's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Corporation's internal control over financial reporting;

(k) PricewaterhouseCoopers LLP, Chartered Professional Accountants, which has expressed its opinion with respect to the Corporation Annual Financial Statements, are independent auditors with respect to the Corporation as required under applicable Securities Laws. There has not been a "reportable event" (within the meaning of National Instrument 51-102 - Continuous Disclosure Obligations) between the Corporation and PricewaterhouseCoopers LLP;

(l) except Minera Exar S.A., no Subsidiary is prohibited or restricted, directly or indirectly, from paying dividends to the Corporation, or from making any other distribution with respect to such Subsidiary's equity securities or from repaying to the Corporation or any other Subsidiary any amounts that may from time to time become due under any loans or advances to such Subsidiary from the Corporation or from transferring any property or assets to the Corporation or to any other Subsidiary;

(m) the Corporation and each of the Subsidiaries have not committed an act of bankruptcy, are not insolvent, have not proposed a compromise or arrangement to creditors generally, have not had a petition or a receiving Order in bankruptcy filed against any of them, have not made a voluntary assignment in bankruptcy, have not taken any proceedings with respect to a compromise or arrangement, have not taken any proceedings to be declared bankrupt or wound-up, have not taken any proceedings to have a receiver appointed for any of property and have not had any execution or distress become enforceable or become levied upon any of property. The Corporation has, and will at the Tranche 1 Closing Date have, sufficient working capital to satisfy its obligations under this Agreement and has sufficient capital to satisfy the "going concern" test under IFRS;

(n) subject to the disclosures made in Section 3.1(n) of the Disclosure Letter, the Corporation and each of the Subsidiaries are, and, since January 1, 2021 have been, in material compliance with all Applicable Laws, and there is no Claim now pending or, to the knowledge of the Corporation, threatened, against or affecting the Corporation and the Subsidiaries, which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change and neither the Corporation nor any of the Subsidiaries are, to the knowledge of the Corporation, under any investigation with respect to, have been charged or to the knowledge of the Corporation threatened to be charged with, or have received notice of, any violation, potential violation or investigation of any Applicable Law or a disqualification by a Governmental Entity. No material labour dispute with current and former employees of the Corporation or any of the Subsidiaries exists, or, to the knowledge of the Corporation, is imminent and, to the knowledge of the Corporation, there is no existing, threatened or imminent labour disturbance or union organizing campaign by the employees of any of the principal suppliers, manufacturers or contractors of the Corporation that would have a Material Adverse Change;

(o) except as set forth in Section 3.1(o) of the Disclosure Letter, each of the Corporation and the Subsidiaries holds all necessary and material licences, Permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as presently conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of the same contain or is subject to any term, provision, condition or limitation which may adversely change, in a material manner, or terminate such licence, Permit, approval, consent, certification, registration or authorization by virtue of the completion of the transactions contemplated hereby;

(p) except as set forth in Section 3.1(p) of the Disclosure Letter, the Corporation and its Subsidiaries, taken as a whole (i) own, lease, license, control or otherwise have legal rights to, through unpatented mining claims and millsites, fee lands, mining or mineral leases, exploration and mining permits, mineral concessions or otherwise (collectively, "Mining Rights"), all of the rights, titles and interests materially necessary or appropriate to authorize and enable the appropriate Subsidiary to access and carry on the material mineral exploration and/or mining, development and commissioning activities as currently being undertaken or as planned at the Argentina Projects (excluding the Sal de la Puna project in Salta Province, Argentina) and at the Thacker Pass Project, and (ii) are not in material default of such rights, titles and interests. All work required to be performed and payments required to be made in relation to those Mining Rights in order to maintain the Corporation's interest therein, if any, have been paid to date, performed or are in the process of being performed in accordance with Applicable Laws and the Corporation and each Subsidiary has complied in all material respects with all Applicable Laws in connection therewith as well as with regard to legal, contractual obligations to third parties (including third party Contracts) in connection therewith, except in respect of non-material Mining Rights that the Corporation or any of its Subsidiaries intends to abandon or relinquish, and except for any non-compliance which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;

(q) all exploration and development operations on the properties of the Corporation and its Subsidiaries, including all operations and activities relating to the construction, development and commissioning of the Argentina Projects (excluding the Sal de la Puna project in Salta Province, Argentina) and the Thacker Pass Project, have been conducted in all material respects in accordance with good exploration, development and engineering practices, and all Applicable Laws pertaining to workers' compensation and health and safety have been complied with in all material respects;

(r) other than as set forth in Section 3.1(r) of the Disclosure Letter, the Corporation or its Subsidiaries own, lease, control or otherwise have legal rights to all material Mining Rights under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Corporation or its Subsidiaries, as applicable, and subject to the nature and scope of the relevant project, to access, explore for, and/or mine and develop the mineral deposits relating thereto, and, other than as set forth in Section 3.1(r) the Disclosure Letter, no material commission, royalty, license fee or similar payment to any person with respect to the Mining Rights is payable, except which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. All material Mining Rights in which the Corporation or its Subsidiaries hold an interest or right have been validly registered and recorded in accordance in all material respects with all Applicable Laws and are valid and subsisting. The Corporation and its Subsidiaries have or expect to obtain in the Ordinary Course all necessary surface rights, access rights and other necessary rights and interests relating to the Mining Rights granting the Corporation or its Subsidiaries the right and ability to access, explore for, mine and develop the mineral deposits as are appropriate in view of the rights and interests therein of the Corporation or its Subsidiaries, with only such exceptions as do not unreasonably interfere with the use made by the Corporation or its Subsidiaries of the rights or interest so held; and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Corporation or its Subsidiaries, as applicable, except where the failure to be in good standing would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;

(s) the disclosure of the Mining Rights of the Corporation and its Subsidiaries as reflected in the Corporation Annual Financial Statements as at and for the fiscal year ended December 31, 2021, or as described in the annual information form of the Corporation for the year ended December 31, 2021 filed on March 16, 2022, constitutes an accurate description, in all material respects, of all material Mining Rights held by the Corporation and its Subsidiaries, and the Corporation has no knowledge of any Claim or the basis for any Claim, including a Claim with respect to aboriginal or native rights, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change on the right thereof to use, transfer or otherwise explore for, develop and mine mineral deposits with respect to such Mining Rights;

(t) with respect to each Material Contract: (i) such Material Contract is in full force and effect and is a valid and binding agreement of the applicable Corporation or Subsidiary, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (ii) the Corporation or any of the Subsidiaries (as applicable) is not in breach, violation or default in any material respect, nor has such Corporation or Subsidiary received any written notice of breach of, violation of or default under (or of any condition which with the passage of time or the giving of notice would cause a breach or default under), such Material Contract; (iii) to the Corporation's knowledge, no other party is in breach or default in any material respect under such Material Contract; and (iv) the Corporation or Subsidiary (as applicable) has not received any written notice from any counterparty thereto to terminate (other than Material Contracts that are expiring pursuant to their terms) or not renew any Material Contract. Except for the acquisition of Arena Minerals Inc., the Corporation and the Subsidiaries do not have any Contracts of any nature whatsoever to acquire, be acquired by, merge or enter into any business combination or joint venture agreement with any entity, or to acquire any other business or operations;

(u) other than as would not result in a Material Adverse Change:

(i) all Taxes due and payable by the Corporation and the Subsidiaries have been paid. All Tax Returns required to be filed by the Corporation and the Subsidiaries have been duly and timely filed with all appropriate Governmental Entities and all such Tax Returns, declarations, remittances and filings are complete and accurate in all material respects;

(ii) no audit or examination of any Tax of the Corporation or any of the Subsidiaries, other than income tax ruling applications in respect of the Separation Transaction, is currently in progress or, to the knowledge of the Corporation, threatened; and there are no material issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by the Corporation or any Subsidiaries. All deficiencies proposed as a result of any audits have been paid, reserved against, settled, or, as disclosed, are being contested in good faith by appropriate proceedings. No Claim or assertion has been made, or has been threatened, by any Governmental Entity against the Corporation or any Subsidiaries in any jurisdiction where the Corporation or such Subsidiary does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction;

(iii) none of the Corporation or the Subsidiaries (A) have entered into a written agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of Taxes or the filing of Tax Returns that has not expired or (B) is presently contesting any Tax liability before any Governmental Entity, court, tribunal or other applicable agency;

(iv) all Taxes that the Corporation and the Subsidiaries are (or were) required by Applicable Law to withhold or collect in connection with amounts paid, credited or owing to any Person (including any employee, independent contractor, creditor, stockholder, member or other third party) have been duly withheld or collected, and have been duly and timely paid over to the proper Governmental Entity to the extent due and payable. Each of the Corporation and the Subsidiaries has properly collected and remitted sales, use, value-added, goods and services, GST/HST, property, and similar Taxes with respect to sales, services, and similar transaction;

(v) none of the Corporation or the Subsidiaries (A) has been a member of any affiliated group filing or required to file a consolidated, combined, unitary, or other similar Tax Return (other than any such group of which the Corporation or such Subsidiary is the common parent) or (B) has any liability for the Taxes of any Person as a transferee or successor or by contract (other than ordinary course of business agreements, such as leases or loans, the focus of which is not Taxes);

(vi) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Corporation or any Subsidiaries;

(vii) none of the Corporation or the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Tranche 1 Closing Date as a result of any of the following that occurred or exists on or prior to the Tranche 1 Closing Date: (A) a change in method of accounting; (B) an agreement with any taxing authority or Governmental Entity; (C) an installment sale or open transaction; or (D) a prepaid amount;

(viii) none of the Corporation and the Subsidiaries has any permanent establishment or otherwise has become subject to Tax in a jurisdiction other than the country of its formation or where it is filing Tax returns;

(ix) except in respect of the Separation Transaction where the Corporation and SpinCo are expected to execute a mutual tax indemnity, none of the Corporation and the Subsidiaries is a party to, or bound by, any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract;

(x) each of the Corporation and the Subsidiaries has complied with all transfer pricing rules (including maintaining appropriate documents for all transfer pricing arrangements for purposes of Section 482 of the Code, section 247 of the Income Tax Act (Canada), or any similar provision in the Tax law of another jurisdiction);

(xi) there is no power of attorney given by or binding upon the Corporation or any Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired;

(v) each of the Corporation and the Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order;

(w) other than as set forth in Section 3.1(w) of the Disclosure Letter, with respect to the interests in real property comprising the Thacker Pass Project (the "Thacker Pass Properties"), (i) one of the Subsidiaries has good and marketable title to all of that portion of the Thacker Pass Properties comprised of fee lands, free and clear of all Liens other than Permitted Liens, and (ii) with respect to the unpatented mining claims and millsites comprising a portion of the Thacker Pass Project (collectively, the "Unpatented Claims"), subject to the paramount title of the United States of America, one of the Subsidiaries holds good record title to and a valid possessory interest in the Unpatented Claims, free and clear of all Liens other than Permitted Liens, and (A) that Subsidiary is in exclusive possession thereof; (B) all such Unpatented Claims were located, staked, filed and recorded on available public domain land in material compliance with all Applicable Laws; (C) annual assessment work (if applicable) sufficient to satisfy the requirements of Applicable Laws was timely and properly performed on or for the benefit of all such Unpatented Claims and affidavits evidencing such work were timely recorded and filed with the appropriate Governmental Entities, or claim maintenance fees required to be paid under Applicable Laws in lieu of the performance of assessment work in order to maintain the Unpatented Claims have been timely and properly paid and affidavits or other notices evidencing such payments as required under Applicable Laws have been timely and properly filed and recorded; (D) there are no material conflicts between the Unpatented Claims and unpatented mining claims or millsites owned by third parties; and (E) there are Claims pending or, to the knowledge of the Corporation or the Subsidiaries, threatened against or affecting any of the Unpatented Claims;

(x) other than as set forth in Section 3.1(x) of the Disclosure Letter, with respect to the water rights for water use at the Thacker Pass Project:

(i) the Corporation holds good and valid title to or has an irrevocable option to purchase those water rights, free and clear of all Liens other than Permitted Liens;

(ii) each of the water rights is approved, valid and in good standing in the records of the Nevada State Engineer's Office;

(iii) the water rights are adequate, assuming that the existing and future sources can produce the full permitted annual volume and peak flows, for the development and operation of the Thacker Pass Project as contemplated by the Corporation;

(iv) one of the Subsidiaries or the current owner of the water rights has acted with reasonable diligence to work toward placing the water rights to beneficial use, and none of the water rights is presently subject to forfeiture or partial forfeiture from any non-use; and

(v) none of the Subsidiaries or the Corporation has received or has knowledge of any written notices from the Nevada State Engineer or any other Governmental Entities respect to any violations, deficiencies or expired deadlines concerning the water rights;

(y) Computershare Investor Services Inc. is duly appointed as the registrar and transfer agent of the Common Shares;

(z) the Corporation is a "reporting issuer" within the meaning of applicable Securities Laws in all provinces and territories of Canada, and not on the list of reporting issuers in default under applicable Securities Laws, and no securities commission or similar regulatory or Governmental Entity has issued any order preventing or suspending trading of any securities of the Corporation, and the Corporation is not in default of any material provision of applicable Securities Laws. The Common Shares are listed on the TSX and NYSE and trading in the Common Shares on the TSX and the NYSE is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Corporation is pending or, to the knowledge of the Corporation, threatened. Neither the Corporation nor its Subsidiaries have received notice of any Claim, inquiry, review or investigation (formal or informal) of the Corporation or its Subsidiaries by any securities commission or similar regulatory authority under applicable Securities Laws or by the TSX or the NYSE that is in effect or ongoing or expected to be implemented or undertaken. The Common Shares are registered under Section 12(b) of the U.S. Exchange Act and the Corporation is in compliance in all material respects with applicable Securities Laws. None of the Subsidiaries are subject to any continuous or periodic, or other disclosure requirements under any Securities Laws in any jurisdiction. The Corporation has filed all documents required to be filed by it in accordance with applicable Securities Laws and the rules and policies of the TSX and the NYSE. Other than as disclosed in Section 3.1(z) of the Disclosure Letter, the documents and information comprising the Disclosure Documents, as at the respective dates they were filed, were in compliance in all material respects with applicable Securities Laws and, where applicable, the rules and policies of the TSX and the NYSE and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Corporation has not filed any confidential material change report that at the date hereof remains confidential;

(aa) the proven and probable mineral reserves and mineral resources, as set forth in Section 3.1 (aa) of the Disclosure Letter, were in all material respects prepared in accordance with sound mining, engineering, geosciences and other applicable industry standards and practices, and in all material respects in accordance with all Applicable Laws, including the requirements of National Instrument 43-101 - Standards of Disclosure for Mineral Projects. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of the Corporation or any of the Subsidiaries, or any of their joint ventures, taken as a whole, from the amounts most recently set forth in Section 3.1 (aa) of the Disclosure Letter;

(bb) section 3.1(bb) of the Disclosure Letter sets forth a correct list of all material Permits and all such material Permits are in full force and effect, and the Corporation and its Subsidiaries have performed all of its and their obligations under and are, other than as disclosed in Section 3.1(bb) of the Disclosure Letter, and have been, in material compliance with all such Permits. The Corporation and its Subsidiaries are not in violation of, or in material default under, any of the Permits and the Corporation and its Subsidiaries have not received any written or, to its and their knowledge, oral notice from any Governmental Entity (i) indicating or alleging that the Corporation or its Subsidiaries do not possess any material Permit required to own, lease, and operate its properties and assets or to conduct the business as currently conducted or (ii) threatening or seeking to withdraw, revoke, terminate, or suspend any of its or their material Permits. None of the Corporation nor its Subsidiaries' Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement;

(cc) each of the Corporation and the Subsidiaries owns or possesses the right to use (i) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), continuations, divisionals, continuations-in-part, revisions, provisionals and patents issuing on any of the foregoing, and any renewals, reexaminations, substitutions, extensions, reissues and counterparts of any of the foregoing, together with all prosecution files, utility models and invention disclosures, (ii) all trademarks, service marks, product and service names, brands, trade dress, logos, trade names, designs, business symbols, corporate names, and other indicia of source or business identifiers, whether registered or unregistered, (including all rights to sue in passing off), and all applications, registrations and renewals and extensions of or in connection therewith and common law trademarks and service marks, together with all of the goodwill associated with any of the foregoing, (iii) all copyrights, moral rights, topography rights, rights in databases and design rights, and all applications, registrations, renewals and reversions of or in connection therewith, and all works of authorship (published and unpublished), including rights in software, (iv) domain names, domain name registrations, websites, website content, and social media identifiers, names and tags (including accounts therefor and registrations thereof), (v) all trade secrets, proprietary information, data, know-how and other confidential business or technical information (including research and development, compositions, industrial designs, industrial property, manufacturing and production processes, technical data, designs, specifications and business and marketing plans and proposals), (vi) publicity and privacy rights, (vii) all other forms of rights in technology (whether or not embodied in any tangible form) and including all tangible embodiments of the foregoing, and (viii) all other intellectual property, proprietary and other rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world, (collectively, "Intellectual Property") necessary to permit the Corporation and the Subsidiaries to conduct their business as currently conducted and planned to be conducted. Neither the Corporation nor any of the Subsidiaries has received any notice nor does or has the business of the Corporation or any of the Subsidiaries infringed or conflicted with rights of others with respect to any Intellectual Property, and neither the Corporation nor any of the Subsidiaries have knowledge of any facts or circumstances that would render any Intellectual Property owned by the Corporation and its Subsidiaries invalid or inadequate to protect the interests of the Corporation or the Subsidiaries therein;

(dd) the Corporation and its Subsidiaries take and have taken commercially reasonable steps to protect and maintain the Intellectual Property owned by the Corporation and its Subsidiaries and the confidentiality of trade secrets and material confidential information included therein, and none of the Corporation or its Subsidiaries have disclosed any such confidential Intellectual Property to any third party other than pursuant to a written confidentiality agreement (and other than to legal counsel who are bound by professional obligations of confidentiality), pursuant to which such third party agrees to protect such confidential information;

(ee) neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Intellectual Property owned by the Corporation and its Subsidiaries; (ii) a breach of any Material Contract related to Intellectual Property; (iii) the release, disclosure, or delivery of any Intellectual Property owned by the Corporation and its Subsidiaries, by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Intellectual Property owned by the Corporation and its Subsidiaries;

(ff) all Persons who have contributed, developed or conceived any Intellectual Property owned by the Corporation and its Subsidiaries have done so pursuant to a valid and enforceable agreement or other legal obligation that protects the confidential information of the Corporation and its Subsidiaries and grants the Corporation and its Subsidiaries exclusive ownership of the Person's contribution, development or conception;

(gg) (i) the Corporation and each Subsidiary, their respective properties and assets, and the business, affairs and operations of each of the Corporation and the Subsidiaries, have been in compliance in all material respects with all Environmental Laws and Environmental Permits; (ii) neither the Corporation nor the Subsidiaries are in material violation of any regulation relating to the Release or Threatened Release of Hazardous Materials; (iii) each of the Corporation and the Subsidiaries has complied in all material respects with all reporting and monitoring requirements under all Environmental Laws and Environmental Permits; and (iv) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean up or remediation, or a Claim by any private party or Governmental Entity, against or affecting the Corporation or the Subsidiaries relating to Hazardous Materials or any Environmental Laws; and (v) there are no Environmental Permits which either the Corporation or the Subsidiaries do not have which are necessary to conduct the business, affairs and operations of each of the Corporation and the Subsidiaries as presently conducted or as planned, except for such Environmental Permits which if not obtained would not have a Material Adverse Change. Except as set forth on Section 3.1(gg) of the Disclosure Letter, the Corporation and each Subsidiary has, collectively, obtained or possess all material Permits required by Applicable Law and/or expects to receive all renewals for material Permits, including all material Environmental Permits, to own, lease, and operate its properties and assets and to conduct the business as currently conducted or proposed to be conducted by the Corporation and the Subsidiaries, including access to and the construction, commissioning and operation of the Argentina Projects (excluding the Sal de la Puna project in Salta Province, Argentina) and the Thacker Pass Project. Each material Environmental Permit, is valid, subsisting and in good standing and neither the Corporation nor any such Subsidiary is in default or breach of any material Environmental Permit, and no proceeding is pending or, to the knowledge of the Corporation, threatened to revoke or limit any material Environmental Permit. No approval, consent or authorization of any aboriginal or native group is pending for the operation of the businesses carried on or proposed to be commenced by the Corporation or any of its Subsidiaries, including access to and the construction, commissioning and operation of the Argentina Projects (excluding the Sal de la Puna project in Salta Province, Argentina) and the Thacker Pass Project. Neither the Corporation nor any of its Subsidiaries has used, except in material compliance with all Environmental Laws and Environmental Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Materials, except where such use would not reasonably be expected to result in a Material Adverse Change. Neither the Corporation nor any of its Subsidiaries, including if applicable, any predecessor companies, have received any notice of, or been prosecuted for an offence alleging, material non-compliance with any Environmental Law, and neither the Corporation nor any of its Subsidiaries, including if applicable, any predecessor companies, have settled any allegation of material non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of the Corporation or any Subsidiary, nor has the Corporation or any Subsidiary received notice of any of the same. Except as ordinarily or customarily required by applicable Environmental Permits, neither the Corporation nor any of its Subsidiaries has received any notice or Claim wherein it is alleged or stated that it is potentially responsible in a material amount for a federal, provincial, state, municipal or local clean-up site or corrective action under any Environmental Laws. There are no environmental audits, evaluations, assessments, studies or tests relating to the Corporation or any of its Subsidiaries except for ongoing assessments conducted by or on behalf of the Corporation in the ordinary course;

(hh) in the Ordinary Course, the Corporation conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Corporation and the Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). No facts or circumstances have come to the Corporation's attention that could result in costs or liabilities that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;

(ii) neither the Corporation nor any of its Subsidiaries sponsors or maintains or has any obligation to make contributions to any "pension plan" (as defined in Section 3(2) of ERISA) subject to the standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each material plan for bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by the Corporation or its Subsidiaries for the benefit of any current or former director, officer or employee of the Corporation or its Subsidiaries, as applicable (the "Employee Plans"), has been maintained in all material respects in accordance with its terms and with the requirements prescribed by any and all Applicable Laws in respect of such Employee Plans;

(jj) other than fees to be paid to the Corporation's financial advisors in connection with the advisory services rendered by them in connection with the transactions contemplated by this Agreement as disclosed in Section 3.1(jj) of the Disclosure Letter, there is no broker, finder or other party or Person, that is entitled to receive from the Corporation any brokerage or finder's fee or other fee or commission as a result of any transactions contemplated by this Agreement;

(kk) the Corporation does not have any outstanding extension of credit, in the form of a personal loan, to or for any director or executive officer of the Corporation except for such extensions of credit as are expressly permitted by Section 13(k) of the Exchange Act;

(ll) each of the Corporation and the Subsidiaries are insured by recognized and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Corporation and the Subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. The Corporation has no reason to believe that it or any of the Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire, or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. Neither the Corporation nor the Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied;

(mm) neither the Corporation nor any of the Subsidiaries nor any director, officer, or employee of the Corporation or any of the Subsidiaries, nor to the knowledge of the Corporation, any agent, affiliate or other person acting on behalf of the Corporation or any of the Subsidiaries has, in the course of its actions for, or on behalf of, the Corporation or any of the Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made or taken any act in furtherance of an offer, promise, or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or public international organization, or any political party, party official, or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), the Corruption of Foreign Public Officials Act (Canada) (the "CFPOA"), the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, authorized, requested, or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit. The Corporation and the Subsidiaries and, to the knowledge of the Corporation, the Corporation's affiliates have conducted their respective businesses in compliance with the FCPA and CFPOA and have instituted and maintain (or are in the process of instituting and maintaining) policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith;

(nn) the operations of the Corporation and the Subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Corporation or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Corporation, threatened;

(oo) neither the Corporation, the Subsidiaries, directors, officers, or employees, nor, to the knowledge of the Corporation, after reasonable inquiry, any agent, affiliate or other person acting on behalf of the Corporation or any of the Subsidiaries is currently the subject or the target of any U.S. Sanctions administered by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC") or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury of the United Kingdom, or other relevant Sanctions Authority; nor is the Corporation or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Russia and Syria; and the Corporation will not directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that at the time of such financing, is the subject or the target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of applicable Sanctions. For the past five years, the Corporation and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any sanctioned country;

(pp) neither the Corporation, nor any of its Subsidiaries or their respective directors, officers, or employees, nor any direct or, to the knowledge of the Corporation, indirect owner of one percent (1%) or more interest in the Corporation as of the date of this Agreement, or any direct or, to the knowledge of the Corporation, indirect owner that may acquire five percent (5%) or more interest in the Corporation after the date of this Agreement: (i) is a Sanctioned Person; or (ii) to the best knowledge of the Corporation, acts under the direction of, on behalf of, or for the benefit of a Sanctioned Person;

(qq) the Corporation is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder;

(rr) except as disclosed in Section 3.1(rr) of the Disclosure Letter, there has been no material security breach or other material compromise of or relating to any of the Corporation or the Subsidiaries' information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, "IT Systems and Data") and (i) the Corporation and each of the Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or other material compromise to their IT Systems and Data; (ii) the Corporation and each of the Subsidiaries are presently in material compliance with all Applicable Laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or Governmental Entity, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change; and (iii) the Corporation and each of the Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices;

(ss) the Corporation and each of the Subsidiaries are, and at all prior times were, in material compliance with all applicable state and federal data privacy and security laws and regulations, including without limitation the Health Insurance Portability and Accountability Act of 1996, and the Corporation and the Subsidiaries have taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, have been and currently are in material compliance with, the European Union General Data Protection Regulation ("GDPR") (EU 2016/679), to the extent the GDPR applies to the Corporation (collectively, the "Privacy Laws"). To ensure compliance with the Privacy Laws, the Corporation and each of the Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of personal data (the "Policies"). The Corporation and each of the Subsidiaries have at all times made all material disclosures to users or customers required by Applicable Laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the knowledge of the Corporation, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect. The Corporation further certifies that neither it nor any of the Subsidiaries (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law, except with respect to subsection (i), (ii) and (iii) as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;

(tt) the Corporation believes that it was a "passive foreign investment company" ("PFIC") as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the "Code") for its tax year ended December 31, 2021, and based on current business plans and financial expectations, the Corporation expects that it may be a PFIC for the tax year ended December 30, 2022 and for its current tax year and may be a PFIC in future tax years;

(uu) neither the Corporation nor any of the Subsidiaries have taken, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Shares or of any "reference security" (as defined in Rule 100 of Regulation M under the Exchange Act ("Regulation M")) with respect to the Common Shares, whether to facilitate the sale or resale of the Common Shares or otherwise, and has taken no action which would directly or indirectly violate Regulation M;

(vv) the Corporation is not, and will not be, either after receipt of payment for the Units or after the application of the proceeds therefrom, required to register as an "investment company" under the Investment Company Act of 1940, as amended;

(ww) there are no business relationships or related-party transactions involving the Corporation or any of its Subsidiaries or any other Person required to be disclosed under Securities Laws which have not been disclosed;

(xx) except as disclosed in Section 3.1(xx) of the Disclosure Letter, none of the directors, officers or employees of the Corporation or the Subsidiaries or any associate or Affiliate of any of the foregoing has any interest, direct or indirect, in any material transaction or any proposed transaction with the Corporation or the Subsidiaries;

(yy) the Subscription Receipts, at the Tranche 1 Closing, and the Purchased Shares and Warrants, at the Escrow Release Date, shall be duly authorized, validly issued, and with respect to such Purchased Shares, fully paid and non-assessable common shares of the Corporation and the provisions thereof shall conform in all material respects with their descriptions in this Agreement and the Subscription Receipt Agreement;

(zz) none of the outstanding Common Shares were issued in violation of any pre-emptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Corporation. Other than the Convertible Notes, there are no authorized or outstanding options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any shares of the Corporation or any of its Subsidiaries;

(aaa) the issue of the Subscription Receipts will not be subject to any pre-emptive right, rights of first refusal or other contractual right to purchase securities granted by the Corporation or to which the Corporation is subject;

(bbb) the Corporation has complied, or will comply, with all Applicable Laws in connection with the offer, sale and issuance of the Subscription Receipts. The Corporation has obtained or will obtain prior to Tranche 1 Closing all necessary approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Subscription Receipts as herein contemplated, including the conditional approvals of the TSX and the NYSE;

(ccc) the Corporation and its Subsidiaries have to their knowledge provided truthful and materially complete information to CFIUS and Canadian Governmental Authorities with respect to inquiries or requests that the Corporation or its Subsidiaries have received, including all Specified Matters;

(ddd) to the Corporation's knowledge, there are no undisclosed facts or circumstances which may constitute a Material Adverse Change; and

(eee) as of the date of this Agreement, neither the Corporation nor any of its Subsidiaries is in receipt of any oral or written offer, indication of interest, proposal or inquiry relating to any (i) direct or indirect acquisition of an equity interest (whether by merger, consolidation, stock sale or other business combination) in the Corporation's Thacker Pass Project or assets related thereto, (ii) acquisition of any of the voting equity interests of the Corporation through a primary issuance for cash proceeds, (iii) offtake or similar arrangement with respect to production at the Thacker Pass Project, (iv) tender offer or exchange offer by the Corporation that if consummated would result in any person or that person's affiliates beneficially acquiring any of the voting equity interests of the Corporation, (v) merger, consolidation, other business combination or similar transaction involving the Corporation or any of its Subsidiaries, pursuant to which such person would own any of the consolidated assets, net revenues or net income of the Corporation and its Subsidiaries, taken as a whole, or (vi) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Corporation or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Corporation, in all cases of clauses (i)-(vi), where such transaction is to be entered into with any FEOC.

3.2 Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Corporation as follows and acknowledges that the Corporation is relying on such representations and warranties in connection with the transactions contemplated herein:

(a) this Agreement has been duly authorized, executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally, and will not violate or conflict with the constating documents of the Investor or the terms of any restriction, agreement or undertaking to which the Investor is subject;

(b) the Investor has been duly incorporated and is validly existing as a limited liability company under the Applicable Laws of the jurisdiction in which it was formed, and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing the dissolution or winding up of the Investor, and the Investor has the necessary corporate power and authority to execute and deliver the Agreement and to observe and perform its covenants and obligations hereunder and thereunder and has taken all necessary action in respect thereof;

(c) the Investor is subscribing for the Subscription Receipts as principal for its own account and not as agent for the benefit of any other Person (within the meaning of Securities Laws);

(d) the Investor is not a "bad actor" within the meaning of Rule 506(d) promulgated under the U.S. Securities Act;

(e) neither the Investor nor any of its Affiliates owns or controls, directly or indirectly any Common Shares;

(f) the Investor is acquiring the Purchased Shares for investment purposes only and has no current intention to sell or otherwise dispose of the Purchased Shares; and

(g) the Investor has not received or been provided with a prospectus or an offering memorandum (as such term is defined in the Securities Act (Ontario)).

3.3 Acknowledgements and Authorizations of the Investor

The Investor hereby acknowledges and agrees as follows:

(a) no applicable securities regulatory authority (or authorities) or regulator, agency, Governmental Entity, regulatory body, stock exchange or other regulatory body has reviewed or passed on the investment merits of the Subscription Receipts;

(b) the Subscription Receipts will be subject to a restricted period on resale prescribed by Section 2.5 of National Instrument 45-102 - Resale of Securities and the Investor Rights Agreement;

(c) the certificate representing the Purchased Shares, when issued, will bear or be bound by, a legend substantially in the form set out in Schedule A hereto, as well as any legends prescribed by the Securities Laws of Canada and the United States and the policies of the TSX and NYSE; and

(d) the Warrants, when issued, will bear or be bound by, a legend substantially in the form set out in the Warrant Certificate, as well as any legends prescribed by the Securities Laws of Canada and the United States and the policies of the TSX and NYSE.

ARTICLE 4

CONDITIONS PRECEDENT TO TRANCHE 1 CLOSING

4.1 Investor's Conditions Precedent to Tranche 1 Closing

The Investor's obligation under this Agreement to purchase the Subscription Receipts, shall be subject to the following conditions (which conditions may be waived by the Investor in its sole discretion):

(a) (i) the representations and warranties of the Corporation contained in Sections 3.1(a) (Due Authorization), 3.1(b) (Organization and Existence) and 3.1(f) (Subsidiaries) of this Agreement shall be true and correct in all respects as at the Tranche 1 Closing Time, with the same force and effect as if made on and as at the Tranche 1 Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all respects, as of such date, and (ii) the other representations and warranties of the Corporation contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality or Material Adverse Change, in all respects) as at the Tranche 1 Closing Time, with the same force and effect as if made on and as at the Tranche 1 Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects), as of such date;

(b) the Corporation shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement required to be performed or complied with prior to the Tranche 1 Closing;

(c) the Investor shall have received at the Tranche 1 Closing a certificate from a senior officer of the Corporation (on the Corporation's behalf and without personal liability), in form and substance satisfactory to the Investor, acting reasonably, confirming satisfaction of the conditions referred to in Sections 4.1(a) and 4.1(b);

(d) there shall be no issued Order, injunction, judgment or ruling filed, entered, issued, or imposed by any Governmental Entity reasonably expected to have the effect of enjoining, delaying, restricting, preventing, or making illegal the consummation of the transactions contemplated in this Agreement or any Ancillary Agreement or claiming that such transactions contemplated hereby or thereby are improper and no Applicable Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or any Ancillary Agreement which makes the consummation of any of such transactions illegal;

(e) no Material Adverse Change shall have occurred;

(f) the Common Shares shall continue to be listed for trading on the TSX and the NYSE as at the Tranche 1 Closing Date;

(g) the Corporation shall not be the subject of a cease trading order (including a management cease trade order) made by any applicable securities regulatory authority (or authorities) or regulator in Canada or the United States or other Governmental Entity;

(h) the Corporation shall have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Subscription Receipts and the issuance of Purchased Shares and Warrants on conversion of the Subscription Receipts as herein contemplated, including the conditional approval of the TSX and the authorization of the NYSE; and

(i) the Investor shall have received the closing deliveries set forth in Section 5.2.

If any of the foregoing conditions has not been fulfilled by the Outside Date, the Investor may elect not to complete the Tranche 1 Investment by notice in writing to the Corporation. The Investor may waive compliance with any condition in whole or in part, without prejudice to its rights in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

4.2 Corporation's Conditions Precedent to Tranche 1 Closing

The Corporation's obligation under this Agreement to issue and sell the Subscription Receipts, is subject to the following conditions (which conditions may be waived by the Corporation in its sole discretion):

(a) (i) the representations and warranties of the Investor contained in Sections 3.2(a) (Due Authorization) of this Agreement shall be true and correct in all respects as at the Tranche 1 Closing Time, with the same force and effect as if made on and as at the Tranche 1 Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all respects, as of such date, and (ii) the other representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects) as at the Tranche 1 Closing Time, with the same force and effect as if made on and as at the Tranche 1 Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects), as of such date, after giving effect to the transactions contemplated by this Agreement;

(b) the Investor shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement required to be performed or complied with prior to the Tranche 1 Closing;

(c) the Corporation shall have received a certificate from an officer of the Investor (on the Investor's behalf and without personal liability), in form and substance satisfactory to the Corporation, acting reasonably, confirming the conditions referred to in Sections 4.2(a) and 4.2(b);

(d) there shall be no issued Order, injunction, judgment or ruling filed, entered, issued, or imposed by any Governmental Entity reasonably expected to have the effect of enjoining, delaying, restricting, preventing, or making illegal the consummation of the transactions contemplated in this Agreement or any Ancillary Agreement or claiming that such transactions contemplated hereby or thereby are improper and no Applicable Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or any Ancillary Agreement which makes the consummation of any of such transactions illegal;

(e) the Corporation shall have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Subscription Receipts as herein contemplated, including the conditional approval of the TSX and the authorization of the NYSE; and

(f) the Corporation shall have received the closing deliveries set forth in Section 5.3.

If any of the foregoing condition has not been fulfilled by the Tranche 1 Closing Date, the Corporation may elect not to complete the Tranche 1 Investment by notice in writing to the Investor. The Corporation may waive compliance with any condition in whole or in part if they see fit to do so, without prejudice to their rights in the event of non-fulfilment of any other condition, in whole or in part, or to their rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

ARTICLE 5

TRANCHE 1 CLOSING

5.1 Time and Place of Tranche 1 Closing

The closing of the subscription and issuance of the Subscription Receipts (the "Tranche 1 Closing") shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at the Tranche 1 Closing Time, or at such other place, date or time as agreed upon by the Investor and the Corporation.

5.2 Corporation's Tranche 1 Closing Deliveries

At or prior to the Tranche 1 Closing Time, the Corporation shall deliver to the Investor the following:

(a) a certificate of good standing of the Corporation dated within two (2) Business Days prior to the Tranche 1 Closing Date issued pursuant to the BCBCA;

(b) a certificate dated the date of Tranche 1 Closing addressed to the Investor and signed by the Chief Executive Officer and Chief Financial Officer of the Corporation (in each case without personal liability) in form and content satisfactory to the Investor and counsel to the Investor (each acting reasonably), certifying with respect to:

(i) the currently effective constating documents of the Corporation;

(ii) the necessary corporate approvals of the Corporation for the offering of the Subscription Receipts and the other transactions contemplated by this Agreement; and

(iii) an incumbency and signatures of signing persons of authority and officers of the Corporation;

(c) a corporate law and Securities Law opinion from the Corporation's legal counsel, in a form satisfactory to the Investor, acting reasonably, as to certain matters relating to the Corporation, the distribution of the Subscription Receipts and the issuance of the Purchased Shares and the Warrant Certificates, an exemption to the registration requirements under Securities Laws and other related matters;

(d) evidence of the conditional approval of the TSX and the authorization of the NYSE with respect to the sale of the Subscription Receipts and the listing of the Purchased Shares (together with the Common Shares underlying the Warrants (the "Warrant Shares")) as herein contemplated;

(e) the Subscription Receipt Agreement duly executed by the Corporation;

(f) the Subscription Receipts, which shall be delivered on the Tranche 1 Closing Date as directed by Investor, by way of certificate representing the Subscription Receipts duly executed by the Corporation and registered in accordance with the instructions in Schedule B hereto, or as may be subsequently directed by the Investor in writing; and

(g) such further certificates and other documentation from the Corporation as may be contemplated herein or as the Investor may reasonably request.

5.3 Investor's Tranche 1 Closing Deliveries.

At or prior to the Tranche 1 Closing Time, the Investor shall deliver to the Corporation, the following:

(a) a completed Accredited Investor Status Certificate, in the form attached hereto as Schedule A and completed registration details as set forth in Schedule B;

(b) the Subscription Receipt Agreement duly executed by the Investor;

(c) the Tranche 1 Subscription Price by wire transfer of immediately available funds to an account designated by the Subscription Receipt Agent not less than two (2) Business Days prior to the Tranche 1 Closing Date; and

(d) such further certificates and other documentation from the Investor as may be contemplated herein or as the Corporation may reasonably request.

ARTICLE 6

COVENANTS

6.1 Actions to Satisfy Tranche 1 Closing Conditions

Each of the parties shall take commercially reasonable efforts to ensure satisfaction of each of the conditions for which they are responsible for performing, delivering or satisfying set forth in Article 4 and make all of their respective deliveries set forth in Article 5 prior to the Outside Date.

6.2 Actions to Satisfy Escrow Release Conditions

The Corporation shall take commercially reasonable efforts to seek satisfaction of the Escrow Release Conditions as soon as is reasonably practicable (and in any event not later than the Escrow Release Deadline) and provide written notice to the Investor that the Escrow Release Conditions have been met.

6.3 Consents, Approvals and Authorizations

(a) The Corporation covenants that it shall prepare, file and diligently pursue until received all necessary consents, approvals and authorizations of any Person and make such necessary filings, as are required to be obtained under Applicable Laws with respect to this Agreement and the transactions contemplated hereby.

(b) The Corporation shall keep the Investor fully informed regarding the status of such consents, approvals and authorizations, and the Investor, its representatives and counsel shall have the right to provide input into any applications for approval and related correspondence, which will be incorporated by the Corporation, acting reasonably. The Corporation will provide notice to the Investor (and its counsel) of any proposed substantive discussions with the TSX or the NYSE in connection with the transactions contemplated by this Agreement. On the date all such consents, approvals and authorizations have been obtained by the Corporation and all such filings have been made by the Corporation, the Corporation shall notify the Investor of same.

(c) Without limiting the generality of the foregoing, the Corporation shall promptly make all filings required by the TSX and the NYSE. If the approval or authorization of either of the TSX and the NYSE is "conditional approval" subject to the making of customary deliveries to the TSX or the NYSE after the Tranche 1 Closing Time, the Corporation shall ensure that such filings are made as promptly as practicable after such date and in any event within the time frame contemplated in the conditional approval letter from the TSX or the approval letter of the NYSE, as applicable.

(d) Without limiting the generality of the foregoing, each of Corporation and Investor shall use its reasonable best efforts to (i) promptly file, or cause to be filed, any notification required to be made to any Governmental Entity pursuant to the applicable antitrust or competition laws of any jurisdiction regarding the transactions contemplated hereby; (ii) supply as promptly as practicable any additional information and documentary material that may be requested or required by such Governmental Entity; and (iii) take all commercially reasonable steps to cause the expiration or termination of any applicable waiting or review periods and obtain all requisite approvals and authorizations under any competition or antitrust law as necessary to consummate the transactions contemplated hereby. Each of Corporation and Investor (i) shall cooperate with the other party in connection with any filing or submission made pursuant to this section and keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity regarding any filings contemplated hereby, (ii) provide the other party notice and an opportunity to participate in any oral communications with such Governmental Entity to the extent not prohibited by that Governmental Entity, and (iii) provide the other party the opportunity to review and comment on any substantive communications with such Governmental Entity and consider the other party's comments reasonably and in good faith.

(e) The Corporation shall, as promptly as practicable after the date hereof, seek, and continue to use commercially reasonable efforts to seek until obtained, the consent of each Person which is required in connection with the transactions contemplated hereby, but excluding, for greater certainty, the preparation or filing of a prospectus, offering memorandum, registration statement or similar document in any jurisdiction.

6.4 Ordinary Course of Business

(a) Except as contemplated or permitted by this Agreement, from the date hereof until the earlier of the Escrow Release Time and the termination of this Agreement, the Corporation and its Subsidiaries shall conduct its business in the Ordinary Course in material compliance with Applicable Laws, including using commercially reasonable efforts to maintain and preserve intact the current organization and business of the Corporation in all material respects, preserve and maintain all of its Permits, and preserve the rights, goodwill and relationships of counterparties of Material Contracts. Without limiting the foregoing, the Corporation covenants and agrees with the Investor the Corporation will not, from the date hereof and ending on the earlier of the Escrow Release Time and the termination of this Agreement, except with the prior written consent of the Investor, or as set forth in Section 6.4(a) of the Disclosure Letter:

(i) split, combine or reclassify any of the outstanding Common Shares;

(ii) redeem, purchase or offer to purchase any Common Shares or Convertible Notes;

(iii) amalgamate, merge or consolidate with any other Person;

(iv) perform any act or enter into any transaction or negotiation which might materially adversely interfere or be materially inconsistent with the consummation of the Tranche 1 Investment or the Tranche 2 Investment (which for greater certainty does not include a Change of Control);

(v) make or award any increases in salary, incentive compensation or other bonuses to executives of the Corporation or its Subsidiaries (other than in the Ordinary Course); or

(vi) agree or commit to do any of the foregoing.

6.5 Access to Information

Until the earlier of the Escrow Release Time and the termination of this Agreement, the Corporation shall:

(a) provide the Investor, its designees and its representatives with reasonable access, upon reasonable notice during normal business hours, to the Corporation's and its Subsidiaries' books and records and executive management so that the Investor may conduct reasonable inspections, investigations and audits relating to the Corporation and its Subsidiaries, including as to the internal accounting controls and operations of the Corporation and its Subsidiaries;

(b) deliver to the Investor, immediately following receipt thereof, a copy of any notice, letter, correspondence or other communication from any Governmental Entity or any Claim or filing involving the Corporation, in each case, in respect of the Corporation's potential, actual or alleged violation of any and all laws applicable to the business, affairs and operations of the Corporation and its Subsidiaries anywhere in the world, and any responses by the Corporation in respect thereto;

(c) for the quarter ended June 30, 2023 and subsequent reporting periods, deliver to the Investor, as promptly as practicable following the end of each fiscal quarter and fiscal year, an unaudited reconciliation of the Corporation's quarterly publicly issued financial statements with respect to such fiscal quarter and audited reconciliation of the Corporation's annually publicly issued financial statements with respect to such fiscal year to U.S. GAAP, if it was reasonably determined by the Investor in consultation with its auditor that this information is necessary for the Investor's financial reporting, accounting or tax purposes; and

(d) deliver to the Investor, as promptly as practicable, such information and documentation relating to the Corporation and its Affiliates as the Investor may reasonably request from the Corporation from time to time for purposes of complying with the Investor's U.S. tax reporting obligations with respect to its ownership of the Corporation.

6.6 Notice

Until the earlier of the Escrow Release Time and the termination of this Agreement, the Corporation shall promptly notify the Investor of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a) cause any of the representations or warranties of the Corporation contained in Section 3.1 of this Agreement to be untrue or inaccurate at any time from the date of this Agreement to Escrow Release Time; or

(b) result in the failure of the Corporation comply with any covenant or agreement to be complied with by the Corporation pursuant to the terms of this Agreement.

6.7 Anti-bribery and Corruption Compliance

Until the earlier of the Escrow Release Time and the termination of this Agreement:

(a) the Corporation shall cause its employees, directors, officers, and to the best of its ability, agents, and any person acting on its behalf to comply, with applicable Anti-Corruption Laws;

(b) neither the Corporation, the Subsidiaries, nor any of its or their employees, directors, officers, or to the knowledge of the Corporation, any agents, or any person acting on its behalf shall:

(i) give, promise to give, or offer to give, any payment, loan, gift, donation, or anything else of value (including a facilitation payment) directly or indirectly, whether in cash or in kind, to or for the benefit of, any Government Official or any other Person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such Government Official or to any other Person for the purpose of: (A) improperly influencing any action or decision of any Government Official in their official capacity, including a decision to fail to perform official functions, (B) inducing any government official or other person to act in violation of their lawful duty, (C) securing any improper advantage or (D) persuading any Government Official or other person to use their influence with any Governmental Entity or any government-owned person to effect or influence any act or decision of such Governmental Entity or government-owned person; and

(ii) accept, receive, agree to accept, or authorize the acceptance of any contribution, payment, gift, entertainment, money, anything of value, or other advantage in violation of applicable Anti-Corruption Laws.

(c) the Corporation shall (and shall cause its Subsidiaries to) institute and maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, including records of payments to any third parties or Persons (including, without limitation, agents, consultants, representatives, and distributors) and Government Officials. As soon as practicable after the date of this Agreement, and in any event within 30 days after the date on which the Corporation adopts an anti-corruption compliance policy, the Corporation shall provide a copy of such policy to the Investor, together with the resolutions of the Board or other relevant official document evidencing the Corporation's adoption of such policy. Upon reasonable request, the Corporation agrees to provide responsive information to the Investor concerning its compliance with Anti-Corruption Laws. The Corporation shall promptly notify the Investor if the Corporation becomes aware of any material violation of Anti-Corruption Laws.

6.8 Trade and Sanctions Compliance

Until the earlier of the Escrow Release Time and the termination of this Agreement:

(a) the Corporation shall and shall cause its Subsidiaries and its and their respective employees, directors, officers, and to the best of its ability, its and their respective agents, and any person acting on its or their behalf to comply with all applicable Sanctions;

(b) neither the Corporation, nor any of its Subsidiaries or their respective directors, officers, or employees: (i) shall be a Sanctioned Person; or (ii) to the best knowledge of the Corporation, shall act under the direction of, on behalf of, or for the benefit of a Sanctioned Person;

(c) the Corporation shall, as soon as practicable (and in any event no later than January 1, 2024) institute and maintain a risk-based compliance program to ensure compliance with Sanctions by itself, its Subsidiaries' and each of their respective directors', officers', and employees', and any other Person acting on their respective behalf. The compliance program shall include risk-based policies, procedures, controls, training, monitoring, oversight and appropriate resourcing following guidance provided by OFAC, BIS and any other relevant Sanctions Authority. As soon as practicable after the date of this Agreement, and in any event within 30 days after the date on which the Corporation adopts such policy, the Corporation shall provide a copy of such policy to the Investor, together with the resolutions of the Board or other relevant official document evidencing the Corporation's adoption of such policy. Upon reasonable request, the Corporation agrees to provide responsive information to the Investor concerning its compliance with Sanctions. The Corporation shall promptly notify the Investor if the Corporation becomes aware of any material violation of Sanctions; and

(d) the Corporation shall not, and shall cause its Subsidiaries and its and their respective employees, directors or officers not to conduct any business transaction or activity with a Sanctioned Person or Sanctioned Territory.

This Section 6.8 shall not be interpreted or applied in relation to the Corporation to the extent that the representations made under this Section 6.8 violate, or would result in a breach of the Foreign Extraterritorial Measures Act (Canada).

6.9 Anti-Money Laundering Compliance.

Until the earlier of the Escrow Release Time and the termination of this Agreement:

(a) the Corporation shall cause its employees, directors, officers, and to the best of its ability its agents, and any person acting on its behalf to comply with all applicable Anti-Money Laundering Laws; and

(b) the Corporation shall as soon as practicable (and in any event no later than January 1, 2024) institute and maintain policies and procedures designed to ensure compliance with any applicable Anti-Money Laundering Laws by itself, its Subsidiaries' and each of their respective directors', officers', and employees', and any other Person acting on their respective behalf's compliance with any applicable Anti-Money Laundering Laws. As soon as practicable after the date of this Agreement, and in any event within 30 days after the date on which the Corporation adopts such policy, the Corporation shall provide a copy of such policy to the Investor, together with the resolutions of the Board or other relevant official document evidencing the Corporation's adoption of such policy. Upon reasonable request, the Corporation agrees to provide responsive information to the Investor concerning its compliance with Anti-Money Laundering Laws. The Corporation shall promptly notify the Investor if the Corporation becomes aware of any material violation of Anti-Money Laundering Laws.

6.10 Foreign Investment Review

Until the earlier of the Escrow Release Time and the termination of this Agreement:

(a) prior to making, or accepting, any ownership investment after the date hereof, the Corporation shall, as applicable under the relevant laws and regulations, and unless the Investor has agreed otherwise, take such steps as are at that time available under the Investment Canada Act to obtain certainty prior to completion regarding the status of the investment under the national security review provisions of the Investment Canada Act;

(b) notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Corporation and its Subsidiaries agree to cooperate with any inquiry by CFIUS or Canadian Governmental Authorities, with respect to the Corporation's business (or that of its Subsidiaries) or any past or new investment the Corporation or its Subsidiaries have received or undertaken, or receive or undertake, including by providing any information and documentary material lawfully required or requested by CFIUS or Canadian Governmental Authorities, after due discussion with CFIUS or Canadian Governmental Authorities. Without limiting the foregoing, following the conclusion of any applicable appeal or review process, the Corporation and its Subsidiaries shall take any and all actions to comply with any valid order, writ, judgment, ruling, assessment, injunction, decree, stipulation, determination, undertaking, commitment, mitigation measure, agreement, or award entered by or with CFIUS or any Canadian Governmental Entity with respect to any such investment the Corporation or its Subsidiaries have received or undertaken, or receive or undertake;

(c) the Corporation and its Subsidiaries shall promptly inform the Investor of any such inquiry, and keep Investor reasonably informed regarding the existence of, and efforts to address and resolve, any action, investigation, review, or inquiry of any kind, including but not limited to formal, informal, written, or oral, involving the Corporation or its Subsidiaries relating to any developments in any regulatory process resulting from such inquiry;

(d) in the event that, CFIUS requests that the Corporation or its Subsidiaries submit a joint voluntary notice ("Joint Notice") with respect to any previous investment they have received, the Corporation shall promptly inform the Investor, consult with the Investor regarding responding to CFIUS, and prepare and submit a Joint Notice to CFIUS, or take other necessary and appropriate action to respond to such request;

(e) in the event that CFIUS initiates a unilateral review of any previous investment the Corporation or its Subsidiaries have received, the Corporation shall promptly inform the Investor, consult with the Investor in connection with responding to such action by CFIUS, and take necessary and appropriate action in order to resolve CFIUS concerns;

(f) as applicable under relevant law, the Corporation and its Subsidiaries shall provide or cause to be provided commercially reasonable assurances or agreements as required by CFIUS or the President of the United States, or the applicable Minister under the Investment Canada Act, including entering into a mitigation agreement, letter of assurance, national security agreement, or other similar arrangement or agreement; provided however, that such assurance or agreement does not have a material adverse effect on the Corporation or its Subsidiaries;

(g) the Corporation and its Subsidiaries shall provide, to the best of its and their knowledge, truthful and materially complete information to CFIUS and Canadian Governmental Authorities with respect to inquiries or requests that the Corporation or its Subsidiaries have received or may receive, as applicable; and

(h) the Corporation and its Subsidiaries shall promptly advise the Investor of the receipt of any communication from CFIUS or a Canadian Governmental Entity relating to the Investor, shall consult with the Investor prior to communicating with CFIUS or a Canadian Governmental Entity relating to the Investor, and shall obtain the Investor's consent before providing any information specifically related to the Investor to CFIUS or a Canadian Governmental Entity.

6.11 Separation Transaction

In no event shall the Corporation consummate the Separation Transaction at any time prior to the Escrow Release Time.

ARTICLE 7

POST-TRANCHE 1 COVENANTS

7.1 GM Transaction Shareholder Meeting

Subject to the terms of this Agreement, the Corporation shall:

(a) in conjunction with or prior to holding its next annual general meeting of Corporation Shareholders or the meeting of the Corporation Shareholders to approve the Separation Transaction, convene and conduct the GM Transaction Shareholder Meeting in accordance with the Corporation's constating documents and Applicable Laws;

(b) not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the GM Transaction Shareholder Meeting except as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Applicable Law, by a Governmental Entity or by a valid shareholder action; and

(c) promptly advise the Investor as frequently as the Investor may reasonably request as to the aggregate tally of the proxies received by the Corporation in respect of the GM Transaction Resolutions.

7.2 Circular for GM Transaction Shareholder Meeting

(a) The Corporation shall, in connection with the GM Transaction Shareholder Meeting: (i) prepare the Circular together with any other documents required by Applicable Laws, (ii) file the Circular in all jurisdictions where the same is required to be filed and (iii) mail the Circular as required under Applicable Laws.

(b) The Corporation shall ensure that the Circular (i) complies in all material respects with all Applicable Laws and contains sufficient detail to permit the Corporation Shareholders to form a reasoned judgment concerning the matters to be placed before them in respect of the GM Transaction Resolutions, and, without limiting the generality of the foregoing, shall ensure that the Circular will not contain any misrepresentation; and (ii) contains a statement that the Board after consulting with outside legal and financial advisors, has unanimously determined that the GM Transaction Resolutions are in the best interests of the Corporation, and unanimously recommends that the Corporation's Shareholders vote in favour of the GM Transaction Resolutions, and that each of the directors and senior officers of the Corporation have agreed to vote their shares in favour of the GM Transaction Resolutions.

(c) The Investor shall provide the Corporation, on a timely basis, with all information regarding the Investor and its Affiliates as required by Applicable Laws for inclusion in the Circular and in any amendments or supplements to the Circular. The Investor shall ensure that such information does not contain any misrepresentation concerning the Investor or its Affiliates.

(d) The Investor and its legal counsel shall be given a reasonable opportunity to review and comment on the draft Circular prior to the Circular being printed and filed with any Governmental Entity, and the Corporation shall give reasonable consideration to any comments made by the Investor and its legal counsel. The Corporation shall provide the Investor with final copies of the Circular prior to the mailing to the Corporation Shareholders.

(e) The Corporation and the Investor shall each promptly notify the other if at any time before the GM Transaction Shareholder Meeting either becomes aware that the Circular contains a misrepresentation as it relates to the GM Transaction Resolutions, or otherwise requires an amendment or supplement, and the parties shall co-operate in the preparation of any amendment or supplement to the Circular as required or appropriate, and the Corporation shall promptly mail or otherwise publicly disseminate any such amendment or supplement to the Circular to the Corporation Shareholders and, if required by Applicable Laws, file the same with any Governmental Entity and as otherwise required.

7.3 Separation Transaction

The Investor acknowledges and agrees that Corporation may undertake the Separation Transaction at any time in its discretion following the Escrow Release Date until the Separation Outside Date, and that the parties intend for the investments of the Investor in either the Corporation or SpinCo as described herein to occur irrespective of whether the Separation Transaction will occur. The Corporation further covenants and agrees that it will cause SpinCo to be the entity that holds the Thacker Pass Project as the separate business in connection with any Separation Transaction. If the Corporation has not completed the Separation Transaction by the Separation Outside Date, the Corporation agrees to not proceed with any Separation Transaction without the Investor's prior written consent.

7.4 Separation Transaction Adjustments

At the same time as the completion of the Separation Transaction the Offtake Agreement will be assigned to SpinCo and forthwith upon completion of the Separation Transaction:

(a) the Investor and SpinCo will enter into a subscription agreement on the same terms as the Tranche 2 Subscription Agreement as amended on the mutual agreement of the parties to reflect SpinCo as the issuer;

(b) SpinCo will issue to the Investor the SpinCo Warrants;

(c) SpinCo and the Investor will enter into a new investor rights agreement in accordance with the Investors Rights Agreement; and

(d) SpinCo shall become a party to this Agreement by executing a joinder to this Agreement as more particularly described in Section 10.8.

7.5 Use of Proceeds

The Corporation shall use the Tranche 1 Subscription Price in respect of development and construction activities relating to the Thacker Pass Project. For the avoidance of doubt, in no event would the Corporation use the Tranche 1 Subscription Price to pay any dividends on the Common Shares, effect any buybacks of Common Shares or repay outstanding debt obligations including the Convertible Notes.

ARTICLE 8

BALANCE OF FUNDING COMMITMENT

8.1 Balance of Funding Commitment

The parties acknowledge and agree that:

(a) it is their mutual intention that the investments of the Investor with the Corporation and/or SpinCo will amount to US$650,000,000 in the aggregate (the "Funding Commitment Amount"). To the extent that after giving effect to the Tranche 1 Investment and the Tranche 2 Investment (or the exercise of the Warrant Certificate) the aggregate funding does not amount to US$650,000,000, the parties shall use reasonable commercial efforts to identify, negotiate and settle on arm's length commercial terms, one or more additional investments in the Corporation (if the Separation Transaction has not occurred) or in SpinCo (if the Separation Transaction has occurred) that will result in the Investor's total investment amounting to the Funding Commitment Amount, which may include, by way of example, an obligation of the Investor to advance funds under an unsecured convertible loan agreement or an advance that represents pre-payment for delivery of offtake from the Thacker Pass Project pursuant to an unsecured pre-paid offtake agreement; and

(b) in the event that the parties, after negotiating in good faith in accordance with Section 8.1(a), do not reach an agreement as to such additional investments in the Corporation (if the Separation Transaction has not occurred) or in SpinCo (if the Separation Transaction has occurred), then

(i) if the failure to achieve the Funding Commitment Amount arises as a result of the limitation set forth in Section 2.2(b)(i) of the Tranche 2 Subscription Agreement (or in the corresponding provision of the SpinCo Subscription Agreement) and the Investor is not willing to waive such limitation, then the modification to offtake entitlement under Section 1.1 of the Offtake Agreement will apply; or

(ii) if the failure to achieve the Funding Commitment Amount arises as a result of the limitation set forth in Section 2.2(b)(ii) of the Tranche 2 Subscription Agreement (or in the corresponding provision of the SpinCo Subscription Agreement) and the Corporation, or SpinCo, as the case may be, is not willing to waive such limitation, then the modification to offtake entitlement under Section 1.1 of the Offtake Agreement will not apply.

ARTICLE 9

TERMINATION

9.1 Termination

This Agreement shall terminate upon:

(a) the date on which this Agreement is terminated by the mutual consent of the parties;

(b) written notice by either party to the other in the event the Tranche 1 Closing has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations, warranties or covenants under this Agreement has been the cause of, or resulted in, the failure of the Tranche 1 Closing to occur by such date;

(c) by either party if any Governmental Entity of competent jurisdiction issues an Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order becomes final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party whose failure to perform its covenants or agreements contained in this Agreement has been the cause of or has resulted in the imposition of such Order or the failure of such Order to be resisted, resolved, or lifted;

(d) by the Investor, if Corporation breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 4.1 and (ii) (A) if capable of being cured, has not been cured by the Corporation by the earlier of the Outside Date and the date that is thirty (30) days after the Corporation's receipt of written notice from the Investor stating the Investor's intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination or (B) is incapable of being cured; or

(e) by the Corporation, if the Investor breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 4.2 and (ii) (A) if capable of being cured, has not been cured by the Investor by the earlier of the Outside Date and the date that is thirty (30) days after the Investor's receipt of written notice from the Corporation stating the Corporation's intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination or (B) is incapable of being cured; or

(f) the date on which this Agreement is terminated by written notice of the Investor on the dissolution or bankruptcy of the Corporation or the making by the Corporation of an assignment under the provisions of the Bankruptcy and Insolvency Act (Canada) or the taking of any proceeding by or involving the Corporation under the Companies Creditors' Arrangement Act (Canada) or any similar legislation of any jurisdiction.

9.2 Effect of Termination

In the event of the termination of this Agreement as provided in this Article 9, this Agreement shall become void and of no further force or effect without liability of any party (or any Corporation, SpinCo or Investor shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement prior to the date of termination.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by the Corporation

(a) Subject to Section 10.8, the Corporation shall indemnify and save harmless the Investor and each of its directors, officers and employees (collectively referred to as the "Investor Indemnified Parties") from and against any Losses which may be made or brought against the Investor Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(i) any non-fulfilment or breach of any covenant or agreement on the part of the Corporation contained in this Agreement; or

(ii) any misrepresentation or any incorrectness in or breach of any representation or warranty of the Corporation contained in this Agreement as of the date of the Tranche 1 Closing Time or the Escrow Release Time, with the same force and effect as if made on and as at the date of the Tranche 1 Closing Time or the Escrow Release Time, as applicable, except for such representations and warranties which are in respect of a specific date in which case as of such date.

(b) The Corporation's obligations under Section 10.1(a) shall be subject to the following limitations:

(i) the Survival Date, in accordance with Section 10.5;

(ii) the Corporation's total liability shall be limited to the extent provided under Section 10.8;

(iii) the Corporation shall not be liable for any special, indirect, incidental, consequential, punitive or aggravated damages, including damages for loss of profits and lost business opportunities or damages calculated by reference to any purchase price methodology;

(iv) the Corporation shall not be liable for any amount under this Article 10 to the extent an Investor Indemnified Party has made a claim of indemnity under the Tranche 2 Subscription Agreement and no provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which an Investor Indemnified Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.

10.2 Indemnification by the Investor

(a) The Investor shall indemnify and save harmless the Corporation and its directors, officers and employees (collectively referred to as the "Corporation Indemnified Parties") from and against any Losses which may be made or brought against the Corporation Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(i) any non-fulfilment or breach of any covenant or agreement on the part of the Investor contained in this Agreement; or

(ii) any misrepresentation or any incorrectness in or breach of any representation or warranty of the Investor contained in this Agreement as of the date of the Tranche 1 Closing Time or the Escrow Release Time, with the same force and effect as if made on and as at the date of the Tranche 1 Closing Time or the Escrow Release Time, as applicable, except for such representations and warranties which are in respect of a specific date in which case as of such date.

(b) The Investor's obligations under Section 10.2(a) shall be subject to the Survival Date, in accordance with Section 10.5.

10.3 Indemnification Procedure

(a) Promptly, and in any event within 20 days, after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a Claim in respect thereof is to be made against any Indemnifying Party, notify the Indemnifying Party of the commencement thereof. Such notice shall specify whether the Claim arises as a result of a claim by a third party Person (a "Third Party") against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also include a description of the Loss in reasonable detail including the sections of this Agreement which form the basis for such Loss, copies of all material written evidence of such Loss in the possession of the Indemnified Party and the actual or estimated amount of the damages that have been or will sustained by any Indemnified Party, including reasonable supporting documentation therefor; provided that the failure to so notify the Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder unless and to the extent the Indemnifying Party is actually and materially prejudiced by such failure to so notify.

(b) With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such sixty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If following the expiration of the sixty-day period (or any mutually agreed upon extension thereof) the parties cannot agree to the validity and amount of such Claim, the Indemnified Party and the appropriate Indemnifying Party shall proceed to establish the merits and amount of such Claim (by confidential arbitration in accordance with Section 11.6) and, within five (5) Business Days following the final determination of the merits and amount, if any, of such Claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such Claim as determined hereunder.

(c) With respect to any Third Party Claim, following the receipt of notice of any Third Party Claim to the Indemnifying Party under Section 10.3(a), the Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in Section 10.3(a), to assume the control, defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms of this Article.

(d) Upon the assumption of control of any Claim by the Indemnifying Party as set out in Section 10.3(a), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

(e) The final determination of any Claim pursuant to this Section, including all related costs and expenses, shall be binding and conclusive upon the parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

(f) If the Indemnifying Party does not assume control of a Claim as permitted in Section 10.3(a), the obligation of the Indemnifying Party to indemnify the Indemnified Party in respect of such Claim shall terminate if the Indemnified Party settles such claim without the consent of the Indemnifying Party.

(g) Notwithstanding anything to the contrary in this Section 10.3, the indemnity obligations in this Article 10 shall cease to apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall have determined that any Losses to which an Indemnified Party may be subject were caused solely by the negligence, fraud or wilful misconduct of the Indemnified Party.

(h) Except for any Claims arising from negligence, fraud or wilful misconduct of the Indemnifying Party, the rights to indemnification set forth in this Article 10 shall be the sole and exclusive remedy of the Indemnified Parties (including pursuant to any statutory provision, tort or common law) in respect of:

(i) any non-fulfilment or breach of any covenant or agreement on the part of the Corporation contained in this Agreement; or

(ii) any misrepresentation or any incorrectness in or breach of any representation or warranty of the Corporation contained in this Agreement.

(i) An Indemnified Party shall not be entitled to double recovery for any loss even though such loss may have resulted from the breach of one or more representations, warranties or covenants in this Agreement.

10.4 Contribution

If the indemnification provided for in this Article 10 is held by a court of competent jurisdiction to be unavailable to a Indemnified Party with respect to any Losses referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with matters that resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or fault.

10.5 Survival

Each party hereto acknowledges that the representations, warranties and agreements made by it herein are made with the intention that they may be relied upon by the other party. The parties further agree that the representations, warranties, covenants and agreements shall survive the purchase and sale of the Subscription Receipts and shall continue in full force and effect for a period ending on the date that is twelve (12) months following the Escrow Release Date, notwithstanding any subsequent disposition by the Investor of the Subscription Receipts or any termination of this Agreement; provided, however, that the representations and warranties of the Corporation set forth in Sections 3.1(a) (Due Authorization), 3.1(b) (Organization and Existence), 3.1(c) (Non-Contravention), 3.1(d) (No Violation) and 3.1(f) (Subsidiaries) of this Agreement and the representations of the Investor set forth in Section 3.2(a) (Due Authorization) of this Agreement shall survive indefinitely (the survival date of each representation, warranty, covenant and agreement herein as set forth above is referred to as the "Survival Date"). This Agreement shall be binding upon and shall enure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. Notwithstanding the foregoing, the provisions contained in this Agreement related to indemnification or contribution obligations shall survive and continue in full force and effect, indefinitely, provided that, no Claim for indemnity pursuant to this Article 10 may be made after the Survival Date for the applicable representation, warranty, covenant or agreement unless notice of the Claim was provided to the Indemnifying Party on or prior to the Survival Date.

10.6 Duty to Mitigate

Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a party hereto to mitigate any loss which it may suffer or incur by reason of a breach of any representation, warranty or covenant of that other party under this Agreement. If any Loss can be reduced by any recovery, settlement, or payment by or against any other Person, a party hereto shall take all appropriate steps to enforce such recovery, settlement or payment. If the Indemnified Party fails to make all commercially reasonably efforts to mitigate any Loss, then the Indemnifying Party shall not be required to indemnify any Indemnifying Party for the Loss that could have been avoided if the Indemnified Party had made such efforts.

10.7 Trustee

Each party hereto hereby acknowledges and agrees that, with respect to this Article 10, the Investor is contracting on its own behalf and as agent for the other Investor Indemnified Parties referred to in this Article 10 and the Corporation is acting on its own behalf and as agent for the other Corporation Indemnified Parties referred to in this Article 10. In this regard, the Investor shall act as trustee for such Investor Indemnified Parties of the covenants of the Corporation under this Article 10 with respect to such Investor Indemnified Parties and accepts these trusts and shall hold and enforce those covenants on behalf of such Investor Indemnified Parties, and the Corporation shall act as trustee for such Corporation Indemnified Parties of the covenants of the Investor under this Article 10 with respect to such Corporation Indemnified Parties and accepts these trusts and shall hold and enforce those covenants on behalf of such Corporation Indemnified Parties.

10.8 Effect of Separation Transaction

Upon completion of the Separation Transaction, SpinCo shall become a party to this Agreement by executing a joinder to this Agreement pursuant to Section 7.4 and the Corporation's liability thereafter will be (subject to the limits on liability set out in this Article 10) limited to amounts that have not been satisfied by execution against SpinCo by the Investor. Prior to being entitled to making any claim against the Corporation, the Investor will be required to exhaust its recourse against SpinCo in accordance with Applicable Law. All obligations of SpinCo hereunder will cease (except to the extent a claim has been made against it by the Investor) on the date that falls twelve (12) months following the Escrow Release Date.

ARTICLE 11

GENERAL PROVISIONS

11.1 Expenses

Each party shall bear its own fees and expenses incurred in connection with this Agreement.

11.2 Time of the Essence

Time shall be of the essence of this Agreement.

11.3 Further Acts

Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties may reasonably require from time to time for the purpose of giving effect to this Agreement.

11.4 Enurement

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors, permitted assigns and legal representatives.

11.5 Governing Law

This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable in that province.

11.6 Dispute Resolution by Binding Arbitration

Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, shall be resolved by confidential arbitration. The arbitration shall be conducted by three (3) arbitrators and administered by the International Centre for Dispute Resolution in accordance with its International Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. Each party shall designate one (1) arbitrator, with the third arbitrator to be designated by the parties by agreement, or failing such agreement, by the two party-appointed arbitrators. The seat of the arbitration shall be Toronto, Canada and it shall be conducted in the English language. Notwithstanding Section 11.5, the arbitration and this agreement to arbitrate shall be governed by Ontario's International Commercial Arbitration Act, 2017, S.O. 2017, c. 2, Sched. 5. The arbitration award shall be final and binding on the parties, and the parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction over the award or over the relevant party or its assets. Notwithstanding the foregoing, in the event either party seeks injunctive relief, they may seek to have that dispute determined by the Ontario Superior Court of Justice or any other court of competent jurisdiction.

11.7 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

11.8 Entire Agreement

This Agreement, the provisions contained in this Agreement, and the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior communications, proposals, representations and agreements, whether oral or written, with respect to the subject matter thereof.

11.9 Notices

Any notice or other communication to be given hereunder shall be in writing and shall, in the case of notice to the Investor, be addressed to:

General Motors Holdings LLC

300 Renaissance Center

Detroit, Michigan

USA 48265-3000

Attention: John Stapleton, Vice President,

Global Financial Strategy and FP&A

Email: [Redacted]

with copies to:

General Motors Holdings LLC

300 Renaissance Center

Detroit, Michigan

USA 48265-3000

Attention: Lead Counsel, Corporate Development & Global M&A

Email: [Redacted]

Mayer Brown LLP

Two Palo Alto Square, #300

3000 El Camino Real

Palo Alto, California

USA 94306

Attention: Nina Flax and Peter Wolf

Email: [Redacted]

and in the case of notice to the Corporation shall be addressed to:

Lithium Americas Corp.

900 West Hastings Street, Suite 300

Vancouver, British Columbia

Canada V6C 1E5

Attention: Jonathan Evans, President & Chief Executive Officer

Email: [Redacted]

with copies to (which shall not constitute notice):

Lithium Americas Corp.

900 West Hastings Street, Suite 300

Vancouver, British Columbia

Canada V6C 1E5

Attention: Director, Legal Affairs and Corporate Secretary

Email: [Redacted]

Cassels Brock & Blackwell LLP

2200 HSBC Building, 885 West Georgia Street

Vancouver, British Columbia V6C 3E8 Canada

Attention: David Redford

Email: [Redacted]

and each notice or communication shall be personally delivered (including by courier service) to the addressee or sent by electronic transmission to the addressee, and (i) a notice or communication which is personally delivered shall, if delivered before 5:00 p.m. on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice or communication which is sent by electronic transmission shall, if sent on a Business Day before 5:00 p.m., be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent. Either party hereto may at any time change its address for service from time to time by notice given in accordance with this Section 11.9.

11.10 Amendment; Waiver

No provision of this Agreement may be amended or modified except by a written instrument signed by both parties. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

11.11 Assignment; No Third-Party Beneficiaries

This Agreement shall not be assigned by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, the Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Corporation, to any Affiliate of the Investor that is "related" to the Investor (as defined in the Income Tax Act (Canada)) at the time of the assignment and transfer until the Transfer Restrictions no longer apply; provided that no such assignment shall relieve the Investor of any of its obligations hereunder and provided that such Affiliate first agrees in writing with the Corporation to be bound by the terms of this Agreement. Except as provided in Article 10 with respect to indemnification, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.12 Public Notices/Press Releases

The Investor and the Corporation shall each be permitted to publicly announce the transactions contemplated hereby following the execution of this Agreement by the Investor and the Corporation, and the context, text and timing of each party's announcement shall be approved by the other party in advance, acting reasonably.

No party shall:

(a) issue any press release or otherwise make public announcements with respect to this Agreement without the consent of the other party (which consent shall not be unreasonably withheld or delayed); or

(b) make any regulatory filing with any Governmental Entity with respect thereto without prior consultation with the other party; provided, however, that, this Section 11.12 shall be subject to each party's overriding obligation to make any disclosure or regulatory filing required under Applicable Laws and the party making such requisite disclosure or regulatory filing shall use all commercially reasonable efforts to give prior oral and written notice to the other party and reasonable opportunity to review and comment on the requisite disclosure or regulatory filing before it is made; provided, further, that, except as required by Applicable Law, in no circumstance shall any such disclosure by, or regulatory filing of, the Corporation or any of its Affiliates include the name of the Investor or its Affiliates without the Investor's prior written consent, in its sole discretion.

11.13 Public Disclosure

During the period from the date of this Agreement to the Escrow Release Time, the Corporation shall provide prior notice to the Investor of any public disclosure that it proposes to make which includes the name of the Investor or any of its Affiliates, together with a draft copy of such disclosure; provided that, except as required by Applicable Law, in no circumstance shall any public disclosure of the Corporation or any of its Affiliates include the name of the Investor or any of its Affiliates without the Investor's prior written consent, in its sole discretion.

11.14 Counterparts

This Agreement may be executed in several counterparts (including by means of electronic communication), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original, and such counterparts together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first written above.

LITHIUM AMERICAS CORP.

Per:	(signed) Jonathan Evans
Name: Jonathan Evans

Title: President & Chief Executive Officer

GENERAL MOTORS HOLDINGS LLC

Per:	(signed) John Stapleton
Name: John Stapleton

Title: Vice President, Global Financial Strategy and FP&A

[Signature page to Master Purchase Agreement]

SCHEDULE A

U.S. ACCREDITED INVESTOR STATUS CERTIFICATE

In addition to the representations, warranties, acknowledgments and agreements contained in the master purchase agreement (the "subscription") to which this U.S. Accredited Investor Status Certificate ("Certificate") is attached, the Investor hereby represents, warrants and certifies to the Corporation that the Investor is purchasing the securities set out in the subscription as principal, that the Investor is a resident of the jurisdiction of its disclosed address set out in the subscription and:

1. The Investor hereby represents, warrants, acknowledges and agrees to and with the Corporation that the Investor:

(a) is a U.S. Person resident of the jurisdiction of its disclosed address set out in the subscription;

(b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions detailed in the subscription and it is able to bear the economic risk of loss arising from such transactions;

(c) is acquiring the Subscription Receipts, Units, Purchased Shares, Warrants, or Warrant Shares for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Subscription Receipts, Units, Purchased Shares, Warrants, or Warrant Shares in violation of the United States securities laws and, in particular, it has no intention to distribute either directly or indirectly any of the Subscription Receipts, Units, Purchased Shares, Warrants, or Warrant Shares in the United States or to U.S. Persons; provided, however, that the Investor may sell or otherwise dispose of any of the Subscription Receipts, Units, Purchased Shares, Warrants, or Warrant Shares pursuant to registration thereof under the U.S. Securities Act, and any applicable State securities laws or if an exemption from such registration requirements is available or registration is otherwise not required under the U.S. Securities Act;

(d) is not acquiring the Subscription Receipts, Units, Purchased Shares, Warrants, or Warrant Shares as a result of any form of general solicitation or general advertising, as such terms are defined for purposes of Regulation D under the U.S. Securities Act, including without limitation any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over radio or television or other form of telecommunications, or published or broadcast by means of the Internet or any other form of electronic display, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(e) understands the offer and sale of the Subscription Receipts, Units, Purchased Shares, Warrants, or Warrant Shares have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and that the sale contemplated hereby is being made in reliance on the exemption from registration provided by Rule 506(b) of Regulation D and/or Section 4(a)(2) of the U.S. Securities Act and applicable State securities laws;

(f) satisfies one or more of the categories indicated below (check appropriate box):

☐ Category 1: An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust, partnership or limited liability company, not formed for the specific purpose of acquiring the Subscription Receipts offered, with total assets in excess of $5,000,000;

☐ Category 2: A natural person whose individual net worth, or joint net worth with that person's spouse, on the date of purchase exceeds $1,000,000 excluding the value of the primary residence of that person;

Note: For purposes of calculating "net worth" under this paragraph:

(i) The person's primary residence shall not be included as an asset;

(ii) Indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(iii) Indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

☐ Category 3: A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Category 4: A bank as defined under Section (3)(a)(2) of the U.S. Securities Act or savings and loan association or other institution as defined in Section 3(a)(5)(A) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 (United States); an insurance company as defined in Section 2(13) of the U.S. Securities Act; an investment company registered under the United States Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of such act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the United States Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or an agency or instrumentality of a state or its political subdivisions, for the benefit of its employees if the plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (United States) if investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐ Category 5: A private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940;

☐ Category 6: A director or executive officer of the Corporation;

☐ Category 7: A trust that (a) has total assets in excess of $5,000,000, (b) was not formed for the specific purpose of acquiring the Subscription Receipts and (c) is directed in its purchases of securities by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Subscription Receipts as described in Rule 506(b)(2)(ii) under the U.S. Securities Act;

☐ Category 8: An entity in which all of the equity owners are accredited investors;

☐ Category 9: Any entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of US$5,000,000;

☐ Category 10: Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐ Category 11: A natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status;

☐ Category 12: A natural person who is a "knowledgeable employee," as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

☐ Category 13: A "family office," as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) With assets under management in excess of US$5,000,000, (ii) that was not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐ Category 14: A "family client," as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1), of a family office meeting the requirements in paragraph (a)(12) of this section and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii).

2. The Investor acknowledges and agrees that:

(a) the Investor will not engage in any directed selling efforts (as defined in Rule 902 promulgated under the U.S. Securities Act) in connection with the resale of any of the Subscription Receipts, Units, Warrants, Purchased Shares or Warrant Shares pursuant to Rule 904 promulgated under the U.S. Securities Act; provided, however, that the Investor may sell or otherwise dispose of any of the Subscription Receipts, Units, Warrants, Purchased Shares or Warrant Shares pursuant to registration thereof under the U.S. Securities Act and any applicable State securities laws or if an exemption from such registration requirements is available or registration is otherwise not required under the U.S. Securities Act;

(b) if the Investor decides to offer, sell or otherwise transfer any of the Subscription Receipts, Units, Purchased Shares, Warrants, Warrant Shares it will not offer, sell or otherwise transfer any of such securities, directly or indirectly, unless:

(i) the sale is to the Corporation;

(ii) the sale is made pursuant to the registration requirments under the U.S. Securities Act;

(iii) the sale is made pursuant to the requirements of Rule 904 promulgated under the U.S. Securities Act;

(iv) the sale is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder if available and in accordance with any applicable State securities laws; or

(v) the Subscription Receipts, Units, Purchased Shares, Warrants, Warrant Shares are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable State securities law, and it has prior to such sale furnished to the Corporation an opinion of counsel reasonably satisfactory to the Corporation;

(c) upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable State securities laws, the certificates or ownership statements (including any confirmation under the Direct Registration System (DRS) maintained by the Corporation, its transfer agent or the warrant agent, if and as applicable) representing any of the Subscription Receipts, Units, Purchased Shares, Warrants, Warrant Shares will bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED HEREBY [for Subscription Receipts/Warrants add: AND THE SECURITIES ISSUABLE PURSUANT HERETO / UPON EXERCISE HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF LITHIUM AMERICAS CORP. AND ITS SUCCESSORS (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ABSENT SUCH REGISTRATION ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF CLAUSE (C) OR (D), THE HOLDER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

and provided that if any of the Subscription Receipts, Units, Purchased Shares, Warrants, Warrant Shares are being sold by the Investor in an off-shore transaction and in compliance with the requirements of Rule 904 of Regulation S, the legend set forth above may be removed by providing such evidence as the Corporation or its transfer agent may from time to time reasonably prescribe (which may include an opinion of counsel reasonably satisfactory to the Corporation and its transfer agent), to the effect that the sale of the Subscription Receipts, Units, Purchased Shares, Warrants, Warrant Shares is being made in compliance with Rule 904 of Regulation S;

and provided further, that if any of the Subscription Receipts, Units, Purchased Shares, Warrants, Warrant Shares are being sold pursuant to Rule 144 of the U.S. Securities Act and in compliance with any applicable State securities laws, the legend may be removed by delivery to the Corporation's transfer agent of an opinion reasonably satisfactory to the Corporation and its transfer agent to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act and State securities laws;

(d) the Corporation may make a notation on its records or instruct the registrar and transfer agent of the Corporation in order to implement the restrictions on transfer set forth and described herein and the subscription;

(e) the Investor understands and agrees that the financial statements of the Corporation have been prepared in accordance with International Financial Reporting Standards, which differ in some respects from United States generally accepted accounting principles, and thus may not be comparable to financial statements of United States companies;

(f) the Investor understands that the Subscription Receipts, Units, Purchased Shares, Warrants and Warrant Shares are "restricted securities" under applicable federal securities laws and that the U.S. Securities Act and the rules of the Securities and Exchange Commission (the "SEC") provide in substance that the Investor may dispose of the Subscription Receipts, Units, Purchased Shares, Warrants and Warrant Shares only pursuant to an effective registration statement under the U.S. Securities Act or an exemption therefrom, and, other than as set out herein or in the Investor Rights Agreement, the Investor understands that the Corporation has no obligation to register the offer or sale of any of the Subscription Receipts, Units, Warrants, Warrant Shares or the Purchased Shares or to take action so as to permit sales pursuant to the U.S. Securities Act (including Rule 144 thereunder). Accordingly, the Investor understands that absent registration, under the rules of the SEC, the Investor may be required to hold the Purchased Shares, Units, Warrants, Warrant Shares indefinitely or to transfer the Purchased Shares, Units, Warrants, Warrant Shares in the United States or to U.S. Persons in "private placements" which are exempt from registration under the U.S. Securities Act, in which event the transferee may acquire "restricted securities" subject to the same limitations as in the hands of the Investor. As a consequence, the Investor understands that it must bear the economic risks of the investment in the Subscription Receipts, Purchased Shares, Units, Warrants, and Warrant Shares for an indefinite period of time.

(g) the Investor understands and acknowledges that the Corporation is not obligated to remain a "foreign issuer" (as defined in Rule 902(e) of Regulation S);

(h) the Investor understands and agrees that there may be material tax consequences to the Investor of an acquisition, disposition or exercise of any of the Subscription Receipts, Units, Purchased Shares, Warrants or Warrant Shares and the Corporation gives no opinion and makes no representation with respect to the tax consequences to the Investor under United States, state, local or foreign tax law of the Investor's acquisition or disposition of such Units, and in particular, no determination has been made whether the Corporation will be a "passive foreign investment company" ("PFIC") within the meaning of Section 1291 of the United States Internal Revenue Code (the "Code"), provided, however, the Corporation agrees that it shall provide to the Investor, upon written request, all of the information that would be required for United States income tax reporting purposes by a United States security holder making an election to treat the Corporation as a "qualified electing fund" for the purposes of the Code, should the Corporation determine that the Corporation is a PFIC in any calendar year following the Investor's purchase of the Subscription Receipts; and

(i) the funds representing the Tranche 1 Subscription Price which will be advanced by the Investor to the Corporation hereunder will not represent proceeds of crime for the purposes of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the "PATRIOT Act") and the Investor acknowledges that the Corporation may in the future be required by law to disclose the Investor's name and other information relating to the subscription and the Investor's subscription hereunder, on a confidential basis, pursuant to the PATRIOT Act, and that no portion of the Tranche 1 Subscription Price to be provided by the Investor (i) has been or will be derived from or related to any activity that is deemed criminal under the laws of the United States of America, or any other jurisdiction, or (ii) is being tendered on behalf of a person or entity who has not been identified to or by the Investor, and it shall promptly notify the Corporation if the Investor discovers that any of such representations ceases to be true and provide the Corporation with appropriate information in connection therewith.

* * * * * * *

The representations, warranties, statements and certification made in this Certificate are true and accurate as of the date of this Certificate.

Capitalized terms not specifically defined in this Certificate have the meaning ascribed to them in the subscription to which this Certificate is attached.

The Investor acknowledges and agrees that the Corporation will and can rely on this Certificate in connection with the Investor's subscription.

IN WITNESS, the undersigned has executed this Certificate as of the ____ day of _________, 2023.

GENERAL MOTORS HOLDINGS LLC

Per:
Name: John Stapleton

Title: Vice President, Global Financial Strategy and FP&A

SCHEDULE B

REGISTRATION INSTRUCTIONS

[Redacted]

SCHEDULE C

WARRANT CERTIFICATE

(See Attached)

SCHEDULE C - FORM OF WARRANT CERTIFICATE

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF LITHIUM AMERICAS CORP. AND ITS SUCCESSORS (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ABSENT SUCH REGISTRATION ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF CLAUSES (C) OR (D), THE HOLDER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [●], 2023.

THE WARRANTS EVIDENCED HEREBY ARE EXERCISABLE ONLY PRIOR TO 5:00 P.M., VANCOUVER TIME, ON THE EXPIRATION DATE, AFTER WHICH TIME THE WARRANTS EVIDENCED HEREBY SHALL BE DEEMED TO BE VOID AND OF NO FURTHER FORCE OR EFFECT.

[●], 2023

COMMON SHARE PURCHASE WARRANT CERTIFICATE

To Purchase 11,890,848 Common Shares of LITHIUM AMERICAS CORP.

Warrant Certificate No. [●]	Certificate for 11,890,848 Warrants, each entitling the holder to acquire one (1) Common Share (as hereinafter defined and subject to adjustment as set out herein).

THIS IS TO CERTIFY THAT, FOR VALUE RECEIVED, GENERAL MOTORS HOLDINGS LLC, 300 Renaissance Center, Detroit, Michigan, USA, 48265-3000 (the "Holder"), or its permitted assigns, is entitled, during the Exercise Period (as hereinafter defined), to purchase from Lithium Americas Corp., a corporation organized and existing under the laws of the province of British Columbia (the "Corporation" or the "Issuer"), the Warrant Shares (as hereinafter defined and subject to adjustment as set out herein), at the then Current Warrant Price for each Warrant (as hereinafter defined) exercised for aggregate proceeds of US$329,852,123.52 (subject to the Maximimum Issuance Limitation (as hereinafter defined) and Section 8.1 of the Master Purchase Agreement), all on and subject to the terms and conditions hereinafter set forth.

The Corporation shall treat the Holder as the absolute owner of this Warrant Certificate for all purposes and the Corporation shall not be affected by any notice or knowledge to the contrary. The Holder shall be entitled to the rights evidenced by this Warrant Certificate and the receipt by the Holder of the Warrant Shares issuable upon exercise hereof shall be a good discharge to the Corporation and the Corporation shall not be bound to inquire into the title of the Holder.

Nothing contained herein shall confer any right upon the Holder to subscribe for or purchase any Warrant Shares at any time after the Expiration Date, and from and after the Expiration Date these Warrants and all rights hereunder shall be void and of no value.

1. Definitions. As used in this Warrant Certificate, the following terms have the respective meanings set forth below:

"Affiliate" means, as to any specified Person, any other Person who directly, or indirectly through one or more intermediaries, (a) controls such specified Person, (b) is controlled by such specified Person, or (c) is under common control with such specified Person;

"Business Day" means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of British Columbia, the City of New York or the City of Detroit and (b) a day on which banks are generally closed in the Province of British Columbia, the City of New York or the City of Detroit;

"Change of Control" has the meaning ascribed to such term in the Master Purchase Agreement;

"Change of Control Notice" means a notice of a potential Change of Control; "Closing Date" means [●], 2023;1

"Common Shares" means common shares in the capital of the Corporation;

"Common Shares Deemed Outstanding" means, at any given time, the sum of (a) the number of shares of Common Shares actually outstanding at such time, plus (b) the number of shares of Common Shares issuable upon exercise, conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of options actually outstanding at such time), in each case, regardless of whether the Convertible Securities are actually exercisable at such time; provided, that Common Shares Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned subsidiaries;

______________________________
1 Date to be the date of the Escrow Release Date.

2

"Convertible Securities" means securities (including options) that are exchangeable, convertible or exercisable into Common Shares;

"Corporation" means Lithium Americas Corp., a corporation incorporated under the laws of the Province of British Columbia and its successors and permitted assigns;

"Current Market Price" means of the Common Shares (or SpinCo Shares, as applicable) at any date means the price per share equal to the volume weighted average trading price of the Common Shares (or SpinCo Shares, as applicable) on the NYSE during the five (5) consecutive trading days ending before such date or, if the Common Shares (or SpinCo Shares, as applicable) are not then listed on the NYSE, the TSX during the five (5) consecutive trading days ending before such date; in each case as reported by Bloomberg Finance L.P. in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day (or if such volume-weighted average trading price is unavailable, the market price of one Common Share or SpinCo Share, as applicable, on each such trading day). The "volume-weighted average trading price" shall be determined without regard to after-hours trading or any other trading outside of the regular trading session hours;

"Current Warrant Price" means, in respect of a Warrant Share at any date herein specified, the price at which a Warrant Share may be purchased pursuant to this Warrant Certificate on such date. Unless the Current Warrant Price is adjusted pursuant to the terms herein (including in connection with the consummation of the Separation Transaction as set out herein), the Current Warrant Price shall be US$27.74 per Warrant Share;

"Deemed Exercise Event" has the meaning ascribed to such term in Section 2.2(a);

"Exercise Period" means the period during which the Warrants are exercisable pursuant to Section 2.1;

"Expiration Date" means the earlier of (i) [insert the date following 36 months from the Closing Date], and (ii) the Mandatory Cancellation Date;

"GM Transaction Resolutions" has the meaning ascribed to such term in the Master Purchase Agreement;

"GM Transaction Shareholder Meeting" has the meaning ascribed to such term in the Master Purchase Agreement;

"Governmental Entity" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange;

"Holder" has the meaning ascribed thereto on page 1 hereof;

3

"Investor Rights Agreement" has the meaning ascribed thereto in the Master Purchase Agreement;

"Mandatory Cancellation Date" has the meaning ascribed thereto in Section 4.10;

"Master Purchase Agreement" means the master purchase agreement between the Holder and the Corporation dated as of January 30, 2023;

"Maximum Issuance Limitation" has the meaning ascribed thereto in Section 2.4;

"NYSE" means the New York Stock Exchange;

"Other Exchange" means any other recognized North American stock exchange or quotation system;

"Other Property" has the meaning set forth in Section 4.5;

"Person" means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity;

"Relative SpinCo Value Ratio" has the meaning ascribed to such term in the Tranche 2 Subscription Agreement;

"Securities Laws" means, the securities laws, regulations and rules of each of the states, provinces and territories of Canada and the United States, and the blanket rulings and policies and written interpretations of, and multilateral or national instruments adopted by, the securities regulatory authorities of Canada and the United States and each of their respective states, provinces and territories, as well as the rules and policies of the TSX, the NYSE and any other stock or securities exchange, marketplace or trading market upon which the securities of the Corporation are listed for trading;

"Separation Transaction" has the meaning ascribed to such term in the Master Purchase Agreement;

"Separation Outside Date" has the meaning ascribed to such term in the Master Purchase Agreement;

"Share Pricing Resolution" means GM Transaction Resolution pertaining to the price at which Common Shares, or SpinCo Shares, will be issued pursuant to the Tranche 2 Subscription Agreement or the SpinCo Subscription Agreement, as applicable;

"SpinCo" means 1397468 B.C. Ltd.;

"SpinCo Shares" means common shares in the capital of SpinCo;

4

"SpinCo Subscription Agreement" has the meaning ascribed to such term in the Tranche 2 Subscription Agreement;

"Tranche 2 Holder Closing Documentation" means the deliverables set out in Section 5.3 of the Tranche 2 Subscription Agreement;

"Tranche 2 Investment" has the meaning ascribed to such term in the Master Purchase Agreement;

"Tranche 2 Issuer Closing Documentation" means the deliverables set out in Section 5.2 of the Tranche 2 Subscription Agreement;

"Tranche 2 Subscription Agreement" means the Subscription Agreement between the Holder and the Corporation dated as of [●], 2023;

"Transfer" means any permitted disposition of any Warrant or of any interest therein but, for greater certainty, does not include the exercise of the Warrants;

"Transfer Restrictions" means the transfer restrictions contained in Section 5.3 of the Investor Rights Agreement;

"TSX" means the Toronto Stock Exchange;

"Warrant Certificate" means a certificate issued by the Corporation and representing the Warrants, including for certainty, this certificate;

"Warrant Election Notice" has the meaning ascribed to such term in the Tranche 2 Subscription Agreement;

"Warrant Exercise Form" means the subscription form attached as Exhibit A hereto;

"Warrant Price" means an amount equal to (a) the number of Warrant Shares being purchased upon exercise of this Warrant Certificate pursuant to Section 2.1, multiplied by (b) the Current Warrant Price;

"Warrant Shares" means the 11,890,848 Common Shares to be purchased upon the due and valid exercise of the Warrants represented by this Warrant Certificate, subject to adjustment as provided herein and consummation of the Separation Transaction as set out herein; and

"Warrants" means the common share purchase warrants represented by this Warrant Certificate and all warrants issued upon Transfer, division or combination of, or in substitution for, any part thereof.

5

2. Exercise of Warrants.

2.1 Voluntary Exercise.

(a) From and after the issuance hereof and until the Expiration Date (the "Exercise Period"), the Holder may exercise all, but not less than all, of the Warrants, subject to the Maximum Issuance Limitation on any Business Day, for all of the Warrant Shares purchasable hereunder. Notwithstanding the foregoing or anything herein to the contrary, the Warrants shall only be exerciseable if (i) the Separation Transaction has not occurred prior to the Separation Outside Date, (ii) the Corporation announces that the Separation Transaction shall not occur, or (iii) the Investor has received a Change of Control Notice from the Corporation.

(b) In order to exercise the Warrants, the Holder shall deliver to the Issuer at its principal office or at the office or agency designated by the Issuer pursuant to Section 14.2 the written notice of the Holder's election to exercise the Warrants in the form of the Warrant Exercise Form, duly completed and executed by the Holder or its agent or attorney.

2.2 Deemed Exercise.

(a) The Holder will be deemed to exercise all, and not less than all, of the Warrants, subject to the Maximum Issuance Limitation, upon the date the Holder has delivered the Warrant Election Notice pursuant to Section 2.3 of the Tranche 2 Subscription Agreement (the "Deemed Exercise Event").

2.3 Closing of Exercise

(a) Upon the occurrence of the Deemed Exercise Event, the parties shall complete the exercise of the Warrants thereafter by delivery of the following:

(1) the Holder shall deliver to the Issuer payment of the Warrant Price in United States dollars by wire transfer of immediately available funds to the account of the Issuer;

(2) the Holder shall deliver to the Issuer the Tranche 2 Holder Closing Documentation;

(3) the Issuer shall deliver to the Holder the Tranche 2 Issuer Closing Documentation;

(4) the Issuer shall execute or cause to be executed and deliver or cause to be delivered to the Holder by mail, at the address or addresses specified in the Warrant Exercise Form, a certificate or certificates representing the aggregate number of Warrant Shares issuable upon such exercise in accordance with the registration instructions set forth in Schedule B to the Tranche 2 Subscription Agreement, or as the Holder may otherwise subsequently direct the Issuer in writing. The share certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the Holder shall request in the notice and shall be registered in the name of the Holder; and

6

(5) if the Warrants are not exercised in full, the Issuer shall deliver to the Holder a replacement Warrant Certificate representing the unexercised Warrants.

(b) A Warrant shall be deemed to have been exercised and such certificate or certificates representing the applicable aggregate number of Warrant Shares issuable upon such exercise shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a Holder of record of such Warrant Shares for all purposes, as of the date when the Holder has delivered the Warrant Exercise Form in accordance with Section 2.1(b) or the Deemed Exercise Event, as applicable, and paid the Warrant Price.

2.4 Notwithstanding the provisions of Section 2.1 to 2.3:

(i) if the TSX does not grant conditional approval to permit the Holder to acquire in the aggregate more than 19.9% of the issued and outstanding Common Shares, the Holder will not be entitled to exercise Warrants, and the Issuer will not issue Warrant Shares to Holder hereunder, that will result in the Holder owning, together with Common Shares already owned or controlled on the date of exercise of the Warrants hereunder, more than 19.9% of issued and outstanding share capital of the Issuer; and

(ii) if the Corporation obtains conditional approval from the TSX and authorization from the NYSE if applicable, to permit the Holder to acquire in the aggregate more than 19.9% of the issued and outstanding Common Shares (including through shareholder approval of the applicable GM Transaction Resolution), then the maximum number of Common Shares issuable hereunder shall be the lesser of:

(A) the maximum amount that Holder may hold that will not reasonably be expected to result in the Holder having to consolidate the Corporation's financial performance in connection with preparing the Holder's financial statements under U.S. GAAP, unless the Holder consents otherwise; and

(B) the number of Common Shares that will, upon completion of the Tranche 2 Investment, result in the Holder holding 30% of the issued and outstanding Common Shares of the Corporation

(in either (i) or (ii) above, the "Maximum Issuance Limitation").

2.5 Any certificate representing Warrant Shares issued upon the exercise of this Warrant Certificate prior to four months and one day after the Closing Date will bear the following legends, to the extent such legends remain applicable at the time of such exercise:

7

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [●], 2023.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE ("TSX"); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TSX.

The following legend will be placed on the certificates representing the Warrant Shares upon the issuance thereof, until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable U.S. Securities Laws and regulations:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF LITHIUM AMERICAS CORP. AND ITS SUCCESSORS (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ABSENT SUCH REGISTRATION ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF CLAUSES (C) OR (D), THE HOLDER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

2.6 The Warrants represented hereby and the securities issuable upon the exercise of the Warrants represented hereby have not been and will not be registered under the U.S. Securities Act or the Securities Laws of any state. The Warrants represented hereby may not be exercised by or for the account of a U.S. Person or a Person in the United States without registration under the U.S. Securities Act and all applicable state Securities Laws or unless an exemption from such registration is available and, upon request by the Corporation, the holder has provided the Corporation with a written opinion of United States legal counsel or other evidence reasonably satisfactory to the Corporation to such effect. Notwithstanding the foregoing, a holder who checks box 3 of the Warrant Exercise Form and represents, warrants and certifies to the Corporation that (a) it purchased the Warrants from the Corporation pursuant to the Master Purchase Agreement, (b) it is exercising the Warrants for its own account, (c) it is an "accredited investor" (as defined in Rule 501(a) of Regulation D under the U.S. Securities Act) on the date of exercise, and (d) the representations and warranties of the holder set forth in the Master Purchase Agreement (other than representations regarding the holder's ownership of the Corporation's equity securities at the time of entry into the Master Purchase Agreement) remain true and correct on the date of exercise, shall not be required to deliver a written opinion of United States counsel upon exercise of the Warrant. The Warrant Shares shall bear the legend set forth in Warrant Exercise Form. As used herein, the terms "United States" and "U.S. Person" have the meaning ascribed thereto in Regulation S under the U.S. Securities Act.

8

2.7 Restrictions on Exercise Amount. In the event the Corporation is prohibited from issuing Warrant Shares as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Corporation shall as soon as possible take such commercially reasonable action to authorize the issuance of the full number of Warrant Shares issuable upon exercise of this Warrant Certificate.

2.8 Investment Purposes. The Holder confirms that Holder is subscribing for the Warrants as principal for its own account and not as agent for the benefit of any other Person (within the meaning of Securities Laws) for investment purposes only and has no current intention to sell or otherwise dispose of the Warrants.

3. Transfer, Division and Combination.

3.1 Transfer. The Warrants shall not be transferrable by the Holder, except with the prior written consent of the Corporation. Notwithstanding the foregoing, the Holder may assign and transfer all of its rights, benefits, duties and obligations under this Certificate in their entirety, without the consent of the Corporation, to an Affiliate of the Holder; provided that no such assignment shall relieve the Holder of any of its obligations hereunder. The Corporation may not transfer all or any interest in this Warrant Certificate, except as explicitly set forth in Section 4 and 5 of this Warrant Certificate.

Any Transfer of the Warrants and all rights hereunder, in accordance with the foregoing provisions, shall be registered on the books of the Corporation to be maintained for such purpose, upon surrender of this Warrant Certificate at the principal office of the Corporation or the office or agency designated by the Corporation pursuant to Section 14.2, together with a written assignment of the Warrants substantially in the form of Exhibit B hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such Transfer. Upon such surrender and, if required, such payment, the Corporation shall execute and deliver a new Warrant Certificate in the name of the assignee or assignees and in the denomination specified in such instrument of assignment and shall issue to the assignor a new Warrant Certificate evidencing the number of Warrants not so assigned, and this Warrant Certificate shall promptly be cancelled. Following a Transfer that complies with the requirements of this Section 3.1, the Warrants may be exercised by a new Holder for the purchase of Warrant Shares regardless of whether the Corporation issued or registered a new Warrant Certificate on the books of the Corporation.

9

The Warrants are, and Warrant Shares will be, "restricted securities" within the meaning of Rule 144(a)(3) under the U.S. Securities Act, and, if in the future the Holder decides to offer, resell, pledge or otherwise transfer such securities, it will do so only (a) to the Corporation; (b) outside the United States in compliance with Rule 904 of Regulation S under the U.S. Securities Act, and in compliance with applicable local laws and regulations; (c) in compliance with (i) Rule 144A under the U.S. Securities Act, if available, to a Person the seller reasonably believes is a "qualified institutional buyer" (as defined in Rule 144A under the U.S. Securities Act) that is purchasing for its own account or for the account of one or more "qualified institutional buyers" and to whom notice is given that the offer, sale, pledge or transfer is being made in reliance upon Rule 144A under the U.S. Securities Act, or (ii) Rule 144 under the U.S. Securities Act, if available, and, in each case, in compliance with any applicable state Securities Laws of the United States; or (d) in another transaction that does not require registration under the U.S. Securities Act or any applicable state Securities Laws of the United States, after (A) in the case of proposed transfers pursuant to (b) above, providing to Computershare Investor Services Inc., as transfer agent for the Corporation, (i) a declaration in the form that Computershare Investor Services Inc., as transfer agent for the Corporation, may reasonably prescribe from time to time, and (ii) if required by Computershare Investor Services Inc., as transfer agent for the Corporation, an opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, or other evidence satisfactory to the Corporation, that the proposed transfer may be effected without registration under the U.S. Securities Act, and (B) in the case of proposed transfers pursuant to (c)(ii) or (d) above, providing to Computershare Investor Services Inc., as transfer agent for the Corporation, and to the Corporation, an opinion of counsel of recognized standing reasonably satisfactory to the Corporation, to the effect that the proposed transfer may be effected without registration under the U.S. Securities Act.

4. Warrant Adjustments.

4.1 Adjustments. The number of Warrant Shares for which the Warrants are exercisable, and the price at which such shares may be purchased upon exercise of the Warrants, shall be subject to adjustment from time to time as set forth in this Section 4, excluding any adjustments to be made in connection with the Separation Transaction, which will be governed by the provisions of Section 5. The Corporation shall give the Holder notice of any event described below which requires an adjustment pursuant to this Section 4 in accordance with Section 6.1 and 6.2.

4.2 Share Dividends, Subdivisions and Combinations. If at any time while the Warrants are outstanding the Corporation shall:

10

(a) declare a dividend in Common Shares or Convertible Securities or make a distribution of Common Shares or Convertible Securities on all or substantially all of its outstanding Common Shares,

(b) subdivide its outstanding Common Shares into a larger number of Common Shares, or

(c) combine its outstanding Common Shares into a smaller number of Common Shares,

then, on the record date for such event or, if no record date is fixed, the effective date of such event, in each case:

(1) the Current Warrant Price shall be adjusted so that it will equal the rate determined by multiplying the Current Warrant Price in effect immediately prior to such date by a fraction, of which the numerator shall be the total number of Common Shares Deemed Outstanding on such date before giving effect to such event, and of which the denominator shall be the total number of Common Shares Deemed Outstanding on such date after giving effect to such event, and

(2) the number of Warrant Shares purchasable upon the subsequent exercise of the Warrants shall be simultaneously adjusted or readjusted, as the case may be, by multiplying the number of Warrant Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment or readjustment by a fraction which shall be the reciprocal of the fraction used in the adjustment or readjustment of the Current Warrant Price.

Any adjustment made pursuant to clause (a) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (b) or (c) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

4.3 Rights Offering. If at any time while the Warrants are outstanding the Corporation shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of Common Shares entitling them, for a period expiring not more than 45 days after the record date, to subscribe for or purchase Common Shares or Convertible Securities at a price per Common Share (or having a conversion price per Common Share) less than 95% of the Current Market Price as at the record date (the issuance of any such rights, options or warrants being a "Rights Offering"), then the Current Warrant Price shall be adjusted effective immediately after the record date so that it shall equal the price determined by multiplying the Current Warrant Price in effect on the record date of such Rights Offering by a fraction:

(a) the numerator of which shall be the number of Common Shares Deemed Outstanding on the record date plus a number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate conversion price of the Convertible Securities so offered) by the Current Market Price; and

11

(b) the denominator shall be the number of Common Shares Deemed Outstanding on the record date plus the total number of additional Common Shares offered by subscription or purchase (or into which the Convertible Securities so offered are convertible);

to the extent that any such rights, options or warrants are not so issued or are not exercised prior to the expiration thereof, the Current Warrant Price shall be readjusted to the Current Warrant Price which would then be in effect if the record date had not been fixed or the Current Warrant Price which would then be in effect based upon the number of Common Shares (or Convertible Securities) actually issued upon the exercise of such rights, options and warrants, as the case may be, but subject to any other adjustment required hereunder by reason of any event arising after the record date.

4.4 Special Distribution. If at any time while the Warrants are outstanding the Corporation shall issue or distribute to all or substantially all the holders of Common Shares:

(a) shares of any class other than Common Shares (excluding for the avoidance of doubt any SpinCo Shares or other securities of SpinCo issued pursuant to the Separation Transaction), or

(b) rights, options or warrants (other than (i) pursuant to a employee stock option plan or employee share purchase plan or other employment incentive, (ii) rights, options or warrants exercisable not more than 45 days from the date of issue to purchase Common Shares at a price per Common Share equal to or greater than the Current Warrant Price or to purchase Convertible Securities having a conversion price per Common Share equal to or greater than the Current Warrant Price or (iii) as provided for in Section 4.3), or

(c) evidences of indebtedness, or

(d) any other assets (other than a cash dividend payable out of the earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Corporation)

and, in any of those cases, the issuance or distribution does not constitute a distribution to which Sections 4.2 or 4.3 applies (any of such events being herein called a "Special Distribution"), then the Current Warrant Price shall be adjusted effective immediately after the record date at which the holders of Common Shares are determined for purposes of the Special Distribution to a price which is the product of:

(i) the Current Warrant Price in effect on such record date; and

(ii) a fraction:

(1) the numerator shall be the number of Common Shares Deemed Outstanding on the record date multiplied by the Current Market Price on the record date, less the fair market value (as determined by the directors acting in good faith with a view to the interests of all of the security holders of the Corporation, including the Holder) of the shares, evidences of indebtedness, assets or property, or rights, options or warrants so distributed; and

12

(2) the denominator shall be the number of Common Shares Deemed Outstanding on the record date multiplied by such Current Market Price.

to the extent that the Special Distribution is not so made or to the extent that any rights, options or warrants so distributed are not exercised, the Current Warrant Price shall be readjusted to the Current Warrant Price which would then be in effect based upon such shares, rights, options, warrants, evidences of indebtedness or assets actually distributed or based upon the number of Common Shares or Convertible Securities actually delivered upon the exercise of such rights, options or warrants, as the case may be, but subject to any other adjustment required hereunder by reason of any event arising after the record date.

4.5 Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.

(a) If there shall occur a reclassification or redesignation of Common Shares at any time or a change of the Common Shares into other shares or other securities or any other capital reorganization (other than a share dividend, subdivision or combination referred to in Section 4.1), or a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other corporation or other entity (other than a consolidation, amalgamation, arrangement or merger which does not result in any reclassification or redesignation of the Common Shares or a change of the Common Shares into other securities), or a transfer of all or substantially all of the undertaking or assets of the Corporation to another corporation or other entity (any of such events being herein called a "Capital Reorganization"), and, pursuant to the terms of such Capital Reorganization, common shares of the successor or acquiring corporation, or any cash, shares or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common shares of the successor or acquiring corporation (any such consideration other than Common Shares, the "Other Property"), are to be received by or distributed to the holders of Common Shares, then the Holder of the Warrants shall have the right thereafter to receive, and still accept upon the exercise of the Warrant in lieu of the Common Shares to which such Holder was therefore entitled to receive, the number of Common Shares and the Other Property receivable upon or as a result of such Capital Reorganization by a holder of the number of Common Shares into which the Warrant is exercisable immediately prior to such event.

(b) Subject to the prior written approval of the principal stock exchange or over-the-counter market on which the Common Shares are then listed or quoted for trading, appropriate adjustments shall be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 4.4 with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this Section 4.4 shall thereafter correspondingly be made applicable as nearly as may reasonably be possible in relation to any shares, other securities or Other Property thereafter deliverable upon the exercise of any Warrant. Any such adjustments shall be made by and set forth in terms and conditions supplemental hereto approved by the board of directors of the Corporation, acting reasonably and in good faith. The foregoing provisions of this Section 4 shall similarly apply to successive Capital Reorganization transactions.

13

4.6 Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of Common Shares into which the Warrants are exercisable and the Current Warrant Price provided for in Section 4:

(a) The adjustments required by Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur, subject to the following subsections of this Section 4, and for the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b) No adjustment in the Current Warrant Price is required to be made unless such adjustment would result in a change of at least 1% in the prevailing Current Warrant Price and no adjustment in the Current Warrant Price is required to be made unless such adjustment would result in a change of at least one one-hundredth of a Warrant Share upon exercise of the Warrants; provided, however, that any adjustments which, except for the provisions of this subsection, would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustments, and in any case, prior to exercise.

(c) In computing adjustments under this Section 4, fractional interests of less than 0.5 of one Common Share shall be rounded down, and fractional interests of 0.5 or more of one Common Share shall be rounded up, in each case to the nearest whole share.

(d) If the Corporation undertakes a transaction contemplated under this Section 4 and as a result takes a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights or other benefits contemplated under this Section 4 and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights or other benefits contemplated under this Section 4, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(e) If at any time a question or dispute arises with respect to adjustments provided for in Section 4, such question or dispute will be conclusively determined by the independent auditor of the Corporation or, if they are unable or unwilling to act, by such other firm of independent chartered professional accountants that is a participant of the Canadian Public Accountability Board, as may be selected by action of the Holder and any such determination, subject to regulatory approval and absent manifest error, will be binding upon the Corporation and the Holder. The Corporation will provide such independent auditor or chartered professional accountant with access to all necessary records of the Corporation.

14

(f) In the absence of a resolution of the directors of the Corporation fixing a record date for any event which would require any adjustment to these Warrants, the Corporation will be deemed to have fixed as the record date therefor the date on which the event is effected.

(g) In any case that an adjustment pursuant to Section 4 shall become effective immediately after a record date for or an effective date of an event referred to herein, the Corporation may defer, until the occurrence of such event, issuing to the Holder of these Warrants, if exercised after such record date or effective date and before the occurrence and consummation of such event, the additional Warrant Shares or other securities or property issuable upon such exercise by reason of the adjustment required by such event, provided, however, that the Corporation will deliver to the Holder an appropriate instrument evidencing the Holder's right to receive such additional Warrant Shares or other securities or property upon the occurrence and consummation of such event and the right to receive any dividend or other distribution in respect of such additional Warrant Shares or other securities or property declared in favour of the holders of record of Common Shares or of such other securities or property on or after the Expiration Date or such later date as the Holder would, but for the provisions of this subsection, have become the holder of record of such additional Warrant Shares or of such other securities or property.

4.7 No Adjustments. No adjustment in the Current Warrant Price or number of Warrants issuable hereunder shall be made in respect of the Separation Transaction (provided a warrant certificate is issued by SpinCo for the purchase of SpinCo Shares as contemplated in Section 5).

4.8 Other Action Affecting Common Shares. If and whenever at any time after the date hereof and prior to the Expiration Date, the Corporation takes any action affecting its Common Shares to which the foregoing provisions of this Section 4 are not strictly applicable, or if strictly applicable would not fairly adjust the rights of the Holder against dilution in accordance with the intent and purposes thereof, or would otherwise materially affect the rights of the Holder hereunder, then the Corporation shall execute and deliver to the Holder an amendment hereto providing for an adjustment in the application of such provisions so as to adjust such rights as aforesaid in such a manner as the board of directors of the Corporation may determine to be equitable in the circumstances, acting reasonably and in good faith, but subject in all cases to any necessary regulatory approval.

4.9 Common Share Transfer Taxes. The issue of share certificates upon exercise of the Warrants shall be made without charge to the Holder for any stamp or issuance tax in respect of such issue. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any Transfer involved in the issue and delivery of shares in any name other than that of the Holder, and the Corporation shall not be required to issue or deliver any such share certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

15

4.10 Deemed Termination. This Warrant Certificate will terminate automatically and with immediate effect upon the date (the "Mandatory Cancellation Date") either:

(a) the Holder or any other Person subscribes for and purchases Common Shares pursuant to the terms of the Tranche 2 Subscription Agreement;

(b) the Tranche 2 Subscription Agreement is terminated pursuant to its terms; or

(c) the Share Pricing Resolution is approved at the GM Transaction Shareholder Meeting.

5. SpinCo Warrants.

5.1 Warrants to be issued by SpinCo. If the Warrants hereunder have not been exercised prior to the Separation Transaction, the parties agree that in connection with the Separation Transaction, the Holder of this Warrant Certificate shall exercise this Warrant Certificate to acquire one (1) Common Share.

The parties further acknowledge and agree that immediately after the Separation Transaction, the Corporation shall cause SpinCo to provide the Holder with new warrant certificate on substantially the terms of this Warrant Certificate (the "SpinCo Warrant Certificate") with such equitable adjustments as are necessary to give effect to the Separation Transaction, including as further provided in Section 5.2.

5.2 Terms of SpinCo Warrant Certificate. The SpinCo Warrant Certificate shall be on substantially the terms of this Warrant Certificate with certain necessary modifications, including the following:

(a) all references to the "Corporation" and to the "Issuer" in this Warrant Certificate shall refer to SpinCo;

(b) all references to the "Tranche 2 Subscription Agreement" in this Warrant Certificate shall refer to the SpinCo Subscription Agreement;

(c) the SpinCo Warrant Certificate shall entitle the holder to acquire SpinCo Shares, with (i) each Warrant being exercisable to acquire one (1) SpinCo Share; (ii) the Current Warrant Price for the exercise of each Warrant being adjusted to a price equal to the Current Warrant Price immediately prior to such adjustment multiplied by the Relative SpinCo Value Ratio; and (iii) the number of Warrants represented by this Certificate being adjusted to equal the number of Warrants outstanding immediately prior to the Separation Transaction divided by the Relative SpinCo Value Ratio (in each case of clause (ii) and (iii) subject to adjustment in the event that Common Shares and SpinCo Shares and are not issued on one-for-one basis in connection with the Separation Transaction);

16

(d) the definition of Warrant Shares shall be replaced with the following: ""Warrant Shares" means the SpinCo Shares to be purchased upon the due and valid exercise of the Warrants represented by this Warrant Certificate, subject to adjustment as provided herein"; and

(e) all references to the Separation Transaction or to the rights and obligations of the Corporation or the Holder in respect of the Separation Transaction shall be removed.

6. Notices to Warrant Holders.

6.1 The Corporation will from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 4, forthwith give notice to the Holder specifying the event in reasonable detail requiring such adjustment or readjustment and the results thereof, including the resulting Current Warrant Price.

6.2 No Rights as Shareholder. This Warrant Certificate does not entitle the Holder to any voting or other rights as a shareholder of the Corporation prior to due exercise and payment of the Warrant Price in accordance with the terms hereof.

7. No Impairment. The Corporation shall not by any action, including, without limitation, amending its constating documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Corporation will (a) take all such commercially reasonable action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable Common Shares upon the exercise of this Warrant Certificate, and (b) use its commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Corporation to perform its obligations under this Warrant Certificate (other than the filing of a prospectus or registration statement). Upon the request of the Holder, the Corporation will at any time during the period the Warrants are outstanding acknowledge in writing, in form satisfactory to the Holder, the continuing validity of the Warrants and the obligations of the Corporation hereunder.

8. Reservation and Authorization of Common Shares; Registration With Approval of Any Governmental Entity. From and after the Closing Date, the Corporation shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued Common Shares as will be sufficient to permit the exercise in full of all outstanding Warrants. All Common Shares which shall be so issuable, when issued upon exercise of any Warrant and payment therefor in accordance with the terms of such Warrant, shall be duly and validly issued and fully paid and non-assessable. Before taking any action which would cause an adjustment reducing the Current Warrant Price below the then par value, if any, of the Common Shares issuable upon exercise of the Warrants, the Corporation shall take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of such Common Shares at such adjusted Current Warrant Price. Before taking any action which would result in an adjustment in the number of Common Shares for which this Warrant Certificate is exercisable or in the Current Warrant Price, the Corporation shall use its commercially reasonable efforts to obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof (other than filing a prospectus or registration statement).

17

9. If Share Transfer Books Closed. The Corporation shall not be required to deliver certificates for Warrant Shares while the share transfer books of the Corporation are properly closed, including prior to any meeting of shareholders or for the payment of dividends or for any other purpose and in the event of the surrender of any Warrant in accordance with the provisions hereof, and the making of any subscription and payment for the Warrant Shares called for thereby during any such period delivery of certificates for Warrant Shares may be postponed for a period of three (3) Business Days after the date of the re-opening of said share transfer books.

10. Supplying Information. Upon any default by the Corporation of its obligations hereunder, the Corporation shall cooperate with the Holder in supplying such information as may be reasonably necessary for the Holder to complete and file any information reporting forms presently or hereafter required by applicable Securities Laws as a condition to the availability of an exemption from such Securities Laws for the sale of any Warrant or Warrant Shares issued upon exercise of a Warrant.

11. Loss or Mutilation. Upon receipt by the Corporation from the Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant Certificate and indemnity or security reasonably satisfactory to it and reimbursement to the Corporation of all reasonable expenses incidental thereto and in case of mutilation upon surrender and cancellation hereof, the Corporation will execute and deliver in lieu hereof a new Warrant Certificate of like tenor to the Holder; provided, however, that in the case of mutilation, no indemnity shall be required if this Warrant Certificate in identifiable form is surrendered to the Corporation for cancellation.

12. Office of the Corporation. As long the Warrants remain outstanding, the Corporation shall maintain an office or agency (which may be the principal executive offices of the Corporation) where the Warrants may be presented for exercise, registration of Transfer, division or combination as provided in this Warrant Certificate.

13. Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder to purchase Common Shares, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of the Holder for the purchase price of any Common Shares, whether such liability is asserted by the Corporation or by creditors of the Corporation.

18

14. Miscellaneous.

14.1 Non-waiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right.

14.2 Notice Generally. Any notice or other communication to be given hereunder shall be in writing and shall, in the case of notice to the Holder, be addressed to:

General Motors Holdings LLC

300 Renaissance Center

Detroit, Michigan

USA, 48265-3000

Attention: John Stapleton, Vice President, Global Financial Strategy and FP&A

Email: [Redacted]

with copies to:

General Motors Holdings LLC

300 Renaissance Center

Detroit, Michigan

USA 48265-3000

Attention: Lead Counsel, Corporate Development & Global M&A

Email: [Redacted]

Mayer Brown LLP

Two Palo Alto Square, #300

3000 El Camino Real

Palo Alto, California

USA 94306

Attention: Nina Flax and Peter Wolf

Email: [Redacted]

and in the case of notice to the Corporation shall be addressed to:

Lithium Americas Corp.

900 West Hastings Street, Suite 300

Vancouver, British Columbia

Canada V6C 1E5

Attention: Jonathan Evans, President & Chief Executive Officer

Email: [Redacted]

19

with copies to (which shall not constitute notice):

Lithium Americas Corp.

900 West Hastings Street, Suite 300

Vancouver, British Columbia

Canada V6C 1E5

Attention: Director, Legal Affairs and Corporate Secretary

Email: [Redacted]

Cassels Brock & Blackwell LLP

2200 HSBC Building, 885 West Georgia Street

Vancouver, British Columbia V6C 3E8 Canada

Attention: David Redford

Email: [Redacted]

and each notice or communication shall be personally delivered (including by courier service) to the addressee or sent by electronic transmission to the addressee, and (i) a notice or communication which is personally delivered shall, if delivered before 5:00 p.m. on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice or communication which is sent by electronic transmission shall, if sent on a Business Day before 5:00 p.m., be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent. Either party hereto may at any time change its address for service from time to time by notice given in accordance with this Section 14.2.

14.3 Successors and Assigns. This Warrant Certificate shall not be assigned by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, the Holder may assign and transfer all of its rights, benefits, duties and obligations under this Warrant Certificate in their entirety, without the consent of the Corporation, to any Affiliate of the Holder that is "related" to the Holder (as defined in the Income Tax Act (Canada)) at the time of the assignment and transfer until the Transfer Restrictions no longer apply; provided that no such assignment shall relieve the Holder of any of its obligations hereunder and provided that such Affiliate first agrees in writing with the Corporation to be bound by the terms of this Warrant Certificate.

14.4 Amendment. This Warrant Certificate may be modified or amended or the provisions of this Warrant Certificate waived only with the written consent of both the Corporation and the Holder. Any such amendment under this Section 14.4 will be subject to the prior approval of the TSX, the NYSE and any applicable Other Exchange having jurisdiction.

14.5 Severability. Wherever possible, each provision of this Warrant Certificate shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Certificate shall be prohibited by or invalid under applicable law, such provision shall be modified to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Certificate.

20

14.6 Headings. The headings used in this Warrant Certificate are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant Certificate.

14.7 Governing Law. This Warrant Certificate shall be construed and governed by the laws of the Province of British Columbia and the federal laws of Canada applicable in that province.

14.8 Jurisdiction and Venue. Any dispute, controversy, or claim arising out of, relating to, or in connection with this Warrant Certificate, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, shall be resolved by confidential arbitration. The arbitration shall be conducted by three (3) arbitrators and administered by the International Centre for Dispute Resolution in accordance with its International Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. Each party shall designate one (1) arbitrator, with the third arbitrator to be designated by the parties by agreement, or failing such agreement, by the two party-appointed arbitrators. The seat of the arbitration shall be Toronto, Canada and it shall be conducted in the English language. Notwithstanding Section 14.7, the arbitration and this agreement to arbitrate shall be governed by Ontario's International Commercial Arbitration Act, 2017, S.O. 2017, c. 2, Sched. 5. The arbitration award shall be final and binding on the parties, and the parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction over the award or over the relevant party or its assets. Notwithstanding the foregoing, in the event either party seeks injunctive relief, they may seek to have that dispute determined by the Ontario Superior Court of Justice or any other court of competent jurisdiction.

[Signature Page Follows]

21

IN WITNESS WHEREOF, Lithium Americas Corp. has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated: ________________, 2023.

LITHIUM AMERICAS CORP.

By:
Name: Jonathan Evans
Title: President & Chief Executive Officer

Acknowledged and agreed to as of ________________, 2023 by

GENERAL MOTORS HOLDINGS LLC

By:
Name: John Stapleton
Title: Vice President
Global Financial Strategy and FP&A

[Signature page to Warrant]

EXHIBIT A

WARRANT EXERCISE FORM

[To be executed only upon exercise of Warrant]

To: Lithium Americas Corp. (the "Corporation")

The undersigned registered owner of these Warrants exercises Warrants for the purchase of ________________ Common Shares of the Corporation ("Common Shares"), and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant Certificate and requests that certificates for the Common Shares hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to ____________________________________________________ and whose address is ___________________________________________________________, and, if such Common Shares shall not include all of the Common Shares issuable as provided in this Warrant Certificate, that a new Warrant Certificate of like tenor and date for the balance of the Common Shares issuable hereunder be delivered to the undersigned.

In connection with the exercise of the Warrants, the undersigned represents, warrants and certifies to the Corporation that after giving effect to this exercise of the Warrants, the beneficial owner of the Common Shares, together with any person acting jointly or in concert with the holder, would in the aggregate beneficially own (including deemed beneficial ownership, as such term is described in Multilateral Instrument 62-104 Take-Over Bids and Issuer Bids), or exercise control or direction over, directly or indirectly, _________________________________________________ (insert number) voting or equity securities of the Corporation.

In connection with the exercise of the Warrants, the undersigned represents, warrants and certifies to the Corporation as follows (check one):

☐ 1. The undersigned (i) is not a U.S. person, (ii) is not exercising the Warrants within the United States or for the account or benefit of a U.S. person or a person in the United States, (iii) is not executing this Warrant Exercise Form with the intent to distribute either directly or indirectly any of the Common Shares acquired hereunder in the United States, and (iv) has in all other respects complied with the terms of Regulation S promulgated by the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "U.S. Securities Act");

☐ 2. The undersigned is delivering a written opinion of U.S. counsel to the effect that the securities issuable upon the exercise hereof have been registered under the U.S. Securities Act or are exempt from registration thereunder; or

☐ 3. The undersigned or an Affiliate thereof (i) purchased the Warrants directly from the Corporation pursuant to a master purchase agreement for its own account; (ii) is exercising the Warrants for its own account; (iii) was an "accredited investor," as defined in Rule 501(a) of Regulation D under the U.S. Securities Act, on the date the Warrant was purchased from the Corporation, if applicable, and is an "accredited investor" on the date of exercise; and (iv) the representations and warranties of the holder set forth in such master purchase agreement (other than representations regarding the holder's ownership of the Corporation's equity securities at the time of entry into such master purchase agreement), and if applicable as if made by the Affiliate, remain true and correct on the date hereof.

The terms "U.S. person" and "United States" are as defined in Regulation S under the U.S. Securities Act.

The undersigned holder understands that unless Box 1 above is checked, the certificate representing the Common Shares issued upon exercise of this Warrant Certificate will bear a legend set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF LITHIUM AMERICAS CORP. AND ITS SUCCESSORS (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ABSENT SUCH REGISTRATION ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF CLAUSES (C) OR (D), THE HOLDER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

In addition, the undersigned holder understands that the certificates representing the Common Shares issued on the exercise of this Warrant Certificate may bear the legend contained in and as per Section 2.5 of this Warrant Certificate.

Signature

Executed this ______ day of _____________.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(State) (Zip Code)

NOTICE: The signature on this subscription must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B
ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant Certificate for the purchase of Common Shares of Lithium Americas Corp. hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant Certificate, with respect to the number of Common Shares set forth below:

(Name and Address of Assignee)

(Number of Common Shares)

and does hereby irrevocably constitute and appoint ____________ attorney-in-fact to register such transfer on the books of the Corporation, maintained for the purpose, with full power of substitution in the premises.

In connection with this transfer: (check one):

☐ The undersigned transferee hereby certifies that (i) it is not a U.S. person, (ii) it was not offered the Warrants while in the United States and did not execute this certificate while within the United States, (iii) it is not acquiring any of the Warrants represented by this Warrant Certificate by or on behalf of any person within the United States, (iv) it is not executing this Warrant Certificate with the intent to distribute either directly or indirectly such securities in the United States, and (v) it has in all other respects complied with the terms of Regulation S of the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or any successor rule or regulation of the United States Securities and Exchange Commission as presently in effect.

☐ The undersigned (i) is acquiring the Warrants for its own account and (ii) is an "accredited investor," as defined in Rule 501(a) of Regulation D under the U.S. Securities Act.

☐ The undersigned transferee is delivering a written opinion of United States legal counsel, reasonably satisfactory to the Corporation, to the effect that this transfer of Warrants have been registered under the U.S. Securities Act or are exempt from registration thereunder.

B-1

Dated:	Dated:

(Print Name and Title)	(Print Name and Title of Transferee)

(Signature)	(Signature of Transferee)

(Witness)	(Witness)

The signature of the Holder to this assignment must correspond exactly with the name of the Holder as set forth on the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever or this transfer form must be signed by a duly authorized trustee, executor, administrator, curator, guardian, attorney of the holder or a duly authorized signing officer in the case of a corporation. The signature must be guaranteed by a Canadian chartered bank or by a Canadian trust company or by a medallion signature guarantee from a member of a recognized Signature Medallion Guarantee Program.

B-2

SCHEDULE D

OFFTAKE AGREEMENT

(See Attached)

Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [Redacted] indicates that information has been omitted.

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and the Instructions as to Exhibits of Form 20-F.

EXECUTION VERSION

LITHIUM OFFTAKE AGREEMENT

by and between

LITHIUM AMERICAS CORP.

and

GENERAL MOTORS HOLDINGS LLC

February 16, 2023

 LITHIUM OFFTAKE AGREEMENT

This Lithium Offtake Agreement (this "Agreement") is dated February 16, 2023 (the "Execution Date") and is between General Motors Holdings LLC (on behalf of itself and its affiliates and subsidiaries, collectively, "GM") and Lithium Americas Corp. ("Supplier"). GM and Supplier are sometimes referred to in this Agreement individually as a "Party" or collectively as the "Parties".

RECITALS

A. Supplier is developing a lithium mine at the Thacker Pass lithium project in Thacker Pass, Nevada (the "Project" or the "Thacker Pass Project" or "Thacker Pass").

B. GM and Supplier entered into a master purchase agreement, dated as of January 30, 2023 (the "Master Purchase Agreement") pursuant to which, among other things, GM agreed to invest in subscription receipts that are convertible into common shares of Supplier.

C. GM desires to, directly and indirectly through its Designated Purchasers (as defined below), purchase lithium carbonate ("Product") from the Project from Supplier.

D. Supplier would, at optimal anticipated production capacity, have an initial output of approximately 40,000 tonnes of Product per year ("Phase One").

E. The Parties desire to establish and structure a supply relationship such that GM and/or its Designated Purchasers will purchase from Supplier, and Supplier will produce, sell, and deliver to GM and/or its Designated Purchasers, the Product, on the terms and conditions set forth in this Agreement and all exhibits hereto including, but not limited to, the General Terms and Conditions attached hereto as Exhibit A (the "General Terms").

BASED UPON THE FOREGOING RECITALS and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

1. Term and conditions precedent.

The effective date of this Agreement shall be the Execution Date. The commercial terms of purchase and sale set forth in this Agreement shall become operative as of the Phase One Effective Date (as defined below), provided that:

1.1 Adjustment Tranche 2 Investment. If pursuant to the Tranche 2 Subscription Agreement (as that term is defined in the Master Purchase Agreement), the Outside Date (as that term is defined in the Tranche 2 Subscription Agreement) has passed, and either: (i) GM did not make the Tranche 2 Investment (as that term is defined in the Tranche 2 Subscription Agreement) by the Outside Date and the failure to make the Tranche 2 Investment by the Outside Date was not caused by, or resulted from, Supplier's failure to fulfill any of its obligations or breach of any of its representations, warranties or covenants under the Tranche 2 Subscription Agreement; or (ii) GM completed the Tranche 2 Investment but Section 8.1(b)(i) of the Master Purchase Agreement is operative; then in the case of either Section 1.1(i) or (ii), there shall be a proportionate adjustment to the fixing of all subsequent purchase and sale quantities in accordance with the provisions of this Agreement, including without limitation: (i) the quantity of Phase One Product and Phase One Volume (as defined below); (ii) the Minimum Annualized Production Rate (as defined below); (iii) the available lithium hydroxide for the purposes of Section 1.7; (iv) the percentage of GM requirements referenced in Section 2.2(i) below, but not including the binding quantity of any Buyer Quarterly Purchase Forecast (as defined below) determined in accordance with this Agreement; and (v) the available Phase Two Product (as defined below). For clarity, proportionate is benchmarked by the percentage of $650 million that is actually advanced by GM. For example purposes only, if GM advances 40%, then the applicable figures and amounts set forth in this Agreement shall be multiplied by 40%. Notwithstanding the foregoing, if either (i) Supplier terminates the Tranche 2 Subscription Agreement pursuant to Section 7.1(b) of the Tranche 2 Subscription Agreement or (ii) GM completes the Tranche 2 Investment but Section 8.1(b)(ii) of the Master Purchase Agreement is operative, there shall be no proportionate adjustment to the fixing of all subsequent purchase and sale quantities as otherwise required by this Section 1.1.

2

1.2 Definition of Commencement of Commercial Production. "Commencement of Commercial Production" means and shall be deemed to have been achieved on the day on which the production facility to be developed at the Project (the "Production Facility") has operated [Redacted] (the "Minimum Annualized Production Rate").

1.3 Phase One Effective Date. The Phase One effective date shall commence on the date of the Commencement of Commercial Production (the "Phase One Effective Date") and shall continue for ten (10) years after the Phase One Effective Date (the "Phase One Term"); provided, however, that, other than with respect to the Stub Period (as defined below), the Phase One Term shall be extended by an equivalent amount of time for each calendar year in which the Annual Production Forecast (as defined below) (the "MAPR Extension") is less than the Minimum Annualized Production Rate. At GM's election, the Phase One Term may be extended for an additional five (5) years (the "Extension Term") (and in such event references in this Agreement to the Phase One Term shall be to such Phase One Term as extended by the MAPR Extension (if any) and the Extension Term). For clarity there shall be no MAPR Extension arising from an Annual Production Forecast being less than the Minimum Annualized Production Rate during the Extension Term.

1.4 Anticipated Commencement of Commercial Production. Supplier anticipates that production of Product will start by December 31, 2026 and that Commencement of Commercial Production shall occur on or before December 31, 2027, in both cases subject to the occurrence of a force majeure event (as defined in the General Terms).

1.5 Progress Updates. Commencing on the Execution Date, Supplier shall update GM periodically (and in any event no less than quarterly) on the progress of development of the Production Facility and the then estimated date of Commencement of Commercial Production. Supplier will provide to GM written notice of the projected Commencement of Commercial Production at least one hundred and eighty (180) days prior to the Commencement of Commercial Production, and thereafter will provide monthly progress updates including any revisions to the projected Commencement of Commercial Production. Supplier shall provide GM with written notice of the Commencement of Commercial Production within five (5) Business Days thereof. For purposes of this Agreement, "Business Day" means any day that is not a Saturday, Sunday or other day on which national banks in New York, New York, are authorized or required by law to remain closed.

3

1.6 Purchase Prior to Commencement of Commercial Production. GM (for itself or through a Designated Purchaser) shall have the right to purchase all Phase One Product produced at the Production Facility prior to the Commencement of Commercial Production, in accordance with the provisions of this Agreement but based upon such minimum aggregate shipment quantities and such shipment delivery schedules as well as provisions as to chemical specifications as Supplier and GM shall reasonably agree. If GM and/or its Designated Purchasers decline to purchase any or all of the Phase One Product produced prior to the Commencement of Commercial Production, Supplier shall be entitled (but not obligated), in its discretion, to sell such Product to any Person.

1.7 Evaluation of Lithium Hydroxide. The Parties will evaluate the technical and financial feasibility for Supplier to conduct operations to further process the Product to produce lithium hydroxide. If the Parties agree to the development of a lithium hydroxide production facility, the Parties will amend this Agreement to establish mutually agreed upon terms for the purchase and sale of lithium hydroxide. In the event the Parties are unable to reach agreement on such amended terms to be made to this Agreement, the Parties agree to resolve any differences in accordance with the dispute resolution procedures set forth in Section 18 of the General Terms.

1.8 Operational Details. The Parties will also work together throughout the Phase One Term, each acting in good faith to agree on, as needed, further operational details regarding, among other things, the purchase process, logistics, sampling, transportation and delivery of the Product; provided, however, that any such additional details shall not supersede the terms of this Agreement unless agreed by the Parties in writing.

2. Volumes.

2.1 GM Buyers. Supplier shall sell the Product to GM or its affiliates or subsidiaries, or any purchaser designated by GM and pre-approved in writing by Supplier (the "Designated Purchasers," and collectively with GM and its affiliates and subsidiaries, the "GM Buyers" or each a "GM Buyer"). Supplier shall not unreasonably refuse or delay approval of a Designated Purchaser designated by GM. For clarity, if Supplier has terminated a Designated Purchaser Agreement (as defined below) as a result of a default of the applicable Designated Purchaser, such Designated Purchaser will no longer be deemed to be a Designated Purchaser that has received the approval of Supplier, and Supplier will provide GM with written notice thereof. If GM determines that a Designated Purchaser shall no longer be a Designated Purchaser pursuant to this Agreement, GM will provide notice of such termination to Designated Purchaser and Supplier.

2.2 Option Phase One Volume. Supplier grants to GM an option for GM Buyers to purchase any or all Product that Supplier produces for Phase One (the "Phase One Volume"). It is understood and agreed by GM that so long as GM purchases Product pursuant to this Agreement, GM will purchase a minimum volume of Product equal to the lesser of: (i) [Redacted]; or (ii) 100 percent (100%) of the Phase One Volume.

2.3 Annual Production Forecast. Supplier will, not later than: (i) ninety (90) days prior to the Phase One Effective Date (with respect to the period of time from the Phase One Effective Date through December 31 of the year in which the Phase One Effective Date occurs (the "Stub Period")); and (ii) July 31 of each year of the Phase One Term thereafter provide to GM the estimated total Phase One Volume for the following [Redacted] calendar years (the "Annual Production Forecast"). The [Redacted] of each Annual Production Forecast shall represent the binding forecast from Supplier for the subsequent [Redacted], which shall be delivered to GM in accordance with the Shipping Schedule (as defined below) set forth in Section 2.5 below. The [Redacted] of each Annual Production Forecast is non-binding. Reference is made to Exhibit G for a summary of the provisions of Sections 2.3 through 2.7 (although such Exhibit G does not modify such Sections but is merely intended to be a shorthand summary for ease of reference purposes).

2.4 Annual Purchase Forecast. GM will, not later than: (i) forty-five (45) days after receipt of the Annual Production Forecast (with respect to the Stub Period); or (ii) August 31 of each year of the Phase One Term, notify Supplier of the quantity of Product which GM Buyers will purchase in each quarter of the Stub Period or the subsequent [Redacted] calendar years, as applicable (the "Annual Purchase Forecast"). The [Redacted] of each Annual Purchase Forecast shall constitute a firm obligation of GM to (directly or in combination with the Designated Purchasers) purchase that quantity of Product during the applicable [Redacted] (the "Annual Quantity"). The [Redacted] of each Annual Production Forecast shall not constitute a firm obligation of GM to purchase that quantity of Product.

4

2.5 Seller Quarterly Production Forecast. Supplier will, no later than the fifth Business Day of each calendar quarter (each, a "Quarter"), provide to GM a rolling twelve (12)-month production forecast (the "Seller Quarterly Production Forecast") that is consistent with the Annual Production Forecast and identifies, among other things: (A) Supplier's total forecast production of the aggregate quantity of Product expected to be produced for the next four (4) Quarters; and (B) the shipping schedule for the next Quarter. The shipping schedule will identify each relevant GM Buyer based on the prior Quarter's Buyer Quarterly Purchase Forecast provided by GM under Section 2.6 ("Shipping Schedule"). In no event shall the Shipping Schedule [Redacted] (each, the "Permitted Variance"). Reference is made to Exhibit E for an example of a Seller Quarterly Production Forecast. Any shortfall in a Shipping Schedule shall not reduce the binding annual quantity of Product set forth in an Annual Production Forecast and Annual Purchase Forecast, and any such shortfall in one Quarter shall be made up by Supplier in a subsequent Quarter.

2.6 Buyer Quarterly Purchase Forecast. GM must, within twenty (20) Business Days after receipt of the Seller Quarterly Production Forecast: (A) notify Supplier in the form agreed by the Parties from time to time, as to the amount of the consolidated quantity of the Product all GM Buyers elect to acquire in each Quarter identified in the Seller Quarterly Production Forecast (the "Buyer Quarterly Purchase Forecast"); and (B) confirm (or, in accordance with Section 2.7, request changes to) the Shipping Schedule for the next Quarter and provide Supplier with the amount of Product to be shipped to each GM Buyer. Reference is made to Exhibit E for an example of a Buyer Quarterly Purchase Forecast. If GM does not give notice within the timeframe specified above, GM, for and on behalf of itself and all of the GM Buyers, is deemed to have elected to exercise its option to purchase the same proportion of the available Product that was exercised by all GM Buyers in the prior Quarter and to accept the Shipping Schedule for the next Quarter.

2.7 Modifications to Quantity of Product. Supplier will have five (5) Business Days following receipt of each Buyer Quarterly Purchase Forecast in which to notify Buyer that Supplier confirms, or proposes modifications to, the quantity of Product set out for the first Quarter in each Buyer Quarterly Purchase Forecast based upon operational timelines at the Production Facility. Any modifications proposed by Supplier shall be set out in such notice. If Supplier so confirms, or does not give any such notice within such five (5) Business Day period, the quantity of Product set out for the first Quarter in such Buyer Quarterly Purchase Forecast will constitute the firm order quantity of Product to be shipped during that Quarter (the quantities for the other four (4) Quarters being estimates only) (the "Quarterly Delivery Quantity"). If Supplier has notified GM within the above five (5) Business Day period of proposed modifications to the Quarterly Delivery Quantity, the Parties shall promptly discuss and resolve any such proposed quantity modifications.

5

2.8 Unallocated Phase One Product. Supplier agrees that all Product produced from the Supplier's production facility at Thacker Pass during the Phase One Term shall be allocated and sold pursuant to this Agreement. If GM declines its option to purchase any of the Phase One Product in accordance with this Agreement (or is deemed to have done so), Supplier shall have the full and unrestricted right to sell all or part of such Phase One Product to other purchaser(s) on any terms that Supplier is able to negotiate. For the avoidance of doubt, GM declining to purchase any specific Phase One Product shall have no impact on GM's option to purchase subsequent available Phase One Product, and Supplier shall not have the full and unrestricted right to sell any Phase One Product to other purchaser(s) until GM declines its option to purchase such specific Phase One Product.

2.9 Purchase Orders. With respect to all purchases of Product by GM Buyers pursuant to this Agreement:

(A) The GM Buyer will issue to Supplier, and Supplier will accept, one or more blanket purchase orders for purchase of the Product pursuant to which Supplier will produce and deliver Product in accordance with the firm portion of the Annual Purchase Forecast and the Seller Quarterly Production Forecast and releases to be communicated to Supplier setting forth the quantities of Product to be delivered and the delivery dates in accordance with the Shipping Schedule and subject to the Permitted Variance in Quarterly Shipping Schedules set forth in Section 2.5 (all such purchase orders, together with any related releases or agreements, each a "Purchase Contract"). Such Purchase Contract will be made pursuant to the terms and conditions of this Agreement including the General Terms and shall not modify the terms of this Agreement.

(B) Payment terms for each release of Product (each a "Release") under a Purchase Contract shall be net [Redacted] days following the GM Buyer's receipt of the Product at the GM Buyer's facility but not later than [Redacted].

2.10 Designated Purchasers.

(A) For the avoidance of doubt, the volumes of Product in this Agreement are in the aggregate and apply to all purchases made under this Agreement, whether by GM or any other Designated Purchaser.

(B) A GM Buyer that is identified in the Buyer Quarterly Purchase Forecast will be responsible for issuing Purchase Orders, making payment and receiving Product, all subject to the terms of this Agreement with respect to GM or the Designated Purchaser Agreement with respect to any Designated Purchaser. GM will provide any Designated Purchaser written notice of the price to be paid by Designated Purchaser to Supplier for the Product pursuant to this Agreement, with a copy of such notice to be provided by GM to Supplier.

6

(C) Following the notification by GM to Supplier of any Designated Purchaser: (i) sales to such Designated Purchaser will be subject to the Designated Purchaser entering into a direct agreement with Supplier substantially in the form attached to this Agreement as Exhibit B (the "Designated Purchaser Agreement"), which such Designated Purchaser Agreement may be modified prior to its execution by mutual agreement by Supplier and GM.

(D) Any Purchase Contract or order placed by a Designated Purchaser shall create an independent contractor relationship between Supplier and such Designated Purchaser, and GM shall not guaranty any obligations of any Designated Purchaser and Supplier's sole remedy for any breach of a Designated Purchaser Agreement by a Designated Purchaser shall be to enforce Supplier's rights against a Designated Purchaser pursuant to such Designated Purchaser Agreement and under applicable law.

(E) In the event that Supplier assigns its rights under this Agreement as contemplated by Section 16.7, Supplier will provide notice of such assignment within five (5) Business Days to all Designated Purchasers with whom Supplier has executed a Designated Purchaser Agreement, and shall contemporaneously provide a written copy of such notice to GM.

2.11 Right to Phase One Product. In the event that Supplier sells any Phase One Product to another Person other than GM and/or its Designated Purchasers in accordance with this Agreement, and Supplier is unable to provide GM and/or its Designated Purchasers with the quantity of Product set forth in the Buyer Quarterly Purchase Forecast-whether due to a force majeure event (as defined in the General Terms)) or otherwise-Supplier shall not provide any Phase One Product to another Person other than GM and/or its Designated Purchasers until all quantities set forth in a Buyer Quarterly Purchase Forecast are delivered.

3. Right of First Offer for Phase Two Product

3.1 Certain Defined Terms. For the purposes of this Section 3: (i) "Trigger Point" is the later of: [Redacted]; (ii) "Phase Two" means the planned incremental capacity of approximately 40,000 tonnes of Product per year developed at the Thacker Pass Project in addition to the Phase One Product; (iii) "Phase Two Product" is the nameplate capacity volumes to be produced from Phase Two, as such capacity may be adjusted down pursuant to the provisions of Section 1.1; and (iv) "ROFO Provisions" are the provisions of this Section 3 pursuant to which Supplier grants to GM a right of first offer with respect to Phase Two Product.

7

3.2 Notice of Trigger Point. Supplier agrees to send a written notice to GM advising of the Trigger Point as and when the same has been reasonably ascertained. If the Trigger Point is subject to change, Supplier shall promptly send one or more written notices to GM updating the Trigger Point.

3.3 Compliance with ROFO Provisions. Supplier cannot offer to sell Phase Two Product to a third Person (which offer to sell, for clarity, may include establishing a Joint Venture with respect to the Project pursuant to which the counterparty has a right to purchase or otherwise obtain Phase Two Product) (a "Phase Two Product Transaction") unless and until Supplier has first complied with the provisions of this Section 3. For clarity, without the prior written consent of GM, Supplier cannot implement the ROFO Provisions or enter into a Phase Two Product Transaction prior to the Trigger Point.

3.4 ROFO Notice. If, after the Trigger Point, Supplier desires to enter into a Phase Two Product Transaction, Supplier shall first deliver a notice in writing (the "ROFO Notice") to GM whereby the Supplier offers to enter into a Phase Two Product Transaction with GM on the terms and conditions set out in the ROFO Notice (the "Sale Terms").

3.5 Sale Terms. The Sale Terms shall include, to the extent applicable, the price for the Phase Two Product as well as any attendant investment in and/or provision of capital or other consideration to either Supplier and/or the Project as well as all other material terms and conditions in reasonable detail.

3.6 Evaluation Period. For a period of twenty (20) Business Days after receipt of the ROFO Notice (the "Evaluation Period"), GM shall have the right to send a written notice to Supplier (the "Offer Response"). If, during the Evaluation Period, Supplier amends or modifies the terms and conditions set forth in the ROFO Notice prior to receiving the Offer Response from GM, the Evaluation Period shall reset. The Offer Response shall set out whether: (i) GM is not interested in pursuing the Phase Two Product Transaction; (ii) GM is willing to pursue the Phase Two Product Transaction on the terms and conditions set out in the ROFO Notice, including without limitation, the Sale Terms; or (iii) GM is willing to pursue the Phase Two Product Transaction, but with alterations/amendments/revisions to the terms and conditions set out in the ROFO Notice, including without limitation, the Sale Terms (the "Suggested Revised Terms"). If no Offer Response is sent by GM to Supplier within the Evaluation Period, then GM is deemed to have elected the option described in Subsection 3.6(i).

3.7 Non Response - Offeree Commercial Agreement. If the Offer Response is as set out in Subsection 3.6(i) or is deemed to be as set out in Subsection 3.6(i), Supplier shall have a period of one hundred and eighty (180) days after the receipt (or non-receipt) of such Offer Response to negotiate with a third Person (the "Offeree") a Phase Two Product Transaction and to enter into a binding agreement of purchase and sale or other form of commercial agreement, as the case may be (the "Commercial Agreement") with the Offeree, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent. If the Commercial Agreement is not executed and delivered within such time frame then the ROFO Provisions shall reset and again be applicable to any subsequent contemplated Phase Two Product Transaction.

8

3.8 Standard ROFO Negotiation Period. If the Offer Response is as set out in Subsection 3.6(ii), Supplier and GM shall, each acting in good faith, for a period of a further one hundred and sixty (160) days (the "Standard ROFO Negotiation Period") negotiate the binding Commercial Agreement, based on the Sale Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent.

3.9 End of Standard ROFO Negotiation Period - Offeree Commercial Agreement. If, by the end of the Standard ROFO Negotiation Period, Supplier and GM have not executed and delivered a binding Commercial Agreement based on the Sale Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent, then Supplier shall have a period of one hundred and eighty (180) days after the last day of the Standard ROFO Negotiation Period, to negotiate with an Offeree a Phase Two Product Transaction on terms and conditions that are materially better (considered as a whole package) to Supplier than those set out in the ROFO Notice and to enter into a binding Commercial Agreement with the Offeree, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent. Supplier shall not disclose to an Offeree any of the information provided by GM to Supplier in the Offer Response or during the Standard ROFO Negotiation Period. In considering whether the terms and conditions are materially better, the Parties shall take into consideration, among other things, the offtake price, volume, investment quantum, form of investment, timing, execution risk, and government relations. If the Commercial Agreement is not executed and delivered within such time frame, then the ROFO Provisions shall reset and again be applicable to any subsequent contemplated Phase Two Product Transaction.

3.10 Revised ROFO Negotiation Period. If the Offer Response is as set out in Subsection 3.6(iii), Supplier and GM shall, each acting in good faith, for a period of a further one hundred and sixty (160) days (the "Revised ROFO Negotiation Period") negotiate mutually acceptable alterations/amendments/revisions to the terms and conditions set out in the ROFO Notice, including without limitation, the Sale Terms (the "Revised Terms") as well as, to the extent applicable, the binding Commercial Agreement, based on such mutually acceptable Revised Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent.

9

3.11 End of Revised ROFO Negotiation Period - Offeree Commercial Agreement If by the end of the Revised ROFO Negotiation Period, Supplier and GM have not negotiated mutually acceptable alterations/amendments/revisions to the terms and conditions set out in the ROFO Notice, including, without limitation, mutually acceptable Revised Terms, or, have not executed and delivered a binding Commercial Agreement based on the mutually acceptable Revised Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent, then Supplier shall have a period of one hundred and eighty (180) days after the last day of the Revised ROFO Negotiation Period, to negotiate with an Offeree a Phase Two Product Transaction on terms and conditions that are materially better (considered as a whole package) to Supplier than the Suggested Revised Terms set out in the Offeree Notice and to enter into a binding Commercial Agreement with the Offeree, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent. Supplier shall not disclose to an Offeree any of the information provided by GM to Supplier in the Offer Response or during the Revised ROFO Negotiation Period. In considering whether the terms and conditions are materially better, the Parties shall take into consideration, among other things, the offtake price, volume, investment quantum, form of investment, timing, execution risk, and government relations. If the Commercial Agreement is not executed and delivered within such time frame then the ROFO Provisions shall reset and again be applicable.

3.12 Clarification as to Due Diligence. For clarity, it is understood and agreed that the fact that an Offeree may have a right to conduct a due diligence investigation of the Supplier and/or the Project and to receive customary representations and warranties and indemnities from Supplier shall not be considered for purposes of determining whether the terms are materially better (considered as a whole package) to Supplier.

4. Pricing.

4.1 Quarterly Price. Pricing for the Phase One Product, including any Phase One Product produced at the Production Facility prior to the Commencement of Commercial Production, will be set Quarterly (the "Quarterly Price"), as set forth in Section 4.2. Once the Quarterly Price is established, such price will be fixed for the duration of the relevant Quarter, and GM will communicate the Quarterly Price in writing to all GM Buyers purchasing Product during such Quarter, and shall provide a copy of such notice to Supplier. The Quarterly Price shall not include duties, tariffs, taxes, or other government-imposed charges applied to the sale of the Product hereunder, all of which will be invoiced by Supplier and paid by GM or the Designated Purchaser, as applicable.

10

4.2  Fastmarkets MB Price. The Quarterly Price will be the average Fastmarkets MB Price (the "Fastmarkets MB Price") price per tonne for lithium carbonate, averaged over the prior Quarter (the "Reference Price"), less a discount as calculated in accordance with Section 4.3 (the "Discount"). The Fastmarkets MB Price shall be the average of the daily average price published by Fastmarkets MB LI-0029: Lithium Carbonate 99.5% Li2CO3 min, Battery Grade Spot Price CIF China, Japan and Korea Index ($ per kg) during the applicable reference period. Supplier shall convert the $ per kg reported by Fastmarkets MB to $ per tonne. In the event that (a) the Fastmarkets MB Price ceases to be published, or (b) in the reasonable opinion of either GM or Supplier (i) the Fastmarkets MB Price (or individual transactions within the index) cease to represent, or (ii) an alternative index becomes commercially available that more accurately represents an appropriate arms' length price for the sale and purchase of lithium carbonate of similar quality and in a similar location as the Product, GM and Supplier will negotiate and agree in good faith to a replacement index, the exclusion of certain transactions for a relevant period, or other mutually acceptable means of objectively determining an arms' length basis for pricing of the Product. Notwithstanding the foregoing, the Product shall have a floor price of [Redacted] (the "Floor Price") per tonne. Beginning on January 1 of the second calendar year after the Phase One Effective Date, and on January 1 of each calendar year thereafter, the Floor Price shall be adjusted, up or down, based on the percentage change between the average annual Producer Price Index ("PPI") from the immediately preceding calendar year and the calendar year before that. The PPI is defined as the "212 Mining (except oil and gas)" subsector as published by the U.S. Bureau of Labor Statistics.

4.3  Discount. The Discount will be calculated using a weighted average cumulative tiered structure based on the following

Reference Price (US $/t)	Discount
[Redacted]	[Redacted]
[Redacted]	[Redacted]
[Redacted]	[Redacted]

For illustration purposes only, if the Reference Price for Product for the prior calendar quarter was $[Redacted] per tonne, the Discount would be calculated as follows:

Discount = [Redacted]

Discount selling price = $[Redacted]

11

4.4 Renegotiate Pricing. GM and Supplier shall meet periodically in good faith to discuss and potentially renegotiate the pricing structure set forth in this Section 4 (upward or downward) based on Supplier's actual operating results and reasonable transparency, with consideration to global inflation, operational and investment efficiencies, and other relevant factors over time.

5. Delivery Location, Title, and Incoterms. Product shall be delivered in accordance with Section 2 of the General Terms. If and only if GM and Supplier agree to an Alternate Location (as defined in the General Terms), GM will provide written notice of such Alternate Location to any Designated Purchaser and will provide a copy of such written notice to Supplier.

6. Product Specification.

6.1 Chemical Specifications. The initial specification, packaging, and concentration requirements for the Product are set forth in Exhibit C (collectively, the "Specifications"). Final chemical specifications, including inert chemical specifications, will be provided by the GM Buyer no later than twelve (12) months before the Commencement of Commercial Production. Supplier will provide a Certificate of Analysis ("COA") with all deliveries of Product to GM Buyers. The required contents of the COA will be defined in the Specifications, including the results of any required chemical, physical or other performance testing.

6.2 Changes to Specifications. GM and Supplier shall discuss on an annual basis any proposed changes to the Specifications for the following year, in all cases upon at least twelve (12) months' prior written notice. Any changes to the Specifications and timing of implementation of such changes shall be as agreed in writing by the Parties. Any additional processing costs arising from changes to the Specifications requested by GM shall be paid by GM or the Designated Purchaser.

7. Confidentiality.

7.1 Non-Agreement Information. GM does not expect to receive any confidential technical or related information (the "Non-Agreement Information") from Supplier, and GM will not be subject to confidentiality or nondisclosure obligations with respect to any such Non-Agreement Information (including Section 15 of the General Terms) unless Supplier and GM have agreed to confidentiality and nondisclosure obligations in a writing signed by their respective authorized representatives that expressly applies to such Non-Agreement Information (a "Standalone CA"). Supplier agrees not to assert any claim (other than for breach of a Standalone CA) with respect to any Non-Agreement Information that Supplier has disclosed or may hereafter disclose to GM, the Designated Purchasers, or their respective affiliates and subsidiaries.

12

7.2 GM Information. Supplier shall not, and shall ensure that its affiliates shall not, publicly disclose any information regarding GM or any of its affiliates, GM's purchase of Phase One Product under this Agreement, or the Designated Purchasers under the Designated Purchaser Agreements (collectively, "GM Information") without the prior written consent of GM, provided, that no consent of GM shall be required for Supplier to disclose GM Information if such disclosure is required: (i) by applicable securities laws, including, for greater certainty, the rules of any stock exchange upon which securities of Supplier or any of its affiliates are traded; or (ii) to the extent necessary to enforce this Agreement including without limitation for the purposes of dispute resolution as set forth in Section 18 of the General Terms. Any disclosures made by Supplier pursuant to Section 15 of the General Terms shall comply with the terms of this Section 7.2. This Section 7.2 shall survive for a period of two years following the expiration or termination of this Agreement.

7.3 Notice to Designated Purchaser. Any notice required to be provided by Supplier to a Designated Purchaser pursuant to Section 15 of the General Terms (as will be incorporated into the General Terms attached to any Designated Purchaser Agreement) will contemporaneously be provided by Supplier to GM, and GM shall have all of the same rights as the Designated Purchaser with respect to the disclosure of such confidential information.

8. Sampling and Testing; Material Origin; Special Warnings and Instructions.

8.1 Responsible and Ethical. Supplier represents and warrants that the lithium material mined and supplied to GM will be sourced in a responsible and ethical manner. Supplier will undergo a third party Environmental Social, and Governance ("ESG") independent assessment at Supplier's mining facility pursuant to one of the following two approved responsible sourcing frameworks: (i) the Responsible Minerals Initiative: The Responsible Minerals Assurance Process ("RMAP"); or (ii) the Initiative for Responsible Mining Assurance ("IRMA") Standard for Responsible Mining.

8.2 RMAP Assessment.  If Supplier selects the RMAP assessment for their mining facility/operations, Supplier will schedule the assessment within six (6) months from the Phase One Effective Date and begin that assessment within one (1) year from the Phase One Effective Date. Supplier shall be fully conformant or carry an active status to this framework throughout the Phase One Term starting one (1) year after the Phase One Effective Date. In each RMAP assessment, Supplier shall incorporate the Responsible Minerals Initiative Environmental, Social and Governance add-on assessment. The results of this ESG assessment will be shared with GM, and GM and Supplier will mutually agree upon any necessary corrective action plan (including timing) to address gaps identified during such assessment.

8.3 IRMA Engagement. If Supplier selects the IRMA Standard for Responsible Mining for its mining facility/operations, the IRMA engagement must include a completed IRMA approved independent third-party audit at Supplier’s mine site. This audit shall be completed within eighteen (18) months from the Phase One Effective Date. Following this independent third-party audit, Supplier shall share with GM the results (audit report) of their IRMA audit. GM and Supplier shall mutually agree upon a timeline for resolving (i.e., corrective action plan) any critical requirements that were not fully met during the audit to ensure continuous ESG improvement at the mine site during the Phase One Term.

13

8.4 Feedstock Supplemented. If, during the Phase One Term, the mine source (feedstock) changes from the initial mine site, or if the initial mine source (feedstock) is supplemented with another mine site, Supplier shall notify GM immediately and shall work with GM to ensure that the responsible sourcing standards set forth in this Section 8 are incorporated at all additional mine site(s).

9. Audit.

9.1 Responsible and Ethical. Supplier represents and warrants that the Product will be processed in a responsible and ethical manner throughout the term of this Agreement. Supplier agrees that its mineral processing facility will be conformant and actively engaged to one of the following two approved independent third party responsible sourcing (i.e., ESG) frameworks (i.e., Standards): (i) the RMAP by the Responsible Minerals Initiative ("RMI"); or (ii) the IRMA Mineral Processing Standard by the Initiative for Responsible Mining Assurance.

9.2 Responsible Sourcing. If Supplier elects to satisfy its commitment to responsible sourcing at its mineral processing facility through the RMI framework, Supplier agrees to meet the obligations set forth by the RMI to be conformant or active to the RMAP. Thus, on an annual basis, Supplier agrees to procure an independent third-party responsible sourcing assessment (i.e., audit) at Supplier's mineral processing (i.e., smelting/refining) facility, that will demonstrate to GM that Supplier’s management systems and sourcing practices are in conformance with the RMAP standards. The approved responsible sourcing assessment is conducted by the RMI. Through successful completion (conformant or active status) of this assessment, the Supplier will demonstrate alignment to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected and High-Risk Areas ("OECD Guidance") and the commitments adopted by the RMI in the RMI's Global Responsible Sourcing Due Diligence Standard for Mineral Supply Chains All Minerals, and be assessed by an independent, RMI-approved third-party auditor. Supplier agrees that its processing facility shall be fully conformant or carry an active status to this framework throughout the term of this Agreement starting one (1) year after the Execution Date.

9.3 RMI ESG Add On Assessment. In each RMAP assessment, Supplier also agrees to incorporate at its mineral processing facility the RMI ESG add-on assessment. The results of this ESG assessment will be shared with GM, and GM and Supplier will mutually agree upon any necessary corrective action plan (including timing) to address gaps identified during such assessment.

14

9.4 Engagement with IRMA. If Supplier chooses to satisfy its commitment to responsible sourcing at its mineral processing facility through active engagement with the IRMA Mineral Processing Standard, such commitment shall require completion of IRMA’s Mineral Processing Standard by an independent third party auditor (i.e., not a self-assessment) at Supplier’s mineral ore processing facility. This audit shall be completed within eighteen (18) months after the Phase One Effective Date. Following this third-party audit, Supplier shall share with GM the results (audit report) of the IRMA audit. GM and Supplier shall mutually agree upon a timeline for resolving (i.e., corrective action plan) any critical requirements that were not fully met during the audit to ensure continuous ESG improvement at the mineral processing facility over the term of this Agreement.

9.5 Artisanal or Small Scale Mining. Supplier will: (a) promptly notify GM if Supplier becomes aware of any instance of artisanal or small-scale mining lithium or lithium-containing product entering Supplier's operations or supply chain related to this Agreement; (b) promptly notify GM if Supplier becomes aware of any instance of a subcontractor of Supplier providing any materials or services related to this Agreement failing to comply with any material provision of Supplier's standards; (c) promptly notify GM of the occurrence of any event where Supplier's compliance officer is notified of any event that is likely to negatively affect people, environment or company reputation relating to this Agreement together with an explanation of Supplier's prevention and mitigation plan for same; and (d) promptly notify GM of any NGO or media requests relating to Supplier's supply of Product to GM, and will fully cooperate with GM in preparing a response thereto.

9.6 Media Requests. If GM notifies Supplier of any NGO or media requests relating to Supplier's supply of Product to GM, Supplier will fully cooperate with providing to GM such information as GM reasonably requests for GM's use in preparing a response thereto. The Parties will mutually agree on any information provided by Supplier in accordance with this provision prior to disclosure of such information.

10. Inflation Reduction Act Considerations.

10.1 Lithium Processing Location. Supplier acknowledges that the Product will be used to manufacture or assemble Lithium-Ion Batteries that will ultimately be incorporated by GM into vehicles that may be eligible for a "Clean Vehicle Credit" under Section 30D of the Internal Revenue Code of 1986, as amended (the "Code"). The lithium is processed into carbonate in Thacker Pass, Nevada. Supplier will not change the lithium processing location without first obtaining GM's advance written consent which shall not be unreasonably delayed or withheld. The Parties agree that GM may reasonably consider such alternate location's impact on the GM vehicles into which the Product is incorporated qualifying for the Clean Vehicle Credit. For clarity, written consent to relocate the lithium carbonate processing must be obtained directly from GM notwithstanding any agreement(s) pursuant to which a Designated Purchaser actually purchases the Product. Supplier covenants and agrees that the Product will not be extracted, processed or recycled by a foreign entity of concern, as described in Section 30D of the Code. Supplier agrees to provide GM with information and detail as is reasonably requested by GM to support GM's calculations and certifications in order for GM to maximize the Clean Vehicle Credits under Section 30D of the Code. Supplier further agrees to exercise reasonable effort in good faith to enable GM to maximize the Clean Vehicle Credits under Section 30D of the Code.

15

10.2 Lithium Extraction Attestations.

Supplier covenants and agrees that no portion of the lithium will be extracted, processed or recycled by a foreign entity of concern, as such term is defined in Section 30D of the Code. Supplier will provide attestations, signed by an officer of Supplier, that such lithium was not extracted, processed or recycled by a foreign entity of concern under Section 30D of the Code. Such attestation shall be in form and substance acceptable to GM and consistent to satisfy GM's obligations under Section 30D of the Code, including any regulations, notices or guidance thereunder.

11. Access to Information, ESG Committee and Annual Review

11.1 Access to Information.

GM will have access and information rights to Supplier's Thacker Pass location and Supplier will permit GM and the Designated Purchasers a minimum of four (4) aggregated and a maximum of eight (8) aggregated site visits to Thacker Pass (only) per year. GM will comply with all health and safety regulations of Supplier. Such site visits will be at the sole risk, cost and expense of GM. GM shall give Supplier a minimum of 72 hours prior written notice in advance of each site visit. Each such site visit shall not interfere with the operations of Supplier. To the extent Supplier changes or adds a new lithium processing location in accordance with Section 10.1 of this Agreement, GM's rights pursuant to this Section 11.1 shall also apply to such additional locations. These access and information rights shall include access to Supplier's premises and books and records for the purpose of auditing Supplier's compliance with the terms of this Agreement and any Designated Purchaser Agreement (including, without limitation, charges under this Agreement and any Designated Purchaser Agreement) or inspecting or conducting an inventory of finished Products, work-in-process, raw materials, and all work or other items to be provided pursuant to this Agreement located at Supplier's premises. Supplier will cooperate with GM and the Designated Purchasers so as to facilitate such audit, including, without limitation, by segregating and promptly producing such records as GM and any Designated Purchaser may reasonably request, and otherwise making records and other materials accessible to GM and any Designated Purchaser. Supplier will preserve all records pertinent to this Agreement and any Designated Purchaser Agreement, and Supplier's performance under this Agreement and any Designated Purchaser Agreement, for a period of not less than one year after any GM Buyer's final payment to Supplier under this Agreement and any Designated Purchaser Agreement. Any such audit or inspection conducted by GM and any Designated Purchaser or their representatives will not constitute acceptance of any Products (whether in progress or finished), relieve Supplier of any liability under this Agreement or any Designated Purchaser Agreement or prejudice any rights or remedies available to GM.

16

11.2 ESG Committee.

GM and Supplier will establish an ESG committee (the "ESG Committee") to collaborate on key initiatives such as responsible sourcing. The ESG Committee will meet at least once per Quarter, unless otherwise mutually agreed by the Parties.

11.3 Annual Review Meetings.

The Parties shall meet at least once per calendar year during the Phase One Term as reasonably appropriate on a date and location mutually agreeable to the Parties (each a "Review Meeting"). At each Review Meeting the Parties shall seek to address and discuss any outstanding issues under this Agreement, including without limitation, the reconciliation of purchase orders with respect to the then current Annual Quantity.

12. Compliance Obligations.

Supplier will use all reasonable endeavors to at all times comply with GM's Supplier Code of Conduct, GM's Human Rights Policy and GM's Responsible Minerals Sourcing Policy, attached to this Agreement as Exhibit D.

13. Order of Precedence.

To the extent of any inconsistency between this Agreement, the Designated Purchaser Agreements, and the General Terms, such agreements will have the following order of precedence: (i) first, this Agreement, (ii) second, the General Terms, and (iii) third, the Designated Purchaser Agreements.

14. Termination.

14.1 Termination for Cause. The occurrence of any one or more of the following events will be an "Event of Default" upon the defaulting Party's receipt of written notice of the occurrence of such event from the other Party and the expiration of any applicable cure period provided below.

(A) Events of Default as set forth in Section 17 of the General Terms.

17

(B) Supplier fails to comply with any requirements set forth in Section 8 or Section 9 of this Agreement.

(C) Supplier enters into a Joint Venture contemplated by the provisions of Section 16.7(C)(1) without GM's prior written consent. In such instance, GM shall have thirty (30) Business Days from the date GM becomes aware of the entry of such a Joint Venture to provide Supplier with notice of termination pursuant to this Section 14.1.

(D) Supplier enters into a Project Sale contemplated by the provisions of Section 16.7(D)(1) without GM's prior written consent. In such instance, GM shall have thirty (30) Business Days from the date GM becomes aware of such a Project Sale to provide Supplier with notice of termination pursuant to this Section 14.1.

(E) Upon the occurrence of a Change of Control of Supplier to a Restricted Person which occurs without the consent of GM. To the extent that the foregoing occurs without the prior written consent of GM, GM shall have thirty (30) Business Days from the date GM becomes aware of the foregoing to provide Supplier with notice of termination pursuant to this Section 14.1(E).

Upon the occurrence of an Event of Default by a Party, the non-defaulting Party may elect to terminate this Agreement, for cause, in whole or in part, by notice of termination to the defaulting Party.

14.2 Other Permitted Termination. GM may terminate this Agreement, without liability owing to or due from Supplier, upon the occurrence of a Change of Control of Supplier to a GM Competitor or a GM Competitor Nominee, which occurs without the prior written consent of GM. To the extent that the foregoing occurs without GM's prior written consent, GM shall have thirty (30) Business Days from the date GM becomes aware of the foregoing to provide Supplier with notice of termination pursuant to this Section 14.2.

14.3 Exceptions. For clarity, a "Separation Transaction" as defined in the Master Purchase Agreement is permitted to occur without the consent of GM and, in accordance with Section 7.4 of the Master Purchase Agreement, simultaneous with the occurrence of the Separation Transaction, the Supplier shall assign this Agreement to Spinco pursuant to an agreement under which Spinco assumes in writing all duties and obligations under this Agreement.

15. Default By Designated Purchaser.

Any Event of Default by a Designated Purchaser pursuant to the terms of a Designated Purchaser Agreement shall not constitute a default by GM under this Agreement, and shall not constitute grounds for Supplier to terminate this Agreement.

18

16. General Terms.

16.1 Interpretation. All references to dates or time of day are references to the date or time of day in New York, New York. "Dollars" and "$" means United States Dollars.

16.2 Notices. All notices, requests, and other communications that are required or may be given under this Agreement must be in writing by electronic transmission and will be deemed received as of the date following the day the electronic transmission is dispatched. Any addresses set forth in this Section may be changed, from time to time, by notice given in the manner provided in this Section.

If given to GM:	General Motors Holdings LLC
[Redacted]
Attention: [Redacted]
Email: [Redacted]

and

General Motors Holdings LLC [Redacted] Attention: [Redacted] Email: [Redacted]

If given to Supplier:	Lithium Americas Corp. Suite 300, 900 W Hastings Street Vancouver, BC V6C 1E5 Attention: [Redacted] Email: [Redacted]

16.3 Entire Agreement. This Agreement and any schedules, exhibits, or other documents executed in connection with this Agreement, together with any agreements expressly incorporated into this Agreement and all recitals in this Agreement (which recitals are incorporated as covenants of the Parties), constitute the entire understanding of the Parties in connection with the subject matter of this Agreement and supersedes all prior proposals, negotiations, representations, understandings, commitments, and agreements, whether oral or written, with regard to the subject matter and provisions of this Agreement.

16.4 Modification. This Agreement may not be modified, altered, or amended except by an agreement in writing signed by both Parties.

19

16.5 Authority. Each of the representatives executing this Agreement on behalf of the Parties represents and warrants that he or she possesses the corporate power and authority to execute this Agreement on behalf of the respective Parties and that this Agreement has been duly authorized by the Parties. Each of the Parties represents and warrants that the execution and delivery by that Party of this Agreement, or compliance or performance by that Party with any of the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any provision of the certificate of incorporation and by-laws or comparable organizational documents of that Party, any material contract of that Party, any judicial order applicable to that Party, or any applicable law, in each case, in existence as of the Execution Date.

16.6 No Contra Proferentem. The Parties are competent and experienced in business, and have negotiated and reviewed this Agreement with their counsel. Any ambiguous language in this Agreement should therefore not be construed against any Party as the drafter of that language.

16.7 Permitted Transfers/ Successors and Assigns.

(A) The following definitions are used for the purposes of this Section 16.7 and as applicable, throughout the other provisions of this Agreement. To the extent that defined terms are used in this Section 16.7 but are not otherwise defined herein, they shall have the respective meanings ascribed thereto in the Investor Rights Agreement (as defined below).

(1) "Affiliate" means, as to any specified Person, any other Person who directly, or indirectly through one or more intermediaries, (a) controls such specified Person, (b) is controlled by such specified Person, or (c) is under common control with such specified Person.

(2) "Change of Control" means (A) the acquisition by any means, including, without limitation, acquisition of equity, a statutory plan of arrangement, merger or business combination, by any Person, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of Supplier, or (B) the acquisition by any Person, directly or indirectly, of the power to direct or cause the direction of the management or policies of Supplier.

(3) "FEOC" means a (A) Person who is a "foreign entity of concern," as such term is defined in Section 30D of the Code or (B) a Person "linked to or subject to influence by hostile or non-likeminded regimes or states," as such concept is used in the Policy Regarding Foreign Investments from State-Owned Enterprises in Critical Minerals under the Investment Canada Act, or, in each case, under any successor or similar policies promulgated by either the Canadian or United States government in respect of critical minerals policy.

20

(4) "GM Competitor" means any OEM or any Affiliate of any OEM.

(5) "GM Competitor Nominee" means a third party that is acting for the benefit of a GM Competitor in connection with a Joint Venture or Project Sale transaction.

(6) "Governmental Entity" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange.

(7) "Investor Rights Agreement" means the investor rights agreement dated as of February 16, 2023 between the Supplier and GM, as the same may be superseded by a like agreement, to the extent applicable, between Spinco and GM.

(8) "Joint Venture" means a business relationship pursuant to which the Supplier, directly or indirectly through one or more of Supplier's Affiliates, shares beneficial ownership in the Subject North American Business with one or more unrelated third parties, whether through an incorporated or unincorporated entity, a partnership, or other similar joint enterprise.

(9) "Joint Venture Participant" means each counterparty to the Joint Venture.

(10) "Non Permitted Party" means a non-Party that is not a Permitted Party.

(11) "OEM" means (i) an original equipment manufacturer of vehicles (whether gas or electric powered) that are used primarily on public roads, streets, or highways (whether sold direct or through franchised dealers), or any Person that controls or owns substantially all of the equity interests in an original equipment manufacturer of, vehicles (whether gas or electric powered) that are used primarily on public roads, streets, or highways (whether sold direct or through franchised dealers) including, without limitation, any affiliate, subsidiary, or entity similar to or in competition with an entity that has a trademark, service mark, or brand owned or operated by [Redacted]; or (ii) a distributor, seller, contract manufacturer, or other entity that manufactures, has manufactured, or otherwise purchases vehicles that are used to provide (whether directly or through independent contractors) services to, or deliver goods for, third parties including, without limitation, such services that qualify or otherwise constitute transportation as a service, mobility as a service, shared autonomous vehicles, logistics, transportation, or other types of services.

21

(12)  "Permitted Party" means any non-Party that is not: (i) a GM Competitor; (ii) to the knowledge of the Supplier (as at the applicable time the Joint Venture or the Project Sale, as the case may be, is entered into by the Supplier), a GM Competitor Nominee; (iii) a Sanctioned Person, or (iv) an FEOC.

(13) "Person" means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity.

(14) "Restricted Person" means a non-Party that is (i) a Sanctioned Person; or (ii) an FEOC.

(15) "Sanctioned Person" means a Person (a) who is a restricted or prohibited Person as designated or included in any list of designated or restricted parties under any export control or economic sanctions laws of the United States or any other applicable Sanctions Authority; (b) a Person domiciled, organized, or resident in a Sanctioned Territory; or (c) an entity owned or controlled by any of the foregoing Persons in clauses (a) or (b) hereof.

(16) "Sanctioned Territory" means at any time, a country or territory which is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People's Republic and the so-called Luhansk People's Republic).

(17) "Sanctions Authority" means the United States government and any of its agencies (including, without limitation, OFAC, BIS, the U.S. State Department and the U.S. Department of Commerce), the European Union and each of its member states, the United Nations Security Council, the United Kingdom, the Canadian government, or any other Governmental Entity with jurisdiction over the Parties to this Agreement.

22

(18) "Spinco" means 1397468 B.C. Ltd.

(19) "Subject North American Business" means all of the businesses carried on by the Supplier and its Affiliates in North America with respect to the exploration and development of the Thacker Pass Project and includes all the assets pertaining to the foregoing or otherwise held by any of them immediately prior to the Execution Date.

(B) Certain of the permitted transfers, assignments and other transactions pertaining to the Supplier and the Thacker Pass Project (which may result in a corresponding assignment of this Agreement by the Supplier) and the restrictions on other transfers, assignments and other transactions pertaining to the Supplier and the Thacker Pass Project (which may result in a corresponding assignment of this Agreement by the Supplier) are set out in this Section 16.7 (in addition to those contemplated in Section 14). However, for clarity if a transfer or assignment is not expressed as being specifically prohibited pursuant to the terms of this Agreement, then it is not prohibited hereunder.

(C) Joint Ventures For Subject North American Business

(1) The Supplier shall not, and shall ensure that its Affiliates do not, without the prior written consent of GM, establish a Joint Venture with a Joint Venture Participant who is a Non Permitted Party with respect to the Subject North American Business, regardless of whether such Non Permitted Party enters into any offtake or similar agreement for any lithium produced at the Thacker Pass Project. The Supplier acknowledges and agrees that any consent granted by GM to enable the consummation of any such Joint Venture shall not waive or otherwise diminish any of GM's rights under Section 2 or Section 3, or otherwise under this Agreement. It is acknowledged that if GM grants its prior written consent to a Joint Venture under this Section 16.7(C)(1), the Supplier shall have the right to assign this Agreement to the Joint Venture pursuant to an agreement under which, such Joint Venture assumes in writing all duties and obligations under this Agreement (to the extent that the assumption of the obligations under this Agreement by the Joint Venture do not happen by operation of law).

(2) The Supplier and any of its Affiliates may enter into a Joint Venture with a Joint Venture Participant who is a Permitted Party with respect to the Subject North American Business, regardless of whether such Permitted Party may have a right to purchase or otherwise obtain lithium under an offtake or similar agreement produced at the Thacker Pass Project. For the avoidance of doubt, any such Joint Venture shall not be subject to Section 3.3 of the Investor Rights Agreement and GM shall not have a Participation Right (as defined in the Investor Rights Agreement) with respect to such Joint Venture. This Section 16.7(C)(2) shall not waive or otherwise diminish any of GM's rights under Sections 2 or 3, or otherwise under this Agreement. It is acknowledged that the Supplier shall have right to assign this Agreement to the Joint Venture pursuant to an agreement under which such Joint Venture assumes in writing all duties and obligations under this Agreement (to the extent that the assumption of the obligations under this Agreement by the Joint Venture do not happen by operation of law). provided that such assignment will not relieve the assignor of its obligations hereunder. GM shall act reasonably in considering requests from Supplier to be relieved of its obligations hereunder, which requests may be both prior to or after the consummation of any applicable Joint Venture.

23

(D) Sale of the Thacker Pass Project

(1) The Supplier shall not, and shall ensure that its Affiliates do not, without the prior written consent of GM, directly or indirectly, sell all or a material portion of the Thacker Pass Project, regardless of the structure of such sale, whether through sale of equity, sale of assets, or a statutory plan of arrangement, merger or other business combination, and whether in a single transaction or a series of related transactions (so long as such structure is not a Joint Venture or a Change of Control in that those are governed by other Sections of this Agreement as contemplated in Section 16.7(D)(4)) (any such transaction(s), a “Project Sale”), to a transferee (a “Transferee”) that is a Non Permitted Party. If GM grants its prior written consent, the Supplier shall have right to assign this Agreement to the Transferee pursuant to an agreement under which such Transferee assumes in writing all duties and obligations under this Agreement.

(2) The Supplier may, without the prior written consent of GM, consummate a Project Sale with a Transferee that is a Permitted Party and assign this Agreement to the Transferee pursuant to an agreement under which such Transferee assumes in writing all duties and obligations under this Agreement.

(3) The Supplier shall give GM at least five (5) Business Days prior notice (a “Project Sale Notice”) of the execution and delivery of a definitive agreement giving effect to the Project Sale by the Supplier or its applicable Affiliate (but in any event at least thirty (30) days prior to the consummation of the Project Sale). The Project Sale Notice shall contain reasonable detail with respect to the proposed Transferee, and the Supplier shall respond to GM’s reasonable requests for additional information regarding the facts, circumstances, terms and conditions of the proposed Project Sale, to enable GM to identify whether the Transferee is a Permitted Party or a Non Permitted Party.

(4) It is understood and agreed that this Section 16.7(D) does not apply to: (i) a Joint Venture transaction (as a Joint Venture transaction is covered by Section 16.7(C)); (ii) a transaction that is a Change of Control (as a Change of Control transaction is covered by Section 2) ; or (iii) a Spinco Transaction (as a Spinco Transaction is covered by Section 14.3), and none of the foregoing references in this Section 16.7(D)(4) constitutes a Project Sale for the purposes of this Section 16.7(D).

(E) GM shall not have the right to sell, assign or transfer, directly or indirectly, in whole or in part, its rights and obligations under this Agreement, other than to an Affiliate, subsidiary, or a Designated Purchaser as provided herein.

(F) Save and except as expressly permitted by the provisions of Section 14.2, Section 14.3 Section 16.7(C) and Section 16.7(D), Supplier shall not have the right to sell, assign or transfer, directly or indirectly, in whole or in part, its rights and obligations under this Agreement.

(G) This Agreement and all of the Parties' obligations are binding upon their respective successors and permitted assigns, and together with the rights and remedies of the Parties under this Agreement, inure to the benefit of the Parties and their respective successors and permitted assigns.

(H) Change of Control of Supplier. Supplier shall not, without the prior written consent of GM, solicit offers for, participate in discussions or negotiations relating to, furnish any documentation or other information relating to, or enter into a Change of Control of Supplier to a Restricted Person.

(I) Injunctive Relief. Supplier acknowledges and agrees that money damages will not be a sufficient remedy for any actual or threatened breach of this Section 16.7 by Supplier and that, in addition to all other rights and remedies that GM may have, GM will be entitled to specific performance and temporary, preliminary and permanent injunctive relief in connection with any action to enforce this Section 16.7, without any requirement of a bond or other security to be provided by GM.

16.8 No Third-Party Beneficiaries. Except as otherwise provided herein, the Parties agree that this Agreement is intended to benefit solely the Parties to this Agreement and is not intended for the benefit of any third parties.

24

16.9 No Waiver. The failure of either Party at any time to require performance by the other Party of any provision of this Agreement will in no way affect the right to require such performance at any time thereafter, nor will the waiver of either Party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provision.

16.10 Cumulative Remedies. The rights and remedies specified in this Agreement are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

16.11 Survival. Any Sections that expressly or by their nature survive expiration or termination shall survive the expiration or termination of this Agreement.

16.12 Severability. If any term of this Agreement is invalid or unenforceable under applicable law or regulation, such term will be deemed reformed or deleted, as the case may be, but only to the extent necessary to comply with such applicable law or regulation, and the remaining provisions of this Agreement will remain in full force and effect.

16.13 No Agency. Supplier and GM are independent contracting parties and nothing in this Agreement will make either Party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either Party any authority to assume or to create any obligation on behalf of or in the name of the other.

16.14 Cooperation. Each Party agrees to reasonably cooperate with the other Party and to take all additional actions that may be reasonably necessary to give full force and effect to this Agreement.

16.15 Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, and each duplicate original or counterpart will be deemed an original and taken together will be one and the same instrument. The Parties agree that their respective signatures may be electronically delivered, and that such electronic transmissions will be treated as originals for all purposes.

16.16 General Terms. References in the General Terms to the "Contract" shall mean this Agreement, including, without limitation, all terms, provisions, sub-parts, sections and exhibits, and any documents incorporated by reference herein including, but not limited to, the General Terms. References in the General Terms to "Buyer" shall mean the applicable GM Buyer. Capitalized terms used in the General Terms but not defined therein shall have the meanings given to such terms in this Agreement.

25

17. REPRESENTATIONS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE BEFORE EXECUTING THIS AGREEMENT AND ARE DOING SO WITHOUT DURESS, INTIMIDATION, OR COERCION AND WITHOUT RELIANCE UPON ANY REPRESENTATIONS, WARRANTIES, OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES, OR COMMITMENTS SET FORTH IN THIS AGREEMENT.

[Signature Page Follows]

26

THEREFORE, the Parties have executed and delivered this Agreement as of the date and year first above written.

Signed by:

Lithium Americas Corp.

By: /s/ Jonathan Evans

Name: Jonathan Evans

Title: President and CEO

General Motors Holdings LLC

By: /s/ Jeffrey Morrison

Name: Jeffrey Morrison

Title: Vice President, Global Purchasing and Supply Chain

27

EXHIBITS:

28

Exhibit A

General Terms and Conditions

GENERAL TERMS AND CONDITIONS

1. Shipping; Packaging

Supplier will comply, in all respects, with the shipping and packaging requirements agreed to by Buyer and Supplier and as incorporated in this Contract by reference. Supplier will (a) properly pack and mark Product in accordance with the laws and regulations of the country of manufacture, including, without limitation, laws and regulations governing the handling and transportation of dangerous goods or hazardous materials; (b) provide with each shipment packing slips with Buyer's Contract and/or release number and date of first loading marked thereon; (c) promptly forward the original bill of lading or other shipping documents for each shipment in accordance with Buyer's instructions; and (d) include on bills of lading or other shipping documents the correct classification of the goods. The marks on each package and identification of the goods on packing slips, bills of lading and invoices (when required) must be sufficient to enable Buyer to easily identify the goods purchased.

2. Transfer of Title

Supplier shall ship the Product FCA Thacker Pass (Incoterms 2020) or FCA an alternate location (an "Alternate Location") provided in a writing sent from GM to Buyer (in the event Buyer is a Party other than GM) with a copy to Supplier. Title to and risk of loss of the Product shall transfer to Buyer at the time of first loading onto Buyer's transport of the Product by Supplier at Thacker Pass or the Alternate Location. All risk for loss of Product after such first loading of the Product by Supplier at Thacker Pass or the Alternate Location shall pass to Buyer and shall not be borne by Supplier.

3. Protection Against Labor Disruptions

Supplier will use its best efforts to ensure the uninterrupted supply of Product to Buyer notwithstanding any existence of a labor disruption.

4. Subcontracting

Neither Party will subcontract in whole or in part any of its obligations under this Contract without the prior written consent of the other Party. Any such consent will not release the applicable Party from, or limit, any of such Party's obligations under this Contract. For clarity, it is understood and agreed that the operation of the Thacker Pass Project, including the loading of finished goods, may entail the use of subcontractors and such use shall not be in breach of this clause.

5. Product Warranty; Warranty of Performance

Supplier warrants and guarantees that the goods sold under this Contract shall be merchantable, conform with all Specifications, and are free and clear of all liens other than those that may arise by operation of law, that the goods will be released in connection with the Certificate of Analysis ("COA") that Supplier will provide with all deliveries of goods to Buyer, and will comply with applicable laws (the "Warranty"). The Warranty (other than being merchantable and free and clear of all liens other than those that may arise by operation of law) does not extend to Off Spec Product that is retained by Buyer. The duration of the Warranty will begin on the date the title and risk of loss for such goods passes to Buyer in accordance with Section 2 of this Contract (the "Title Transfer Date") and end on the earlier of (the "Warranty End  Date"): (a) [Redacted] from the Title Transfer Date; or (b) upon incorporation of such goods into another product of Buyer to the extent such incorporation alters the goods so as to make the analysis required to validate the COA unachievable. Other than in the event of Supplier's gross negligence or willful, wanton, or reckless misconduct, after the Warranty End Date, Supplier shall not be required to accept any claim with respect to the Warranty. Buyer agrees that to the extent practicable it shall notify Supplier within fifteen (15) Business Days of becoming aware that a Warranty Claim may be alleged by Buyer. Except as expressly set forth in this Contract, the Warranty is irrevocable by Supplier, and Supplier may not limit or disclaim the Warranty.

1

In the event Buyer provides written notification to Supplier (the "Specification Notice") of variation of Product from the Specifications, with such notice to be delivered within the later of: (a) 180 days of title passing from Supplier to Buyer as provided in Section 2; or (b) if the Product was stored unused at a facility reasonably acceptable to Supplier, within 45 days of the date the Product is removed from such storage (the "Cut Off Date"), Buyer shall not be obligated to purchase and take delivery of the relevant shipment; provided, however, Supplier and Buyer will consult each other and shall negotiate in good faith (for a period of five (5) Business Days after the date of delivery of the Specification Notice) whether Buyer will accept the Product with appropriate price reductions (the "Off Spec Product") or whether Buyer shall return the Off Spec Product to Supplier at Thacker Pass (or the Alternate Location if loaded at the Alternate Location), such return to be at the cost and expense of Supplier. If such negotiations do not culminate in agreement after the end of such period of five (5) Business Days after the date of delivery of the Specification Notice, Buyer shall immediately return the Off Spec Product to Supplier, such return to be at the cost and expense of Supplier. In all cases, Buyer and Supplier will work together in good faith to minimize return shipping costs. In the event Buyer provides Supplier with a Specification Notice after Buyer has paid for the Product, and such Product is returned to Supplier in accordance with this Section 5, Buyer shall receive either a refund of the amount paid for the Product or a credit from Supplier in the amount that was paid for the Product, provided, however, that if Supplier has replacement Product available, Buyer may elect to receive replacement Product instead of the refund or credit.

Product to be delivered hereunder (with the exception of Off Spec Product that is accepted by Buyer) shall not: (i) contain extraneous materials; (ii) contain elements or substances at levels or in concentrations dangerous or harmful to health, safety, the environment or generally considered in the lithium industry to be deleterious or harmful or (iii) exhibit physical properties or characteristics which differ from industry standards for comparable products in the marketplace to a degree or in a manner which results in Buyer having to incur increased costs of transporting, storing or handling the Product (collectively, the "Prohibited Characteristics"). For greater certainty, the presence in Product of any element or compound in quantities within the ranges specified in the Product Specifications shall not constitute a Prohibited Characteristic. Both Parties understand the hazards and handling of the Product and will follow industry and local governmental practices and standards for handling.

6. Ingredients Disclosure; Special Warnings and Instructions

At least ten (10) Business Days prior to, as well as in connection with, the shipment of the Product from Thacker Pass or the Alternate Location, as the case may be, Supplier agrees to furnish to Buyer written warning and notice (including, without limitation, appropriate labels on the goods, containers and packing) of any dangerous goods or hazardous material that forms part of any shipment of Products, together with such special handling instructions as may be necessary to advise carriers, Buyer, and their respective employees of how to exercise that measure of care and precaution that will comply with any applicable laws or regulations and best prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Products, containers and packing shipped to Buyer from Thacker Pass or the Alternate Location.

7. Payment

Promptly after each shipment of goods from Thacker Pass or the Alternate Location, as the case may be, Supplier will issue a single invoice for the shipped Products. Each invoice must comply with applicable law, if any, and include the following information: (a) amount due (in the currency specified in this Contract); (b) Contract number; (c) if applicable, purchase order number; (d) if applicable, the intra-EU VAT number; and (e) net weight of the goods.

2

Buyer will pay for the Product in accordance with the payment terms and in the currency specified elsewhere in this Contract. Payments may be made electronically (including, without limitation, by bank transfer or recorded bill of exchange, where applicable).

8. Customs; Origin

Credits or benefits resulting or arising from this Contract, including trade credits, export credits or the refund of duties, taxes or fees, will belong to Buyer to the extent Buyer pays such duties, taxes or fees directly or those duties, taxes, or fees are passed along to Buyer in the contract price. To the extent Supplier pays and does not pass along to Buyer such duties, taxes or fees, any applicable credits or refunds will belong to Supplier. Supplier will timely and accurately provide all information necessary (including written documentation and electronic transaction records) to permit Buyer to receive such benefits or credits, if Buyer pays such duties, taxes or fees either directly or indirectly, as well as to fulfill its import and, where required by this Contract, export customs related obligations, origin marking or labeling requirements and local content origin requirements, if any. Supplier will undertake such arrangements as necessary for the goods to be covered by any duty deferral or free trade zone program(s) of the country of import. Supplier will ensure compliance with the recommendations or requirements of all applicable Authorized Economic Operator (AEO), governmental security/anti-terrorism and enhanced border release programs (including, without limitation, the United States Bureau of Customs and Border Protection's Customs-Trade Partnership Against Terrorism (C-TPAT)). At the request of Buyer or the appropriate Customs Authority, Supplier will certify in writing its compliance with the foregoing.

9. Transactional Tax

Unless otherwise provided in this Contract, the prices set forth in this Contract will be exclusive of all transactional taxes, including any sales, use, excise, services, value added tax, goods and services tax, or similar tax, and these taxes should be separately identified by Supplier in Supplier's invoice, even if the tax rate is zero. Buyer will not be responsible for any transactional taxes charged by the Supplier that are not identified in this manner. Supplier shall separately state all charges for transactional taxes on its invoices (or other such documents). Additionally, Supplier shall provide Buyer with invoices in line with the applicable tax laws in its country to enable the Buyer to reclaim the transactional taxes and Supplier will provide such documentation no later than when the payment to which the invoice relates is due from Buyer. Supplier will be responsible for remitting the transactional tax to the applicable taxing authority except for those states or jurisdictions where Buyer has provided Supplier with an appropriate exemption certificate. Supplier will use reasonable efforts to apply for such exemptions where applicable. Supplier will not charge Buyer for any transactional taxes charged by a subcontracting supplier if such tax is recoverable by Supplier, or if not recoverable, it would have been, had the transaction been structured through other entities (either the Supplier's or the Buyer's affiliated companies). If transactional taxes are not recoverable by Supplier, Supplier agrees to provide detailed billing, customs or other documents as requested, which set out the transactional taxes paid or payable to any of the Buyer's subcontracting supplier or to a taxing authority.

10. Intellectual Property Indemnification

Supplier will investigate, defend, hold harmless and indemnify Buyer, its successors, its affiliates (collectively "Buyer Group") and its dealers and customers against any actual or alleged claims of infringement or other assertions of proprietary rights violations (including patent, trademark, copyright, industrial design right, or other proprietary right, misuse, or misappropriation of trade secret) and resulting damages and expenses (including attorney's and other professional fees) arising in any way in relation to the Products (collectively "IP claims"). Supplier expressly waives any claim against Buyer Group that any such IP claims arose out of compliance with Buyer Group's or its dealers' or customers' specification or direction.

3

11. Remedies; Indemnity

The rights and remedies reserved to each Party in this Contract are cumulative with, and additional to, all other rights and remedies of each Party under applicable law or in equity.

Notwithstanding anything else to the contrary in this Contract, and save in respect of: (i) liability for fraud, death or personal injury caused by gross negligence or willful misconduct; or (ii) liability for infringement or other proprietary rights violations (including patent, trademark, copyright, industrial design right, or other proprietary right, misuse, or misappropriation of trade secret) arising in any way in relation to the Product, neither Party shall in any circumstances be liable to the other Party as a result of its performance of, or failure to perform, this Contract or any provision in this Contract, whether in contract, tort or breach of statutory duty or howsoever arising for (a) any loss of profit, anticipated profit or revenue (with respect to the foregoing, save and except for failures by Buyer to make payments for Product as anticipated by this Contract, the losses for which are specifically not excluded and are included), any loss of savings or anticipated savings, any loss of production, any loss of use, any loss of contract or business opportunity, any loss of or damage to goodwill or any business interruption, whether of a direct or indirect nature, (b) any special, indirect and/or consequential losses, or (c) punitive, exemplary or special damages.

Each Party (a "First Party") will indemnify, defend and hold harmless the other Party against any liability, claim, demand and expense (including, without limitation, legal and other professional fees) arising from or relating to any failure of the First Party to fully perform any of its obligations under this Contract.

12. Force Majeure

Any delay or failure of either Party to perform its obligations under this Contract will be excused to the extent that Supplier is unable to produce, sell or deliver, or Buyer is unable to accept delivery, buy or use, the goods or services covered by this Contract, directly as the result of an event or occurrence beyond the reasonable control of such Party, without such Party's fault or negligence (a "force majeure event"), including, if applicable, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars and sabotage; provided that written notice of such force majeure event (including the anticipated duration of the delay) must be given by the affected Party to the other Party as soon as possible (but in no event more than 20 days after the force majeure event occurs).

During any force majeure event affecting Supplier's performance, Buyer may, at its sole option: (i) purchase Product from other sources, without liability to Supplier; and/or (ii) reduce the volumes set forth in any forecast by the amount of Product purchased from such other sources.

The affected Party will use all diligent efforts to ensure that the effects of any force majeure event are minimized and, as promptly as possible, resume full performance under this Contract. If the delay lasts more than twelve (12) months from notice of the force majeure event being given, either Party may immediately terminate this Contract without liability to either Party.

13. Insurance

Supplier will maintain insurance coverage as would a prudent mine operator in the State of Nevada. Supplier shall insure its interest in the Product for full value for damage or loss arising until title and risk pass to the Buyer as provided in Section 2 with an insurance company rated 'A-' or higher by AM Best.

4

14. Technical Information

Buyer does not expect to receive any confidential technical or other information (the "Non-Contract Information") from Supplier, and Buyer will not be subject to confidentiality or nondisclosure obligations with respect to any such information (including under Section 15 hereof) unless Supplier and Buyer have agreed to confidentiality and nondisclosure obligations in a writing signed by their respective authorized representatives that expressly applies to such Non-Contract Information (a "Standalone CA"). Supplier agrees not to assert any claim (other than for breach of a Standalone CA) with respect to any Non-Contract Information that Supplier has disclosed or may hereafter disclose to Buyer or its affiliates and subsidiaries.

15. Confidentiality; No Advertising

The Parties agree that the contents of this Contract are confidential and not intended for use or dissemination by either Party without the express written consent of the other Party. For the purposes of this Section 15 a Party making disclosure together with its affiliates and representatives is a "Disclosing Party" and the non-Disclosing Party is an "Affected Party".

A Disclosing Party may disclose the existence and terms of this Contract (the "Disclosure Exceptions"): (i) to the extent required by law (including the rules of any applicable stock exchange), or by any governmental agency or required or requested to be disclosed pursuant to legal process (including discovery requests) or in connection with any bankruptcy, insolvency, or similar proceeding involving either of the Parties, provided that the Disclosing Party shall (A) immediately upon receiving notice that it is required to make a disclosure under law or stock exchange rules, give the Affected Party prior written notice and an opportunity of not less than 48 hours for the Affected Party to review and comment on the requisite disclosure before it is made, including an opportunity for the Affected Party to prevent such disclosure, (B) use its best efforts to incorporate the Affected Party's comments or limit such disclosure, by seeking confidential treatment or otherwise, and (C) promptly provide the Affected Party with notice of any requirement to provide any such information, regardless of when such disclosure shall be made; (ii) to the extent necessary to enforce this Contract including, without limitation, for the purposes of dispute resolution as set forth in Section 18; (iii) to any designated purchaser, employee, officer, director, agent, affiliate, representative, lawyer, investor, broker, potential transferee, financier, partner, member, shareholder or actual or potential financing source of the Disclosing Party or that Disclosing Party's affiliates (but not its representatives) provided that any such person or entity must be, prior to the disclosure, subject to confidentiality obligations that are the same as or more restrictive than the confidentiality obligations in this Contract and that the Disclosing Party disclosing such information to them will be responsible for any breach thereof; and (iv) to the extent such information is or becomes generally available to the public other than as a result of a disclosure by the Disclosing Party in violation of this Contract.

Unless required by applicable law or pursuant to any rules or regulations of any applicable securities exchange, neither Party will in any manner, without first obtaining the other Party's consent, which consent will not be unreasonably withheld or delayed: (i) advertise or publish the fact that Supplier has contracted to furnish Buyer the Product; (ii) use the other Party's trademarks, trade names or confidential information in such Party's advertising or promotional materials; or (iii) use the other Party's trademarks, trade names or confidential information in any form of electronic communication such as web sites (internal or external), blogs or other types of postings, except as may be required to perform hereunder or as required by law. Any announcement made by the Parties in relation to the execution of this Contract will be agreed in advance by the Parties.

5

16. Compliance with Laws

Supplier, and any goods or services supplied by Supplier, and Buyer, in connection with its obligations under this Contract, will comply with all applicable laws, rules, regulations, orders, conventions, ordinances or standards of the country(ies) of destination or that relate to the manufacture, labeling, transportation, importation, exportation, licensing, approval or certification of the Product, including, without limitation, those relating to environmental matters, the handling and transportation of dangerous goods or hazardous materials, data protection and privacy, wages, hours and conditions of employment, subcontractor selection, discrimination, occupational health/safety and motor vehicle safety. Supplier, in all respects, and Buyer, in connection with its obligations under this Contract, further represent that neither they nor any of their subcontractors, vendors, agents or other associated third parties will utilize child, slave, prisoner or any other form of forced or involuntary labor, or engage in abusive employment or corrupt business practices, in the supply of Product under this Contract. Supplier, in all respects, and Buyer, in connection with its obligations under this Contract, agree to comply with all applicable anticorruption laws, including, without limitation, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, and that neither they nor any of their subcontractors, vendors, agents or other associated third parties will engage in any form of commercial bribery, nor directly or indirectly provide or offer to provide, anything of value to or for the benefit of, any official or employee of a governmental authority or of any government-owned, government-controlled or government-affiliated entity to obtain or retain any contract, business opportunity or other business benefit, or to influence any act or decision of that person in his/her official capacity. At Buyer's request, Supplier will certify in writing its compliance with the foregoing.

17. Termination for Cause

Upon the occurrence of any of the following "Events of Default" by a Party, the non-defaulting Party may elect to terminate this Contract, in whole or in part, by notice of termination to the defaulting Party and the expiration of any applicable cure period provided below: (a) Either Party repudiates or materially breaches its obligations, or refuses to materially perform its obligations, under this Contract, and if such breach is capable of being cured within twenty (20) Business Days, such breach is not cured by the breaching Party within twenty (20) Business Days of written notice of the occurrence of an Event of Default being provided by the other Party; or (b) Any secured or lien creditor commences a foreclosure action of its liens, security interests and/or mortgages in or against a material portion of a Party's assets or a Party: (A) commences, or has commenced against it, any case, proceeding or other action under Title 11 of the United States Code or any other liquidation, bankruptcy, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the United States or any other applicable jurisdictions in effect from time to time, seeking (i) to have an order for relief entered with respect to it, (ii) to adjudicate it as bankrupt or insolvent, (iii) to commence or implement any plan of reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (iv) the appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (B) makes a general assignment for the benefit of its creditors (collectively, an "Insolvency Event").

6

18. Governing Law and Jurisdiction

This Contract shall be governed by the laws of the State of New York, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods (CISG), and without regard to its conflict of laws principles. Any action, dispute or proceeding seeking to enforce any provision of, or based on any right arising solely out of, this Contract (collectively, "Disputes") shall be first handled pursuant to the following escalation process. Any Party may submit its position on any Dispute in writing to the other Party and such other Party shall, within five (5) Business Days thereafter, submit its position on the Dispute in writing to the first Party. As promptly as practicable, but no later than five (5) Business Days thereafter, the Parties shall enter into good faith negotiations to attempt to resolve the Dispute. If those negotiations do not resolve the Dispute within fifteen (15) Business Days after the first Party's submission, then either Party may require that the Dispute be submitted, in writing [Redacted] of Buyer and [Redacted] of Supplier (or, in each case, their functional successors), who shall negotiate in good faith and use their reasonable best efforts to expeditiously resolve the Dispute for a period of fifteen (15) Business Days after that submission, unless [Redacted] of Buyer and [Redacted] of Supplier (or in each case their functional successors) mutually agree to extend such period of negotiation. Any agreement pertaining to a Dispute shall be reduced to writing, be signed by the Parties and be final and binding upon the Parties. All negotiations pursuant to this Section 18 shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. In the event that a Dispute has not been resolved after the use of the escalation procedures set forth above, then either Party may initiate the arbitration process. The Dispute shall be submitted to and settled by binding arbitration in New York, New York in accordance with the Administered Arbitration Rules of the International Institute for Conflict Prevention & Resolution, and such arbitration shall be in English. For disputes that involve alleged losses that do not exceed $25 million, the Parties shall mutually agree on a single arbitrator within a period of five (5) Business Days of receipt of notice that the other Party has referred a Dispute to arbitration, and if the Parties cannot agree upon the single arbitrator within such period of five (5) Business Days, the single arbitrator shall be appointed as promptly as practicable by the International Institute for Conflict Prevention & Resolution. For disputes that involve alleged losses that exceed $25 million, each Party shall, within five (5) Business Days of receipt of notice that the other Party has referred a Dispute to arbitration, appoint one nominating arbitrator and such nominating arbitrators shall together select within five (5) Business Days a neutral arbitrator who will conduct the arbitration. If such nominating arbitrators are not able to select a neutral arbitrator, the neutral arbitrator shall be appointed as promptly as practicable by the International Institute for Conflict Prevention & Resolution. The costs of the arbitrator shall be in the cause. The single arbitrator or the one neutral arbitrator shall make a decision within sixty (60) days of the arbitrator's appointment. The arbitrator shall not be empowered to award punitive or exemplary damages. The award rendered by the arbitrator shall be final and binding upon the Parties, and the judgement on the award rendered may be entered in any court having jurisdiction thereof. All Disputes shall be settled in this manner in lieu of an action at law or equity; provided, however, that nothing in this Section 18 shall be construed as precluding the bringing of an action for temporary or preliminary injunctive relief or other equitable relief. Each Party hereby irrevocably and unconditionally (i) waives any objection to the laying of venue of any such action, suit or proceeding in any such court, (ii) agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees that service of any court paper may be effected on such Party in any manner as may be provided under applicable laws or court rules of the State of New York.

7

Exhibit B

Designated Purchaser Agreement

DESIGNATED PURCHASER AGREEMENT

This Designated Purchaser Agreement (this "Agreement") is dated_______________, 202_ ("Effective Date") and is between Lithium Americas Corp. ("Supplier") and_______________________________("Purchaser"). Supplier and Purchaser hereinafter may be referred to individually as a "Party" or together as the "Parties."

Recitals

WHEREAS, General Motors Holdings LLC (on behalf of itself and its affiliates and subsidiaries, collectively, "GM") and Supplier are parties to a purchase contract (the "Offtake Agreement") pursuant to which Supplier manufactures and supplies lithium carbonate (the "Products") that meets the Specifications (as defined below) for use in lithium-ion batteries manufactured for GM and to be incorporated by GM into vehicles produced in North America ("Batteries");

WHEREAS, GM and Purchaser are parties, directly or indirectly, to a purchase contract pursuant to which purchaser supplies to GM components for Batteries (the "GM-Purchaser Contract"), which contract has not been and shall not be seen by Supplier and so no implication in and to Supplier can be derived therefrom;

WHEREAS, GM and Purchaser have agreed, in connection with the GM-Purchaser Contract, that GM may designate Purchaser as a Designated Purchaser (as defined in the Offtake Agreement) under the Offtake Agreement, which such Offtake Agreement has not been and shall not be seen by Purchaser and so no implication in and to Purchaser can be derived therefrom;

WHEREAS, Purchaser desires to purchase and Supplier desires to sell to Purchaser the Products; and

WHEREAS, Supplier and Purchaser agree to respectively sell and buy the Products on the terms set forth in this Agreement and all exhibits hereto including, but not limited to, the General Terms and Conditions attached hereto as Exhibit A (the "General Terms and Conditions").

Agreement

The Parties agree as follows:

1. Term and Termination. This Agreement shall become effective on the Effective Date and shall terminate upon notice to Purchaser from GM or Supplier of the earlier to occur of (a) expiration or termination of the Offtake Agreement; (b) termination by GM of Purchaser's designation as a Designated Purchaser under the Offtake Agreement; or (c) revocation by Supplier of Purchaser's approval as a Designated Purchaser under the Offtake Agreement (the "Term"). Any payment obligations owing from Purchaser to Supplier for Products pursuant to this Agreement shall survive the termination of this Agreement.

2. Specifications. The specifications for the Products (the "Specifications") are attached hereto as Annex A. Any new Specifications, and any modifications or amendments to the Specifications shall be communicated by GM to Supplier and Purchaser.

3. Quantity. Purchaser shall purchase from Supplier the quantity of Product directed by GM for Purchaser's use in Battery components for GM vehicles. Purchaser may only use Products purchased pursuant to this Agreement for production of Battery components for GM and not for any other use or purpose.

4. Pricing. The price of Products (the "Product Price") received by Purchaser during any calendar year quarter during the Term will be communicated by GM to Purchaser. The Product Price will be exclusive of any applicable sales or other similar tax, if any, that is required by law to be added to the sales price. Any adjustments to the Product Price will be prospective only and in no event will Purchaser be obligated to pay any retrospective price increase.

5. Ordering Process. Purchaser may from time to time submit purchase orders-including blanket purchase orders-to Supplier (the "Purchase Orders") and issue releases for Products to Supplier.1 This Agreement, including any exhibits hereto, shall be expressly incorporated into any Purchase Orders.

6. Payment Terms. Purchaser shall pay for all Products purchased hereunder net [Redacted] days after Purchaser's receipt of the Products at Purchaser's facility but not later than [Redacted] days after [Redacted] (as defined in the General Terms and Conditions). If any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, and Supplier has provided written notice of such non-payment to Purchaser and Purchaser has failed to cure such non-payment within five (5) Business Days of receipt of such notice from Supplier, Supplier shall have the right to suspend, without any prejudice to any of Supplier's other rights and remedies under this Agreement, any ongoing supply of Product under this Agreement until such payment is made.

7. Access to Information. Purchaser will have access and information rights to Supplier's Thacker Pass location. To the extent Purchaser wishes to exercise such rights, Purchaser shall coordinate the exercise of such rights with GM. In the event of any site visit by Purchaser, Purchaser will comply with all health and safety regulations of Supplier.

8. Non-Assignment. Under no circumstances may Purchaser transfer, assign or delegate, in whole or in part, any of its rights or obligations under this Agreement (including, without limitation, any right of payment), whether directly or indirectly, by merger, acquisition or contribution to a joint venture. Supplier may transfer, assign or delegate, in whole or in part, any of its rights or obligations under this Agreement (including, without limitation, any right of payment), whether directly or indirectly, solely in connection with an assignment of its rights pursuant to the Offtake Agreement, and Supplier shall provide Purchaser with written notice of any such assignment within five (5) business days thereof.

9. Authority. Each of the representatives executing this Agreement on behalf of the Parties represents and warrants that he or she possesses the corporate power and authority to execute this Agreement on behalf of the respective Parties and that this Agreement has been duly authorized by the Parties. Each of the Parties represents and warrants that the execution and delivery by that Party of this Agreement, or compliance or performance by that Party with any of the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any provision of the certificate of incorporation and by-laws or comparable organizational documents of that Party, any material contract of that Party, any judicial order applicable to that Party, or any applicable law, in each case, in existence as of the Effective Date.

_________________________________________
1 Supplier and GM to agree on ordering process prior to Supplier entering into any Designated Purchaser Agreement.

2

10. Order of Preference. In the event of a conflict between or among any document relating to this Agreement, the applicable document will prevail as follows: (i) this Agreement; (ii) any Purchase Order in written form confirmed by Supplier; (iii) the General Terms and Conditions; and (iv) any other exhibits or schedules attached to and incorporated into the foregoing.

11. No Contra Proferentem. The Parties are competent and experienced in business, and have negotiated and reviewed this Agreement with their counsel. Any ambiguous language in this Agreement should therefore not be construed against either Party as the drafter of that language.

12. REPRESENTATIONS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE BEFORE EXECUTING THIS AGREEMENT AND ARE DOING SO WITHOUT DURESS, INTIMIDATION, OR COERCION AND WITHOUT RELIANCE UPON ANY REPRESENTATIONS, WARRANTIES, OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES, OR COMMITMENTS SET FORTH IN THIS AGREEMENT.

13. Miscellaneous.

(a) Amendments. All changes and amendments to this Agreement or any Purchase Order must be in writing to be valid. This requirement of written form can only be waived in writing specifically stating the intent to amend this Agreement or the relevant Purchase Order.

(b) Notices In Writing. If this Agreement or any Purchase Order requires a notice or document to be "written," "in writing" or "in written form," such notice or document shall be duly signed by a person or persons duly authorized to legally bind the respective Party. The signed notice or document shall be delivered, sent or transmitted to the other Party in its original form or as a PDF document attached to an email. The notice or document is deemed to be served when delivered, sent or transmitted in one of the above ways. The original document shall in any case be submitted afterwards. For the avoidance of doubt, electronic communication shall not qualify as a written notice or document, unless otherwise explicitly specified by written mutual agreement.

(c) No Waiver. The failure of either Party at any time to require performance by the other Party of any provision of this Agreement will in no way affect the right to require such performance at any time thereafter, nor will the waiver of either Party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provision.

(d) No Agency. Supplier and Purchaser are independent contracting parties and nothing in this Agreement will make either Party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either Party any authority to assume or to create any obligation on behalf of or in the name of the other Party.

3

(e) Contact Person. The Parties shall each appoint a contact person, to whom information and notices required under this Agreement and other communication shall be addressed.

(f) Language. The language of the Agreement and its documents, information and data relating or pursuant thereto, for negotiations, discussions and correspondence between the Parties shall be English, unless otherwise agreed by the Parties in individual cases or otherwise expressly stated in relevant provisions of the Agreement.

(g) Severability. If any term of this Agreement is invalid or unenforceable under applicable law or regulation, such term will be deemed reformed or deleted, as the case may be, but only to the extent necessary to comply with such applicable law or regulation, and the remaining provisions of this Agreement will remain in full force and effect.

(h) Counterparts. This Agreement may be executed electronically and may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same document.

14. Interpretation.

(a) The Parties acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to the Parties and not in favor of or against a Party, regardless of which Party was generally responsible for the preparation of this Agreement.

(b) The term "including" means "including without limitation"; the term "or" shall not be exclusive; the terms "year" and "calendar year" mean the period of months from January 1 through and including December 31; the term "quarter" means a calendar quarter unless otherwise indicated.

(c) Unless otherwise specified herein, all references herein to any agreement or other document of any description shall be construed to give effect to amendments, supplements, modifications or any superseding agreement or document as then exist at the applicable time to which such construction applies unless otherwise specified. Any reference to law or regulation includes any amendment or successor thereto and any rules and regulations promulgated thereunder.

(d) References in the singular include references in the plural and vice versa, pronouns having masculine or feminine gender will be deemed to include the other, and words denoting natural persons include partnerships, firms, companies, corporations, limited liability companies, joint ventures, trusts, associations, organizations or other entities (whether or not having a separate legal personality).

4

Other grammatical forms of defined words or phrases have corresponding meanings.

(e) Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.

(f) Any reference in this Agreement to any natural person, governmental authority, corporation, limited liability company, partnership or other legal entity includes its permitted successors and assigns or to any natural person, governmental authority, corporation, limited liability company, partnership or other legal entity succeeding to its functions.

(g) All references to dollars or "$" are to United States dollars.

(h) When an action is required to be completed on a "Business Day", such action must be completed on any day that is not a Saturday, Sunday, or other day on which national banks in New York, New York, are authorized or required by law to remain closed.

(i) All references in the General Terms and Conditions to (i) "Contract" shall be deemed to refer to this Agreement and the General Terms and Conditions, (ii) "Supplier" shall be deemed to refer to Supplier and (iii) "Buyer" shall be deemed to refer to Purchaser.

[Signature Page to Follow]

5

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, hereby executes this Agreement as of the Effective Date.

Lithium Americas Corp.

By: _____________________________

Name:

Title:

Purchaser:

By: _____________________________

Name:

Title:

[Signature Page to the Designated Purchaser Agreement]

Annex A

[***]

Exhibit A

General Terms and Conditions

[See attached]

GENERAL TERMS AND CONDITIONS

1. Shipping; Packaging

Supplier will comply, in all respects, with the shipping and packaging requirements agreed to by Buyer and Supplier and as incorporated in this Contract by reference. Supplier will (a) properly pack and mark Product in accordance with the laws and regulations of the country of manufacture, including, without limitation, laws and regulations governing the handling and transportation of dangerous goods or hazardous materials; (b) provide with each shipment packing slips with Buyer's Contract and/or release number and date of first loading marked thereon; (c) promptly forward the original bill of lading or other shipping documents for each shipment in accordance with Buyer's instructions; and (d) include on bills of lading or other shipping documents the correct classification of the goods. The marks on each package and identification of the goods on packing slips, bills of lading and invoices (when required) must be sufficient to enable Buyer to easily identify the goods purchased.

2. Transfer of Title

Supplier shall ship the Product FCA Thacker Pass (Incoterms 2020) or FCA an alternate location (an "Alternate Location") provided in a writing sent from GM to Buyer (in the event Buyer is a Party other than GM) with a copy to Supplier. Title to and risk of loss of the Product shall transfer to Buyer at the time of first loading onto Buyer's transport of the Product by Supplier at Thacker Pass or the Alternate Location. All risk for loss of Product after such first loading of the Product by Supplier at Thacker Pass or the Alternate Location shall pass to Buyer and shall not be borne by Supplier.

3. Protection Against Labor Disruptions

Supplier will use its best efforts to ensure the uninterrupted supply of Product to Buyer notwithstanding any existence of a labor disruption.

4. Subcontracting

Neither Party will subcontract in whole or in part any of its obligations under this Contract without the prior written consent of the other Party. Any such consent will not release the applicable Party from, or limit, any of such Party's obligations under this Contract. For clarity, it is understood and agreed that the operation of the Thacker Pass Project, including the loading of finished goods, may entail the use of subcontractors and such use shall not be in breach of this clause.

5. Product Warranty; Warranty of Performance

Supplier warrants and guarantees that the goods sold under this Contract shall be merchantable, conform with all Specifications, and are free and clear of all liens other than those that may arise by operation of law, that the goods will be released in connection with the Certificate of Analysis ("COA") that Supplier will provide with all deliveries of goods to Buyer, and will comply with applicable laws (the "Warranty"). The Warranty (other than being merchantable and free and clear of all liens other than those that may arise by operation of law) does not extend to Off Spec Product that is retained by Buyer. The duration of the Warranty will begin on the date the title and risk of loss for such goods passes to Buyer in accordance with Section 2 of this Contract (the "Title Transfer Date") and end on the earlier of (the "Warranty End  Date"): (a) [Redacted] from the Title Transfer Date; or (b) upon incorporation of such goods into another product of Buyer to the extent such incorporation alters the goods so as to make the analysis required to validate the COA unachievable. Other than in the event of Supplier's gross negligence or willful, wanton, or reckless misconduct, after the Warranty End Date, Supplier shall not be required to accept any claim with respect to the Warranty. Buyer agrees that to the extent practicable it shall notify Supplier within fifteen (15) Business Days of becoming aware that a Warranty Claim may be alleged by Buyer. Except as expressly set forth in this Contract, the Warranty is irrevocable by Supplier, and Supplier may not limit or disclaim the Warranty.

In the event Buyer provides written notification to Supplier (the "Specification Notice") of variation of Product from the Specifications, with such notice to be delivered within the later of: (a) 180 days of title passing from Supplier to Buyer as provided in Section 2; or (b) if the Product was stored unused at a facility reasonably acceptable to Supplier, within 45 days of the date the Product is removed from such storage (the "Cut Off Date"), Buyer shall not be obligated to purchase and take delivery of the relevant shipment; provided, however, Supplier and Buyer will consult each other and shall negotiate in good faith (for a period of five (5) Business Days after the date of delivery of the Specification Notice) whether Buyer will accept the Product with appropriate price reductions (the "Off Spec Product") or whether Buyer shall return the Off Spec Product to Supplier at Thacker Pass (or the Alternate Location if loaded at the Alternate Location), such return to be at the cost and expense of Supplier. If such negotiations do not culminate in agreement after the end of such period of five (5) Business Days after the date of delivery of the Specification Notice, Buyer shall immediately return the Off Spec Product to Supplier, such return to be at the cost and expense of Supplier. In all cases, Buyer and Supplier will work together in good faith to minimize return shipping costs. In the event Buyer provides Supplier with a Specification Notice after Buyer has paid for the Product, and such Product is returned to Supplier in accordance with this Section 5, Buyer shall receive either a refund of the amount paid for the Product or a credit from Supplier in the amount that was paid for the Product, provided, however, that if Supplier has replacement Product available, Buyer may elect to receive replacement Product instead of the refund or credit.

Product to be delivered hereunder (with the exception of Off Spec Product that is accepted by Buyer) shall not: (i) contain extraneous materials; (ii) contain elements or substances at levels or in concentrations dangerous or harmful to health, safety, the environment or generally considered in the lithium industry to be deleterious or harmful or (iii) exhibit physical properties or characteristics which differ from industry standards for comparable products in the marketplace to a degree or in a manner which results in Buyer having to incur increased costs of transporting, storing or handling the Product (collectively, the "Prohibited Characteristics"). For greater certainty, the presence in Product of any element or compound in quantities within the ranges specified in the Product Specifications shall not constitute a Prohibited Characteristic. Both Parties understand the hazards and handling of the Product and will follow industry and local governmental practices and standards for handling.

6. Ingredients Disclosure; Special Warnings and Instructions

At least ten (10) Business Days prior to, as well as in connection with, the shipment of the Product from Thacker Pass or the Alternate Location, as the case may be, Supplier agrees to furnish to Buyer written warning and notice (including, without limitation, appropriate labels on the goods, containers and packing) of any dangerous goods or hazardous material that forms part of any shipment of Products, together with such special handling instructions as may be necessary to advise carriers, Buyer, and their respective employees of how to exercise that measure of care and precaution that will comply with any applicable laws or regulations and best prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Products, containers and packing shipped to Buyer from Thacker Pass or the Alternate Location.

7. Payment

Promptly after each shipment of goods from Thacker Pass or the Alternate Location, as the case may be, Supplier will issue a single invoice for the shipped Products. Each invoice must comply with applicable law, if any, and include the following information: (a) amount due (in the currency specified in this Contract); (b) Contract number; (c) if applicable, purchase order number; (d) if applicable, the intra-EU VAT number; and (e) net weight of the goods.

Buyer will pay for the Product in accordance with the payment terms and in the currency specified elsewhere in this Contract. Payments may be made electronically (including, without limitation, by bank transfer or recorded bill of exchange, where applicable).

8. Customs; Origin

Credits or benefits resulting or arising from this Contract, including trade credits, export credits or the refund of duties, taxes or fees, will belong to Buyer to the extent Buyer pays such duties, taxes or fees directly or those duties, taxes, or fees are passed along to Buyer in the contract price. To the extent Supplier pays and does not pass along to Buyer such duties, taxes or fees, any applicable credits or refunds will belong to Supplier. Supplier will timely and accurately provide all information necessary (including written documentation and electronic transaction records) to permit Buyer to receive such benefits or credits, if Buyer pays such duties, taxes or fees either directly or indirectly, as well as to fulfill its import and, where required by this Contract, export customs related obligations, origin marking or labeling requirements and local content origin requirements, if any. Supplier will undertake such arrangements as necessary for the goods to be covered by any duty deferral or free trade zone program(s) of the country of import. Supplier will ensure compliance with the recommendations or requirements of all applicable Authorized Economic Operator (AEO), governmental security/anti-terrorism and enhanced border release programs (including, without limitation, the United States Bureau of Customs and Border Protection's Customs-Trade Partnership Against Terrorism (C-TPAT)). At the request of Buyer or the appropriate Customs Authority, Supplier will certify in writing its compliance with the foregoing.

9. Transactional Tax

Unless otherwise provided in this Contract, the prices set forth in this Contract will be exclusive of all transactional taxes, including any sales, use, excise, services, value added tax, goods and services tax, or similar tax, and these taxes should be separately identified by Supplier in Supplier's invoice, even if the tax rate is zero. Buyer will not be responsible for any transactional taxes charged by the Supplier that are not identified in this manner. Supplier shall separately state all charges for transactional taxes on its invoices (or other such documents). Additionally, Supplier shall provide Buyer with invoices in line with the applicable tax laws in its country to enable the Buyer to reclaim the transactional taxes and Supplier will provide such documentation no later than when the payment to which the invoice relates is due from Buyer. Supplier will be responsible for remitting the transactional tax to the applicable taxing authority except for those states or jurisdictions where Buyer has provided Supplier with an appropriate exemption certificate. Supplier will use reasonable efforts to apply for such exemptions where applicable. Supplier will not charge Buyer for any transactional taxes charged by a subcontracting supplier if such tax is recoverable by Supplier, or if not recoverable, it would have been, had the transaction been structured through other entities (either the Supplier's or the Buyer's affiliated companies). If transactional taxes are not recoverable by Supplier, Supplier agrees to provide detailed billing, customs or other documents as requested, which set out the transactional taxes paid or payable to any of the Buyer's subcontracting supplier or to a taxing authority.

10. Intellectual Property Indemnification

Supplier will investigate, defend, hold harmless and indemnify Buyer, its successors, its affiliates (collectively "Buyer Group") and its dealers and customers against any actual or alleged claims of infringement or other assertions of proprietary rights violations (including patent, trademark, copyright, industrial design right, or other proprietary right, misuse, or misappropriation of trade secret) and resulting damages and expenses (including attorney's and other professional fees) arising in any way in relation to the Products (collectively "IP claims"). Supplier expressly waives any claim against Buyer Group that any such IP claims arose out of compliance with Buyer Group's or its dealers' or customers' specification or direction.

11. Remedies; Indemnity

The rights and remedies reserved to each Party in this Contract are cumulative with, and additional to, all other rights and remedies of each Party under applicable law or in equity.

Notwithstanding anything else to the contrary in this Contract, and save in respect of: (i) liability for fraud, death or personal injury caused by gross negligence or willful misconduct; or (ii) liability for infringement or other proprietary rights violations (including patent, trademark, copyright, industrial design right, or other proprietary right, misuse, or misappropriation of trade secret) arising in any way in relation to the Product, neither Party shall in any circumstances be liable to the other Party as a result of its performance of, or failure to perform, this Contract or any provision in this Contract, whether in contract, tort or breach of statutory duty or howsoever arising for (a) any loss of profit, anticipated profit or revenue (with respect to the foregoing, save and except for failures by Buyer to make payments for Product as anticipated by this Contract, the losses for which are specifically not excluded and are included), any loss of savings or anticipated savings, any loss of production, any loss of use, any loss of contract or business opportunity, any loss of or damage to goodwill or any business interruption, whether of a direct or indirect nature, (b) any special, indirect and/or consequential losses, or (c) punitive, exemplary or special damages.

Each Party (a "First Party") will indemnify, defend and hold harmless the other Party against any liability, claim, demand and expense (including, without limitation, legal and other professional fees) arising from or relating to any failure of the First Party to fully perform any of its obligations under this Contract.

12. Force Majeure

Any delay or failure of either Party to perform its obligations under this Contract will be excused to the extent that Supplier is unable to produce, sell or deliver, or Buyer is unable to accept delivery, buy or use, the goods or services covered by this Contract, directly as the result of an event or occurrence beyond the reasonable control of such Party, without such Party's fault or negligence (a "force majeure event"), including, if applicable, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars and sabotage; provided that written notice of such force majeure event (including the anticipated duration of the delay) must be given by the affected Party to the other Party as soon as possible (but in no event more than 20 days after the force majeure event occurs).

During any force majeure event affecting Supplier's performance, Buyer may, at its sole option: (i) purchase Product from other sources, without liability to Supplier; and/or (ii) reduce the volumes set forth in any forecast by the amount of Product purchased from such other sources.

The affected Party will use all diligent efforts to ensure that the effects of any force majeure event are minimized and, as promptly as possible, resume full performance under this Contract. If the delay lasts more than twelve (12) months from notice of the force majeure event being given, either Party may immediately terminate this Contract without liability to either Party.

13. Insurance

Supplier will maintain insurance coverage as would a prudent mine operator in the State of Nevada. Supplier shall insure its interest in the Product for full value for damage or loss arising until title and risk pass to the Buyer as provided in Section 2 with an insurance company rated 'A-' or higher by AM Best.

14. Technical Information

Buyer does not expect to receive any confidential technical or other information (the "Non-Contract Information") from Supplier, and Buyer will not be subject to confidentiality or nondisclosure obligations with respect to any such information (including under Section 15 hereof) unless Supplier and Buyer have agreed to confidentiality and nondisclosure obligations in a writing signed by their respective authorized representatives that expressly applies to such Non-Contract Information (a "Standalone CA"). Supplier agrees not to assert any claim (other than for breach of a Standalone CA) with respect to any Non-Contract Information that Supplier has disclosed or may hereafter disclose to Buyer or its affiliates and subsidiaries.

15. Confidentiality; No Advertising

The Parties agree that the contents of this Contract are confidential and not intended for use or dissemination by either Party without the express written consent of the other Party. For the purposes of this Section 15 a Party making disclosure together with its affiliates and representatives is a "Disclosing Party" and the non-Disclosing Party is an "Affected Party".

A Disclosing Party may disclose the existence and terms of this Contract (the "Disclosure Exceptions"): (i) to the extent required by law (including the rules of any applicable stock exchange), or by any governmental agency or required or requested to be disclosed pursuant to legal process (including discovery requests) or in connection with any bankruptcy, insolvency, or similar proceeding involving either of the Parties, provided that the Disclosing Party shall (A) immediately upon receiving notice that it is required to make a disclosure under law or stock exchange rules, give the Affected Party prior written notice and an opportunity of not less than 48 hours for the Affected Party to review and comment on the requisite disclosure before it is made, including an opportunity for the Affected Party to prevent such disclosure, (B) use its best efforts to incorporate the Affected Party's comments or limit such disclosure, by seeking confidential treatment or otherwise, and (C) promptly provide the Affected Party with notice of any requirement to provide any such information, regardless of when such disclosure shall be made; (ii) to the extent necessary to enforce this Contract including, without limitation, for the purposes of dispute resolution as set forth in Section 18; (iii) to any designated purchaser, employee, officer, director, agent, affiliate, representative, lawyer, investor, broker, potential transferee, financier, partner, member, shareholder or actual or potential financing source of the Disclosing Party or that Disclosing Party's affiliates (but not its representatives) provided that any such person or entity must be, prior to the disclosure, subject to confidentiality obligations that are the same as or more restrictive than the confidentiality obligations in this Contract and that the Disclosing Party disclosing such information to them will be responsible for any breach thereof; and (iv) to the extent such information is or becomes generally available to the public other than as a result of a disclosure by the Disclosing Party in violation of this Contract.

Unless required by applicable law or pursuant to any rules or regulations of any applicable securities exchange, neither Party will in any manner, without first obtaining the other Party's consent, which consent will not be unreasonably withheld or delayed: (i) advertise or publish the fact that Supplier has contracted to furnish Buyer the Product; (ii) use the other Party's trademarks, trade names or confidential information in such Party's advertising or promotional materials; or (iii) use the other Party's trademarks, trade names or confidential information in any form of electronic communication such as web sites (internal or external), blogs or other types of postings, except as may be required to perform hereunder or as required by law. Any announcement made by the Parties in relation to the execution of this Contract will be agreed in advance by the Parties.

16. Compliance with Laws

Supplier, and any goods or services supplied by Supplier, and Buyer, in connection with its obligations under this Contract, will comply with all applicable laws, rules, regulations, orders, conventions, ordinances or standards of the country(ies) of destination or that relate to the manufacture, labeling, transportation, importation, exportation, licensing, approval or certification of the Product, including, without limitation, those relating to environmental matters, the handling and transportation of dangerous goods or hazardous materials, data protection and privacy, wages, hours and conditions of employment, subcontractor selection, discrimination, occupational health/safety and motor vehicle safety. Supplier, in all respects, and Buyer, in connection with its obligations under this Contract, further represent that neither they nor any of their subcontractors, vendors, agents or other associated third parties will utilize child, slave, prisoner or any other form of forced or involuntary labor, or engage in abusive employment or corrupt business practices, in the supply of Product under this Contract. Supplier, in all respects, and Buyer, in connection with its obligations under this Contract, agree to comply with all applicable anticorruption laws, including, without limitation, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, and that neither they nor any of their subcontractors, vendors, agents or other associated third parties will engage in any form of commercial bribery, nor directly or indirectly provide or offer to provide, anything of value to or for the benefit of, any official or employee of a governmental authority or of any government-owned, government-controlled or government-affiliated entity to obtain or retain any contract, business opportunity or other business benefit, or to influence any act or decision of that person in his/her official capacity. At Buyer's request, Supplier will certify in writing its compliance with the foregoing.

17. Termination for Cause

Upon the occurrence of any of the following "Events of Default" by a Party, the non-defaulting Party may elect to terminate this Contract, in whole or in part, by notice of termination to the defaulting Party and the expiration of any applicable cure period provided below: (a) Either Party repudiates or materially breaches its obligations, or refuses to materially perform its obligations, under this Contract, and if such breach is capable of being cured within twenty (20) Business Days, such breach is not cured by the breaching Party within twenty (20) Business Days of written notice of the occurrence of an Event of Default being provided by the other Party; or (b) Any secured or lien creditor commences a foreclosure action of its liens, security interests and/or mortgages in or against a material portion of a Party's assets or a Party: (A) commences, or has commenced against it, any case, proceeding or other action under Title 11 of the United States Code or any other liquidation, bankruptcy, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the United States or any other applicable jurisdictions in effect from time to time, seeking (i) to have an order for relief entered with respect to it, (ii) to adjudicate it as bankrupt or insolvent, (iii) to commence or implement any plan of reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (iv) the appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (B) makes a general assignment for the benefit of its creditors (collectively, an "Insolvency Event").

18. Governing Law and Jurisdiction

This Contract shall be governed by the laws of the State of New York, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods (CISG), and without regard to its conflict of laws principles. Any action, dispute or proceeding seeking to enforce any provision of, or based on any right arising solely out of, this Contract (collectively, "Disputes") shall be first handled pursuant to the following escalation process. Any Party may submit its position on any Dispute in writing to the other Party and such other Party shall, within five (5) Business Days thereafter, submit its position on the Dispute in writing to the first Party. As promptly as practicable, but no later than five (5) Business Days thereafter, the Parties shall enter into good faith negotiations to attempt to resolve the Dispute. If those negotiations do not resolve the Dispute within fifteen (15) Business Days after the first Party's submission, then either Party may require that the Dispute be submitted, in writing to [              ] of Buyer and [Redacted] of Supplier (or, in each case, their functional successors), who shall negotiate in good faith and use their reasonable best efforts to expeditiously resolve the Dispute for a period of fifteen (15) Business Days after that submission, unless [              ] of Buyer and [Redacted] of Supplier (or in each case their functional successors) mutually agree to extend such period of negotiation. Any agreement pertaining to a Dispute shall be reduced to writing, be signed by the Parties and be final and binding upon the Parties. All negotiations pursuant to this Section 18 shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. In the event that a Dispute has not been resolved after the use of the escalation procedures set forth above, then either Party may initiate the arbitration process. The Dispute shall be submitted to and settled by binding arbitration in New York, New York in accordance with the Administered Arbitration Rules of the International Institute for Conflict Prevention & Resolution, and such arbitration shall be in English. For disputes that involve alleged losses that do not exceed $25 million, the Parties shall mutually agree on a single arbitrator within a period of five (5) Business Days of receipt of notice that the other Party has referred a Dispute to arbitration, and if the Parties cannot agree upon the single arbitrator within such period of five (5) Business Days, the single arbitrator shall be appointed as promptly as practicable by the International Institute for Conflict Prevention & Resolution. For disputes that involve alleged losses that exceed $25 million, each Party shall, within five (5) Business Days of receipt of notice that the other Party has referred a Dispute to arbitration, appoint one nominating arbitrator and such nominating arbitrators shall together select within five (5) Business Days a neutral arbitrator who will conduct the arbitration. If such nominating arbitrators are not able to select a neutral arbitrator, the neutral arbitrator shall be appointed as promptly as practicable by the International Institute for Conflict Prevention & Resolution. The costs of the arbitrator shall be in the cause. The single arbitrator or the one neutral arbitrator shall make a decision within sixty (60) days of the arbitrator's appointment. The arbitrator shall not be empowered to award punitive or exemplary damages. The award rendered by the arbitrator shall be final and binding upon the Parties, and the judgement on the award rendered may be entered in any court having jurisdiction thereof. All Disputes shall be settled in this manner in lieu of an action at law or equity; provided, however, that nothing in this Section 18 shall be construed as precluding the bringing of an action for temporary or preliminary injunctive relief or other equitable relief. Each Party hereby irrevocably and unconditionally (i) waives any objection to the laying of venue of any such action, suit or proceeding in any such court, (ii) agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees that service of any court paper may be effected on such Party in any manner as may be provided under applicable laws or court rules of the State of New York.

Exhibit C

Phase One Product Specifications

[***]

Exhibit D

GM's Supplier Code of Conduct, GM's Human Rights Policy and GM's Responsible Minerals Sourcing Policy

SUPPLIER CODE OF CONDUCT

This Supplier Code of Conduct ("Code") articulates General Motors Company's ("GM") expectations of the conduct of suppliers and business partners doing business with GM ("suppliers"). This Code is based on our corporate values for responsible and sustainable products and operations and aligns with the ten principles of the United Nations Global Compact, of which, GM is a signatory. Suppliers are expected to understand and act consistent with GM's approach to integrity, responsible sourcing, and supply chain management. GM expects suppliers will cascade similar expectations through their own supply chains.

GM endeavors to do business with suppliers that meet our standards and behave consistently with, and positively reflect, GM's values throughout the supply chain. GM expects that suppliers will satisfy contractual requirements, comply with laws, regulations, and GM policies and act consistently with the principles and values of our GM Code of Conduct, Winning with Integrity, and this Code.

HUMAN RIGHTS

GM expects all suppliers to have processes in place to prevent, mitigate, and take effective measures to remediate adverse human rights impacts. Suppliers are expected and required to adhere to and cascade GM's Human Rights Policy or equivalent expectations throughout their supply chain.

The United Nations Guiding Principles on Business and Human Rights serve as a guiding framework for GM's work related to human rights. GM is also committed, and expects suppliers to commit, to the OECD Guidelines for Multinational Enterprises; the International Labor Organization's (ILO) Declaration on Fundamental Principles and Rights at Work; the International Bill of Human Rights; the Universal Declaration of Human Rights; and the International Covenant on Economic, Social and Cultural Rights. Suppliers are expected to comply with these internationally recognized standards.

Freely Chosen Employment

Suppliers and their employment agencies will not use slave, forced prisoner, bonded, indentured, or any other form of forced or involuntary labor. Suppliers will also not engage, directly or indirectly, in human trafficking. Suppliers will provide all workers with a written employment agreement or notification that contains a description of terms and conditions of employment as part of the hiring process, and foreign migrant workers will receive the employment agreement prior to the worker departing from their country of origin with no substitution or change(s) upon arrival in the receiving country except as required to meet local law. Employees must be free to terminate their employment without penalty.

1

Freedom of Movement

Suppliers and their employment agencies will not impose restrictions on entering or exiting company-provided facilities including, if applicable, workers' dormitories or living quarters, except when lawful and necessary for safety or security purposes. Suppliers will refrain from restricting workers' movement through the retention of bank payment cards or similar arrangements for accessing wages. Suppliers will also refrain from requiring workers to use company-provided accommodation. Suppliers and their employment agencies, will not destroy, withhold, or conceal identity or immigration documents, such as government-issued identification, passports, or work permits.

Child Labor

Suppliers and their employment agencies will not use child labor. GM has a zero-tolerance policy regarding the use of child labor. Suppliers will implement an appropriate mechanism to verify that the age of workers and workers recruited comply with the ILO Minimum Age Convention (No. 138) and will provide substantiation of this verification upon request. If child labor is discovered in its supply chain, suppliers will cease employment of the child/children and take reasonable measures to enroll the child/children in a remediation/education program. Suppliers will not use workers under the age of 18 ("young workers") to perform work that is likely to jeopardize their health or safety. If young workers are found to be involved in work that is likely to jeopardize their health or safety, suppliers will take reasonable measures to immediately remove the young workers from the situation and provide alternative work that is age appropriate.

Working Hours

Suppliers will comply with local laws and collective bargaining agreements (where applicable) regarding working hours. Working hours must not exceed the maximum set by local law.

Wages and Benefits

Suppliers and their employment agencies will pay wages and provide benefits and compensation to workers that comply with all applicable wage laws and regulations, including those relating to minimum wages, overtime hours, medical leave, and legally mandated benefits, and in line with Article 7 of the International Covenant on Economic, Social and Cultural Rights. Suppliers will refrain from making any deductions from wages as a disciplinary measure or imposing any financial burdens on workers related to recruitment costs. For each pay period, suppliers will provide workers with a timely and understandable written wage statement that includes sufficient information to verify accurate compensation for work performed. Workers shall receive equal pay for equal work, including paying a fair wage that meets or exceeds legal minimum standards. All use of temporary, dispatch and outsourced labor shall be within the limits of the local law. In the absence of local law, the wage rate for student workers, interns, and apprentices should be at least a substantially similar wage rate as other entry-level workers performing equal or similar tasks. Workers must be paid directly, in a timely fashion, and in recognized currency. Suppliers will keep records of worker hours and wage documentation in accordance with local law.

2

Humane Treatment

Suppliers will not engage in harsh or inhumane treatment including violence, gender-based violence, sexual harassment, sexual abuse, corporal punishment, mental or physical coercion, bullying, public shaming, or verbal abuse of workers; nor is there to be the threat of any such treatment. Suppliers will have disciplinary policies and procedures in place for any violations of these requirements that are clearly defined and communicated to workers.

Recruitment Practices

Suppliers will not require workers to pay suppliers' agents' or sub-agents' recruitment fees or other related fees for their employment. Suppliers will provide full reimbursement to job seekers and workers if they have been required to pay any such fees or related costs. If necessary for a supplier to use a labor broker, the supplier will only use brokers that employ ethical recruitment practices, comply with applicable laws, and do not withhold identity documents.

Non-Discrimination/Non-Harassment

Suppliers will be committed to a workplace free of harassment and unlawful discrimination. Suppliers will not engage in discrimination, harassment, intimidation, violence, or other adverse actions to employees based on race, color, age, gender, sexual orientation, gender identity and expression, ethnicity or national origin, disability, pregnancy, religion, political affiliation, union membership, covered veteran status, protected genetic information, marital status or any other basis prohibited by law including in hiring and employment practices such as wages, promotions, rewards, and access to training.

Freedom of Association

Suppliers will comply with and respect all applicable laws and ILO core conventions related to the rights of workers to form and join trade unions of their own choosing, to bargain collectively, to engage in peaceful assembly, as well as respect the right of workers to refrain from such activities. Suppliers will avoid any form of threats, intimidation, physical or legal attacks against stakeholders, including union members and union representatives, exercising their legal rights to freedom of expression, association, and peaceful assembly.

Vulnerable Groups

Suppliers will commit to protect the rights of vulnerable groups within their businesses and supply chains, particularly the rights of women, indigenous peoples, children, and migrant workers. Suppliers will develop and implement internal measures to provide equal pay and opportunities throughout all levels of employment. Suppliers will also implement measures to address health and safety concerns that are particularly prevalent among women workers, including, but not limited to, preventing sexual harassment, offering physical security, and providing reasonable accommodation for nursing mothers.

3

Human Rights Defenders

Human rights defenders are individuals or groups who act to promote and protect human rights and fundamental freedoms through peaceful means. Suppliers will commit to neither tolerate nor contribute to threats, intimidation, or attacks against human rights defenders in relation to their operations to create safe and enabling environments for civic engagement and human rights at local, national, or international levels.

Diversity, Equity, and Inclusion

GM encourages suppliers to develop and promote inclusive cultures where diversity is valued and celebrated and everyone is able to contribute fully and reach their full potential. Suppliers should encourage diversity in all levels of their workforce and leadership, including boards of directors.

HEALTH & SAFETY

Suppliers will provide clean, healthy, and safe working environments for their personnel that meet or exceed legal standards. Suppliers will have safety procedures for their employees and tracking tools that drive to a goal of zero workplace safety incidents. Supplier employees will have the right to refuse work and report any conditions that do not meet these criteria. Suppliers will also properly manage the health and safety of contractors performing work on supplier's premises.

Occupational Safety

Suppliers will identify, assess, and mitigate worker potential for exposure to all health and safety hazards including eliminating the hazard, substituting processes or materials,

controlling through proper design, implementing engineering and administrative controls, preventative maintenance, and safe work procedures (including lockout/tagout). Suppliers will provide ongoing occupational health and safety training, including prior to the beginning of work. Health and safety related information shall be clearly posted in the facility or placed in a location identifiable and accessible by workers. Where hazards cannot be adequately controlled by these means, suppliers will provide workers with appropriate, well-maintained, personal protective equipment (PPE) and associated training on how and when it needs to be applied. Suppliers will also provide communication and training to their workforce regarding the risks to them associated with these hazards.

4

Emergency Preparedness

Suppliers will work to actively identify and assess potential emergency situations and events and minimize their impact by implementing emergency plans and response procedures including emergency reporting, employee notification and evacuation procedures, worker training, and drills. Suppliers will execute emergency drills at least annually or as required by local law. Emergency plans should include appropriate fire detection and suppression equipment, clear and unobstructed egress, adequate exit facilities, contact information for emergency responders, and recovery plans.

Physically Demanding Work

Suppliers will identify, evaluate, and control worker exposure to the hazards of physically demanding tasks, including manual material handling and heavy or repetitive lifting, prolonged standing, and highly repetitive or forceful assembly tasks.

Machine Safeguarding

Suppliers will evaluate production and other machinery for safety hazards. Physical guards, safeguarding devices, and barriers must be provided and properly maintained where machinery presents an injury hazard to workers.

Sanitation, Food, and Housing

Suppliers will take reasonable measures to provide workers with ready access to clean toilet facilities, potable water, and sanitary eating facilities. Any worker dormitories or living quarters provided by suppliers should also be maintained to be clean and safe, and provided with appropriate emergency egress, hot water for bathing and showering, adequate lighting and heat and ventilation, and individually secured accommodations for storing personal and valuable items.

Occupational Injury and Illness

Suppliers will have procedures and systems to prevent, investigate, root cause, manage, track, and report occupational injury and illness, including provisions to encourage worker reporting, classify and record injury and illness cases, provide necessary medical treatment, investigate cases, and implement corrective actions to eliminate their causes, and facilitate the return of workers to work.

Product Safety

Suppliers and contractors will promptly communicate any safety concern related to GM vehicles. "Speak Up for Safety" is a program that suppliers and contractors working on behalf of GM can use to report vehicle safety concerns and make suggestions to improve safety. Safety concerns or suggestions can be made at any time through the GM Awareline.

5

ENVIRONMENT

Responsible Stewardship

Suppliers will continually strive to protect the communities and environment that surround them. Suppliers will also continually strive to conserve natural resources including water, fossil fuels, minerals, and virgin forest products by practices such as modifying production, maintenance and facility processes, materials substitution, re-use, conservation, recycling, or other means. Suppliers should promote circularity and closed loop systems by supporting the use of sustainable, renewable natural resources while reducing emissions, pollution, and waste.

Environmental Permits and Reporting

Suppliers will follow applicable local, national, and international environmental laws. Suppliers will obtain and keep current all required environmental permits, approvals, and registrations, follow their operational and reporting requirements, and will provide said documentation to GM upon request. GM encourages all suppliers to be bold and go beyond compliance obligations to integrate additional environmentally sustainable practices throughout the company.

Pollution Prevention

Suppliers will minimize or eliminate emissions and discharges of pollutants and generation of waste at the source or by practices such as adding pollution control equipment, modifying production, maintenance, and facility processes, or by other means. Suppliers will routinely monitor and disclose, appropriately control, minimize, and strive to eliminate contributing to pollution, as required by and in accordance with applicable law. Suppliers should assess cumulative impacts of pollution sources at their facilities.

Greenhouse Gas Emissions

Suppliers will continually strive to reduce greenhouse gas emissions. Suppliers will track Scope 1, 2, and 3 greenhouse gas emissions. Upon request, suppliers will share Scope 1, 2, and 3 greenhouse gas emissions data with GM, and/or publish that data through GM's preferred third-party. Suppliers shall establish time-bound emission reduction goals and shall strive to obtain approved science-based targets that are at a minimum aligned with GM's Supplier Sustainability Partnership Pledge.

Other Air Emissions

Suppliers will follow applicable local, national, and international air pollution control laws. Suppliers will characterize, routinely monitor, control, and treat emissions of air pollutants as required by law. Ozone depleting substances must be effectively managed in accordance with the Montreal Protocol and applicable regulations. Suppliers will conduct routine monitoring of the performance of their air emission control systems. Hazardous air emissions shall be characterized, monitored, and controlled as required by permits and local, national, or international regulation. Suppliers will monitor performance of air emission control systems for effectiveness.

6

Hazardous Substances

Suppliers will identify, label, store, and manage chemicals, waste, and other materials posing a hazard to human health or the environment and will use safe handling, movement, storage, use, recycling or reuse, and disposal in compliance with GM requirements and international, national, and local laws. Suppliers will look for ways to reduce the use of hazardous materials and substances of concern within products and their manufacturing processes.

Materials Restrictions

Suppliers will adhere to all applicable laws, regulations and GM requirements regarding restrictions and prohibitions of specific substances in products and manufacturing including labeling and disposal. If requested, suppliers will provide information or reports of the composition of all substances or materials supplied to GM.

Solid Waste

Suppliers will implement a systematic approach to identify, manage, reduce, and responsibly dispose of or recycle solid waste (non-hazardous).

Water Management

Suppliers will implement a water management program that documents, characterizes, and monitors water sources, use, and discharge; seeks opportunities to conserve water; and controls channels of contamination. Wastewater must be characterized, monitored, controlled, and treated as required prior to discharge or disposal. Suppliers will conduct routine monitoring of their wastewater treatment and containment systems for optimal performance and to meet regulatory compliance. Suppliers should effectively reuse and recycle water. Supplier should prevent unpermitted discharges and mitigate the potential impacts of such discharges and from flooding caused by rainwater run-off.

Animal Welfare

Suppliers will respect the welfare of animals and provide humane treatment in line with the five animal freedoms formalized by the World Organization for Animal Health (OIE) concerning animal welfare which include: freedom from hunger, thirst and malnutrition; freedom from fear and distress; freedom from physical and thermal discomfort; freedom from pain, injury and disease; and freedom to express normal patterns of behavior. No animal should be raised and killed for the single purpose of being used in automotive products.

GM does not conduct or commission the use of animals in tests for research purposes or in the development of our vehicles, either directly or indirectly. Suppliers will not supply any raw materials, components, parts or assemblies to GM that involved testing on animals in its research or development.

7

Continuous Improvement

Suppliers will take measures to increase innovation and efficiency throughout their companies and reduce their carbon footprint, energy use, water use, material use, wastes, and other emissions. Suppliers should have a sustainable procurement policy in place to communicate sustainability expectations through the supply chain. Suppliers will set sustainability goals, accurately track results, and report on progress.

RESPONSIBLE SOURCING

Due Diligence

Suppliers will implement a policy committing to the responsible sourcing of all minerals and materials in line with GM's Conflict Minerals Policy and Responsible Minerals Sourcing Policy. These policies require conducting due diligence in accordance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including its current supplements on tin, tantalum, tungsten and gold (3TG). Suppliers will disclose to GM, as necessary, updated smelter/refiner information for any 3TG mineral used in the production of its parts, materials, components, and products. Suppliers will also engage with sub-tier suppliers to conduct due diligence by providing reporting templates or other information upon request.

Land Rights

Suppliers will respect the communities in which they are based and serve. Suppliers will respect the land rights of individuals, indigenous people, and local communities in accordance with local laws, the ILO Indigenous and Tribal Peoples Convention (No. 169), and the United Nations Declaration on the Rights of Indigenous People. Suppliers will respect the rights of local communities to decent living conditions, education, employment, social activities, and the right to Free, Prior, and Informed Consent (FPIC) to developments that affect them and the lands on which they live, with particular consideration for the presence of vulnerable groups. Suppliers should also protect ecosystems, especially key biodiversity areas, impacted by their operations, and avoid illegal deforestation in accordance with international biodiversity regulations, including the IUCN Resolutions and Recommendations on biodiversity. Suppliers should routinely monitor and control their impact on soil quality to prevent soil erosion, nutrient degradation, subsidence, and contamination. Suppliers should routinely monitor and control the levels of industrial noise to avoid noise pollution.

8

BUSINESS INTEGRITY

Anti-Corruption/Anti-Bribery

Suppliers will not tolerate corruption, bribery, money laundering, embezzlement, extortion, or fraud in any form. This includes giving or receiving anything of value, including money, gifts, or unlawful incentives to improperly influence negotiations or any other dealings with governments and government officials, customers, or any other third parties. Suppliers will implement monitoring, record keeping, and enforcement procedures to comply with anticorruption laws.

Disclosure of Information

Suppliers will accurately disclose information regarding their labor, health and safety, environmental practices, business activities, structure, financial situation, and performance in accordance with applicable regulations. All of supplier business dealings will be transparently performed and accurately reflected on the supplier's business books and records. Falsification of records or misrepresentation of conditions or practices in the supply chain are unacceptable.

Intellectual Property

Suppliers will respect intellectual property rights. Transfer of technology and know-how must be done in a manner that protects intellectual property rights, and customer and supplier information must be safeguarded.

Counterfeit Parts

Suppliers will never utilize counterfeit components in any product supplied to GM. Suppliers will also minimize the risk of introducing diverted parts and materials into deliverable products and adhere to relevant technical regulations in the product design process.

Privacy

Suppliers will protect the reasonable privacy expectations of personal information of everyone they do business with, including suppliers, customers, consumers, and employees. Suppliers will comply with privacy and information security laws and regulatory requirements when personal information is collected, stored, processed, transmitted, and shared.

Export Controls and Economic Sanctions

Suppliers will comply with all applicable restrictions on the export, re-export, release or other transfer of goods, software, services, and technology; all applicable economic sanctions restrictions involving certain territories, entities and individuals (to include conducting appropriate due diligence on third parties); and all other similar trade-related laws and regulations.

9

Ethical Behavior

Suppliers will uphold the highest standards of integrity in all business interactions, including standards of fair business, advertising, and competition. Suppliers will avoid conflicts of interest and operate honestly and ethically throughout the supply chain and in accordance with applicable law, including those laws pertaining to anti-competitive business practices, respect for and protection of intellectual property, company and personal data, and export controls and economic sanctions. Suppliers will require that their employees avoid and disclose situations where their financial or other interests conflict with job responsibilities, or situations giving any appearance of impropriety.

Grievance Mechanisms and Non-Retaliation

Suppliers will provide a clearly communicated grievance mechanism, in local languages, for workers to utilize to report integrity concerns, human rights concerns, safety issues, and misconduct without fear of reprisal. Subject to any restrictions imposed by law, suppliers will provide workers with a safe, confidential, and anonymous environment to provide grievance and feedback and will reasonably protect whistleblower confidentiality. Suppliers will also have a process in place for subcontractors and the community associated with the supplier's operations to raise concerns to the supplier. When creating such mechanisms, suppliers should consult potential or actual users on the design, implementation, or performance of the mechanism. Suppliers should periodically assess their grievance mechanism against the UN Guiding Principles' effectiveness criteria. Suppliers will prohibit all forms of retaliation against those who raise concerns in good faith. Suppliers will also appropriately investigate reports and take corrective action, if needed. Suppliers will cascade these expectations through their own supply chain.

Reporting Concerns to GM

Subject to any restriction posed by law, suppliers will promptly inform GM of any concern related to issues governed by this Code and collaborate with GM in subsequent investigations. GM policy prohibits retaliation against any person reporting such a concern. To report a concern, suppliers can always speak directly to their GM Global Purchasing and Supply Chain representative. In addition, the GM Awareline allows employees, contractors, suppliers, and others to report concerns of misconduct affecting GM. Individuals can file a report 24 hours a day, 7 days a week by phone, web, or email. Individuals filing reports on the GM Awareline can remain anonymous, as permitted by law. The link to access information for GM's Awareline is located here.

Addressing Impacts

When potential adverse impacts are discovered, suppliers will investigate, and where appropriate, will engage with potentially affected stakeholders and/or their representatives with the aim of identifying mutually agreeable solutions or remedies and providing for or cooperating in their remediation through legitimate processes. Suppliers will cascade this expectation through their own supply chains.

10

MANAGEMENT SYSTEMS

Suppliers will develop and implement an appropriate internal management system to comply with applicable law and the content of this Code. Suppliers will be able to demonstrate compliance with this Code upon GM's request and will take any action to correct any noncompliance. If requested, suppliers will complete questionnaires or participate in on-site assessment or audits.

The management system should contain the following elements:

Leadership Commitment

Suppliers will clearly identify senior executives and company representatives responsible for ensuring implementation of the management system and associated programs. Senior management should review the status of the management systems on a regular basis.

Stakeholder Engagement

Suppliers will continuously improve their sustainability and stakeholder engagement progress. GM also encourages suppliers to work closely with local communities to implement projects and strategies that improve the community and those who live there.

Risk Assessment and Management

Suppliers will have processes and strategies in place to identify and control business risk, legal compliance, environmental, health and safety, and labor practices and ethics risks associated with the supplier's operations. Suppliers should determine the relative significance for each risk and implement appropriate procedural and physical controls to control the identified risks and meet regulatory compliance. Suppliers will continually monitor and enforce these standards in their operations and supply chain including subcontractors.

Improvement Objectives

Suppliers should conduct a periodic self-assessment, preferably administered through a third party, regarding conformity to legal and regulatory requirements, the content of this Code, and customer contractual requirements related to social and environmental responsibility. Suppliers will also have a process for timely correction of deficiencies identified by internal or external assessments, inspections, investigations, and reviews.

Training

Suppliers will have programs for new and ongoing training of managers and workers to implement their policies, procedures, and improvement objectives and to meet applicable legal and regulatory requirements and comply with this Code and GM's policies.

11

Communication and Documentation

Suppliers will have a process for communicating clear and accurate information about their policies, practices, expectations, and performance to workers, suppliers, and customers. Suppliers will also create and maintain documents and records to meet regulatory compliance and conformity to company requirements along with appropriate confidentiality to protect privacy.

Supplier Responsibility

Suppliers will have a process to communicate these Code requirements through their supply chain and to require suppliers to adopt management systems and practices for compliance with this Code or requirements materially consistent with this Code. Upon request, suppliers will provide evidence of efforts to cascade this Code or requirements materially consistent with this Code through their supply chains.

12

KEY POLICIES

This Supplier Code of Conduct draws upon several GM and internationally recognized policies and principles listed below.

GM Policies:

• Code of Conduct - Winning with Integrity

• Human Rights Policy

• Conflict Minerals Policy

• Responsible Minerals Sourcing Policy

• Global Workplace Safety Policy

• Non-Retaliation Policy

• Anti-Slavery and Human Trafficking Statement

• Anti-Harassment Policy

• Global Privacy Policy

• Global Information Security Policy

• Product Cybersecurity Policy

• Integrity Policy

• Global Environmental Policy

International Policies:

• Universal Declaration of Human Rights

• International Covenant on Economic, Social and Cultural Rights

• UN Guiding Principles on Business and Human Rights

• UN Declaration on Rights of Indigenous Peoples

• UN Convention on the Elimination of all Forms of Discrimination against Women

• UN Convention on the Rights of the Child

• UN International Convention on the Elimination of All Forms of Racial Discrimination

• UN Convention on the Rights of Persons with Disabilities

• ILO Declaration on Fundamental Principles and Rights at Work

• ILO Indigenous and Tribal Populations Convention (No. 107)

• ILO Indigenous and Tribal Peoples Convention (No. 169)

• OECD Guidelines for Multinational Enterprises

• OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas

• Automotive Industry Guiding Principles

13

HUMAN RIGHTS POLICY
Effective as of August 17, 2021

Introduction

General Motors Company (GM) understands that long-term success starts with a company's value system and a principled approach to doing business. This policy strives to make clear and transparent how we define, approach, govern and support universal human rights and the dignity of people throughout our operations, our communities in which we operate, and our global supply chain.

Our Commitment

The UN Guiding Principles on Business and Human Rights (the UN Guiding Principles) serve as a guiding framework for our work related to human rights. It establishes that the role of government is to protect human rights, the role of business is to respect human rights, and that both can play important roles to remedy adverse human rights impacts if and when they occur. GM is committed to respecting all internationally recognized human rights, including those described in the Universal Declaration of Human Rights, the International Labour Organization's (ILO) Declaration on Fundamental Principles and Rights at Work (the ILO Core Conventions), the OECD Guidelines for Multinational Enterprises, and the UN Global Compact (to which GM is a signatory).

Workers' Rights

The International Labour Organization (ILO) has established eight fundamental Conventions that cover four fundamental rights at work. Collectively, these are covered in the ILO Declaration on Fundamental Principles and Rights at Work (1998) and are also referred to as the ILO Core Conventions. General Motors commits to respect these rights, which are:

• Freedom of association and the effective recognition of the right to collective bargaining;

• The elimination of all forms of forced or compulsory labor;

• The effective abolition of child labor; and

• The elimination of discrimination in respect of employment and occupation.

In addition, we are committed to the following and expect our suppliers and contractors to share in our commitment as we have set forth in our Supplier Code of Conduct:

• We will provide and maintain safe and healthy working conditions that meet or exceed applicable legal standards for occupational health and safety.

• We will not use or tolerate human trafficking.

• We will comply with all applicable laws concerning working hours.

• We view diversity and inclusion as a strength. We respect what each individual brings to our team. We will not tolerate harassment or discrimination on the basis of race, religion, age, national origin, disability, sexual orientation, gender identity or expression, family status, veteran status, or any other protected class.

1

• We employ ethical recruitment practices and prohibit recruiters from charging recruitment fees to potential employees and from withholding identity documents. Where our employees have employment contracts, we provide access to those contracts. We pay fair wages.

We expect our suppliers to commit to respecting each of the ILO Core Conventions as listed above, as well as other human rights, as detailed in our Supplier Code of Conduct. As noted therein, General Motors expects that its suppliers will cascade similar expectations throughout their own supply chains.

Rights of Vulnerable Groups

We recognize and respect the rights of vulnerable groups around the world, such as indigenous peoples, children, and migrant workers. We expect our suppliers to be similarly committed to protecting the rights of vulnerable groups. The rights of these groups have been established and codified in various international conventions, including:

• United Nations (UN) Convention on the Elimination of all Forms of Discrimination against Women (CEDAW), 1979

• UN Convention on the Rights of the Child (CRC), 1989

• International Convention on the Elimination of All Forms of Racial Discrimination (ICERD), 1965

• International Labour Organization (ILO) Convention 107, Indigenous and Tribal Populations Convention, 1957

• ILO Convention 169, Indigenous and Tribal Peoples Convention, 1991

• UN Declaration of the Rights of Indigenous Peoples (UNDRIP), 2007

• UN Convention on the Rights of Persons with Disabilities (CRPD), 2006

We recognize that around the world women face discrimination, lack access to skills and training, and often lack protection of basic rights and laws. We support women's rights and economic inclusion, including support for equal pay.

We commit to neither tolerate nor knowingly contribute to threats, intimidation, or attacks against human rights defenders in relation to our operations. We encourage our suppliers to make the same commitment.

Addressing Impacts

We take seriously our responsibility to identify, prevent, mitigate, and remediate human rights related risks and impacts to which we may cause or contribute. We will implement the necessary policies and processes to fulfill each of these responsibilities.

When we discover potential adverse human rights impacts, we will investigate, and where appropriate, we will engage with potentially affected stakeholders and/or their representatives with the aim of identifying mutually agreeable solutions or remedies and providing for or cooperating in their remediation through legitimate processes.

Similarly, we expect our suppliers to have processes in place to prevent, mitigate, and remediate adverse human rights impacts that they may cause or to which they may contribute and we expect those suppliers to cascade that expectation as well through their own supply chains pursuant to our Supplier Code of Conduct.

2

Stakeholder Engagement

We support the communities in which we operate and are committed to engage with our stakeholders taking into account their views as we conduct our business.

Privacy

We are committed to respecting the privacy of individuals, including employees and customers. We follow globally recognized privacy principles and strive to implement reasonable and appropriate practices in our collection, use, and sharing of personal information about individuals.

Reporting and Enforcement Mechanism

We put in place several reporting mechanisms and have strong anti-retaliation policies. We monitor our operations and information about our suppliers for potential violations and take action if violations occur, up to and including termination of employment or contract. Employees, suppliers, contractors, or others can report any incidents or concerns using GM's grievance mechanism - our Awareline - 24 hours per day, 7 days per week by phone, Web, or email.

We do not tolerate retaliation against anyone for raising a concern in good faith as reflected in our non-retaliation policy and our non-retaliation expectations are made clear to our suppliers in our Supplier Code of Conduct.

Disclosure

We report our actions and engagement on human rights in our annual sustainability report. We also make public on our website our values, principles, policies, and practices that this policy reinforces.

Addressing Potential Conflicts

General Motors operates in many different jurisdictions subject to different laws and regulations. In situations where our human rights policies are more stringent than local laws, we adhere to our own policies. In situations where laws or regulations in a particular jurisdiction conflict with our policies, we strive to apply our policies and international standards as far as local law allows.

3

RESPONSIBLE MINERALS SOURCING POLICY

General Motors (GM) is committed to sustainable and responsible sourcing of goods and services throughout our supply chain, including the various extracted minerals from around the world that ultimately become incorporated into our goods or services. As the auto industry's development of electric vehicles matures, responsible sourcing is an increasingly important part of our commitment. We recognize the importance of mitigating any inadvertent adverse impact that GM demand for minerals may cause to the environment, society, and people in regions where the minerals are extracted or processed.

GM understands that certain minerals predominantly originate from Conflict Affected and High-Risk Areas (CAHRA)1, including the Democratic Republic of Congo ("DRC") and its adjoining countries, where there are heightened concerns that proceeds from minerals could be used to contribute to armed conflict or human rights abuses. In particular, the minerals tin, tungsten, tantalum, and gold ("3TG Minerals") that are extracted or processed in certain geographies and contribute to armed conflict in DRC and its adjoining countries have become commonly referred to as "conflict minerals." Similar concerns exist with additional minerals identified in Appendix A to this policy.

Consistent with our company values, GM's goal is to avoid sourcing minerals in a way that contributes to armed conflict or human rights abuses. GM's goal is also to continue to support the communities in those areas that depend on the mining industry through the sustainable sourcing of minerals in accordance with this policy. We are adopting this policy and have designed our program and due diligence practices in accordance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected and High Risk Areas(OECD Due Diligence Guidance) in order to address responsible mineral sourcing.

As an organization, we have committed to:

I. Exercise due diligence with relevant suppliers in accordance with the OECD Guidance.

II. Collaborate with customers, suppliers, and industry associations to help develop long term solutions to enable responsible sourcing.

III. Support sourcing initiatives to improve the upstream communities in our supply chain.

IV. Encourage smelters and refiners in our supply chain to successfully complete the Responsible Minerals Assurance Process (RMAP).

What we require of our suppliers:

I. Create and maintain a publicly available responsible minerals policy consistent with the OECD Guidance.

II. Establish due diligence frameworks and management systems consistent with the OECD Guidance.

III. On an annual basis, complete reporting templates for the minerals identified in Appendix A.

IV. Utilize smelters and refiners that conform to an independent third-party responsible minerals sourcing program.

V. Extend these requirements and expectations to all their sub-tier suppliers.

If we determine that a supplier in our supply chain violates one of these responsible sourcing requirements, we will endeavor to obtain an acceptable remediation of the violation, including without limitation directly communicating with suppliers and making available compliance education and training. We may also reassess our business relationship with a supplier if identified violations are not remedied.

1. OECD definition of conflict-affected and high-risk areas: "Conflict-affected and high-risk areas are identified by the presence of armed conflict, widespread violence or other risks of harm to people. Armed conflict may take a variety of forms, such as a conflict of international or non-international character, which may involve two or more states, or may consist of wars of liberation, or insurgencies, civil wars, etc. High-risk areas may include areas of political instability or repression, institutional weakness, insecurity, collapse of civil infrastructure and widespread violence. Such areas are often characterized by widespread human rights abuses and violations of national or international law."

APPENDIX A

Scope of Additional Materials:

1. Cobalt

2. Mica

Exhibit E

Example of Seller Quarterly Production Forecast

[***]

Exhibit F

Example of Buyer Quarterly Production Forecast

[***]

Exhibit G

Summary of Section 2.3 to Section 2.7

[***]

SCHEDULE E

TRANCHE 2 SUBSCRIPTION AGREEMENT

(See Attached)

Certain personal information has been omitted from this exhibit pursuant to the Instructions as to Exhibits of Form 2
0-F. [Redacted] indicates that information has been omitted.

SCHEDULE E - FORM OF TRANCHE 2 SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made [●] 2023

AMONG:

LITHIUM AMERICAS CORP., a corporation organized and existing under the laws of the Province of British Columbia

(the "Corporation")

- and -

GENERAL MOTORS HOLDINGS LLC, a limited liability company organized and existing under the laws of the State of Delaware

(the "Investor").

RECITALS:

A. The Investor has agreed to make investments in the Corporation in the aggregate amount of up to US$650,000,000, on the terms and subject to the conditions set forth in the Master Purchase Agreement, the Subscription Receipt Agreement, this Agreement and the Warrant Certificate.

B. The Investor has completed the Tranche 1 Investment under the Master Purchase Agreement, pursuant to which it subscribed for Subscription Receipts (as defined herein) having an aggregate subscription price of US$320,147,865.62.

C. The Investor has agreed to make a further investment in accordance with the terms and subject to the conditions set forth in this Agreement.

D. If the Separation Transaction is completed the Investor will acquire one (1) Common Share of the Corporation.

NOW THEREFORE, in consideration of, and in reliance on, the premises, representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

Terms not defined herein shall have the meaning ascribed to them in the Master Purchase Agreement. In addition, in this Agreement, unless otherwise provided:

(a) "Affiliate" means, as to any specified Person, any other Person or entity who directly, or indirectly through one or more intermediaries, (a) controls such specified Person, (b) is controlled by such specified Person, or (c) is under common control with such specified Person;

(b) "Agreement" means this subscription agreement, together with the Schedules, and all permitted amendments hereto or restatements hereof;

(c) "Ancillary Agreements" means the Master Purchase Agreement, Offtake Agreement, the Investor Rights Agreement, the Subscription Receipt Agreement and the Warrant Certificate;

(d) "Applicable Laws" means, with respect to any Person, property, transaction event or other matter, (i) all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, Orders and principles of common law and equity enacted, promulgated, issued, released, or imposed by any Governmental Entity, including Securities Laws, and/or (ii) any policy, practice, protocol, requirement, standard or guideline of any Governmental Entity, in each case relating or applicable to such Person, property, transaction, event or other matter;

(e) "Argentina Projects" has the meaning ascribed thereto in the Master Purchase Agreement;

(f) "Authorizations" means, with respect to any Person, any Order, Permit, approval, consent, waiver, licence or similar authorization issued by, or required to be obtained from, any Governmental Entity having jurisdiction over the Person;

(g) "Available Capital" means, with respect to the Corporation, the sum of (i) cash and cash equivalents held by the Corporation and its Subsidiaries and reserved for the development of the Thacker Pass Project; (ii) all credit available to be drawn (whether or not subject to conditions) on all loans and credit facilities whose use of proceeds entitles the Corporation to allocate the proceeds for the development of the Thacker Pass Project, including any loan or credit facility provided by the United States Department of Energy; and (iii) the gross proceeds of all outstanding funding obligations from the Investor and its Affiliates pursuant to the Master Purchase Agreement, the Warrants, this Agreement or otherwise (including under Article 8 of the Master Purchase Agreement);

(h) "BCBCA" means the Business Corporations Act (British Columbia);

(i) "Business Day" means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of British Columbia, the City of New York or the City of Detroit and (b) a day on which banks are generally closed in the Province of British Columbia, the City of New York or the City of Detroit;

(j) "Change of Control" has the meaning ascribed to such term in the Master Purchase Agreement;

(k) "Change of Control Notice" means a notice of a potential Change of Control;

(l) "Claim" means any cause of action, action, claim, demand, lawsuit, audit, proceeding or arbitration, including, for greater certainty, any proceeding or investigation by a Governmental Entity;

(m) "Common Shares" means common shares in the capital of the Corporation;

(n) "Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option, instruments, arrangement, understanding or other commitment, whether written or oral;

(o) "control" (including the terms "controlled by", "controlling", and "under common control with") means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise;

(p) "Corporation Indemnified Parties" has the meaning ascribed thereto in Section 8.2(a) hereof;

(q) "Corporation Interim Financial Statements" means the unaudited condensed consolidated financial statements of the Corporation as at and for the nine months ended September 30, 2022 including the notes thereto;

(r) "Current Market Price" of the Common Shares (or SpinCo Shares, as applicable) at any date means the price per share equal to the volume weighted average trading price per share of the Common Shares (or SpinCo Shares, as applicable) on the NYSE during the five (5) consecutive trading days ending before such date or, if the Common Shares (or SpinCo Shares, as applicable) are not then listed on the NYSE, on the TSX during the five (5) consecutive trading days ending before such date, in each case as reported by Bloomberg Finance, L.P. in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day (or if such volume-weighted average trading price is unavailable, the market price of one Common Share or SpinCo Share, as applicable, on each such trading day). The "volume-weighted average trading price" shall be determined without regard to after-hours trading or any other trading outside of the regular trading session hours;

(s) "Direct Claim" has the meaning ascribed thereto in Section 8.3(a);

(t) "Disclosure Documents" means all information and documents relating to the Corporation (and its predecessors) that are, or become, publicly available on SEDAR or with the United States Securities and Exchange Commission on EDGAR or otherwise available to the public, including financial statements, press releases, material change reports, prospectuses, information circulars and technical reports since January 1, 2021;

(u) "Escrow Release Date" has the meaning ascribed thereto in the Subscription Receipt Agreement;

(v) "GM Transaction Resolutions" has the meaning ascribed thereto in the Master Purchase Agreement;

(w) "Governmental Entity" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange.

(x) "IFRS" means International Financial Reporting Standards as issued by the International Accounting Standards Board and any interpretations thereof issued by the International Financial Reporting Interpretations Committee;

(y) "Indemnified Party" means, in the case of Losses for which indemnification is provided under Section 8.2, any of the Corporation Indemnified Parties, or in the case of Losses for which indemnification is provided under Section 8.1, any of the Investor Indemnified Parties;

(z) "Indemnifying Party" means either the Corporation or the Investor, as applicable;

(aa) "Investor Indemnified Parties" has the meaning ascribed thereto in Section 8.1(a) hereof;

(bb) "Investor Rights Agreement" has the meaning ascribed thereto in the Master Purchase Agreement;

(cc) "Loss" means any actual and incurred loss, liability, Claim, damage and expense whatsoever (including reasonable legal fees and expenses), including any amounts paid in settlement of any investigation, order, litigation, proceeding or Claim;

(dd) "Master Purchase Agreement" means the master purchase agreement between the Corporation and the Investor dated January 30, 2023;

(ee) "Material Adverse Change" has the meaning ascribed thereto in the Master Purchase Agreement;

(ff) "NYSE" means the New York Stock Exchange;

(gg) "Offtake Agreement" means the offtake agreement between the Corporation and the Investor dated [●];

(hh) "Order" means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Entity;

(ii) "Outside Date" means the date that is 18 months following the Escrow Release Date;

(jj) "Permit" means any permit, license, approval, or other authorization required to be obtained by any Governmental Entity.

(kk) "Person" means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity;

(ll) "Purchased Shares" has the meaning ascribed thereto in Section 2.1 hereof;

(mm) "Relative SpinCo Value Ratio" means the SpinCo Market Capitalization divided by the sum of the RemainCo Market Capitalization and the SpinCo Market Capitalization;

(nn) "RemainCo Market Capitalization" means the number of issued and outstanding Common Shares multiplied by the Current Market Price of such Common Shares on the sixth trading day immediately following completion of the Separation Transaction;

(oo) "Schedules" has the meaning ascribed thereto in Section 1.2(e) hereof;

(pp) "Securities Laws" means, the securities laws, regulations and rules of each of the states, provinces and territories of Canada and the United States, and the blanket rulings and policies and written interpretations of, and multilateral or national instruments adopted by, the securities regulatory authorities of Canada and the United States and each of their respective states, provinces and territories, as well as the rules and policies of the TSX and the NYSE and any other stock or securities exchange, marketplace or trading market upon which the securities of the Corporation are listed for trading;

(qq) "Separation Outside Date" has the meaning ascribed thereto in the Master Purchase Agreement;

(rr) "Separation Transaction" has the meaning ascribed thereto in the Master Purchase Agreement;

(ss) "Separation Transaction Completion Date" means the date on which the Separation Transaction is completed;

(tt) "SpinCo" means 1397468 B.C. Ltd.;

(uu) "SpinCo Market Capitalization" means the number of issued and outstanding SpinCo Shares multiplied by the Current Market Price of such SpinCo Shares on the sixth trading day immediately following completion of the Separation Transaction;

(vv) "SpinCo Shares" means common shares in the capital of SpinCo;

(ww) "SpinCo Subscription Agreement" has the meaning ascribed to such term in Section 6.5 hereof;

(xx) "Subscription Receipt Agent" means Computershare Trust Company of Canada;

(yy) "Subscription Receipt Agreement" means the subscription receipt agreement among the Corporation, the Investor and the Subscription Receipt Agent dated as of [●], 2023;

(zz) "Subscription Receipts" means the subscription receipts of the Corporation issued to the Investor pursuant to the Master Purchase Agreement and Subscription Receipt Agreement;

(aaa) "Subsidiaries" has the meaning ascribed thereto in the Master Purchase Agreement;

(bbb) "Survival Date" has the meaning ascribed thereto in Section 8.5 hereof;

(ccc) "Thacker Pass Development Plan Funding" means the estimated capital cost for the development of the Thacker Pass Project, amounting to US$2,268.0 million as at the date hereof, as may be modified from time to time by the Corporation with the prior written consent of the Investor (not to be unreasonably withheld, conditioned or delayed);

(ddd) "Thacker Pass Project" has the meaning ascribed thereto in the Master Purchase Agreement;

(eee) "Third Party" has the meaning ascribed thereto in Section 8.3(a);

(fff) "Third Party Claim" has the meaning ascribed thereto in Section 8.3(a);

(ggg) "TP Available Capital Notice" has the meaning ascribed thereto in Section 4.1(m) hereof;

(hhh) "Tranche 2 Closing" has the meaning ascribed thereto in Section 5.1;

(iii) "Tranche 2 Closing Date" means the ten (10) Business Days following the satisfaction or waiver of the last of the conditions precedent in Article 4, or such other time and date as may be mutually agreed by the Corporation and the Investor;

(jjj) "Tranche 2 Closing Time" means 10:00 a.m. (Vancouver time) on the Tranche 2 Closing Date;

(kkk) "Tranche 2 Investment" means the subscription for the Purchased Shares for the Tranche 2 Subscription Price;

(lll) "Tranche 2 Price Ceiling" means, in respect of a subscription for Purchased Shares, US$27.74 per Common Share, subject to adjustment in the event of the occurrence of any alteration to the Common Shares contemplated by Section 4 of the Warrant Certificate;

(mmm) "Tranche 2 Subscription Price" means the Current Market Price of the Purchased Shares as at the date that the TP Available Capital Notice is delivered by the Corporation to the Investor to a maximum of the Tranche 2 Price Ceiling;

(nnn) "Transfer Restrictions" means the transfer restrictions contained in Section 5.3 of the Investor Rights Agreement;

(ooo) "TSX" means the Toronto Stock Exchange;

(ppp) "United States" means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

(qqq) "U.S. Person" has the meaning set forth in Rule 902(k) of Regulation S under the U.S. Securities Act. Without limiting the foregoing, but for greater clarity in this Agreement, a U.S. Person includes, subject to the exclusions set forth in Regulation S, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate or trust of which any executor, administrator or trustee is a U.S. Person, (iv) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States, and (v) any partnership or corporation organized or incorporated under the laws of any non-U.S. jurisdiction which is formed by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized or incorporated, and owned, by U.S. accredited investors who are not natural persons, estates or trusts;

(rrr) "U.S. Securities Act" means the United States Securities Act of 1933, as amended;

(sss) "Warrant Certificate" has the meaning ascribed thereto in the Master Purchase Agreement;

(ttt) "Warrant Election Notice" has the meaning ascribed thereto in Section 2.3 hereof;

(uuu) "Warrants" has the meaning ascribed thereto in the Master Purchase Agreement; and

(vvv) "Water Pollution Control Permit" means Permit no. NEV2O2O 104, issued by the State of Nevada, Division of Environmental Protection - Bureau of Mining Regulation and Reclamation, dated February 25, 2022.

1.2 Interpretation

For the purposes of this Agreement:

(a) words (including defined terms) using or importing the singular number include the plural and vice versa, words importing one gender only shall include all genders;

(b) the headings used in this Agreement are for ease of reference only and shall not affect the meaning or the interpretation of this Agreement;

(c) all accounting terms not defined in this Agreement shall have the meanings generally ascribed to them under IFRS;

(d) the phrases "to the knowledge of", "to the best knowledge of", or "of which they are aware", or other similar expressions limiting the scope of any representation, warranty, acknowledgement, covenant or statement made by a party to this Agreement, means that such party has reviewed all records, documents and other information currently in their possession or under their control which would be regarded as reasonably relevant to the matter and has, where applicable, made appropriate enquiries of the senior officers of the Corporation;

(e) unless otherwise specified, all references in this Agreement to the symbol "$" are to the lawful money of the United States of America;

(f) the use of "including" or "include" will in all cases mean "including, without limitation" or "include, without limitation," respectively;

(g) reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(h) reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement;

(i) reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;

(j) the phrases "hereunder," "hereof," "hereto," and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Schedule to, this Agreement; and

(k) references to time are to the local time in Vancouver, British Columbia.

1.3 Schedules

The following schedules attached to this Agreement (the "Schedules") form part of this Agreement:

Schedule A	-	U.S. Accredited Investor Status Certificate

Schedule B	-	Registration Instructions

ARTICLE 2
TRANCHE 2 SUBSCRIPTION

2.1 Tranche 2 Subscription

Upon the terms and subject to the conditions set forth in this Agreement, at the Tranche 2 Closing Date, the Investor agrees to subscribe for and purchase US$329,852,134.38 of Common Shares (the "Purchased Shares") at a price per Purchased Share equal to the Tranche 2 Subscription Price, subject to the limitations under Section 2.2, the election contemplated by Section 2.3 and the fulfilment of the conditions precedent contained herein. In no event shall the Tranche 2 Closing Date occur prior to the first to occur of: (A) the Separation Outside Date, (B) the date on which Corporation announces that the Separation Transaction shall not occur, and (C) the date on which Investor receives a Change of Control Notice from the Corporation.

Upon the terms and subject to the conditions set forth in this Agreement, if the Separation Transaction is completed prior to the Tranche 2 Closing, the Investor agrees to subscribe for and purchase one (1) Common Share and Sections 6.4 and 6.5 shall become operative.

The Investor shall purchase the Purchased Shares and pay the Tranche 2 Subscription Price at the Tranche 2 Closing, by wire transfer of immediately available funds to an account designated in writing by the Corporation.

2.2 Subscription Limitations

Notwithstanding the obligation of the Investor set forth in Section 2.1, the maximum number of Purchased Shares subscribed for hereunder and previously acquired pursuant to the Master Purchase Agreement and the Warrant Certificate shall be subject to the following limitations:

(a) if the TSX does not grant conditional approval to permit the Investor to acquire in the aggregate more than 19.9% of the issued and outstanding Common Shares, then the maximum number of Common Shares that may be acquired will amount to 19.9% of issued and outstanding share capital of the Corporation as at the Tranche 2 Closing Date; and

(b) if the Corporation obtains conditional approval from the TSX, and authorization from NYSE, as applicable, to permit the Investor to acquire in the aggregate more than 19.9% of the issued and outstanding Common Shares (including through shareholder approval of the applicable GM Transaction Resolution), then the maximum number of Common Shares issuable hereunder shall be the lesser of:

(i) the maximum amount that Investor may hold that will not reasonably be expected to result in Investor having to consolidate the Corporation's financial performance in connection with preparing the Investor's financial statements under U.S. GAAP, unless the Investor consents otherwise; and

(ii) the number of Common Shares that will, upon completion of the Tranche 2 Investment, result in the Investor holding 30% of the issued and outstanding Common Shares.

2.3 Warrant Exercise Election

The Investor may, provided the Warrant Certificate has not been terminated by operation of its terms thereunder, (i) at any time following delivery by the Corporation to the Investor of the TP Available Capital Notice through to two Business Days prior to the Tranche 2 Closing Date or (ii) within ten (10) Business Days following receipt of a Change of Control Notice from the Corporation, elect to exercise the Warrants in lieu, and in satisfaction in full, of its obligation to complete the Tranche 2 Investment hereunder by written notice to the Corporation (the "Warrant Election Notice").

Upon receipt of the Warrant Election Notice and provided that Investor duly completes the exercise of such Warrants, including payment of the applicable exercise price, the Investor and the Corporation shall be relieved of all obligations in respect of the Tranche 2 Investment hereunder; provided, however, that notwithstanding the foregoing, if an exercise of such Warrant is being made following receipt of a Change of Control Notice, such exercise may at the election of the Investor be conditioned upon the consummation of the Change of Control transaction, in which case such exercise shall not need to be completed until immediately prior to the consummation of such Change of Control transaction. If no Warrant Election Notice is received by the Corporation prior to the Tranche 2 Closing, then the Investor shall have deemed have elected to subscribe for the Purchased Shares of the Corporation pursuant to the terms hereof.

If the Investor otherwise exercises the Warrants, the Investor and the Corporation shall be relieved of all obligations in respect of the Tranche 2 Investment hereunder.

ARTICLE 3

REPRESENTATIONS, WARRANTIES, ACKNOWLEDGMENTS

AND AUTHORIZATIONS

3.1 Representations and Warranties of the Corporation

The Corporation hereby represents and warrants to the Investor as follows and acknowledges that the Investor is relying on such representations and warranties in connection with the transactions contemplated herein1:

(a) [this Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, and will not violate or conflict with the constating documents of the Corporation or the terms of any restriction, agreement or undertaking to which the Corporation is subject;

(b) the Corporation and each of the Subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business. The Corporation and each of the Subsidiaries is qualified as a corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or in good standing would not result in a Material Adverse Change, and has all requisite power and authority to conduct its business and to own, lease and operate its property and assets and to execute, deliver and perform its obligations under this Agreement. All of the issued and outstanding capital stock or other equity or ownership interests of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and, except for Minera Exar S.A. (which is not wholly-owned) are owned by the Corporation, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim. None of the outstanding capital stock or equity interest in any Subsidiary was issued in violation of pre-emptive or similar rights of any security holder of such Subsidiary. The constitutive or organizational documents of each of the Subsidiaries comply in all material respects with the requirements of applicable laws of its jurisdiction of incorporation or organization and are in full force and effect;

______________________________

1 Parties agree to review and update representations and warranties and the disclosure letter prior to signing to update where necessary to ensure accuracy, provided that the scope and content of the representations shall remain as set out herein.

(c) neither the Corporation nor any of its Subsidiaries is in violation of its charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, or is in default (or, with the giving of notice or lapse of time, would be in default) under any indenture, loan, credit agreement, note, lease, license agreement, contract, franchise or other instrument (including, without limitation, any pledge agreement, security agreement, mortgage or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness) to which the Corporation or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of their respective properties or assets are subject (each, an "Existing Instrument"), except for such defaults as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. The Corporation's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the issuance and sale of the Purchased Shares, (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, of the Corporation or any Subsidiary, (ii) will not conflict with or constitute a breach of or default under, or result in the creation or imposition of any Lien upon any property or assets of the Corporation or any of its Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, and (iii) will not result in any violation of any Applicable Laws with respect to the Corporation or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Change. Except as otherwise disclosed in Section 3.1(c) of the Disclosure Letter, no consent, approval, authorization or other order of, or registration or filing with, any court or other Governmental Entity is required for the Corporation's execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby;

(d) the entering into of this Agreement and the exercise of the rights and performance of the obligations hereunder and thereunder by the Corporation do not and will not: (i) conflict with or result in a default under any agreement, Material Contracts, mortgage, bond or other instrument to which the Corporation or any Subsidiary is a party; or (ii) conflict with or violate any Applicable Laws, in each case other than a conflict, default or violation that would not reasonably be expected to have a Material Adverse Change;

(e) the authorized capital of the Corporation consists of an unlimited number of common shares without par value. As of the date of this Agreement, there were (i) [●] Common Shares issued and outstanding all of which have been authorized and validly issued and are fully paid and non-assessable, (ii) outstanding options, restricted share units, performance share units and deferred share units under the Corporation Equity Incentive Plan providing for the issuance of up to [●] Common Shares upon the exercise or settlement thereof, and (iii) the Convertible Notes. Other than pursuant to the terms of the Convertible Notes, there is no outstanding contractual obligation of the Corporation to repurchase, redeem or otherwise acquire any Common Shares or any convertible securities issued by the Corporation. Except as disclosed in the preceding sentences of this Section 3.1(e) and except as disclosed in Section 3.1(e) of the Disclosure Letter, and subject to options, restricted share units, performance share units and deferred share units to new hires and other employees in the ordinary course under the Corporation Equity Incentive Plan, the Corporation and each Subsidiary have no other outstanding agreement, subscription, warrant, option, right or commitment (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating the Corporation or any of the Subsidiaries to issue or sell any Common Shares or other securities, including any security or obligation (including through voting agreements or voting trusts) of any kind convertible into or exchangeable or exercisable for any Common Shares, other securities of the Corporation or securities of any of the Subsidiaries;

(f) except Minera Exar S.A. and as set forth in Section 3.1(f) of the Disclosure Letter, the Corporation legally and beneficially, directly or indirectly, owns 100% of the issued and outstanding equity securities (including for greater certainty, any securities convertible into equity securities) of the Subsidiaries. The Corporation does not beneficially own or exercise control or direction (including through voting agreements or voting trusts) over any outstanding voting shares of any Person other than the Subsidiaries;

(g) the Corporation Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with those of previous periods and in accordance with Applicable Laws except (i) as otherwise stated in the notes to such statements or, in the case of the Corporation Annual Financial Statements, in the auditor's report thereon and (ii) except that the Corporation Interim Financial Statements are prepared in accordance with IFRS applicable to the preparation of interim financial statements, including International Accounting Standard 34, Interim Financial Reporting, and are subject to normal period-end adjustments and may omit notes which are not required by Applicable Laws or IFRS. The Corporation Financial Statements, together with the related management's discussion and analysis, present fairly, in all material respects, the assets, liabilities and financial condition of the Corporation and the Subsidiaries as at the respective dates thereof and the losses, comprehensive losses, results of operations, changes in shareholders' equity and cash flows of the Corporation and the Subsidiaries for the periods covered thereby (subject, in the case of the Corporation Interim Financial Statements, to normal period end adjustments). There are no outstanding loans made by the Corporation or the Subsidiaries to any director or officer of the Corporation or the Subsidiaries. Neither the Corporation nor its Subsidiaries (excluding Minera Exar S.A.) have any liabilities, except (i) liabilities reflected on, or reserved against, in the Corporation Financial Statements; (ii) liabilities that have arisen since the date of the Corporation Interim Financial Statements in the Ordinary Course consistent with past practice, none of which is a liability resulting from or arising out of any breach of contracts, breach of warranty, tort infringement, misappropriation, or violation of Applicable Law; and (iii) liabilities set forth on Section 3.1(g) of the Disclosure Letter;

(h) the Corporation and each of its Subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(i) since the filing of its most recent Corporation Interim Financial Statements, there has been no Material Adverse Change and neither the Corporation nor the Subsidiaries has:

(i) paid or declared any dividend or incurred any material capital expenditure or made any commitment therefor, except in the Ordinary Course;

(ii) incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the Ordinary Course;

(iii) entered into any material transaction, except in each case as disclosed in the Disclosure Documents, elsewhere in this Agreement or in the Ordinary Course; or

(iv) sold, leased, licensed, transferred, or otherwise disposed of, or incurred any Lien (other than a Permitted Lien) on, any of its properties or assets, except in the Ordinary Course;

(j) the Corporation and the Subsidiaries (excluding Minera Exar S.A.), on a consolidated basis, have established and maintain disclosure controls and procedures (as defined in applicable Securities Laws) that (i) are designed to provide reasonable assurance that information required to be disclosed by the Corporation in its annual filings, interim filings or other reports filed or submitted by it under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable Securities Laws and include controls and procedures designed to ensure that information required to be disclosed by the Corporation in its annual filings, interim filings or other reports filed or submitted under applicable Securities Laws is accumulated and communicated to the Corporation's management, including its certifying officers, as appropriate to allow timely decisions regarding required disclosure; (ii) have been evaluated by management of the Corporation for effectiveness in accordance with applicable Securities Laws as of the end of the Corporation's most recent audited fiscal year; and (iii) are effective in all material respects to perform the functions for which they were established as of the end of the Corporation's most recent audited fiscal year. Since the end of the Corporation's most recent audited fiscal year up to the end of the Corporation's most recent reported interim financial period, other than as may be publicly disclosed by the Corporation, there have been no significant limitations or material weaknesses, in each case, in the Corporation's design of its internal control over financial reporting (whether or not remediated) and no change in the Corporation's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Corporation's internal control over financial reporting;

(k) PricewaterhouseCoopers LLP, Chartered Professional Accountants, which has expressed its opinion with respect to the Corporation Annual Financial Statements, are independent auditors with respect to the Corporation as required under applicable Securities Laws. There has not been a "reportable event" (within the meaning of National Instrument 51-102 - Continuous Disclosure Obligations) between the Corporation and PricewaterhouseCoopers LLP;

(l) except Minera Exar S.A., no Subsidiary is prohibited or restricted, directly or indirectly, from paying dividends to the Corporation, or from making any other distribution with respect to such Subsidiary's equity securities or from repaying to the Corporation or any other Subsidiary any amounts that may from time to time become due under any loans or advances to such Subsidiary from the Corporation or from transferring any property or assets to the Corporation or to any other Subsidiary;

(m) the Corporation and each of the Subsidiaries have not committed an act of bankruptcy, are not insolvent, have not proposed a compromise or arrangement to creditors generally, have not had a petition or a receiving Order in bankruptcy filed against any of them, have not made a voluntary assignment in bankruptcy, have not taken any proceedings with respect to a compromise or arrangement, have not taken any proceedings to be declared bankrupt or wound-up, have not taken any proceedings to have a receiver appointed for any of property and have not had any execution or distress become enforceable or become levied upon any of property. The Corporation has, and will at the Tranche 2 Closing Date have, sufficient working capital to satisfy its obligations under this Agreement and has sufficient capital to satisfy the "going concern" test under IFRS;

(n) subject to the disclosures made in Section 3.1(n) of the Disclosure Letter, the Corporation and each of the Subsidiaries are, and, since January 1, 2021 have been, in material compliance with all Applicable Laws, and there is no Claim now pending or, to the knowledge of the Corporation, threatened, against or affecting the Corporation and the Subsidiaries, which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change and neither the Corporation nor any of the Subsidiaries are, to the knowledge of the Corporation, under any investigation with respect to, have been charged or to the knowledge of the Corporation threatened to be charged with, or have received notice of, any violation, potential violation or investigation of any Applicable Law or a disqualification by a Governmental Entity. No material labour dispute with current and former employees of the Corporation or any of the Subsidiaries exists, or, to the knowledge of the Corporation, is imminent and, to the knowledge of the Corporation, there is no existing, threatened or imminent labour disturbance or union organizing campaign by the employees of any of the principal suppliers, manufacturers or contractors of the Corporation that would have a Material Adverse Change;

(o) except as set forth in Section 3.1(o) of the Disclosure Letter, each of the Corporation and the Subsidiaries holds all necessary and material licences, Permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as presently conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of the same contain or is subject to any term, provision, condition or limitation which may adversely change, in a material manner, or terminate such licence, Permit, approval, consent, certification, registration or authorization by virtue of the completion of the transactions contemplated hereby;

(p) except as set forth in Section 3.1(p) of the Disclosure Letter, the Corporation and its Subsidiaries, taken as a whole (i) own, lease, license, control or otherwise have legal rights to, through unpatented mining claims and millsites, fee lands, mining or mineral leases, exploration and mining permits, mineral concessions or otherwise (collectively, "Mining Rights"), all of the rights, titles and interests materially necessary or appropriate to authorize and enable the appropriate Subsidiary to access and carry on the material mineral exploration and/or mining, development and commissioning activities as currently being undertaken or as planned at the Argentina Projects (excluding the Sal de la Puna project in Salta Province, Argentina) and at the Thacker Pass Project, and (ii) are not in material default of such rights, titles and interests. All work required to be performed and payments required to be made in relation to those Mining Rights in order to maintain the Corporation's interest therein, if any, have been paid to date, performed or are in the process of being performed in accordance with Applicable Laws and the Corporation and each Subsidiary has complied in all material respects with all Applicable Laws in connection therewith as well as with regard to legal, contractual obligations to third parties (including third party Contracts) in connection therewith, except in respect of non-material Mining Rights that the Corporation or any of its Subsidiaries intends to abandon or relinquish, and except for any non-compliance which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;

(q) all exploration and development operations on the properties of the Corporation and its Subsidiaries, including all operations and activities relating to the construction, development and commissioning of the Argentina Projects (excluding the Sal de la Puna project in Salta Province, Argentina) and the Thacker Pass Project, have been conducted in all material respects in accordance with good exploration, development and engineering practices, and all Applicable Laws pertaining to workers' compensation and health and safety have been complied with in all material respects;

(r) other than as set forth in Section 3.1(r) of the Disclosure Letter, the Corporation or its Subsidiaries own, lease, control or otherwise have legal rights to all material Mining Rights under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Corporation or its Subsidiaries, as applicable, and subject to the nature and scope of the relevant project, to access, explore for, and/or mine and develop the mineral deposits relating thereto, and, other than as set forth in Section 3.1(r) the Disclosure Letter, no material commission, royalty, license fee or similar payment to any person with respect to the Mining Rights is payable, except which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. All material Mining Rights in which the Corporation or its Subsidiaries hold an interest or right have been validly registered and recorded in accordance in all material respects with all Applicable Laws and are valid and subsisting. The Corporation and its Subsidiaries have or expect to obtain in the Ordinary Course all necessary surface rights, access rights and other necessary rights and interests relating to the Mining Rights granting the Corporation or its Subsidiaries the right and ability to access, explore for, mine and develop the mineral deposits as are appropriate in view of the rights and interests therein of the Corporation or its Subsidiaries, with only such exceptions as do not unreasonably interfere with the use made by the Corporation or its Subsidiaries of the rights or interest so held; and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Corporation or its Subsidiaries, as applicable, except where the failure to be in good standing would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;

(s) the disclosure of the Mining Rights of the Corporation and its Subsidiaries as reflected in the Corporation Annual Financial Statements as at and for the fiscal year ended December 31, 2021, or as described in the annual information form of the Corporation for the year ended December 31, 2021 filed on March 16, 2022, constitutes an accurate description, in all material respects, of all material Mining Rights held by the Corporation and its Subsidiaries, and the Corporation has no knowledge of any Claim or the basis for any Claim, including a Claim with respect to aboriginal or native rights, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change on the right thereof to use, transfer or otherwise explore for, develop and mine mineral deposits with respect to such Mining Rights;

(t) with respect to each Material Contract: (i) such Material Contract is in full force and effect and is a valid and binding agreement of the applicable Corporation or Subsidiary, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (ii) the Corporation or any of the Subsidiaries (as applicable) is not in breach, violation or default in any material respect, nor has such Corporation or Subsidiary received any written notice of breach of, violation of or default under (or of any condition which with the passage of time or the giving of notice would cause a breach or default under), such Material Contract; (iii) to the Corporation's knowledge, no other party is in breach or default in any material respect under such Material Contract; and (iv) the Corporation or Subsidiary (as applicable) has not received any written notice from any counterparty thereto to terminate (other than Material Contracts that are expiring pursuant to their terms) or not renew any Material Contract. Except for the acquisition of Arena Minerals Inc., the Corporation and the Subsidiaries do not have any Contracts of any nature whatsoever to acquire, be acquired by, merge or enter into any business combination or joint venture agreement with any entity, or to acquire any other business or operations;

(u) other than as would not result in a Material Adverse Change:

(i) all Taxes due and payable by the Corporation and the Subsidiaries have been paid. All Tax Returns required to be filed by the Corporation and the Subsidiaries have been duly and timely filed with all appropriate Governmental Entities and all such Tax Returns, declarations, remittances and filings are complete and accurate in all material respects;

(ii) no audit or examination of any Tax of the Corporation or any of the Subsidiaries, other than income tax ruling applications in respect of the Separation Transaction, is currently in progress or, to the knowledge of the Corporation, threatened; and there are no material issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by the Corporation or any Subsidiaries. All deficiencies proposed as a result of any audits have been paid, reserved against, settled, or, as disclosed, are being contested in good faith by appropriate proceedings. No Claim or assertion has been made, or has been threatened, by any Governmental Entity against the Corporation or any Subsidiaries in any jurisdiction where the Corporation or such Subsidiary does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction;

(iii) none of the Corporation or the Subsidiaries (A) have entered into a written agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of Taxes or the filing of Tax Returns that has not expired or (B) is presently contesting any Tax liability before any Governmental Entity, court, tribunal or other applicable agency;

(iv) all Taxes that the Corporation and the Subsidiaries are (or were) required by Applicable Law to withhold or collect in connection with amounts paid, credited or owing to any Person (including any employee, independent contractor, creditor, stockholder, member or other third party) have been duly withheld or collected, and have been duly and timely paid over to the proper Governmental Entity to the extent due and payable. Each of the Corporation and the Subsidiaries has properly collected and remitted sales, use, value-added, goods and services, GST/HST, property, and similar Taxes with respect to sales, services, and similar transaction;

(v) none of the Corporation or the Subsidiaries (A) has been a member of any affiliated group filing or required to file a consolidated, combined, unitary, or other similar Tax Return (other than any such group of which the Corporation or such Subsidiary is the common parent) or (B) has any liability for the Taxes of any Person as a transferee or successor or by contract (other than ordinary course of business agreements, such as leases or loans, the focus of which is not Taxes);

(vi) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Corporation or any Subsidiaries;

(vii) none of the Corporation or the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Tranche 2 Closing Date as a result of any of the following that occurred or exists on or prior to the Tranche 2 Closing Date: (A) a change in method of accounting; (B) an agreement with any taxing authority or Governmental Entity; (C) an installment sale or open transaction; or (D) a prepaid amount;

(viii) none of the Corporation and the Subsidiaries has any permanent establishment or otherwise has become subject to Tax in a jurisdiction other than the country of its formation or where it is filing Tax returns;

(ix) except in respect of the Separation Transaction where the Corporation and SpinCo are expected to execute a mutual tax indemnity, none of the Corporation and the Subsidiaries is a party to, or bound by, any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract;

(x) each of the Corporation and the Subsidiaries has complied with all transfer pricing rules (including maintaining appropriate documents for all transfer pricing arrangements for purposes of Section 482 of the Code, section 247 of the Income Tax Act (Canada), or any similar provision in the Tax law of another jurisdiction);

(xi) there is no power of attorney given by or binding upon the Corporation or any Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired;

(v) each of the Corporation and the Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order;

(w) other than as set forth in Section 3.1(w) of the Disclosure Letter, with respect to the interests in real property comprising the Thacker Pass Project (the "Thacker Pass Properties"), (i) one of the Subsidiaries has good and marketable title to all of that portion of the Thacker Pass Properties comprised of fee lands, free and clear of all Liens other than Permitted Liens, and (ii) with respect to the unpatented mining claims and millsites comprising a portion of the Thacker Pass Project (collectively, the "Unpatented Claims"), subject to the paramount title of the United States of America, one of the Subsidiaries holds good record title to and a valid possessory interest in the Unpatented Claims, free and clear of all Liens other than Permitted Liens, and (A) that Subsidiary is in exclusive possession thereof; (B) all such Unpatented Claims were located, staked, filed and recorded on available public domain land in material compliance with all Applicable Laws; (C) annual assessment work (if applicable) sufficient to satisfy the requirements of Applicable Laws was timely and properly performed on or for the benefit of all such Unpatented Claims and affidavits evidencing such work were timely recorded and filed with the appropriate Governmental Entities, or claim maintenance fees required to be paid under Applicable Laws in lieu of the performance of assessment work in order to maintain the Unpatented Claims have been timely and properly paid and affidavits or other notices evidencing such payments as required under Applicable Laws have been timely and properly filed and recorded; (D) there are no material conflicts between the Unpatented Claims and unpatented mining claims or millsites owned by third parties; and (E) there are Claims pending or, to the knowledge of the Corporation or the Subsidiaries, threatened against or affecting any of the Unpatented Claims;

(x) other than as set forth in Section 3.1(x) of the Disclosure Letter, with respect to the water rights for water use at the Thacker Pass Project:

(i) the Corporation holds good and valid title to or has an irrevocable option to purchase those water rights, free and clear of all Liens other than Permitted Liens;

(ii) each of the water rights is approved, valid and in good standing in the records of the Nevada State Engineer's Office;

(iii) the water rights are adequate, assuming that the existing and future sources can produce the full permitted annual volume and peak flows, for the development and operation of the Thacker Pass Project as contemplated by the Corporation;

(iv) one of the Subsidiaries or the current owner of the water rights has acted with reasonable diligence to work toward placing the water rights to beneficial use, and none of the water rights is presently subject to forfeiture or partial forfeiture from any non-use; and

(v) none of the Subsidiaries or the Corporation has received or has knowledge of any written notices from the Nevada State Engineer or any other Governmental Entities respect to any violations, deficiencies or expired deadlines concerning the water rights;

(y) Computershare Investor Services Inc. is duly appointed as the registrar and transfer agent of the Common Shares;

(z) the Corporation is a "reporting issuer" within the meaning of applicable Securities Laws in all provinces and territories of Canada, and not on the list of reporting issuers in default under applicable Securities Laws, and no securities commission or similar regulatory or Governmental Entity has issued any order preventing or suspending trading of any securities of the Corporation, and the Corporation is not in default of any material provision of applicable Securities Laws. The Common Shares are listed on the TSX and NYSE and trading in the Common Shares on the TSX and the NYSE is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Corporation is pending or, to the knowledge of the Corporation, threatened. Neither the Corporation nor its Subsidiaries have received notice of any Claim, inquiry, review or investigation (formal or informal) of the Corporation or its Subsidiaries by any securities commission or similar regulatory authority under applicable Securities Laws or by the TSX or the NYSE that is in effect or ongoing or expected to be implemented or undertaken. The Common Shares are registered under Section 12(b) of the U.S. Exchange Act and the Corporation is in compliance in all material respects with applicable Securities Laws. None of the Subsidiaries are subject to any continuous or periodic, or other disclosure requirements under any Securities Laws in any jurisdiction. The Corporation has filed all documents required to be filed by it in accordance with applicable Securities Laws and the rules and policies of the TSX and the NYSE. Other than as disclosed in Section 3.1(z) of the Disclosure Letter, the documents and information comprising the Disclosure Documents, as at the respective dates they were filed, were in compliance in all material respects with applicable Securities Laws and, where applicable, the rules and policies of the TSX and the NYSE and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Corporation has not filed any confidential material change report that at the date hereof remains confidential;

(aa) the proven and probable mineral reserves and mineral resources, as set forth in Section 3.1(aa) of the Disclosure Letter, were in all material respects prepared in accordance with sound mining, engineering, geosciences and other applicable industry standards and practices, and in all material respects in accordance with all Applicable Laws, including the requirements of National Instrument 43-101 - Standards of Disclosure for Mineral Projects. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of the Corporation or any of the Subsidiaries, or any of their joint ventures, taken as a whole, from the amounts most recently set forth in Section 3.1(aa) of the Disclosure Letter;

(bb) section 3.1(bb) of the Disclosure Letter sets forth a correct list of all material Permits and all such material Permits are in full force and effect, and the Corporation and its Subsidiaries have performed all of its and their obligations under and are, other than as disclosed in Section 3.1(bb) of the Disclosure Letter, and have been, in material compliance with all such Permits. The Corporation and its Subsidiaries are not in violation of, or in material default under, any of the Permits and the Corporation and its Subsidiaries have not received any written or, to its and their knowledge, oral notice from any Governmental Entity (i) indicating or alleging that the Corporation or its Subsidiaries do not possess any material Permit required to own, lease, and operate its properties and assets or to conduct the business as currently conducted or (ii) threatening or seeking to withdraw, revoke, terminate, or suspend any of its or their material Permits. None of the Corporation nor its Subsidiaries' Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement;

(cc) each of the Corporation and the Subsidiaries owns or possesses the right to use (i) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), continuations, divisionals, continuations-in-part, revisions, provisionals and patents issuing on any of the foregoing, and any renewals, reexaminations, substitutions, extensions, reissues and counterparts of any of the foregoing, together with all prosecution files, utility models and invention disclosures, (ii) all trademarks, service marks, product and service names, brands, trade dress, logos, trade names, designs, business symbols, corporate names, and other indicia of source or business identifiers, whether registered or unregistered, (including all rights to sue in passing off), and all applications, registrations and renewals and extensions of or in connection therewith and common law trademarks and service marks, together with all of the goodwill associated with any of the foregoing, (iii) all copyrights, moral rights, topography rights, rights in databases and design rights, and all applications, registrations, renewals and reversions of or in connection therewith, and all works of authorship (published and unpublished), including rights in software, (iv) domain names, domain name registrations, websites, website content, and social media identifiers, names and tags (including accounts therefor and registrations thereof), (v) all trade secrets, proprietary information, data, know-how and other confidential business or technical information (including research and development, compositions, industrial designs, industrial property, manufacturing and production processes, technical data, designs, specifications and business and marketing plans and proposals), (vi) publicity and privacy rights, (vii) all other forms of rights in technology (whether or not embodied in any tangible form) and including all tangible embodiments of the foregoing, and (viii) all other intellectual property, proprietary and other rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world, (collectively, "Intellectual Property") necessary to permit the Corporation and the Subsidiaries to conduct their business as currently conducted and planned to be conducted. Neither the Corporation nor any of the Subsidiaries has received any notice nor does or has the business of the Corporation or any of the Subsidiaries infringed or conflicted with rights of others with respect to any Intellectual Property, and neither the Corporation nor any of the Subsidiaries have knowledge of any facts or circumstances that would render any Intellectual Property owned by the Corporation and its Subsidiaries invalid or inadequate to protect the interests of the Corporation or the Subsidiaries therein;

(dd) the Corporation and its Subsidiaries take and have taken commercially reasonable steps to protect and maintain the Intellectual Property owned by the Corporation and its Subsidiaries and the confidentiality of trade secrets and material confidential information included therein, and none of the Corporation or its Subsidiaries have disclosed any such confidential Intellectual Property to any third party other than pursuant to a written confidentiality agreement (and other than to legal counsel who are bound by professional obligations of confidentiality), pursuant to which such third party agrees to protect such confidential information;

(ee) neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Intellectual Property owned by the Corporation and its Subsidiaries; (ii) a breach of any Material Contract related to Intellectual Property; (iii) the release, disclosure, or delivery of any Intellectual Property owned by the Corporation and its Subsidiaries, by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Intellectual Property owned by the Corporation and its Subsidiaries;

(ff) all Persons who have contributed, developed or conceived any Intellectual Property owned by the Corporation and its Subsidiaries have done so pursuant to a valid and enforceable agreement or other legal obligation that protects the confidential information of the Corporation and its Subsidiaries and grants the Corporation and its Subsidiaries exclusive ownership of the Person's contribution, development or conception;

(gg) (i) the Corporation and each Subsidiary, their respective properties and assets, and the business, affairs and operations of each of the Corporation and the Subsidiaries, have been in compliance in all material respects with all Environmental Laws and Environmental Permits; (ii) neither the Corporation nor the Subsidiaries are in material violation of any regulation relating to the Release or Threatened Release of Hazardous Materials; (iii) each of the Corporation and the Subsidiaries has complied in all material respects with all reporting and monitoring requirements under all Environmental Laws and Environmental Permits; and (iv) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean up or remediation, or a Claim by any private party or Governmental Entity, against or affecting the Corporation or the Subsidiaries relating to Hazardous Materials or any Environmental Laws; and (v) there are no Environmental Permits which either the Corporation or the Subsidiaries do not have which are necessary to conduct the business, affairs and operations of each of the Corporation and the Subsidiaries as presently conducted or as planned, except for such Environmental Permits which if not obtained would not have a Material Adverse Change. Except as set forth on Section 3.1(gg) of the Disclosure Letter, the Corporation and each Subsidiary has, collectively, obtained or possess all material Permits required by Applicable Law and/or expects to receive all renewals for material Permits, including all material Environmental Permits, to own, lease, and operate its properties and assets and to conduct the business as currently conducted or proposed to be conducted by the Corporation and the Subsidiaries, including access to and the construction, commissioning and operation of the Argentina Projects (excluding the Sal de la Puna project in Salta Province, Argentina) and the Thacker Pass Project. Each material Environmental Permit, is valid, subsisting and in good standing and neither the Corporation nor any such Subsidiary is in default or breach of any material Environmental Permit, and no proceeding is pending or, to the knowledge of the Corporation, threatened to revoke or limit any material Environmental Permit. No approval, consent or authorization of any aboriginal or native group is pending for the operation of the businesses carried on or proposed to be commenced by the Corporation or any of its Subsidiaries, including access to and the construction, commissioning and operation of the Argentina Projects (excluding the Sal de la Puna project in Salta Province, Argentina) and the Thacker Pass Project. Neither the Corporation nor any of its Subsidiaries has used, except in material compliance with all Environmental Laws and Environmental Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Materials, except where such use would not reasonably be expected to result in a Material Adverse Change. Neither the Corporation nor any of its Subsidiaries, including if applicable, any predecessor companies, have received any notice of, or been prosecuted for an offence alleging, material non-compliance with any Environmental Law, and neither the Corporation nor any of its Subsidiaries, including if applicable, any predecessor companies, have settled any allegation of material non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of the Corporation or any Subsidiary, nor has the Corporation or any Subsidiary received notice of any of the same. Except as ordinarily or customarily required by applicable Environmental Permits, neither the Corporation nor any of its Subsidiaries has received any notice or Claim wherein it is alleged or stated that it is potentially responsible in a material amount for a federal, provincial, state, municipal or local clean-up site or corrective action under any Environmental Laws. There are no environmental audits, evaluations, assessments, studies or tests relating to the Corporation or any of its Subsidiaries except for ongoing assessments conducted by or on behalf of the Corporation in the ordinary course;

(hh) in the Ordinary Course, the Corporation conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Corporation and the Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). No facts or circumstances have come to the Corporation's attention that could result in costs or liabilities that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;

(ii) neither the Corporation nor any of its Subsidiaries sponsors or maintains or has any obligation to make contributions to any "pension plan" (as defined in Section 3(2) of ERISA) subject to the standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each material plan for bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by the Corporation or its Subsidiaries for the benefit of any current or former director, officer or employee of the Corporation or its Subsidiaries, as applicable (the "Employee Plans"), has been maintained in all material respects in accordance with its terms and with the requirements prescribed by any and all Applicable Laws in respect of such Employee Plans;

(jj) other than fees to be paid to the Corporation's financial advisors in connection with the advisory services rendered by them in connection with the transactions contemplated by this Agreement as disclosed in Section 3.1(jj) of the Disclosure Letter, there is no broker, finder or other party or Person, that is entitled to receive from the Corporation any brokerage or finder's fee or other fee or commission as a result of any transactions contemplated by this Agreement;

(kk) the Corporation does not have any outstanding extension of credit, in the form of a personal loan, to or for any director or executive officer of the Corporation except for such extensions of credit as are expressly permitted by Section 13(k) of the Exchange Act;

(ll) each of the Corporation and the Subsidiaries are insured by recognized and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Corporation and the Subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. The Corporation has no reason to believe that it or any of the Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire, or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. Neither the Corporation nor the Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied;

(mm) neither the Corporation nor any of the Subsidiaries nor any director, officer, or employee of the Corporation or any of the Subsidiaries, nor to the knowledge of the Corporation, any agent, affiliate or other person acting on behalf of the Corporation or any of the Subsidiaries has, in the course of its actions for, or on behalf of, the Corporation or any of the Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made or taken any act in furtherance of an offer, promise, or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or public international organization, or any political party, party official, or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), the Corruption of Foreign Public Officials Act (Canada) (the "CFPOA"), the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, authorized, requested, or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit. The Corporation and the Subsidiaries and, to the knowledge of the Corporation, the Corporation's affiliates have conducted their respective businesses in compliance with the FCPA and CFPOA and have instituted and maintain (or are in the process of instituting and maintaining) policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith;

(nn) the operations of the Corporation and the Subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Corporation or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Corporation, threatened;

(oo) neither the Corporation, the Subsidiaries, directors, officers, or employees, nor, to the knowledge of the Corporation, after reasonable inquiry, any agent, affiliate or other person acting on behalf of the Corporation or any of the Subsidiaries is currently the subject or the target of any U.S. Sanctions administered by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC") or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury of the United Kingdom, or other relevant Sanctions Authority; nor is the Corporation or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Russia and Syria; and the Corporation will not directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that at the time of such financing, is the subject or the target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of applicable Sanctions. For the past five years, the Corporation and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any sanctioned country;

(pp) neither the Corporation, nor any of its Subsidiaries or their respective directors, officers, or employees, nor any direct or, to the knowledge of the Corporation, indirect owner of one percent (1%) or more interest in the Corporation as of the date of this Agreement, or any direct or, to the knowledge of the Corporation, indirect owner that may acquire five percent (5%) or more interest in the Corporation after the date of this Agreement: (i) is a Sanctioned Person; or (ii) to the best knowledge of the Corporation, acts under the direction of, on behalf of, or for the benefit of a Sanctioned Person;

(qq) the Corporation is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder;

(rr) except as disclosed in Section 3.1(rr) of the Disclosure Letter, there has been no material security breach or other material compromise of or relating to any of the Corporation or the Subsidiaries' information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, "IT Systems and Data") and (i) the Corporation and each of the Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or other material compromise to their IT Systems and Data; (ii) the Corporation and each of the Subsidiaries are presently in material compliance with all Applicable Laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or Governmental Entity, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change; and (iii) the Corporation and each of the Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices;

(ss) the Corporation and each of the Subsidiaries are, and at all prior times were, in material compliance with all applicable state and federal data privacy and security laws and regulations, including without limitation the Health Insurance Portability and Accountability Act of 1996, and the Corporation and the Subsidiaries have taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, have been and currently are in material compliance with, the European Union General Data Protection Regulation ("GDPR") (EU 2016/679), to the extent the GDPR applies to the Corporation (collectively, the "Privacy Laws"). To ensure compliance with the Privacy Laws, the Corporation and each of the Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of personal data (the "Policies"). The Corporation and each of the Subsidiaries have at all times made all material disclosures to users or customers required by Applicable Laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the knowledge of the Corporation, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect. The Corporation further certifies that neither it nor any of the Subsidiaries (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law, except with respect to subsection (i), (ii) and (iii) as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;

(tt) the Corporation believes that it was a "passive foreign investment company" ("PFIC") as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the "Code") for its tax year ended December 31, 2021, and based on current business plans and financial expectations, the Corporation expects that it may be a PFIC for the tax year ended December 30, 2022 and for its current tax year and may be a PFIC in future tax years;

(uu) neither the Corporation nor any of the Subsidiaries have taken, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Shares or of any "reference security" (as defined in Rule 100 of Regulation M under the Exchange Act ("Regulation M")) with respect to the Common Shares, whether to facilitate the sale or resale of the Common Shares or otherwise, and has taken no action which would directly or indirectly violate Regulation M;

(vv) the Corporation is not, and will not be, either after receipt of payment for Purchased Shares or after the application of the proceeds therefrom, required to register as an "investment company" under the Investment Company Act of 1940, as amended;

(ww) there are no business relationships or related-party transactions involving the Corporation or any of its Subsidiaries or any other Person required to be disclosed under Securities Laws which have not been disclosed;

(xx) except as disclosed in Section 3.1(xx) of the Disclosure Letter, none of the directors, officers or employees of the Corporation or the Subsidiaries or any associate or Affiliate of any of the foregoing has any interest, direct or indirect, in any material transaction or any proposed transaction with the Corporation or the Subsidiaries;

(yy) the Purchased Shares, at the Tranche 2 Closing, shall be duly authorized, validly issued, fully paid and non-assessable common shares of the Corporation and the provisions thereof shall conform in all material respects with their descriptions in this Agreement;

(zz) none of the outstanding Common Shares were issued in violation of any pre-emptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Corporation. Other than the Convertible Notes, there are no authorized or outstanding options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any shares of the Corporation or any of its Subsidiaries;

(aaa) the issue of the Purchased Shares will not be subject to any pre-emptive right, rights of first refusal or other contractual right to purchase securities granted by the Corporation or to which the Corporation is subject;

(bbb) the Corporation has complied, or will comply, with all Applicable Laws in connection with the offer, sale and issuance of the Purchased Shares. The Corporation has obtained or will obtain prior to Tranche 2 Closing all necessary approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Purchased Shares as herein contemplated, including the conditional approvals of the TSX and the NYSE;

(ccc) the Corporation and its Subsidiaries have to their knowledge provided truthful and materially complete information to CFIUS and Canadian Governmental Authorities with respect to inquiries or requests that the Corporation or its Subsidiaries have received, including all Specified Matters;

(ddd) to the Corporation's knowledge, there are no undisclosed facts or circumstances which may constitute a Material Adverse Change; and

(eee) as of the date of this Agreement, neither the Corporation nor any of its Subsidiaries is in receipt of any oral or written offer, indication of interest, proposal or inquiry relating to any (i) direct or indirect acquisition of an equity interest (whether by merger, consolidation, stock sale or other business combination) in the Corporation's Thacker Pass Project or assets related thereto, (ii) acquisition of any of the voting equity interests of the Corporation through a primary issuance for cash proceeds, (iii) offtake or similar arrangement with respect to production at the Thacker Pass Project, (iv) tender offer or exchange offer by the Corporation that if consummated would result in any person or that person's affiliates beneficially acquiring any of the voting equity interests of the Corporation, (v) merger, consolidation, other business combination or similar transaction involving the Corporation or any of its Subsidiaries, pursuant to which such person would own any of the consolidated assets, net revenues or net income of the Corporation and its Subsidiaries, taken as a whole, or (vi) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Corporation or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Corporation, in all cases of clauses (i)-(vi), where such transaction is to be entered into with any FEOC; and

(fff) SpinCo has been duly incorporated or otherwise organized and is validly existing as a corporation under the Applicable Laws of the jurisdiction in which it was incorporated, or otherwise organized, as the case may be, and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing the dissolution or winding up of SpinCo.]

3.2 Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Corporation as follows and acknowledges that the Corporation is relying on such representations and warranties in connection with the transactions contemplated herein:

(a) this Agreement has been duly authorized, executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally, and will not violate or conflict with the constating documents of the Investor or the terms of any restriction, agreement or undertaking to which the Investor is subject;

(b) the Investor has been duly incorporated and is validly existing as a limited liability company under the Applicable Laws of the jurisdiction in which it was formed, and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing the dissolution or winding up of the Investor, and the Investor has the necessary corporate power and authority to execute and deliver the Agreement and to observe and perform its covenants and obligations hereunder and thereunder and has taken all necessary action in respect thereof;

(c) the Investor is subscribing for the Purchased Shares as principal for its own account and not as agent for the benefit of any other Person (within the meaning of Securities Laws) for investment purposes only and has no current intention to sell or otherwise dispose of the Purchased Shares;

(d) the Investor is not a "bad actor" within the meaning of Rule 506(d) promulgated under the U.S. Securities Act; and

(e) the Investor has not received or been provided with a prospectus or an offering memorandum (as such term is defined in the Securities Act (Ontario)).

3.3 Acknowledgements and Authorizations of the Investor

The Investor hereby acknowledges and agrees as follows:

(a) no applicable securities regulatory authority (or authorities) or regulator, agency, Governmental Entity, regulatory body, stock exchange or other regulatory body has reviewed or passed on the investment merits of the Purchased Shares;

(b) the Purchased Shares will be subject to a restricted period on resale prescribed by Section 2.5 of National Instrument 45-102 - Resale of Securities and the Investor Rights Agreement; and

(c) the certificate representing the Purchased Shares, when issued, will bear or be bound by, a legend substantially in the form set out in Schedule A hereto, as well as any legends prescribed by the Securities Laws of Canada and the United States and the policies of the TSX and NYSE.

ARTICLE 4

CONDITIONS PRECEDENT TO TRANCHE 2 CLOSING

4.1 Investor's Conditions Precedent to Tranche 2 Closing

The Investor's obligation under this Agreement to purchase the Purchased Shares, shall be subject to the following conditions (which conditions may be waived by the Investor in its sole discretion):

(a) (i) the representations and warranties of the Corporation contained in Sections 3.1(a) (Due Authorization), 3.1(b) (Organization and Existence) and 3.1(d) (Subsidiaries) of this Agreement shall be true and correct in all respects as at the Tranche 2 Closing Time, with the same force and effect as if made on and as at the Tranche 2 Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all respects, as of such date, and (ii) the other representations and warranties of the Corporation contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality or Material Adverse Change, in all respects) as at the Tranche 2 Closing Time, with the same force and effect as if made on and as at the Tranche 2 Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects), as of such date;

(b) (i) the Investor Rights Agreement and the Offtake Agreement shall remain in full force and effect and (ii) the Corporation shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement and the Ancillary Agreements required to be performed or complied with prior to the Tranche 2 Closing;

(c) the Investor shall have received a certificate from a senior officer of the Corporation (on the Corporation's behalf and without personal liability), in form and substance satisfactory to the Investor, acting reasonably, confirming satisfaction of the conditions referred to in Sections 4.1(a) and 4.1(b);

(d) there shall be no issued Order, injunction, judgment or ruling filed, entered, issued, or imposed by any Governmental Entity reasonably expected to have the effect of enjoining, delaying, restricting, preventing, or making illegal the consummation of the transactions contemplated in this Agreement or any Ancillary Agreement or claiming that such transactions contemplated hereby or thereby are improper and no Applicable Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or any Ancillary Agreement which makes the consummation of any of such transactions illegal;

(e) the Corporation shall hold or possess the required federal and state land use permits and the Water Pollution Control Permit necessary for the development and operation of the Thacker Pass Project;

(f) there shall not be in effect and continuing any Order, injunction, judgement or ruling imposed by any Governmental Entity which materially enjoins, restricts, prevents, or makes illegal the construction, development or operation of the Thacker Pass Project and no Applicable Law shall have been enacted or deemed applicable to the Thacker Pass Project which makes illegal the construction, development or operation of the Thacker Pass Project;

(g) no Material Adverse Change shall have occurred;

(h) the Common Shares shall continue to be listed for trading on the TSX and the NYSE as at the Tranche 2 Closing Date;

(i) the Corporation shall not be the subject of a cease trading order (including a management cease trade order) made by any applicable securities regulatory authority (or authorities) or regulator in Canada or the United States or other Governmental Entity;

(j) the Corporation shall have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Purchased Shares as herein contemplated, including any required conditional approval of the TSX and any required authorization of the NYSE;

(k) the Corporation shall have secured sufficient Available Capital to complete the Thacker Pass Development Plan Funding, and shall have delivered to Investor a certificate from the chief financial officer of the Corporation certifying that it has secured all such Available Capital (the "TP Available Capital Notice");

(l) all necessary filings required under any applicable competition or antitrust laws shall have been made and the expiration or termination of any applicable waiting or review periods under any competition or antitrust Applicable Laws has occurred and all requisite approvals and authorizations under any competition or antitrust competition or antitrust Applicable Laws have been obtained, in each case to the extent necessary to consummate the transactions contemplated hereby in compliance with such competition or antitrust Applicable Laws; and

(m) the Investor shall have received the closing deliveries set forth in Section 5.2.

If any of the foregoing conditions has not been fulfilled by the Outside Date, the Investor may elect not to complete the Tranche 2 Investment by notice in writing to the Corporation. The Investor may waive compliance with any condition in whole or in part, without prejudice to its rights in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

4.2 Issuer's Conditions Precedent to Tranche 2 Closing

The Corporation's obligation under this Agreement to issue and sell the Purchased Shares, is subject to the following conditions (which conditions may be waived by the Corporation in its sole discretion):

(a) the representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects) as at the Tranche 2 Closing Time, with the same force and effect as if made on and as at the Tranche 2 Closing Time, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects), as of such date, after giving effect to the transactions contemplated by this Agreement;

(b) the Investor shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement and the Ancillary Agreements required to be performed or complied with prior to the Tranche 2 Closing;

(c) the Corporation shall have received a certificate from an officer of the Investor (on the Investor's behalf and without personal liability), in form and substance satisfactory to the Corporation, acting reasonably, confirming the conditions referred to in Sections 4.2(a) and 4.2(b);

(d) there shall be no issued Order, injunction, judgment or ruling filed, entered, issued, or imposed by any Governmental Entity reasonably expected to have the effect of enjoining, delaying, restricting, preventing, or making illegal the consummation of the transactions contemplated in this Agreement or any Ancillary Agreement or claiming that such transactions contemplated hereby or thereby are improper and no Applicable Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or any Ancillary Agreement which makes the consummation of any of such transactions illegal;

(e) the Corporation shall have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Purchased Shares as herein contemplated, including any required conditional approval of the TSX and any required authorization of the NYSE; and

(f) the Corporation shall have received the closing deliveries set forth in Section 5.3.

If any of the foregoing condition has not been fulfilled by the Tranche 2 Closing Date, the Corporation may elect not to complete the Tranche 2 Investment by notice in writing to the Investor. The Corporation may waive compliance with any condition in whole or in part if they see fit to do so, without prejudice to their rights in the event of non-fulfilment of any other condition, in whole or in part, or to their rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

ARTICLE 5

TRANCHE 2 CLOSING

5.1 Time and Place of Tranche 2 Closing

The closing of the subscription and issuance of the Purchased Shares (the "Tranche 2 Closing") shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at the Tranche 2 Closing Time, or at such other place, date or time as agreed upon by the Investor and the Corporation.

5.2 Issuer's Tranche 2 Closing Deliveries

At or prior to the Tranche 2 Closing Time, the Corporation shall deliver to the Investor the following:

(a) a certificate of good standing of the Corporation dated within two (2) Business Days of the Tranche 2 Closing Date issued pursuant to the BCBCA;

(b) a certificate dated the date of Tranche 2 Closing addressed to the Investor and signed by the Chief Executive Officer and Chief Financial Officer of the Corporation (in each case without personal liability) in form and content satisfactory to the Investor and counsel to the Investor (each acting reasonably), certifying with respect to:

(i) the currently effective constating documents of the Corporation;

(ii) the necessary corporate approvals of the Corporation for the offering and issuance of the Purchased Shares and the other transactions contemplated by this Agreement; and

(iii) an incumbency and signatures of signing persons of authority and officers of the Corporation;

(c) a corporate law and Securities Law opinion from the Corporation's legal counsel, in a form satisfactory to the Investor, acting reasonably, as to certain matters relating to the Corporation, the distribution of the Purchased Shares, an exemption to the registration requirements under Securities Laws and other related matters;

(d) legal opinions, in form satisfactory to the Investor, acting reasonably, as to the Applicable Laws in Argentina and the ownership of the Argentina Projects and the Corporation's interest therein;

(e) a legal opinion, in a form satisfactory to the Investor, acting reasonably, as to the Applicable Laws in the State of Nevada and the ownership of the Thacker Pass Project and the Corporation's interest therein;

(f) evidence of any required conditional approval of the TSX and any required authorization of the NYSE with respect to the sale and the listing of the Purchased Shares as herein contemplated;

(g) share certificate(s) or Direct Registration System statement(s) representing the Purchased Shares and registered in accordance with the registration instructions set forth in Schedule B hereto, or as may be otherwise subsequently directed by the Investor in writing; and

(h) such further certificates and other documentation from the Corporation as may be contemplated herein or as the Investor may reasonably request.

5.3 Investor's Tranche 2 Closing Deliveries.

At or prior to the Tranche 2 Closing Time, the Investor shall deliver to the Corporation, the following:

(a) a completed Accredited Investor Status Certificate, in the form attached hereto as Schedule A and completed registration details as set forth in Schedule B;

(b) the Tranche 2 Subscription Price by wire transfer of immediately available funds to an account designated by the Corporation; and

(c) such further certificates and other documentation from the Investor as may be contemplated herein or as the Corporation may reasonably request.

ARTICLE 6

COVENANTS

6.1 Actions to Satisfy Tranche 2 Closing Conditions

Each of the parties shall take commercially reasonable efforts to ensure satisfaction of each of the conditions for which they are responsible for performing, delivering or satisfying set forth in Article 4 and make all of their respective deliveries set forth in Article 5 as soon as practicable and prior to the Outside Date.

6.2 Consents, Approvals and Authorizations

(a) The Corporation covenants that it shall prepare, file and diligently pursue until received all necessary consents, approvals and authorizations of any Person and make such necessary filings, as are required to be obtained under Applicable Laws with respect to this Agreement and the transactions contemplated hereby.

(b) The Corporation shall keep the Investor fully informed regarding the status of such consents, approvals and authorizations, and the Investor, its representatives and counsel shall have the right to provide input into any applications for approval and related correspondence, which will be incorporated by the Corporation, acting reasonably. The Corporation will provide notice to the Investor (and its counsel) of any proposed substantive discussions with the TSX or the NYSE in connection with the transactions contemplated by this Agreement. On the date all such consents, approvals and authorizations have been obtained by the Corporation and all such filings have been made by the Corporation, the Corporation shall notify the Investor of same.

(c) Without limiting the generality of the foregoing, the Corporation shall promptly make all filings required by the TSX and the NYSE. If the approval or authorization of either of the TSX and the NYSE is "conditional approval" subject to the making of customary deliveries to the TSX or the NYSE after the Tranche 2 Closing Time, the Corporation shall ensure that such filings are made as promptly as practicable after such date and in any event within the time frame contemplated in the conditional approval letter from the TSX or the authorization from the NYSE, as applicable.

(d) The Corporation shall, as promptly as practicable after the date hereof, seek, and continue to use commercially reasonable efforts to seek until obtained, the consent of each Person which is required in connection with the transactions contemplated hereby, but excluding, for greater certainty, the preparation or filing of a prospectus, offering memorandum, registration statement or similar document in any jurisdiction.

6.3 Notice

Until the earlier of the Tranche 2 Closing Time and the termination of this Agreement, the Corporation shall promptly notify the Investor of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a) cause any of the representations or warranties of the Corporation contained in Section 3.1 of this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Tranche 2 Closing Time; or

(b) result in the failure of the Corporation to comply in any material respect with any covenant or agreement to be complied with by the Corporation pursuant to the terms of this Agreement.

6.4 Separation Transaction Share Purchase and Warrant Exercise

Provided the Tranche 2 Closing has not occurred, prior to the completion of the Separation Transaction, the Investor and the Corporation acknowledge and agree that, concurrently with the completion of the Separation Transaction, the Investor shall subscribe for one (1) Purchased Share at its then Current Market Price and shall exercise the Warrants to purchase, in aggregate, one (1) Purchased Share.

6.5 SpinCo Subscription Agreement

The parties hereby agree that prior to the Separation Transaction Completion Date, they shall use good faith efforts to settle the terms of a subscription agreement between SpinCo and Investor for the purchase of SpinCo Shares (the "SpinCo Subscription Agreement"). The parties further acknowledge and agree that the SpinCo Subscription Agreement shall provide for an aggregate subscription amount equal to the Tranche 2 Investment and be on substantially the same terms as this Agreement with certain necessary modifications, including the following:

(a) adjustment to the representations and warranties to reflect the resulting division of assets and changes in the Corporation and SpinCo arising from the Separation Transaction;

(b) references herein to the "Purchased Shares" shall be reflected as SpinCo Shares;

(c) the Current Market Price shall be in respect of SpinCo Shares;

(d) the Tranche 2 Price Ceiling shall be the Relative SpinCo Value Ratio multiplied by the Tranche 2 Price Ceiling (subject to adjustment in the event that Common Shares and SpinCo Shares and are not issued on one-for-one basis in connection with the Separation Transaction); and

(e) all references to the Separation Transaction or to the rights and obligations of the Corporation or the Investor in respect of the Separation Transaction shall be removed.

The parties further acknowledge and agree that immediately after the Separation Transaction Completion Date, the Investor shall, and Corporation shall cause SpinCo to, execute and deliver the SpinCo Subscription Agreement and, provided the transactions in Section 6.4 have been completed, the parties agree that all rights and obligations under this Agreement shall have been completed, other than the rights and obligations described in this Section 6.5, and that no other rights and obligations shall exist. Notwithstanding the foregoing, the parties will remain liable for all breaches of this Agreement prior to the execution of the SpinCo Subscription Agreement.

6.6 Change of Control

If the Corporation becomes subject to a binding agreement or otherwise announces a Change of Control or a Third Party announces an intention to complete a Change of Control, the Corporation shall provide a Change of Control Notice to the Investor at least sixty (60) days prior to the date of the closing of the Change of Control transaction. Upon receipt of such Change of Control Notice, the Investor may (but shall not be obligated to) waive the conditions precedent in its favour contained in Section 4.1, in which case the parties shall proceed to complete the Tranche 2 Investment prior to the consummation of the Change of Control and the Change of Control Notice shall be deemed to serve as the TP Available Capital Notice for the purpose of determining the Tranche 2 Subscription Price.

ARTICLE 7

TERMINATION

7.1 Termination

This Agreement shall terminate upon:

(a) the date on which this Agreement is terminated by the mutual consent of the parties;

(b) written notice by either party to the other upon completion of a Change of Control in the event the Tranche 2 Closing has not occurred prior to the completion of such Change of Control;

(c) written notice by either party to the other in the event the Tranche 2 Closing has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations, warranties or covenants under this Agreement has been the cause of, or resulted in, the failure of the Tranche 2 Closing to occur by such date;

(d) by either party if any Governmental Entity of competent jurisdiction issues an Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order becomes final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a party whose failure to perform its covenants or agreements contained in this Agreement has been the cause of or has resulted in the imposition of such Order or the failure of such Order to be resisted, resolved, or lifted;

(e) by the Investor, if Corporation breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 4.1 and (ii) (A) if capable of being cured, has not been cured by the Corporation by the earlier of the Outside Date and the date that is thirty (30) days after the Corporation's receipt of written notice from the Investor stating the Investor's intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination or (B) is incapable of being cured;

(f) by the Corporation, if the Investor breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 4.2 and (ii) (A) if capable of being cured, has not been cured by the Investor by the earlier of the Outside Date and the date that is thirty (30) days after the Investor's receipt of written notice from the Corporation stating the Corporation's intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination or (B) is incapable of being cured; or

(g) the date on which this Agreement is terminated by written notice of the Investor on the dissolution or bankruptcy of the Corporation or the making by the Corporation of an assignment under the provisions of the Bankruptcy and Insolvency Act (Canada) or the taking of any proceeding by or involving the Corporation under the Companies Creditors' Arrangement Act (Canada) or any similar legislation of any jurisdiction.

7.2 Effect of Termination

In the event of the termination of this Agreement as provided in this Article 7, this Agreement shall become void and of no further force or effect without liability of any party (or any Corporation or Investor shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement prior to the date of termination.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by the Corporation

(a) The Corporation shall indemnify and save harmless the Investor and each of its directors, officers and employees (collectively referred to as the "Investor Indemnified Parties") from and against any Losses which may be made or brought against the Investor Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(i) any non-fulfilment or breach of any covenant or agreement on the part of the Corporation contained in this Agreement; or

(ii) any misrepresentation or any incorrectness in or breach of any representation or warranty of the Corporation contained in this Agreement as of the date of the Tranche 2 Closing Time, with the same force and effect as if made on and as at the date of the Tranche 2 Closing Time, except for such representations and warranties which are in respect of a specific date in which case as of such date.

(b) The Corporation's obligations under Section 8.1(a) shall be subject to the following limitations:

(i) the Survival Date, in accordance with Section 8.5;

(ii) the Corporation shall not be liable for any special, indirect, incidental, consequential, punitive or aggravated damages, including damages for loss of profits and lost business opportunities or damages calculated by reference to any purchase price methodology; and

(iii) the Corporation shall not be liable for any amount under this Article 8 to the extent an Investor Indemnified Party has been fully compensated for a Loss under any other provision of this Agreement, or the Master Purchase Agreement or under any other agreement or action at law or equity.

8.2 Indemnification by the Investor

(a) The Investor shall indemnify and save harmless the Corporation and its directors, officers and employees (collectively referred to as the "Corporation Indemnified Parties") from and against any Losses which may be made or brought against the Corporation Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(i) any non-fulfilment or breach of any covenant or agreement on the part of the Investor contained in this Agreement; or

(ii) any misrepresentation or any incorrectness in or breach of any representation or warranty of the Investor contained in this Agreement or given at the Tranche 2 Closing Time.

(b) The Investor's obligations under Section 8.2(a) shall be subject to the Survival Date in accordance with Section 8.5.

8.3 Indemnification Procedure

(a) Promptly, and in any event within 20 days, after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a Claim in respect thereof is to be made against any Indemnifying Party, notify the Indemnifying Party of the commencement thereof. Such notice shall specify whether the Claim arises as a result of a claim by a third party Person (a "Third Party") against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also include a description of the Loss in reasonable detail including the sections of this Agreement which form the basis for such Loss, copies of all material written evidence of such Loss in the possession of the Indemnified Party and the actual or estimated amount of the damages that have been or will sustained by any Indemnified Party, including reasonable supporting documentation therefor; provided that the failure to so notify the Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder unless and to the extent the Indemnifying Party is actually and materially prejudiced by such failure to so notify.

(b) With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such sixty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If following the expiration of the sixty-day period (or any mutually agreed upon extension thereof) the parties cannot agree to the validity and amount of such Claim, the Indemnified Party and the appropriate Indemnifying Party shall proceed to establish the merits and amount of such Claim (by confidential arbitration in accordance with Section 9.6) and, within five (5) Business Days following the final determination of the merits and amount, if any, of such Claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such Claim as determined hereunder.

(c) With respect to any Third Party Claim, following the receipt of notice of any Third Party Claim to the Indemnifying Party under Section 8.3(a), the Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in Section 8.3(a), to assume the control, defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms of this Article.

(d) Upon the assumption of control of any Claim by the Indemnifying Party as set out in Section 8.3(b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

(e) The final determination of any Claim pursuant to this Section 8.3, including all related costs and expenses, shall be binding and conclusive upon the parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

(f) If the Indemnifying Party does not assume control of a Claim as permitted in Section 8.3(b), the obligation of the Indemnifying Party to indemnify the Indemnified Party in respect of such Claim shall terminate if the Indemnified Party settles such claim without the consent of the Indemnifying Party.

(g) Notwithstanding anything to the contrary in this Section 8.3, the indemnity obligations in this Article 8 shall cease to apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall have determined that any Losses to which an Indemnified Party may be subject were caused solely by the negligence, fraud or wilful misconduct of the Indemnified Party.

(h) Except for any Claims arising from negligence, fraud or wilful misconduct of the Indemnifying Party, the rights to indemnification set forth in this Article 8 shall be the sole and exclusive remedy of the Indemnified Parties (including pursuant to any statutory provision, tort or common law) in respect of:

(i) any non-fulfilment or breach of any covenant or agreement on the part of the Corporation contained in this Agreement; or

(ii) any misrepresentation or any incorrectness in or breach of any representation or warranty of the Corporation contained in this Agreement.

(i) An Investor Indemnified Party shall not be entitled to double recovery for any loss even though such loss may have resulted from the breach of one or more representations, warranties or covenants in this Agreement.

8.4 Contribution

If the indemnification provided for in this Article 8 is held by a court of competent jurisdiction to be unavailable to a Indemnified Party with respect to any Losses referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with matters that resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or fault.

8.5 Survival

Each party hereto acknowledges that the representations, warranties and agreements made by it herein are made with the intention that they may be relied upon by the other party. The parties further agree that the representations, warranties, covenants and agreements shall survive the purchase and sale of the Purchased Shares and shall continue in full force and effect for a period ending on the date that is twelve (12) months following the Tranche 2 Closing, notwithstanding any subsequent disposition by the Investor of the Purchased Shares or any termination of this Agreement; provided, however, that the representations and warranties of the Corporation set forth in Sections 3.1(a), 3.1(b), 3.1(c), and 3.1(h) of this Agreement and the representations of the Investor set forth in Section 3.2 of this Agreement shall survive indefinitely (the survival date of each representation, warranty, covenant and agreement herein as set forth above is referred to as the "Survival Date"). This Agreement shall be binding upon and shall enure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. Notwithstanding the foregoing, the provisions contained in this Agreement related to indemnification or contribution obligations shall survive and continue in full force and effect, indefinitely, provided that, no Claim for indemnity pursuant to this Article 8 may be made after the Survival Date for the applicable representation, warranty, covenant or agreement unless notice of the Claim was provided to the Indemnifying Party on or prior to the Survival Date.

8.6 Duty to Mitigate

Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a party hereto to mitigate any loss which it may suffer or incur by reason of a breach of any representation, warranty or covenant of that other party under this Agreement. If any Loss can be reduced by any recovery, settlement, or payment by or against any other Person, a party hereto shall take all appropriate steps to enforce such recovery, settlement or payment. If the Indemnified Party fails to make all commercially reasonably efforts to mitigate any Loss then the Indemnifying Party shall not be required to indemnify any Indemnifying Party for the Loss that could have been avoided if the Indemnified Party had made such efforts.

8.7 Trustee

Each party hereto hereby acknowledges and agrees that, with respect to this Article 8, the Investor is contracting on its own behalf and as agent for the other Investor Indemnified Parties referred to in this Article 8 and the Corporation is acting on its own behalf and as agent for the other Corporation Indemnified Parties referred to in this Article 8. In this regard, the Investor shall act as trustee for such Investor Indemnified Parties of the covenants of the Corporation under this Article 8 with respect to such Investor Indemnified Parties and accepts these trusts and shall hold and enforce those covenants on behalf of such Investor Indemnified Parties, and the Corporation shall act as trustee for such Corporation Indemnified Parties of the covenants of the Investor under this Article 8 with respect to such Corporation Indemnified Parties and accepts these trusts and shall hold and enforce those covenants on behalf of such Corporation Indemnified Parties.

ARTICLE 9

GENERAL PROVISIONS

9.1 Expenses

Each party shall bear its own fees and expenses incurred in connection with this Agreement.

9.2 Time of the Essence

Time shall be of the essence of this Agreement.

9.3 Further Acts

Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties may reasonably require from time to time for the purpose of giving effect to this Agreement.

9.4 Enurement

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors, permitted assigns and legal representatives.

9.5 Governing Law

This Agreement shall be construed and governed by the laws of the Province of British Columbia and the federal laws of Canada applicable in that province.

9.6 Jurisdiction and Venue

Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, shall be resolved by confidential arbitration. The arbitration shall be conducted by three (3) arbitrators and administered by the International Centre for Dispute Resolution in accordance with its International Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. Each party shall designate one (1) arbitrator, with the third arbitrator to be designated by the parties by agreement, or failing such agreement, by the two party-appointed arbitrators. The seat of the arbitration shall be Toronto, Canada and it shall be conducted in the English language. Notwithstanding Section 9.5, the arbitration and this agreement to arbitrate shall be governed by Ontario's International Commercial Arbitration Act, 2017, S.O. 2017, c. 2, Sched. 5. The arbitration award shall be final and binding on the parties, and the parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction over the award or over the relevant party or its assets. Notwithstanding the foregoing, in the event either party seeks injunctive relief, they may seek to have that dispute determined by the Ontario Superior Court of Justice or any other court of competent jurisdiction.

9.7 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

9.8 Entire Agreement

This Agreement, the provisions contained in this Agreement, and the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior communications, proposals, representations and agreements, whether oral or written, with respect to the subject matter thereof.

9.9 Notices

Any notice or other communication to be given hereunder shall be in writing and shall, in the case of notice to the Investor, be addressed to:

General Motors Holdings LLC

300 Renaissance Center

Detroit, Michigan

USA 48265-3000

Attention: John Stapleton, Vice President, Global Financial Strategy and FP&A

Email: [Redacted]

with copies to:

General Motors Holdings LLC

300 Renaissance Center

Detroit, Michigan

USA 48265-3000

Attention: Lead Counsel, Corporate Development & Global M&A

Email: [Redacted]

Mayer Brown LLP

Two Palo Alto Square, #300

3000 El Camino Real

Palo Alto, California

USA 94306

Attention: Nina Flax and Peter Wolf

Email: [Redacted]

and in the case of notice to the Corporation shall be addressed to:

Lithium Americas Corp.

900 West Hastings Street, Suite 300

Vancouver, British Columbia

Canada V6C 1E5

Attention: Jonathan Evans, President & Chief Executive Officer

Email: [Redacted]

with copies to (which shall not constitute notice):

Lithium Americas Corp.

900 West Hastings Street, Suite 300

Vancouver, British Columbia

Canada V6C 1E5

Attention: Director, Legal Affairs and Corporate Secretary

Email: [Redacted]

Cassels Brock & Blackwell LLP

2200 HSBC Building, 885 West Georgia Street

Vancouver, British Columbia V6C 3E8 Canada

Attention: David Redford

Email: [Redacted]

and each notice or communication shall be personally delivered (including by courier service) to the addressee or sent by electronic transmission to the addressee, and (i) a notice or communication which is personally delivered shall, if delivered before 5:00 p.m. on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice or communication which is sent by electronic transmission shall, if sent on a Business Day before 5:00 p.m., be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent. Either party hereto may at any time change its address for service from time to time by notice given in accordance with this Section 9.9.

9.10 Amendment; Waiver

No provision of this Agreement may be amended or modified except by a written instrument signed by both parties. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

9.11 Assignment

This Agreement shall not be assigned by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, the Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Corporation, to any Affiliate of the Investor that is "related" to the Investor (as defined in the Income Tax Act (Canada)) at the time of the assignment and transfer until the Transfer Restrictions no longer apply; provided that no such assignment shall relieve the Investor of any of its obligations hereunder and provided that such Affiliate first agrees in writing with the Corporation to be bound by the terms of this Agreement.

9.12 No Third-Party Beneficiaries

Except as provided in Article 8 with respect to indemnification, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.13 Public Notices/Press Releases

The Investor and the Corporation shall each be permitted to publicly announce the transactions contemplated hereby following the execution of this Agreement by the Investor and the Corporation, and the context, text and timing of each party's announcement shall be approved by the other party in advance, acting reasonably.

No party shall:

(a) issue any press release or otherwise make public announcements with respect to this Agreement without the consent of the other party (which consent shall not be unreasonably withheld or delayed); or

(b) make any regulatory filing with any Governmental Entity with respect thereto without prior consultation with the other party; provided, however, that, this Section 9.13 shall be subject to each party's overriding obligation to make any disclosure or regulatory filing required under Applicable Laws and the party making such requisite disclosure or regulatory filing shall use all commercially reasonable efforts to give prior oral and written notice to the other party and reasonable opportunity to review and comment on the requisite disclosure or regulatory filing before it is made; provided, further, that, except as required by Applicable Law, in no circumstance shall any such disclosure by, or regulatory filing of, the Corporation or any of its Affiliates include the name of the Investor or its Affiliates without the Investor's prior written consent, in its sole discretion.

9.14 Public Disclosure

During the period from the date of this Agreement to the Tranche 2 Closing, the Corporation shall provide prior notice to the Investor of any public disclosure that it proposes to make which includes the name of the Investor or any of its Affiliates, together with a draft copy of such disclosure; provided that, except as required by Applicable Law, in no circumstance shall any public disclosure of the Corporation or any of its Affiliates include the name of the Investor or any of its Affiliates without the Investor's prior written consent, in its sole discretion.

9.15 Counterparts

This Agreement may be executed in several counterparts (including by means of electronic communication), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original, and such counterparts together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first written above.

LITHIUM AMERICAS CORP.

Per:
Name: Jonathan Evans
Title: President & Chief Executive Officer

GENERAL MOTORS HOLDINGS LLC

Per:
Name: John Stapleton
Title: Vice President, Global Financial Strategy and FP&A

[Signature page to Tranche 2 Subscription Agreement]

SCHEDULE A

U.S. ACCREDITED INVESTOR STATUS CERTIFICATE

In addition to the representations, warranties, acknowledgments and agreements contained in the subscription agreement, dated [∙], 2023, among the Corporation and the Investor (the "subscription"), to which this U.S. Accredited Investor Status Certificate (this "Certificate") is attached:

1. The Investor hereby represents, warrants, acknowledges and agrees to and with the Corporation that the Investor:

(a) is a U.S. Person resident of the jurisdiction of its disclosed address set out in the subscription;

(b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions detailed in the subscription and it is able to bear the economic risk of loss arising from such transactions;

(c) is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Purchased Shares in violation of the United States securities laws and, in particular, it has no intention to distribute either directly or indirectly any of the Purchased Shares in the United States or to U.S. Persons; provided, however, that the Investor may sell or otherwise dispose of any of the Purchased Shares pursuant to registration thereof under the U.S. Securities Act, and any applicable State securities laws or if an exemption from such registration requirements is available or registration is otherwise not required under the U.S. Securities Act;

(d) is not acquiring the Purchased Shares as a result of any form of general solicitation or general advertising, as such terms are defined for purposes of Regulation D under the U.S. Securities Act, including without limitation any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over radio or television or other form of telecommunications, or published or broadcast by means of the Internet or any other form of electronic display, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(e) understands the offer and sale of the Purchased Shares have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and that the sale contemplated hereby is being made in reliance on the exemption from registration provided by Rule 506(b) of Regulation D and/or Section 4(a)(2) of the U.S. Securities Act and applicable State securities laws;

(f) satisfies one or more of the categories indicated below (check appropriate box):

☐ Category 1: An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust, partnership or limited liability company, not formed for the specific purpose of acquiring the Purchased Shares offered, with total assets in excess of $5,000,000;

☐ Category 2: A natural person whose individual net worth, or joint net worth with that person's spouse, on the date of purchase exceeds $1,000,000 excluding the value of the primary residence of that person;

Note: For purposes of calculating "net worth" under this paragraph:

(i) The person's primary residence shall not be included as an asset;

(ii) Indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(iii) Indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

☐ Category 3: A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Category 4: A bank as defined under Section (3)(a)(2) of the U.S. Securities Act or savings and loan association or other institution as defined in Section 3(a)(5)(A) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 (United States); an insurance company as defined in Section 2(13) of the U.S. Securities Act; an investment company registered under the United States Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of such Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the United States Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or an agency or instrumentality of a state or its political subdivisions, for the benefit of its employees if the plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (United States) if investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐ Category 5: A private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940;

☐ Category 6: A director or executive officer of the Corporation;

☐ Category 7: A trust that (a) has total assets in excess of $5,000,000, (b) was not formed for the specific purpose of acquiring the Purchased Shares and (c) is directed in its purchases of securities by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Purchased Shares as described in Rule 506(b)(2)(ii) under the U.S. Securities Act; or

☐ Category 8: An entity in which all of the equity owners are accredited investors.

☐ Category 9: Any entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of US$5,000,000;

☐ Category 10: Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐ Category 11: A natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Securities and Exchange Commission (the "SEC") has designated as qualifying an individual for accredited investor status;

☐ Category 12: A natural person who is a "knowledgeable employee," as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such Act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such Act;

☐ Category 13: A "family office," as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) With assets under management in excess of US$5,000,000, (ii) that was not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐ Category 14: A "family client," as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (a)(12) of this section and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii).

2. The Investor acknowledges and agrees that:

(a) the Investor will not engage in any "directed selling efforts" (as defined in Rule 902 promulgated under the U.S. Securities Act) in connection with the resale of any of the Purchased Shares pursuant to Rule 904 promulgated under the U.S. Securities Act; provided, however, that the Investor may sell or otherwise dispose of any of the Purchased Shares pursuant to registration thereof under the U.S. Securities Act and any applicable State securities laws or if an exemption from such registration requirements is available or registration is otherwise not required under the U.S. Securities Act;

(b) if the Investor decides to offer, sell or otherwise transfer any of the Purchased Shares, it will not offer, sell or otherwise transfer any of such securities, directly or indirectly, unless:

(i) the sale is to the Corporation;

(ii) the sale is made pursuant to the registration requirements under the U.S. Securities Act;

(iii) the sale is made pursuant to the requirements of Rule 904 promulgated under the U.S. Securities Act;

(iv) the sale is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder if available and in accordance with any applicable State securities laws; or

(v) the Purchased Shares are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable State securities law, and it has prior to such sale furnished to the Corporation an opinion of counsel reasonably satisfactory to the Corporation;

(c) upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable State securities laws, the certificates representing any of the Purchased Shares will bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF LITHIUM AMERICAS CORP. AND ITS SUCCESSORS (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ABSENT SUCH REGISTRATION ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF CLAUSES (C) OR (D), THE HOLDER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

and provided that if any of the Purchased Shares are being sold by the Investor in an off-shore transaction and in compliance with the requirements of Rule 904 of Regulation S, the legend set forth above may be removed by providing such evidence as the Corporation or its transfer agent may from time to time reasonably prescribe (which may include an opinion of counsel reasonably satisfactory to the Corporation and its transfer agent), to the effect that the sale of the Purchased Shares is being made in compliance with Rule 904 of Regulation S;

and provided further, that if any of the Purchased Shares are being sold pursuant to Rule 144 of the U.S. Securities Act and in compliance with any applicable State securities laws, the legend may be removed by delivery to the Corporation's transfer agent of an opinion reasonably satisfactory to the Corporation and its transfer agent to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act and State securities laws;

(d) the Corporation may make a notation on its records or instruct the registrar and transfer agent of the Corporation in order to implement the restrictions on transfer set forth and described herein and the subscription;

(e) the Investor understands and agrees that the financial statements of the Corporation have been prepared in accordance with International Financial Reporting Standards, which differ in some respects from United States generally accepted accounting principles, and thus may not be comparable to financial statements of United States companies;

(f) the Investor understands that the Purchased Shares are "restricted securities" under applicable federal securities laws and that the U.S. Securities Act and the rules of the SEC provide in substance that the Investor may dispose of the Purchased Shares only pursuant to an effective registration statement under the U.S. Securities Act or an exemption therefrom, and, other than as set out herein or in the Investor Rights Agreement, the Investor understands that the Corporation has no obligation to register the offer or sale of any of the Purchased Shares or to take action so as to permit sales pursuant to the U.S. Securities Act (including Rule 144 thereunder). Accordingly, the Investor understands that absent registration, under the rules of the SEC, the Investor may be required to hold the Purchased Shares indefinitely or to transfer the Purchased Shares in the United States or to U.S. Persons in "private placements" which are exempt from registration under the U.S. Securities Act, in which event the transferee may acquire "restricted securities" subject to the same limitations as in the hands of the Investor. As a consequence, the Investor understands that it must bear the economic risks of the investment in the Purchased Shares for an indefinite period of time;

(g) the Investor understands and acknowledges that the Corporation is not obligated to remain a "foreign issuer" (as defined in Rule 902(e) of Regulation S);

(h) the Investor understands and agrees that there may be material tax consequences to the Investor of an acquisition, disposition or exercise of any of the Purchased Shares, and the Corporation gives no opinion and makes no representation with respect to the tax consequences to the Investor under United States, state, local or foreign tax law of the Investor's acquisition or disposition of such Purchased Shares, and in particular, no determination has been made whether the Corporation will be a "passive foreign investment company" ("PFIC") within the meaning of Section 1291 of the United States Internal Revenue Code (the "Code"), provided, however, the Corporation agrees that it shall provide to the Investor, upon written request, all of the information that would be required for United States income tax reporting purposes by a United States security holder making an election to treat the Corporation as a "qualified electing fund" for the purposes of the Code, should the Corporation determine that the Corporation is a PFIC in any calendar year following the Investor's purchase of the Purchased Share; and

(i) the funds representing the Tranche 2 Subscription Price which will be advanced by the Investor to the Corporation hereunder will not represent proceeds of crime for the purposes of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the "PATRIOT Act") and the Investor acknowledges that the Corporation may in the future be required by law to disclose the Investor's name and other information relating to the subscription and the Investor's subscription hereunder, on a confidential basis, pursuant to the PATRIOT Act, and that no portion of the Tranche 2 Subscription Price to be provided by the Investor (i) has been or will be derived from or related to any activity that is deemed criminal under the laws of the United States of America, or any other jurisdiction, or (ii) is being tendered on behalf of a person or entity who has not been identified to or by the Investor, and it shall promptly notify the Corporation if the Investor discovers that any of such representations ceases to be true and provide the Corporation with appropriate information in connection therewith.

* * * * * * *

The representations, warranties, statements and certification made in this Certificate are true and accurate as of the date of this Certificate.

Capitalized terms not specifically defined in this Certificate have the meaning ascribed to them in the subscription to which this Certificate is attached.

The Investor acknowledges and agrees that the Corporation will and can rely on this Certificate in connection with the Investor's subscription.

IN WITNESS, the undersigned has executed this Certificate as of the ____ day of _________, _____.

GENERAL MOTORS HOLDINGS LLC

Per:
Name: John Stapleton
Title: Vice President
Global Financial Strategy and FP&A

SCHEDULE B

REGISTRATION INSTRUCTIONS

[Redacted]

SCHEDULE F

INVESTOR RIGHTS AGREEMENT

(See Attached)

Certain identified information has been omitted from this exhibit because it is not material and would be competitively harmful if publicly disclosed. [Redacted] indicates that information has been omitted.

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

LITHIUM AMERICAS CORP.

and

GENERAL MOTORS HOLDINGS LLC

February 16, 2023

INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT made the 16th day of February, 2023.

BETWEEN:

GENERAL MOTORS HOLDINGS LLC,

a limited liability company existing under the Laws of Delaware,

(the "Investor"),

- and -

LITHIUM AMERICAS CORP.,

a corporation existing under the Laws of British Columbia,

(the "Corporation").

A. WHEREAS the Corporation and the Investor have entered into a master purchase agreement dated January 30, 2023 (as amended, the "Master Purchase Agreement") pursuant to which, among other things, the Corporation has agreed to issue to the Investor 15,002,243 units of the Corporation, each such unit consisting of one Common Share (as defined herein) and 79.26% of one common share purchase warrant of the Corporation and the Investor has agreed to subscribe for additional Common Shares pursuant to the Second Tranche Subscription Agreement (as defined herein);

B. AND WHEREAS on February 28, 2022 the Corporation first publicly announced (the "Initial Announcement") that it had started the process of exploring the separation of its U.S. and Argentina operations and available alternatives and, subsequently, on November 3, 2022, the Corporation publicly announced that it intended to advance a reorganization that would result in the separation of its North American Business (as defined herein) and its Argentinian Business (as defined herein) into two independent public companies (the "Separation");

C. AND WHEREAS, in connection with the implementation of the Separation, the Corporation and, upon its incorporation, Spinco (as defined herein) intend to enter into an arrangement agreement (as amended, supplemented or otherwise modified from time to time, the "Arrangement Agreement") providing for an arrangement (the "Arrangement") of the Corporation under section 288 of the Act (as defined herein), pursuant to which, among other things:

(i) the Corporation will complete the Separation; and

(ii) holders of the outstanding Common Shares immediately prior to the Effective Time (as defined herein), excluding any Dissenting Shareholders (as defined herein), will be issued, through a series of transactions, Spinco Common Shares (as defined herein), all on the terms and subject to the conditions to be set out in the Arrangement Agreement;

D. AND WHEREAS the Investor is the registered holder and sole beneficial owner of 15,002,243 Common Shares (together with any substituted, reclassified or replacement shares, the "Subject Shares") representing approximately 9.999% of the issued and outstanding Common Shares, and will subsequently, pursuant to the Arrangement at or following the Effective Time (as defined herein), become the registered holder and sole beneficial owner of the same number of Spinco Common Shares issuable to the Investor pursuant to the Arrangement (the Subject Shares and Spinco Common Shares, collectively, the "Locked-up Shares");

E. AND WHEREAS in consideration of the Investor's agreement to (i) complete the subscription pursuant to the Master Purchase Agreement, (ii) not acquire any additional Common Shares except as set out in the Master Purchase Agreement or in compliance with this Agreement, (iii) not transfer the Subject Shares prior to the Effective Time, and (iv) not transfer the Locked-up Shares from and after the Effective Date, except as expressly set out herein, the Corporation has agreed to grant certain rights set out herein to the Investor, on the terms and subject to the conditions set out herein;

F. AND WHEREAS as of the date of this Agreement, the Investor or its Affiliates (as defined herein) do not own directly or indirectly, nor do they have direction or control of any, Common Shares other than the Subject Shares.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"2.5% Threshold" means that the Investor and its Affiliates own, directly or indirectly, (i) until the completion or termination of the Second Tranche Investment, any of the issued and outstanding Common Shares, and (ii) following completion of the Second Tranche Investment, 2.5% or more of the issued and outstanding Common Shares excluding any Incentive Securities issued after the date of this Agreement and any Pending Top-Up Securities, in each case, on the relevant date.

"5% Threshold" means that the Investor and its Affiliates own, directly or indirectly, (i) until the completion or termination of the Second Tranche Investment, any of the issued and outstanding Common Shares, and (ii) following completion of the Second Tranche Investment, 5% or more of the issued and outstanding Common Shares excluding any Incentive Securities issued after the date of this Agreement and any Pending Top-Up Securities, in each case, on the relevant date.

"10% Threshold" means that the Investor and its Affiliates own, directly or indirectly, (i) until the completion or termination of the Second Tranche Investment, any of the issued and outstanding Common Shares, and (ii) following completion of the Second Tranche Investment, 10% or more of the issued and outstanding Common Shares excluding any Incentive Securities issued after the date of this Agreement and any Pending Top-Up Securities, in each case, on the relevant date.

"Act" means the Business Corporations Act (British Columbia).

"Advanced Offering Notice" shall have the meaning set out in Section 3.2.

"Affiliate" means, as to any specified Person, any other Person who directly, or indirectly through one or more intermediaries, (a) controls such specified Person, (b) is controlled by such specified Person, or (c) is under common control with such specified Person.

"Anti-Corruption Laws" means all applicable Laws related to the prevention of bribery, corruption (governmental or commercial), kickbacks, money laundering, or similar unlawful or unethical conduct including, without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) as amended and the U.K. Bribery Act.

"Anti-Money Laundering Laws" means the Patriot Act, the Money Laundering Control Act of 1986, the Bank Secrecy Act, Proceeds of Crime (Money Laundering Act) and Terrorism Financing Act of 2001 (Canada), as amended, the regulations and rules promulgated under each of the foregoing and any other applicable Laws concerning or relating to terrorism financing or money laundering of the jurisdictions in which the Corporation or any of its Subsidiaries operate.

"Applicable Securities Laws" means, collectively, all applicable securities Laws of each of the Reporting Jurisdictions and the respective rules and regulations under such Laws together with applicable published instruments, notices and orders of the securities regulatory authorities in the Reporting Jurisdictions, and the rules and policies of the Exchanges and any other market or marketplace on which securities of the Corporation are traded, listed or quoted.

"Argentinian Business" means, except as specified below, all of the businesses carried on by the Corporation and its Affiliates in Argentina, including its interest and business operations in the Caucharí-Olaroz Project and the Pastos Grandes Project, its interest in Exar Capital B.V., 2265866 Ontario Inc., Millennial Lithium Corp, and Arena Minerals Inc., and the Subsidiaries thereof, and includes all the assets and liabilities pertaining to the foregoing or otherwise held by any of them immediately prior to the Effective Time (including workforce and working capital); provided, however, that the term "Argentinian Business" shall not include the North American Business or any portion thereof.

"Arrangement" shall have the meaning set forth in Recital C.

"Arrangement Agreement" shall have the meaning set forth in Recital C.

"Arrangement Resolution" means the special resolution of the shareholders of the Corporation approving the Arrangement.

"BIS" means the U.S. Bureau of Industry and Security.

"Blackout Period" shall have the meaning set forth in Section 9.1(d)(ii).

"Board" means the board of directors of the Corporation.

"Business Day" means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of British Columbia, the City of New York or the City of Detroit and (b) a day on which banks are generally closed in the Province of British Columbia, the City of New York or the City of Detroit.

"Canadian Base Shelf Prospectus" has the meaning ascribed thereto in National Instrument 44-102 - Shelf Distributions.

"Canadian Prospectus" means a prospectus, as such term is used in National Instrument 41-101 - General Prospectus Requirements, including all amendments and supplements thereto, and includes a preliminary prospectus, a (final) prospectus and, collectively, a Canadian Base Shelf Prospectus and a Canadian Shelf Prospectus Supplement.

"Canadian Securities Authorities" means any of the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada in which the Corporation is a reporting issuer (or analogous status).

"Canadian Securities Laws" means all applicable Canadian securities Laws, the respective regulations, rules and orders made thereunder, and all applicable policies and notices issued by the Canadian Securities Authorities in the applicable jurisdictions in Canada.

"Canadian Shelf Prospectus Supplement" has the meaning given to it in National Instrument 44-102 - Shelf Distributions.

"CFIUS" means the Committee on Foreign Investment in the United States, and each member agency thereof, acting in such capacity.

"Change of Control" means (A) the acquisition by any means, including, without limitation, acquisition of equity, a statutory plan of arrangement, merger or business combination, by any Person, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of the Corporation, or (B) the acquisition by any Person, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Corporation.

"Cleansing Announcement" means a public announcement which shall: (a) be prepared by the Corporation in consultation with the Investor; (b) contain the Cleansing Information; and (c) be generally disclosed to the marketplace in accordance with Section 7.4(a).

"Cleansing Blackout Period" shall have the meaning set forth in Section 7.4(b)(i).

"Cleansing Document" shall have the meaning set forth in Section 7.4(a).

"Cleansing Information" means any and all material non-public information relating to the Corporation or any of its Subsidiaries that: (a) is known to the Investor; and (b) could, without a Cleansing Announcement, prevent the Investor from trading its Common Shares under Applicable Securities Laws, as determined in the sole discretion of the Investor.

"Common Shares" means the common shares in the capital of the Corporation.

"Competitor" means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of the exploration, development or operation of lithium mines, provided that the Investor and its Affiliates will not in any event be deemed a Competitor.

"Confidential Information" means any and all information about the Discloser or any of its Affiliates which is furnished by it or any of its Representatives to the Recipient or any of its Affiliates or Representatives, whenever furnished and regardless of the manner in which it is furnished (orally, in writing, electronically, etc.), including information regarding the business and affairs of the Discloser and its Affiliates, their plans, strategies, operations, financial information (whether historical or forecasted), business methods, systems, practices, analyses, compilations, forecasts, studies, designs, processes, procedures, formulae, improvements, trade secrets and other documents and information prepared or furnished by the Discloser, an Affiliate of the Discloser or any of their Representatives; provided, however, that Confidential Information shall not include, and no obligation under Section 7.3 shall be imposed on, information that: (a) was known by or in the Recipient's possession before disclosure by or on behalf of the Discloser; (b) is or becomes generally available to the public or known within either party's industry other than as a result of a breach of this Agreement by the Recipient, its Affiliates or their Representatives; (c) is or becomes available to the Recipient or its Affiliates on a non- confidential basis from a third party; or (d) is or was independently developed by the Recipient or its Affiliates without reference to or use of the Confidential Information of the Discloser.

"Consideration Securities" means any Common Shares and/or Equity Securities issued (a) in connection with bona fide bank debt, equipment financing or non-equity interim financing transactions with lenders to the Corporation, in each case, with an equity component; or (b) in connection with bona fide acquisitions (including acquisitions of assets or rights under a license or otherwise), mergers or similar business combination transactions or joint ventures undertaken and completed by the Corporation.

"Corporation" shall have the meaning set forth in the preambles hereto.

"Corporation Information" shall have the meaning set forth in Section 7.3(c).

"Demand Registration" shall have the meaning set forth in Section 9.1(b).

"Designated Registrable Securities" shall have the meaning set forth in Section 9.1(c).

"Discloser" means the party or its Affiliate that discloses its Confidential Information to the other party or its Affiliate or Representatives (provided that providing information directly to an Affiliate or Representative of a party shall be deemed to be a provision of such information to such party).

"Dissenting Shareholder" means a registered holder of Common Shares who has duly and validly exercised dissent rights in respect of the Arrangement Resolution in strict compliance with such dissent rights and who has not withdrawn or been deemed to have withdrawn such exercise of dissent rights prior to the Effective Date, but only in respect of such Common Shares for which dissent rights are validly exercised and not withdrawn or deemed to have been withdrawn by such registered holder of Common Shares.

"Distribution" means a distribution of Registrable Securities to the public by way of (a) a Prospectus under Canadian Securities Laws in any applicable jurisdictions in Canada, (b) a Registration Statement under the U.S. Securities Laws in the United States or (c) a combination of (a) and (b).

"Effective Date" means the date on which the Arrangement becomes effective.

"Effective Time" means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as the Corporation and Spinco agree to in writing.

"Equity Securities" means: (a) any Common Shares, preferred shares or other equity securities of the Corporation; (b) any securities convertible, exercisable or exchangeable, with or without consideration, into any Common Shares, preferred shares or other equity securities of the Corporation; (c) any securities carrying any warrant or right to subscribe to or purchase any Common Shares, preferred shares or other equity securities of the Corporation; or (d) any such warrant or right.

"ESSH Committee" shall have the meaning set out in Section 4.1.

"Exchanges" means the Toronto Stock Exchange, the New York Stock Exchange or such other principal stock exchange(s) on which the Common Shares are listed.

"Exercise Notice" shall have the meaning set out in Section 3.4.

"FEOC" means a (A) Person who is a "foreign entity of concern," as such term is defined in Section 30D of the Internal Revenue Code of 1986, as amended, or (B) a Person "linked to or subject to influence by hostile or non-likeminded regimes or states," as such concept is used in the Policy Regarding Foreign Investments from State-Owned Enterprises in Critical Minerals under the Investment Canada Act, or, in each case, under any successor or similar policies promulgated by either the Canadian or United States government in respect of critical minerals policy.

"FINRA" means the Financial Industry Regulatory Authority.

"Free Writing Prospectus" means a Corporation free writing prospectus, as defined in Rule 433 under the U.S. Securities Act, relating to an offer of the Common Shares.

"GM Competitor" means any OEM or any Affiliate of any OEM.

"Government Official" means any official (elected or appointed), officer, or employee of a Governmental Entity or any department, agency or instrumentality thereof, including any employee, representative, or agent (paid or unpaid) of a state-owned or controlled entity, public international organization, political party or organization or candidate thereof, or any person acting in an official capacity for or on behalf of any such Governmental Entity, department, agency, instrumentality, public international organization, political party, organization, or candidate.

"Governmental Entity" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange.

"Incentive Securities" means any Common Shares and/or Equity Securities issued or issuable (a) pursuant to any Share Incentive Plan; or (b) on the exercise of any Right.

"Initial Announcement" shall have the meaning set forth in Recital B.

"Investor" shall have the meaning set forth in the Recital A.

"Investor Information" shall have the meaning set forth in Section 7.3(b).

"Investor Nominee" shall have the meaning set forth in Section 2.2.

"Issuance" shall have the meaning set forth in Section 3.1.

"Joint Notice" shall have the meaning set forth in Section 8.1(d).

"Law" means any law, statute, regulation, ordinance, rule, code, requirement, executive order or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Entity.

"Lender" shall have the meaning set forth in Section 5.3(d)(vi).

"Loan" shall have the meaning set forth in Section 5.3(d)(vi).

"Lock-Up Outside Date" means the later of (i) the first anniversary of the Effective Date, provided the Effective Date occurs prior to the Separation Outside Date, and (ii) the earlier of (A) six months after the date of the Second Tranche Investment, and (B) the date on which the Second Tranche Subscription Agreement or the Spinco Second Tranche Subscription Agreement, as applicable, is not completed in accordance with its terms, other than as a result of the exercise of the Warrants, provided, however that, notwithstanding the foregoing, in no event shall the "Lock-Up Outside Date" be later than (x) the date on which the Corporation publicly discloses that the Separation will not occur, or (y) the Separation Outside Date if the Separation is not completed prior to the Separation Outside Date.

"Locked-up Shares" shall have the meaning set forth in Recital D.

"Losses" shall have the meaning set out in Section 9.7(a).

"Master Purchase Agreement" shall have the meaning set forth in Recital A.

"MJDS" means the multijurisdictional disclosure system established by the United States and Canada.

"North American Business" means all of the businesses carried on by 1339480 B.C. Ltd. and its Affiliates in North America with respect to the exploration and development of the Thacker Pass Project and includes all the assets and liabilities pertaining to the foregoing or otherwise held by any of them immediately prior to the Effective Time (including workforce and working capital) and the Corporation's interest in Green Technology Metals Limited and Ascend Elements, Inc.

"Notice Period" shall have the meaning set out in Section 3.4.

"OEM" means (i) an original equipment manufacturer of vehicles (whether gas or electric powered) that are used primarily on public roads, streets, or highways (whether sold direct or through franchised dealers), or any Person that controls or owns substantially all of the equity interests in an original equipment manufacturer of, vehicles (whether gas or electric powered) that are used primarily on public roads, streets, or highways (whether sold direct or through franchised dealers) including, without limitation, any affiliate, subsidiary, or entity similar to or in competition with an entity that has a trademark, service mark, or band owned or operated by [Redacted]; or (ii) a distributor, seller, contract manufacturer, or other entity that manufactures, has manufactured, or otherwise purchases vehicles that are used to provide (whether directly or through independent contractors) services to, or deliver goods for, third parties including, without limitation, such services that quality or otherwise constitute transportation as a service, mobility as a service, shared autonomous vehicles, logistics, transportation, or other types of services.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

"Offered Securities" means any Equity Securities issued by the Corporation.

"Offering" shall have the meaning set out in Section 3.1.

"Offering Notice" shall have the meaning set out in Section 3.1.

"Offtake Agreement" means the Lithium Offtake Agreement, dated as of February 16, 2023, by and between the Corporation and the Investor, as may be amended, superseded or replaced.

"Offtaker" means the Investor for so long as it, or any of its Affiliates, is a party to the Offtake Agreement or has a commitment to purchase lithium-based production from the Corporation or any of its Affiliates under a long-term (greater than one year) offtake agreement for no less than [Redacted].

"Offtake Cleansing Blackout Period" shall have the meaning set out in Section 7.4(b)(i).

"Participation Right" shall have the meaning set out in Section 3.3.

"Participation Right Entitlement" means, in respect of each Offering in which an Offering Notice is (or is required to be) delivered, the proportion of the Offered Securities equal to the Percentage of Outstanding Common Shares.

"Pending Top-Up Securities" means Top-Up Securities in respect of which the Top-Up Right remains exercisable.

"Percentage of Outstanding Common Shares" means the percentage equal to the quotient obtained when (i) the aggregate number of Relevant Shares is divided by (ii) the aggregate number of issued and outstanding Common Shares excluding any Incentive Securities issued after the date of this Agreement and any Pending Top-Up Securities, in each case, as at the time of calculation.

"Person" means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity.

"Piggyback Registrable Securities" shall have the meaning set forth in Section 9.2(a).

"Piggyback Registration" shall have the meaning set forth in Section 9.2(a).

"Prospectus" means (a) a Prospectus under Canadian Securities Laws in any applicable jurisdictions in Canada, (b)(i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Free Writing Prospectus, or (c) a combination of (a) and (b). "Purchase" shall have the meaning set forth in Section 5.3(a).

"Recipient" means the party that receives (or whose Affiliate or Representative receives) Confidential Information from the other party or its Affiliate or Representative (provided that the receipt of information by an Affiliate or Representative of a party shall be deemed to be the receipt of such information by such party).

"Registrable Securities" means:

(i) any Common Shares issued to or held by the Investor; and

(ii) any Common Shares issued to the Investor in connection with a stock dividend, stock split, recapitalization, conversion or other similar distribution with respect to, in exchange for, or in replacement of the securities referred to in clause (i) above.

"Registration" shall mean a Demand Registration, Piggyback Registration, or Shelf Registration, as the case may be.

"Registration Expenses" means the reasonable fees, disbursements and expenses of one set of legal counsel in each Reporting Jurisdiction to the Investor and all expenses incurred by the Corporation in connection with a Registration, including (without limitation): (i) all fees, disbursements and expenses payable to any underwriter for an underwritten offering, agent for an agency offering or their respective counsel; (ii) all fees, disbursements and expenses of counsel and the auditor to the Corporation (including the expenses of any audit and/or "comfort" letter) and fees, disbursements and expenses of any other special experts retained by the Corporation; (iii) all expenses in connection with the preparation, translation, printing and filing of any Prospectus, and the mailing and delivering of copies thereof; (iv) all qualification or filing fees of any Canadian Securities Authority and any U.S. Securities Authority, as applicable; (v) all transfer agents', depositaries' and registrars' fees and the fees of any other agent appointed by the Corporation in connection with a Registration; (vi) all fees and expenses payable in connection with the listing of any Registrable Securities on any stock exchange on which the Common Shares are then listed; (vii) all printing, copying, mailing, messenger and delivery expenses; and (viii) all costs and expenses associated with the conduct of any "road show" or other marketing activities related to such Registration.

"Registration Statement" means any registration statement of the Corporation filed with, or to be filed with, the SEC under the U.S. Securities Act including the related Prospectus, amendments and supplements to such registration statement, include pre- and post- effective amendments, and all exhibits and all material incorporated by reference in such registration statement, other than a registration statement (and related Prospectus) filed on Form S-4, Form F-4 or Form S-8 or any successor form thereto.

"Regulation FD" means Regulation FD (17 CFR §243.100, et seq.) promulgated by the SEC.

"Relevant Shares" means the aggregate number of Common Shares acquired by the Investor pursuant to the terms of the Master Purchase Agreement (which, for greater clarity includes the Subject Shares and any Common Shares issued as part of the Second Tranche Investment) and as a result of the exercise of the Participation Right and the exercise of the Top-Up Right, in each case in accordance with the provisions of this Agreement.

"Reorganization" shall have the meaning set forth in Section 10.2.

"Reporting Jurisdictions" means each of the provinces of Canada, the United States and each of the states of the United States.

"Representatives" means a party's and its Affiliates' directors, officers, employees, lawyers, independent accountants, financial advisors, consultants, bankers, technical advisors, or other agents.

"Request" shall have the meaning set forth in Section 9.1(c).

"Restricted Party" means any (a) Sanctioned Person, (b) a FEOC, or (c) a Competitor.

"Right" means a right granted by the Corporation to holders of Common Shares to purchase additional Common Shares and/or other securities of the Corporation.

"Rules" shall have the meaning set forth in Section 1.4(b).

"Sanctioned Person" means any Person: (a) who is a restricted or prohibited Person as designated or included in any list of designated or restricted parties under any export control or economic sanctions Laws of the United States or any other applicable Sanctions Authority; (b) a Person domiciled, organized, or resident in, a Sanctioned Territory; or (c) an entity owned or controlled by any of the foregoing Persons in clauses (a) or (b) hereof.

"Sanctioned Territory" means at any time, a country or territory which is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People's Republic and the so-called Luhansk People's Republic).

"Sanctions" means the economic sanctions Laws, trade embargoes, export controls or restrictive measures administered, enacted or enforced by any Sanctions Authority.

"Sanctions Authority" means the United States government and any of its agencies (including, without limitation, OFAC, BIS, the U.S. State Department and the U.S. Department of Commerce), the European Union and each of its member states, the United Nations Security Council, the United Kingdom, the Canadian government, or any other Governmental Entity with jurisdiction over the parties to this Agreement.

"SEC" means the Securities and Exchange Commission or any successor agency having jurisdiction under the U.S. Securities Act.

"Second Tranche Investment" means the subscription for Common Shares pursuant to the terms of the Second Tranche Subscription Agreement, which for greater clarity includes any Common Shares issued upon the exercise of the Warrants, or the subscription for SpinCo Common Shares pursuant to the terms of the Spinco Second Tranche Subscription Agreement, which for greater clarity includes any Spinco Common Shares issued upon the exercise of the Spinco Warrants.

"Second Tranche Subscription Agreement" means the subscription agreement between the Corporation and the Investor in the form attached as Schedule E to the Master Purchase Agreement.

"Separation" shall have the meaning set forth in Recital B.

"Separation Outside Date" means December 31, 2023.

"Share Incentive Plan" means any plan of the Corporation in effect from time to time pursuant to which Common Shares may be issued, or options or other securities convertible or exercisable into or exchangeable for Common Shares may be granted, to directors, officers, employees, and/or consultants, of the Corporation and/or its Subsidiaries, including, for greater certainty, the amended equity incentive plan approved by shareholders of the Corporation at the special meeting of the shareholders held on May 7, 2020.

"Shelf Registration" shall have the meaning set forth in Section 9.2(b)(i).

"Shelf Registration Statement" shall have the meaning set forth in Section 9.2(b)(i).

"Shelf Underwritten Offering" shall have the meaning set forth in Section 9.2(b)(iv).

"Spinco" means 1397468 B.C. Ltd.

"Spinco Common Shares" means common shares in the capital of Spinco.

"Spinco Second Tranche Subscription Agreement" means the subscription agreement to be entered into between Spinco and the Investor in the event that the Separation is completed, substantially in the same form as the Second Tranche Subscription Agreement, mutatis mutandis with such equitable adjustments to give effect to the Separation.

"Spinco Warrant Certificates" means the warrant certificates to be entered into between Spinco and the Investor in the event that the Separation is completed, substantially in the same form as the Warrant Certificate, mutatis mutandis with such equitable adjustments to give effect to the Separation.

"Spinco Warrants" means the share purchase warrants of Spinco issued to the Investor, with each whole warrant being exercisable to purchase one (1) Spinco Common Share pursuant to the terms of the Warrant Certificate.

"Subject Shares" shall have the meaning set forth in Recital D.

"Subsidiary" has the meaning ascribed to such term in National Instrument 45-106 - Prospectus Exemptions.

"Top-Up Right" shall have the meaning set forth in Section 3.6(a).

"Top-Up Right Acceptance Notice" shall have the meaning set forth in Section 3.6(e). "Top-Up Right Notice Period" shall have the meaning set forth in Section 3.6(e). "Top-Up Right Offer Notice" shall have the meaning set forth in Section 3.6(d).

"Top-Up Securities" means any Equity Securities issued pursuant to at-the-market offerings undertaken by the Corporation.

"Transaction Agreements" means the Master Purchase Agreement, the subscription receipt agreement between the Corporation, the Investor and Computershare Trust Company of Canada in the form attached as Schedule G to the Master Purchase Agreement, the Second Tranche Subscription Agreement or Spinco Second Tranche Subscription Agreement (as applicable), the Warrant Certificate or Spinco Warrant Certificate (as applicable), and this Agreement.

"Transfer" shall have the meaning set forth in Section 5.3(a).

"Triggering Transaction" means a transaction that would, if consummated, result in the issuance of Consideration Securities.

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"U.S. GAAP" means the United States generally accepted accounting principles in effect from time to time.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

"U.S. Securities Authorities" means any of the securities commissions or similar securities regulatory authorities in the United States and each of the states in the United States.

"U.S. Securities Laws" means, collectively, the U.S. Securities Act, the U.S. Exchange Act, the applicable securities Laws of each of the states of the United States and the respective regulations, instruments and rules made under those securities Laws, together with all applicable published policy statements, notices, blanket orders and rulings of the U.S. Securities Authorities and the applicable rules and requirements of any United States national securities exchange.

"Warrant Certificate" means the warrant certificate between the Corporation and the Investor in the form attached as Schedule C to the Master Purchase Agreement.

"Warrants" means the share purchase warrants of the Corporation issued to the Investor, with each whole warrant being exercisable to purchase one (1) Common Share pursuant to the terms of the Warrant Certificate.

1.2 Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a) the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b) references to an "Article" or "Section" followed by a number or letter refer to the specified Article or Section to this Agreement;

(c) the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d) words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e) the word "including" is deemed to mean "including without limitation";

(f) the terms "party" and "the parties" refer to a party or the parties to this Agreement;

(g) any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h) any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i) all dollar amounts refer to United States dollars;

(j) all references to a percentage ownership of shares shall be calculated on a non- diluted basis;

(k) any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(l) whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3 Entire Agreement

This Agreement, the other Transaction Agreements and the Offtake Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the aforesaid agreements.

1.4 Governing Law and Submission to Jurisdiction

(a) This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the Laws of the Province of British Columbia and the federal Laws of Canada applicable in that province.

(b) Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, shall be resolved by confidential arbitration. The arbitration shall be conducted by three (3) arbitrators and administered by the International Centre for Dispute Resolution in accordance with its International Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. Each party shall designate one (1) arbitrator, with the third arbitrator to be designated by the parties by agreement, or failing such agreement, by the two party- appointed arbitrators. The seat of the arbitration shall be Toronto, Canada and it shall be conducted in the English language. Notwithstanding Section 1.4(a), the arbitration and this agreement to arbitrate shall be governed by Ontario's International Commercial Arbitration Act, 2017, S.O. 2017, c. 2, Sched. 5. The arbitration award shall be final and binding on the parties, and the parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction over the award or over the relevant party or its assets. Notwithstanding the foregoing, in the event either party seeks injunctive relief, they may seek to have that dispute determined by the Ontario Superior Court of Justice or any other court of competent jurisdiction.

1.5 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

ARTICLE 2

BOARD OF DIRECTORS

2.1 Condition to Exercise of Representation Right

Investor shall be entitled (but not obligated) to exercise the director representation right pursuant to this Article 2 unless and until such time as Investor fails at any time to meet the 10% Threshold.

2.2 Representation Right

Subject to Section 2.1, the Investor shall be entitled (but not obligated) to designate one nominee (an "Investor Nominee") for election to the Board in accordance with the following:

(a) Investor shall, from time to time, provide notice to the Corporation of its Investor Nominee, as well as such other information as may be reasonably requested by the Corporation to effect the appointment as set out in this Section 2.2(a), and the Corporation shall thereafter take all steps as may be necessary to include the Investor Nominee on the management slate for the next election of directors of the Corporation and shall solicit proxies in favour of the election of such Investor Nominee at such meetings;

(b) the Investor Nominee must be duly qualified to serve as a director pursuant to the Act and Applicable Securities Laws;

(c) the Investor Nominee shall be subject to corporate Law requirements and policies applicable to directors of the Corporation;

(d) in connection with the election of an Investor Nominee, the Corporation shall advise the Investor of the date on which proxy solicitation materials are to be mailed for the purposes of any meeting of shareholders at which directors of the Corporation are to be elected at least fifteen Business Days prior to such mailing date and the Investor shall advise the Corporation of its Investor Nominee at least ten (10) Business Days prior to the mailing date. If the Investor does not advise the Corporation of the identity of any Investor Nominee prior to such deadline, then the Investor shall be deemed to have nominated its incumbent nominee; and

(e) in the event that any Investor Nominee shall cease to serve as a director of the Corporation, whether due to such Investor Nominee's death, disability, resignation or removal, the Investor shall be entitled (but not obligated) to designate a replacement Investor Nominee to fill the vacancy created by such death, disability, resignation or removal and the Corporation shall take all reasonable steps as may be necessary to nominate and recommend the appointment of the Investor Nominee to the Board of the Corporation after receiving notice of such designation.

2.3 Management to Endorse and Vote

The Corporation agrees that management of the Corporation shall, in respect of every meeting of the shareholders at which directors of the Corporation are to be elected, and at every reconvened meeting following an adjournment thereof or postponement thereof, endorse and recommend any Investor Nominee identified in the proxy materials for election to the Board.

2.4 Directors' Liability Insurance & Indemnification Agreement

For so long as an Investor Nominee is serving on the Board, the Corporation shall not cease to maintain a directors and officers liability insurance policy having a policy limit in an amount of at least $20 million unless approved by such Investor Nominee, shall include the Investor as an additional insured in such policy, and shall, upon Investor's request, deliver to Investor a certification that such a directors and officers liability insurance policy remains in effect. An Investor Nominee shall be entitled to the benefit of such directors and officers liability insurance policy on the same terms and conditions to which other directors of the Corporation are entitled. Additionally, the Corporation shall enter into a customary indemnification agreement with each Investor Nominee in a form and substance reasonably acceptable to Investor.

2.5 Board Size and Operations

The Corporation agrees and undertakes that, so long as the Investor meets the 10% Threshold:

(a) all notices of Board meetings shall be delivered by hand or transmitted by facsimile or e-mail at least five (5) Business Days prior to the date of the Board meeting. However, emergency Board meetings may be called by the Chairman of the Board in the case of a situation involving matters upon which prompt action is deemed necessary by giving notice at least two (2) Business Days prior to the date of such Board meeting (unless less notice is required in the circumstances). All notices of Board meetings shall specify the time, date and place of the Board meeting and contain a brief but complete summary of all business on the agenda of the Board meeting;

(b) the Investor Nominee (or the Investor's observer, if applicable) shall be reimbursed by the Corporation for the reasonable travel and other expenses incurred in connection with attending any Board meetings;

(c) the Investor Nominee shall be entitled to the same board compensation as other non-management board members (unless waived by the Investor);

(d) any director may participate in a Board meeting by means of a telephonic, electronic or other communication facility. A director participating by such means is deemed to be present at the Board meeting; and

(e) the Corporation shall not cause or allow the size of the Board to increase to more than 10 directors without the Investor's prior written consent.

2.6 Observer Right

Provided the Investor either (i) meets the 10% Threshold, or (ii) both meets the 5% Threshold and is an Offtaker, at any time where there is not an Investor Nominee appointed to the Board (for any reason), the Investor shall have the right (but not an obligation) to designate a Representative to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, the Corporation shall give such Representative copies of all notices, minutes, consents, and other materials that it provides to members of the Board at the same time and in the same manner as provided to such members.

ARTICLE 3

PARTICIPATION AND TOP-UP RIGHTS

3.1 Notice of Issuances

Subject to Sections 3.2 and 3.7 and Section 14 and Section 16.7 of the Offtake Agreement, if the Corporation proposes to issue (the "Issuance") any Offered Securities pursuant to a debt or Equity Securities financing (public offering or a private placement) or a Triggering Transaction (each, an "Offering") at any time after the date hereof the Corporation shall, as soon as possible, but in any event no later than the date on which the Corporation files a preliminary prospectus, Registration Statement or other offering document in connection with an Issuance that constitutes a public offering of Offered Securities, and no later than the completion date of an Issuance that constitutes a private offering of Offered Securities or closing of a Triggering Transaction, give written notice of the Issuance (the "Offering Notice") to the Investor including, to the extent known by the Corporation, full particulars of the Offering, including the number of Offered Securities, the number of Offered Securities that would allow the Investor to maintain its Participation Right Entitlement upon completion of the Offering, the rights, privileges, restrictions, terms and conditions of the Offered Securities, the price per Offered Security to be issued under the Offering (which, in the case of a Triggering Transaction, would be equal to the price at which the Consideration Securities are issued under the Triggering Transaction, subject to compliance with Applicable Securities Laws), the expected use of proceeds of the Offering (if applicable), and the expected closing date of the Offering, together with any term sheet or other document to be utilized by the Corporation in connection with the Offering.

3.2 Advanced Offering Notice

Subject to Section 3.7, if the Corporation proposes to conduct an Offering, the Corporation may, in advance of the Offering Notice contemplated in Section 3.1, give written notice of the proposed future Issuance (an "Advanced Offering Notice") to the Investor. The Advanced Offering Notice must include the estimated particulars of the Offering, including the proposed size of the Offering (which can be in a range), the nature of the Offering, the rights, privileges, restrictions, terms and conditions of the Offered Securities, a proposal relating to the determination of the price per Offered Security to be issued under the Offering, the expected use of proceeds of the Offering (if applicable), and the expected closing date of the Offering. In the event such an Advanced Offering Notice is provided to the Investor, the Corporation may, at least 20 days but no later than 60 days following the Advanced Offering Notice, provide a subsequent Offering Notice with respect to the Offering that does not materially deviate from the terms set forth in the initial Advanced Offering Notice and the applicable Notice Period with respect to such Offering shall be as set out in Section 3.4(a). The Corporation may provide a maximum of two (2) Advanced Offering Notices per fiscal year of the Corporation.

3.3 Grant of Participation Right

The Corporation agrees that, subject to Section 3.7 and the receipt of all required regulatory approvals, the Investor (directly or through an Affiliate) has the right (the "Participation Right") upon receipt of an Offering Notice, to subscribe for and to be issued as part of an Offering at the subscription price per Offered Security pursuant to the Offering, payable in cash, and otherwise on substantially the same terms and conditions of the Offering:

(a) in the case of an Offering of Common Shares, up to such number of Common Shares that shall allow the Investor to maintain its Participation Right Entitlement upon completion of the Offering; and

(b) in the case of an Offering of Offered Securities (other than Common Shares), up to such number of Offered Securities that shall (assuming conversion, exercise or exchange of all of the convertible, exercisable or exchangeable Offered Securities issued in connection with the Offering and issuable pursuant to this Section 3.3) allow the Investor to maintain its Participation Right Entitlement upon completion of the Offering.

If the consideration payable in connection with the Offering is not cash, the deemed price per Common Share for such consideration will be determined by the Board of Directors of the Corporation, with reference to the relevant agreement(s) between the parties in respect of the Offering, and the Investor shall only have to pay cash equal to such deemed price per Common Share in connection with the exercise of its Participation Right.

3.4 Exercise Notice

If the Investor wishes to exercise the Participation Right, the Investor shall give written notice to the Corporation (the "Exercise Notice") of its intention to exercise such right and of the number of Offered Securities the Investor wishes to purchase, and shall subscribe to the Offering within:

(a) if an Advanced Offering Notice was provided prior to the Offering Notice in accordance with Section 3.2, three (3) Business Days of an Offering Notice, or

(b) if an Advanced Offering Notice was not provided prior to the Offering Notice, twenty (20) Business Days after the date of receipt of an Offering Notice

(in each case, the "Notice Period"),

failing which the Investor shall not be entitled to exercise the Participation Right in respect of such Offering or Issuance. The Corporation must complete the Offering within thirty (30) days of the expiry of the Notice Period; provided that the completion of such Offering is upon the same terms and conditions as those set out in the Offering Notice provided to the Investor by the Corporation and provided further that following expiry of such thirty (30) day period, the Corporation shall not thereafter proceed with such Offering without providing the Investor with another opportunity to exercise its Participation Right.

3.5 Issuance of Participation Right Offered Securities

(a) If the Corporation receives an Exercise Notice from the Investor within the applicable Notice Period, then the Corporation shall, subject to the receipt and continued effectiveness of all required approvals (including the approval(s) of the Exchanges and any required approvals under Applicable Securities Laws and any shareholder approval), which approvals the Corporation shall use reasonable best efforts to promptly obtain (including by applying for any necessary price protection confirmations, seeking shareholder approval (if required) in the manner described below, and shall use its commercially reasonable efforts to cause management and each member of the Board to vote their Common Shares and all votes received by proxy in favour of the issuance of the Offered Securities to the Investor), issue to the Investor, against payment of the subscription price payable in respect thereof and, subject to paragraph (b) below, concurrently with the completion of the Offering or as soon as practicable thereafter, that number of Common Shares or other Offered Securities, as applicable, set forth in the Exercise Notice.

(b) If the Corporation is required by the Exchanges to seek shareholder approval for the issuance of the Offered Securities to the Investor, then the Corporation shall call and hold a meeting of its shareholders to consider the issuance of the Offered Securities to the Investor as soon as reasonably practicable, and in any event such meeting shall be held within 90 days after the date that the Corporation is advised that it shall require shareholder approval, and shall recommend approval of the issuance of the Offered Securities and shall solicit proxies in support thereof. The Corporation shall be entitled to complete an Offering in tranches, such that the Corporation may issue Offered Securities to non-Investor subscribers prior to fulfilling conditions imposed upon the issuance of Offered Securities to Investor (including shareholder approvals imposed by the Exchanges).

3.6 Grant of Top-Up Right

(a) The Investor shall have a right (the "Top-Up Right") to subscribe for Common Shares in respect of any Top-Up Securities that the Corporation may, from time to time, issue after the date of this Agreement, subject to any approvals of the Exchanges as may then be applicable. The number of Common Shares that may be subscribed for by the Investor pursuant to the Top-Up Right shall be equal to up to the Percentage of Outstanding Common Shares expressed as a percentage of the Top-Up Securities.

(b) The Top-Up Right may be exercised annually as set out in Section 3.6(d). The Top- Up Right shall be effected through subscriptions for Common Shares of the Corporation for a price per Common Share equal to the volume weighted average price of the Common Shares on the Toronto Stock Exchange for the five trading days preceding the delivery of the Top-Up Right Acceptance Notice to the Corporation and shall be subject to approval by the Exchanges.

(c) In the event that any exercise of a Top-Up Right shall be subject to the approval of the Corporation's shareholders, the Corporation shall recommend the approval of such Top-Up Right at the next meeting of shareholders that is convened by the Corporation in order to allow the Investor to exercise its Top-Up Right and shall solicit proxies in support thereof.

(d) Within 60 days following the end of each fiscal year of the Corporation, the Corporation shall send a written notice to the Investor (the "Top-Up Right Offer Notice") specifying: (i) the number of Top-Up Securities issued during such fiscal year; (ii) the expected use of proceeds from any exercise of the Top-Up Right by the Investor; (iii) the total number of the then issued and outstanding Common Shares (which shall include any securities to be issued to Persons having similar participation rights); and (iv) the Percentage of Outstanding Common Shares beneficially owned by the Investor (based on the last publicly reported ownership figures of the Investor and the number of issued and outstanding Common Shares in (iii) above) assuming the Investor did not exercise its Top-Up Right.

(e) The Investor shall have a period of 15 Business Days from the date of the Top-Up Right Offer Notice (the "Top-Up Right Notice Period") to notify the Corporation in writing (the "Top-Up Right Acceptance Notice") of the exercise, in full or in part, of its Top-Up Right. The Top-Up Right Acceptance Notice shall specify the number of Common Shares subscribed for the by the Investor pursuant to the Top- Up Right. If the Investor fails to deliver a Top-Up Right Acceptance Notice within the Top-Up Right Notice Period, then the Top-Up Right of the Investor in respect of the issuances of Top-Up Securities during the applicable fiscal year is extinguished. If the Investor gives a Top-Up Right Acceptance Notice, the sale of the Top-Up Securities to the Investor shall be completed as soon as reasonably practicable thereafter.

3.7 Termination of Participation Right and Top-Up Right

The Investor shall not be entitled to exercise the Participation Right and Top-Up Right under this Article 3, and all of the Investor's rights under this Article 3 shall terminate on the later to occur of (i) the Lock-Up Outside Date, and (ii) the date on which the Investor ceases to either (i) meet the 10% Threshold, or (ii) both meet the 5% Threshold and is an Offtaker.

ARTICLE 4

ESSH COMMITTEE

4.1 Appointment to ESSH Committee

For so long as an Investor Nominee is serving on the Board, such Investor Nominee shall be entitled in such Investor Nominee's discretion to be a member of the environmental, sustainability, safety and health committee (or any successor committee of the Board responsible for reviewing and monitoring environmental, social and governance matters of the Corporation, the "ESSH Committee").

4.2 Observer Right

At any time where there is not an Investor Nominee member of the ESSH Committee (for any reason), the Corporation shall invite a Representative of the Investor to attend all meetings of the ESSH Committee in a nonvoting observer capacity and, in this respect, shall give such Representative copies of all notices, minutes, consents, and other materials that it provides to members of the ESSH Committee at the same time and in the same manner as provided to such members.

4.3 Responsibilities

The Corporation shall cause the charter of the ESSH Committee to provide that the ESSH Committee shall have a mandate to review issues related to permitting, environmental and social matters affecting the Corporation, including responsible sourcing of materials and any other key initiatives brought before the ESSH by any member or observer of the ESSH Committee, which committee will provide updated, written reports, information and recommendations to the Board in respect of such matters.

4.4 Meetings

The Investor Nominee or the Investor's observer, as applicable, will not receive any remuneration in consideration for attendance at any ESSH Committee meeting, but will be reimbursed for any expenses in respect of attending such meetings in accordance with the reimbursement policies of the Corporation then in effect. Neither the Corporation nor any of its Affiliates shall be required to pay any compensation to the nominees or observers of the Investor to the ESSH Committee.

ARTICLE 5

COVENANTS OF THE INVESTOR

5.1 Operational Support

[Redacted]

5.2 Voting Support

At the meeting of shareholders of the Corporation held to consider and, if deemed advisable, approve the Separation and related matters in substantially the same form in all material respects as previously provided on or before the date of this Agreement to the Investor, the Investor covenants and agrees to vote or cause to be voted any Common Shares that are held or controlled by the Investor on the record date for such shareholder meeting for the Separation and for the election of management's nominees for directors of the Corporation and, if applicable, for Spinco, unless the Investor determines, acting reasonably, that a matter presented for approval contravenes one or more terms and conditions of the Transaction Agreements or the Offtake Agreement, provided that the Corporation provides the Investor with prior notice of the candidates for management's nominees and no such nominee is employed by or otherwise represents the interests of a Restricted Party or a GM Competitor.

5.3 Restrictions on Transfer

The parties hereby acknowledge, agree and confirm their intention that the Separation occur on a tax deferred basis in accordance with paragraph 55(3)(b) of the Income Tax Act (Canada) and in conformity with an income tax ruling to be obtained from the Canada Revenue Agency by the Corporation, and in furtherance thereof, the Investor hereby irrevocably and unconditionally covenants, undertakes and agrees as follows:

(a) except as expressly permitted by Section 5.3(d), until the Lock-Up Outside Date, none of the Investor or any of its Affiliates shall, directly or indirectly, purchase or acquire any Common Shares (a "Purchase"), or assign, sell, transfer, offer, contract to sell, accept an offer to purchase, gift, pledge, encumber, hypothecate, provide a security interest in respect of, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, whether by actual disposition or effective economic disposition pursuant to any swap or other arrangement that transfers to another, in whole or in part, any interest in, or economic consequences of ownership of any of the Relevant Shares (a "Transfer");

(b) except as expressly permitted by Section 5.3(d), until the Lock-Up Outside Date, the Investor shall not, directly or indirectly (w) Transfer any of the Locked-up Shares, (x) Transfer any property acquired in substitution for any Locked-up Shares, (y) Purchase or Transfer any property 10% or more of the fair market value of which is or may be derived from any Locked-up Shares (or any property acquired in substitution for such property), or (z) commence, participate in or in any way support any transaction or series of transactions (other than the Arrangement) pursuant to which control of the Corporation or Spinco is acquired by any person or group of persons;

(c) following the Lock-Up Outside Date and except as expressly permitted by Section 5.3(d), unless and until such time as Investor fails at any time to meet the 5% Threshold, none of the Investor or any of its Affiliates shall knowingly, Transfer:

(i) any Locked-up Shares or Relevant Shares to a Restricted Party; or

(ii) Equity Securities representing more than 5% of the then issued and outstanding Common Shares to any one Person, including such Person's Affiliates and any joint actors;

provided that any Transfer that takes place through the facilities of a stock exchange of which the Common Shares are listed or through a transaction facilitated by a broker dealer without disclosure being made to the Investor of the purchaser of such securities, shall not constitute a breach of this Section 5.3(c); and

(d) the restrictions and limitations in Section 5.3(a), Section 5.3(b) and Section 5.3(c) shall not apply to:

(i) any Transfer if the Separation does not occur prior the Separation Outside Date or the date on which the Corporation publicly discloses that the Separation will not occur on or before the Separation Outside Date;

(ii) any Purchase or Transfer of any securities pursuant to the Arrangement the exercise of any right pursuant to this Agreement, the Master Purchase Agreement, the Second Tranche Subscription Agreement or the Spinco Second Tranche Subscription Agreement (as applicable), or the Warrant Certificate or the Spinco Warrant Certificate (as applicable);

(iii) any Transfer, from and after the Initial Announcement until the Lock-Up Outside Date, to any Affiliate of the Investor that is "related" to the Investor (as defined in the Income Tax Act (Canada)) at the time of the Transfer until the Lock-up Outside Date, provided that such Affiliate first agrees in writing with the Corporation and Spinco to be bound by the terms of this Agreement;

(iv) any Transfer pursuant to a bona fide third party "take-over bid" (as defined in National Instrument 62-104 Take-over Bids and Issuer Bids) provided that (A) such take-over bid is made to all shareholders of the Corporation or Spinco, as the case may be, (B) the take-over bid is recommended for acceptance by the board of directors of the Corporation or Spinco, as the case may be, and (C) in the event that the take-over bid is not completed in accordance with the terms recommended to shareholders by the board of directors of the Corporation or Spinco, as the case may be, the Locked-up Shares will remain subject to the restrictions and limitations contained in Section 5.3(a), Section 5.3(b) and Section 5.3(c);

(v) any Transfer pursuant to or in accordance with any "business combination" (as defined in Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions) involving the Corporation or Spinco, as the case may be, provided that (A) such business combination is recommended for acceptance by the board of directors of the Corporation or Spinco, as the case may be and (B) in the event that the business combination is not completed in accordance with the terms recommended to shareholders by the board of directors of the Corporation or Spinco, as the case may be, the Locked-up Shares will remain subject to the restrictions and limitations contained in Section 5.3(a), Section 5.3(b) and Section 5.3(c); and

(vi) any Transfer in connection with the Investor pledging or hypothecating any Locked-up Shares in favour of a third party lender (a "Lender") as security for a bona fide loan (a "Loan"), provided that, any such Transfer shall be on terms and conditions acceptable to the board of directors of the Corporation or Spinco, as the case may be, acting reasonably, and without limitation, it will be deemed to be reasonable for the board of directors of the Corporation or Spinco, as the case may be, to require, as conditions of providing consent to any such Transfer, that (i) the Lender first agrees in writing with the Corporation and Spinco to be bound by the terms of this Agreement, (ii) the Corporation or Spinco, as the case may be, will have a contractual right with the Lender to cure any default or event of default by the Investor under the Loan before the Lender will have any right to Transfer any Locked-up Shares, and (iii) upon the repayment of the Loan, the Locked-up Shares will remain subject to the restrictions and limitations contained in Section 5.3(a), Section 5.3(b) and Section 5.3(c).

The parties agree to cooperate with each other to consider an extension to the Lock-up Outside Date and modifications to the restrictions in this Section 5.3, if and to the extent the Canada Revenue Agency has indicated that it is unwilling to issue a favourable income tax ruling on the basis of the Lock-up Outside Date and transfer restrictions contemplated hereby.

5.4 Standstill

(a) Until the date that is the earlier to occur of (i) the date that is five (5) years from the date of this Agreement, and (ii) the date that is one (1) year following the Phase One Effective Date (as defined in the Offtake Agreement), the Investor will not, alone or in concert with others, without the prior written consent of Corporation or as otherwise expressly permitted under this Agreement:

(i) effect, seek, offer or propose, or in any way advise or encourage any other Person to effect, seek, offer or propose (in each case, whether publicly or otherwise):

(A) any take-over bid, merger, amalgamation, plan of arrangement, reorganization or other business combination involving the Corporation or any of its assets;

(B) any recapitalization, restructuring, liquidation, dissolution, disposition of a material portion of the assets or other extraordinary transaction with respect to the Corporation or any of its assets;

(ii) directly or indirectly make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any other Person with respect to the voting of any voting securities of the Corporation;

(iii) otherwise act in a manner to seek to control the management, Board or the policies of the Corporation beyond the board and committee representation provided in this Agreement;

(iv) enter into any arrangements, understandings or agreements, whether written or oral, with, or advise, finance, aide, encourage or act in concert with, any other Persons in connection with any of the foregoing;

(v) make any public announcement of any intention to do or take any of the foregoing or take any action that could require the Corporation to make a public announcement with respect to any of the foregoing; or

(vi) attempt to induce any party not to make or conclude any proposal with respect to the Corporation by threatening or indicating that Investor may take any of the foregoing actions.

(b) Investor will not, alone or in concert with others, without the prior written consent of Corporation or as otherwise expressly permitted under this Agreement, Purchase any Equity Securities (i) until the completion or termination of the Second Tranche Investment, and (ii) following completion or termination of the Second Tranche Investment, that would result in the Investor owning, or exercising control over, more than 20% of the then outstanding Common Shares.

(c) Notwithstanding the foregoing, the limitations and prohibitions set forth in this Section 5.4 shall not apply to any confidential offer or proposal made by the Investor or its Affiliates to the Board and shall no longer apply from the earliest of (i) the date the Corporation enters into a definitive agreement with a third party that provides for an acquisition of, or business combination with, the Corporation where the securityholders of the Corporation would own less than 50% of the voting securities of the surviving Corporation, (ii) the date the Corporation enters into a definitive agreement with a third party that provides for an acquisition of all or substantially all of the assets of the Corporation; or (iii) the date a third party enters into a definitive agreement to acquire, or acquires, "beneficial ownership" (as such term is defined in the Securities Act (British Columbia), as amended) of more than 50% of the voting securities of the Corporation. In the event that the proposed transaction in (i), (ii) or (iii) is terminated, the limitations and prohibitions set forth in this Section 5.4 shall be reinstated.

ARTICLE 6

COMPLIANCE OBLIGATIONS OF THE CORPORATION

6.1 Anti-bribery and Corruption Compliance

For so long as the Investor or any of its Affiliates is a shareholder of the Corporation, and in connection with the Corporation carrying out its related responsibilities:

(a) the Corporation shall cause its employees, directors, officers, and to the best of its ability, agents, and any person acting on its behalf to comply, with applicable Anti- Corruption Laws;

(b) neither the Corporation, nor any of its employees, directors, officers, or to the knowledge of the Corporation, any agents, or any person acting on its behalf shall:

(i) give, promise to give, or offer to give, any payment, loan, gift, donation, or anything else of value (including a facilitation payment) directly or indirectly, whether in cash or in kind, to or for the benefit of, any Government Official or any other person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such Government Official or to any other person for the purpose of: (A) improperly influencing any action or decision of any Government Official in their official capacity, including a decision to fail to perform official functions, (B) inducing any Government Official or other person to act in violation of their lawful duty, (C) securing any improper advantage or (D) persuading any Government Official or other person to use their influence with any Governmental Entity or any government-owned person to effect or influence any act or decision of such Governmental Entity or government-owned person;

(ii) accept, receive, agree to accept, or authorize the acceptance of any contribution, payment, gift, entertainment, money, anything of value, or other advantage in violation of applicable Anti-Corruption Laws; and

(c) the Corporation shall institute and maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws including records of payments to third parties (including, without limitation, agents, consultants, representatives, and distributors) and Government Officials. As soon as practicable after the date of this Agreement, and in any event within 30 days after the date on which the Corporation adopts an anti-corruption compliance policy, the Corporation shall provide a copy of such policy to the Investor, together with the resolutions of the Board or other relevant official document evidencing the Corporation's adoption of such policy. Upon reasonable request, the Corporation agrees to provide responsive information to the Investor concerning its compliance with Anti-Corruption Laws. The Corporation shall promptly notify the Investor if the Corporation becomes aware of any material violation of Anti-Corruption Laws.

6.2 Trade and Sanctions Compliance

(a) For so long as the Investor or any of its Affiliates is a shareholder of the Corporation, and in connection with the Corporation carrying out its related responsibilities:

(i) the Corporation shall and shall cause its Subsidiaries and its and their respective employees, directors, officers, and to the best of its ability, its and their respective agents, and any person acting on its or their behalf to comply with all applicable Sanctions;

(ii) the Corporation shall, as soon as practicable (and in any event no later than January 1, 2024) institute and maintain a risk-based compliance program to ensure compliance with Sanctions by itself, its Subsidiaries, and each of their respective directors, officers, and employees, and any other Person acting on their respective behalf. The compliance program shall include risk-based policies, procedures, controls, training, monitoring, oversight and appropriate resourcing following guidance provided by OFAC, BIS and any other relevant Sanctions Authority. As soon as practicable after the date of this Agreement, and in any event within 30 days after the date on which the Corporation adopts such policy, the Corporation shall provide a copy of such policy to the Investor, together with the resolutions of the Board or other relevant official document evidencing the Corporation's adoption of such policy. Upon reasonable request, the Corporation agrees to provide responsive information to the Investor concerning its compliance with Sanctions. The Corporation shall promptly notify the Investor if the Corporation becomes aware of any material violation of Sanctions;

(iii) the Corporation shall not, and shall cause its Subsidiaries and its and their respective employees, directors or officers not to conduct any business transaction or activity with a Sanctioned Person or Sanctioned Territory; and

(iv) neither the Corporation, nor any of its Subsidiaries or their respective directors, officers, or employees: (i) shall be a Sanctioned Person; or (ii) to the best knowledge of the Corporation, shall act under the direction of, on behalf of, or for the benefit of a Sanctioned Person.

(b) As of the date of this Agreement:

(i) neither the Corporation, nor any of its Subsidiaries, or its or their respective employees, directors or officers conducts any business transaction or activity with a Sanctioned Person or Sanctioned Territory; and

(ii) neither the Corporation, nor any of its Subsidiaries or their respective directors, officers, or employees, nor any direct or, to the knowledge of the Corporation, indirect owner of one percent (1%) or more interest in the Corporation as of the date of this Agreement, or any direct or, to the knowledge of the Corporation, indirect owner that may acquire five percent (5%) or more interest in the Corporation after the date of this Agreement: (i) is a Sanctioned Person; or (ii) to the best knowledge of the Corporation, acts under the direction of, on behalf of, or for the benefit of a Sanctioned Person.

(c) This Section 6.2 shall not be interpreted or applied in relation to the Corporation to the extent that the representations made under this Section 6.2 violate, or would result in a breach of the Foreign Extraterritorial Measures Act (Canada).

6.3 Anti-Money Laundering Compliance

For so long as the Investor or any of its Affiliates is a shareholder of the Corporation, and in connection with the Corporation carrying out its related responsibilities:

(a) the Corporation shall cause its employees, directors, officers, and to the best of its ability its agents, and any person acting on its behalf to comply with all applicable Anti-Money Laundering Laws; and

(b) the Corporation shall as soon as practicable (and in any event no later than January 1, 2024) institute and maintain policies and procedures designed to ensure compliance with any applicable Anti-Money Laundering Laws by itself, its Subsidiaries' and each of their respective directors, officers, and employees, and any other Person acting on their respective behalf.

ARTICLE 7

INFORMATION RIGHTS

7.1 Information and Inspection Rights

In the case of (x) Sections 7.1(a), 7.1(b) and 7.1(c), for so long as the Investor either (i) meets the 5% Threshold or (ii) both meets the 2.5% Threshold and is an Offtaker, (y) in the case of Section 7.1(d), for so long as the Investor must account for under the equity method under U.S. GAAP, and (z) and in the case of Section 7.1(e), for so long as the Investor or any of its Affiliates is a shareholder of the Corporation, the Corporation shall provide the Investor, its designees and its Representatives with reasonable access upon reasonable notice during normal business hours, to:

(a) provide the Investor, its designees and its Representatives with reasonable access, upon reasonable notice during normal business hours, to the Corporation's and its Subsidiaries' books and records and executive management so that the Investor may conduct reasonable inspections, investigations and audits relating to the Corporation and its Subsidiaries, including as to the internal accounting controls and operations of the Corporation and its Subsidiaries;

(b) allow the Investor, its designees and its Representatives, upon reasonable notice during normal business hours, to conduct a minimum of four (4) site visits per year at the Corporation's and its Subsidiaries' properties;

(c) deliver to Investor, forthwith following receipt thereof, a copy of any notice, letter, correspondence or other communication from a Governmental Entity or any litigation proceedings or filings involving the Corporation, in each case, in respect of the Corporation's potential, actual or alleged material violation of any and all Laws applicable to the business, affairs and operations of the Corporation and its Subsidiaries anywhere in the world, and any responses by the Corporation in respect thereto;

(d) for the quarter ended June 30, 2023 and subsequent reporting periods, deliver to the Investor, as promptly as practicable following the end of each fiscal quarter and fiscal year, an unaudited reconciliation of the Corporation's quarterly publicly issued financial statements with respect to such fiscal quarter and audited reconciliation of the Corporation's annually publicly issued financial statements with respect to such fiscal year to U.S. GAAP, if it was reasonably determined by the Investor in consultation with its auditor, that this information is necessary for the Investor's financial reporting, accounting or tax purposes; and

(e) deliver to Investor, as promptly as practicable, such information and documentation relating to the Corporation and its Affiliates as the Investor may reasonably request from the Corporation from time to time for purposes of complying with the Investor's U.S. tax reporting obligations with respect to its ownership of the Corporation.

7.2 Maintenance of Internal Controls

The Corporation shall, and shall cause each of its Subsidiaries to: (a) make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation and such Subsidiaries; and (b) devise and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary: (A) to permit preparation of financial statements in conformity with IFRS or any other criteria applicable to such statements and (B) to maintain accountability for assets.

7.3 Confidentiality

Subject to any rights granted pursuant to any of the Transaction Agreements or the Offtake Agreement:

(a) the Recipient shall hold the Confidential Information in confidence and shall not disclose the Confidential Information to third parties without the prior written consent of the Discloser provided that the Recipient may disclose the Confidential Information to its and its Affiliates' directors, officers, employees and Representatives who have a need to know the Confidential Information. Notwithstanding the foregoing, but subject to clause (b) of this Section 7.3, no consent of the Discloser shall be required for the Recipient to disclose Confidential Information of the Discloser if such disclosure is required by Applicable Securities Laws, including, for greater certainty, the rules of any stock exchange upon which securities of the Recipient or any of its Affiliates are traded; provided, further, that the Recipient shall (i) give prior written notice to the Discloser and an opportunity for the Discloser to review and comment on the requisite disclosure before it is made, including an opportunity for the Discloser to prevent such disclosure, and (ii) use its best efforts to incorporate the Discloser's comments or limit such disclosure, by seeking confidential treatment or otherwise. Further, in the event the Recipient is requested or required (including by interrogatories, subpoena or similar process) to disclose any Confidential Information of the Discloser, the Recipient shall provide the Discloser with prompt written notice of such request (if legally permitted) so the Discloser may consider whether it wishes to seek an appropriate protective order. In the absence of a protective order, the Recipient shall disclose only such Confidential Information as is legally required and shall use commercially reasonable efforts to ensure the confidentiality of any such Confidential Information that is disclosed;

(b) the Corporation shall not, and shall ensure that its Affiliates shall not, publicly disclose any information regarding the Investor or Investor's performance under the Offtake Agreement (collectively, the "Investor Information") without the prior written consent of the Investor, provided, that no consent of the Investor shall be required for the Corporation to disclose Investor Information if such disclosure is required by Applicable Securities Laws, including, for greater certainty, the rules of any stock exchange upon which securities of the Corporation or any of its Affiliates are traded, provided that the Corporation shall (i) give prior written notice to the Investor and an opportunity for the Investor to review and comment on the requisite disclosure before it is made, including an opportunity for the Investor to prevent such disclosure and (ii) use its best efforts to incorporate the Investor's comments or limit such disclosure, by seeking confidential treatment or otherwise;

(c) the Investor shall not, and shall ensure that its Affiliates shall not, publicly disclose any information regarding the Corporation or Corporation's performance under the Offtake Agreement (collectively, the "Corporation Information") without the prior written consent of the Corporation, provided, that no consent of the Corporation shall be required for the Corporation to disclose Corporation Information if such disclosure is required by Applicable Securities Laws, including, for greater certainty, the rules of any stock exchange upon which securities of the Investor or any of its Affiliates are traded, provided that the Investor shall (i) give prior written notice to the Corporation and an opportunity for the Corporation to review and comment on the requisite disclosure before it is made, including an opportunity for the Corporation to prevent such disclosure and (ii) use its best efforts to incorporate the Corporation's comments or limit such disclosure, by seeking confidential treatment or otherwise; and

(d) each party's obligations under this Section 7.3 shall survive for a period of two years following the date of termination of this Section 7.3.

7.4 Cleansing Announcements

(a) Subject to Section 7.4(b) and for so long as the Investor meets the 5% Threshold or is an Offtaker, upon receipt by the Corporation of a written notice from the Investor advising the Corporation that: (i) the Investor has determined that transacting in Equity Securities in the Corporation could reasonably be expected to trigger a violation of, or any liability to the Investor under, Applicable Securities Laws; and (ii) the Investor wishes to sell Equity Securities beneficially owned by the Investor, then, as soon as practicable, and no later than 9:00 a.m. (New York Time) on the seventh (7th) day following receipt by the Corporation of the written notice from the Investor outlining the material non-public information relating to the Corporation or any of its Subsidiaries known to the Investor, the Corporation shall, through a press release or other public announcement (each, a "Cleansing Document") in compliance with Regulation FD, make the Cleansing Announcement, including filing a copy of the Cleansing Document on the System for Electronic Document Analysis and Retrieval.

(b) The obligation for the Corporation to make a Cleansing Announcement under Section 7.4(a) shall not apply:

(i) if the Board determines in good faith, after consultation with its financial and legal advisors, that the making of such Cleansing Announcement would: (A) in the case of information derived from the Investor's role as Offtaker, have a material adverse effect on the Corporation; provided that the obligation of the Corporation to make a Cleansing Announcement in such case shall be deferred for a period of not more than ninety (90) days from the date of the receipt of the written notice from the Investor in Section 7.4(a)(ii) (such 90-day period is referred to herein as a "Offtake Cleansing Blackout Period"), provided, that after any initial Offtake Cleansing Blackout Period, the Corporation may not invoke a subsequent Offtake Cleansing Blackout Period until 12 months have elapsed from the end of any previous Offtake Cleansing Blackout Period; or (B) in the case of information that is not derived from the Investor's role as Offtaker, be prejudicial to the Corporation, provided that the obligation of the Corporation to make a Cleansing Announcement in such case shall be deferred for a period of not more than fourteen (14) days from the date of the receipt of the written notice from the Investor in Section 7.4(a)(ii) (such 14-day period is referred to herein as a "Cleansing Blackout Period"); provided, that after any initial Cleansing Blackout Period, the Corporation may not invoke a subsequent Cleansing Blackout Period in respect of the same matter until 12 months have elapsed from the end of any previous Cleansing Blackout Period; or

(ii) during any periodic blackout period imposed by Corporation pursuant to its disclosure policy for as long as the Investor Nominee is serving as a director of the Corporation or the Investor has elected to exercise its right to have a Representative serve as a non-voting observer of the Board.

7.5 Privilege

The provision of any information pursuant to this Article 7 shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege.

ARTICLE 8

ADDITIONAL COVENANTS

8.1 Foreign Investment Review

(a) Prior to making, or accepting, any ownership investment after the date hereof, the Corporation shall, as applicable under the relevant laws and regulations, and unless the Investor has agreed otherwise, take such steps as are at that time available under the Investment Canada Act to obtain certainty prior to completion regarding the status of the investment under the national security review provisions of the Investment Canada Act.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Corporation and its Subsidiaries agree to cooperate with any inquiry by CFIUS or Canadian Governmental Entities with respect to the Corporation's business (or that of its Subsidiaries) or any past or new investment the Corporation or its Subsidiaries have received or undertaken, or receive or undertake, including by providing any information and documentary material lawfully required or requested by CFIUS or Canadian Governmental Entities, after due discussion with CFIUS or Canadian Governmental Entities. Without limiting the foregoing, following the conclusion of any applicable appeal or review process, the Corporation and its Subsidiaries shall take any and all actions to comply with any valid order, writ, judgment, ruling, assessment, injunction, decree, stipulation, determination, undertaking, commitment, mitigation measure, agreement, or award entered by or with CFIUS or any Canadian Governmental Entity with respect to any such investment the Corporation or its Subsidiaries have received or undertaken, or receive or undertake.

(c) The Corporation and its Subsidiaries shall promptly inform the Investor of any such inquiry, and keep Investor reasonably informed regarding the existence of, and efforts to address and resolve, any action, investigation, review, or inquiry of any kind, including but not limited to formal, informal, written, or oral, involving the Corporation or its Subsidiaries relating to any developments in any regulatory process resulting from such inquiry.

(d) In the event that CFIUS requests that the Corporation or its Subsidiaries submit a joint voluntary notice ("Joint Notice") with respect to any previous investment they have received, the Corporation shall promptly inform the Investor, consult with the Investor regarding responding to CFIUS, and prepare and submit a Joint Notice to CFIUS, or take other necessary and appropriate action to respond to such request.

(e) In the event that CFIUS initiates a unilateral review of any previous investment the Corporation or its Subsidiaries have received, the Corporation shall promptly inform the Investor, consult with the Investor in connection with responding to such action by CFIUS, and take necessary and appropriate action in order to resolve CFIUS's concerns.

(f) As applicable under relevant law, the Corporation and its Subsidiaries shall provide or cause to be provided commercially reasonable assurances or agreements as required by CFIUS or the President of the United States, or the applicable Minister under the Investment Canada Act, including entering into a mitigation agreement, letter of assurance, national security agreement, or other similar arrangement or agreement; provided however, that such assurance or agreement does not have a material adverse effect on the Corporation or its Subsidiaries.

(g) The Corporation represents and warrants that it and its Subsidiaries have provided, and covenants to provide, to the best of its knowledge, truthful and complete information to CFIUS and Canadian Governmental Entities with respect to inquiries or requests that the Corporation or its Subsidiaries have received or may receive, as applicable.

(h) The Corporation and its Subsidiaries shall promptly advise the Investor of the receipt of any communication from CFIUS or a Canadian Governmental Entity relating to the Investor and shall consult with and obtain the consent of the Investor prior to communicating with CFIUS or a Canadian Governmental Entity relating to the Investor.

8.2 Restrictions on Transactions with FEOCs

For so long as the Investor meets the 10% Threshold or is an Offtaker, the Corporation shall not enter into any agreement in respect of, or otherwise support or recommend, any Change of Control to a Sanctioned Person or a FEOC without the Investor's prior written consent.

ARTICLE 9

REGISTRATION RIGHTS

9.1 Demand Registration Rights

(a) For so long as the Investor meets the 2.5% Threshold, the Investor may require the Corporation to register all or a portion of the Registrable Securities then held by the Investor and its Affiliates by filing a Registration Statement and a Prospectus and taking such other steps as may be necessary to facilitate a Distribution of all or any portion of the Registrable Securities held by the Investor or its Affiliates.

(b) Any such registration effected pursuant to this Section 9.1 is referred to herein as a "Demand Registration."

(c) Any such request shall be made by a notice in writing (a "Request") to the Corporation and shall specify the number and the class or classes of Registrable Securities to be sold (the "Designated Registrable Securities") by the Investor, the intended method of disposition, whether such offer and sale shall be made by an underwritten public offering and the jurisdiction(s) in which the filing is to be effected. The Corporation shall, subject to Applicable Securities Laws, use its commercially reasonable efforts to file within 30 days after receipt of the Request: (i) a Registration Statement in compliance with applicable U.S. Securities Laws and (ii) a Prospectus in compliance with applicable Canadian Securities Laws, in order to permit the Distribution of all of the Designated Registrable Securities of the Investor specified in a Request. The parties shall cooperate in a timely manner in connection with such Distribution and the procedures in Schedule A shall apply.

(d) The Corporation shall not be obliged to effect:

(i) more than two Demand Registrations in any twelve (12) month period; provided that for purposes of this Section 9.1, a Demand Registration pursuant to which the Designated Registrable Securities are to be sold shall not be considered as having been effected until (1) the Registration Statement has been declared effective by the SEC and (2) a receipt has been issued by the Canadian Securities Authorities for the Prospectus and has not been withdrawn or suspended; or

(ii) a Demand Registration in the event the Corporation determines in its good faith judgment, after consultation with its financial and legal advisors, that (A) either (I) the effect of the filing of a Registration Statement and Prospectus would have a material adverse effect on the Corporation because such action would materially interfere with a material acquisition, reorganization or similar material transaction involving the Corporation; or (II) there exists at the time material non-public information relating to the Corporation the disclosure of which would be materially adverse to the Corporation, and (B) that it is therefore in the best interests of the Corporation to defer the filing of a Registration Statement and Prospectus at such time, in which case the Corporation's obligations under this Section 9.1 shall be deferred for a period of not more than ninety (90) days from the date of receipt of the Request of the Investor (such 90-day period is referred to herein as a "Blackout Period"); provided, that after any initial Blackout Period, the Corporation may not invoke a subsequent Blackout Period until 12 months have elapsed from the end of any previous Blackout Period; provided, further, that the Corporation shall not register any securities for its own account or that of any other stockholder during such 90-day period other than pursuant to a Registration Statement on Form S-8 or other registration solely relating to an offering or sale to employees or directors of the Corporation pursuant to any employee stock plan or other employee benefit arrangement.

(e) In the case of an underwritten public offering of Registrable Securities initiated pursuant to this Section 9.1, the Investor shall have the right to select the managing underwriter(s) or managing agent(s) and the counsel retained which shall perform such offering.

(f) The Investor shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration Statement and Prospectus pursuant to this Section 9.1 without incurring any liability to the Corporation or any other Person by giving written notice to the Corporation of its request to withdraw; provided, however, that:

(i) such request must be made in writing ten (10) Business Days prior to the execution of the underwriting agreement (or such other similar agreement) with respect to such offering; and

(ii) such withdrawal shall be irrevocable.

(g) For the avoidance of doubt, the registration rights granted pursuant to the provisions of this Section 9.1 shall be in addition to the registration rights granted pursuant to Section 9.2, below.

9.2 Piggyback and Shelf Registration Rights

(a) Piggyback Registration. Each time the Corporation elects to proceed with the preparation and filing of (i) a Registration Statement under any U.S. Securities Laws or (ii) a Prospectus under any Canadian Securities Laws, in each case in connection with a proposed Distribution of any of its securities, whether by the Corporation or any of its security holders, the Corporation shall give written notice thereof to the Investor as soon as practicable. In such event, the Investor shall be entitled, by notice in writing given to the Corporation within twenty (20) days (except in the case of a "bought deal" in which case the Investor shall have only twenty-four (24) hours) after the receipt of any such notice by the Investor, to require that the Corporation cause any or all of the Registrable Securities held by the Investor (the "Piggyback Registrable Securities") to be included in such Prospectus (such qualification being hereinafter referred to as a "Piggyback Registration"). Notwithstanding the foregoing:

(i) in the event the lead underwriter or lead agent for the offering advises the Corporation and the Investor that in its good faith opinion, the inclusion of such Registrable Securities may materially and adversely affect the price or success of the offering, the Corporation shall include in such Registration, in the following priority: (i) first, such number of securities the Corporation proposes to sell; (ii) second, a number of Piggyback Registrable Securities requested by the Investor to be included in such Piggyback Registration to the extent that such lead underwriter or lead agent reasonably believes such securities may be included in the offering without materially and adversely affecting the price or success of the offering; and (iii) third, such number of other securities requested by any other shareholder of the Corporation to be included in such Piggyback Registration to the extent that such lead underwriter or lead agent reasonably believes such securities may be included in the offering without materially and adversely affecting the price or success of the offering;

(ii) the Corporation may at any time before the effective date of such Registration Statement, and without the consent of the Investor, abandon the proposed offering in which the Investor has requested to participate; and

(iii) the Investor shall have the right to withdraw its request for inclusion of its Piggyback Registrable Securities in any Registration Statement and Prospectus pursuant to this Section 9.2 without incurring any liability to the Corporation or any other Person by giving written notice to the Corporation of its request to withdraw; provided, however, that:

such request must be made in writing five (5) Business Days prior to the execution of the underwriting agreement (or such other similar agreement) with respect to such offering; and

such withdrawal shall be irrevocable and, after making such withdrawal, the Investor shall no longer have any right to include its Piggyback Registrable Securities in the offering pertaining to which such withdrawal was made.

(b) Shelf Registration

(i) The Investor shall, subject to Section 9.1(d), have the right to require the Corporation at any time and from time to time to file a Registration Statement, including a Registration Statement covering the resale of all Registrable Securities on a delayed or continuous basis, pursuant to MJDS or on Form F-3 or Registration Statement that may be available at such time (a "Shelf Registration Statement"), and if necessary pursuant to the MJDS in connection therewith, to file a Canadian Prospectus pursuant to the provisions of National Instrument 44-102 - Shelf Distributions, which, for greater certainty, shall include BC Instrument 45-503 - Exemption from Certain Prospectus Requirements for Canadian Well-known Seasoned Issuers, and take such other steps as may be necessary to register the Distribution in the United States of all or any portion of the Registrable Securities held by the Investor (a "Shelf Registration"), by giving a notice with the information required in Section 9.1(c) to the Corporation.

(ii) Upon exercise of a Shelf Registration right as set forth in Section 9.2(b)(i), the Corporation shall, and subject to Applicable Securities Laws, use its commercially reasonable efforts to file within 30 days after receipt of the Request a Shelf Registration Statement relating to such Shelf Registration and cause such Shelf Registration Statement to become effective under the U.S. Securities Act, and, as required, prepare and file a preliminary Canadian Base Shelf Prospectus (if applicable) and a final Canadian Base Shelf Prospectus relating to such Shelf Registration and secure the issuance of a receipt for such preliminary Canadian Base Shelf Prospectus (if applicable) and final Canadian Base Shelf Prospectus, and promptly thereafter take such other steps as may be necessary in order to permit the Distribution in the United States of all or any portion of the Registrable Securities of the shareholders requested to be included in such Shelf Registration.

(iii) Upon filing any Shelf Registration Statement and, if required, a Canadian Base Shelf Prospectus, the Corporation shall use its commercially reasonable efforts to keep such Shelf Registration Statement effective with the SEC and, if required such Canadian Base Shelf Prospectus effective with the applicable Canadian Securities Authorities, respectively, at all times and to re-file such Shelf Registration Statement or renew such Canadian Base Shelf Prospectus upon its expiration by filing a preliminary Canadian Base Shelf Prospectus (if applicable) and final Canadian Base Shelf Prospectus, and to cooperate in any shelf take-down, whether or not underwritten, by amending or supplementing any Shelf Registration Statement or Canadian Base Shelf Prospectus related to such Shelf Registration as may be reasonably requested by the Investor or as otherwise required, until such time as all Registrable Securities that could be sold pursuant to such Shelf Registration Statement have been sold, are no longer outstanding or otherwise cease to be "Registrable Securities".

(iv) For so long as the Investor meets the 2.5% Threshold, and at any time that a Shelf Registration Statement is effective, if the Investor delivers a notice to the Corporation stating that it intends to effect an underwritten public offering of all or part of the Registrable Securities included on the Shelf Registration Statement (a "Shelf Underwritten Offering"), then the Corporation shall file a prospectus supplement to the Shelf Registration Statement and any applicable Canadian Prospectus as may be necessary to enable such Registrable Securities to be distributed pursuant to the Shelf Underwritten Offering, which Shelf Underwritten Offering shall be deemed a "Demand Registration" for all purposes in this Agreement. Such notice shall include substantially the same information as required by Section 9.1(c) for a Request and shall be considered a "Request" for all purposes in this Agreement, to the extent the applicable as the context may require. The Investor's rights to request a Shelf Underwritten Offering under the Shelf Registration Statement with respect to the Registrable Securities held by the Investor shall be in addition to the other registration rights provided in this Article 9; provided that the Corporation shall not be obligated to effect any such Shelf Underwritten Offering for any of the reasons set forth in Section 9.1(d) for a Demand Registration, mutatis mutandis. In addition, the provisions of Section 9.1(e) shall apply to any Shelf Underwritten Offering, mutatis mutandis. The Corporation and the Investor shall cooperate in a timely manner in connection with any such Shelf Underwritten Offering and the procedures in Schedule A shall apply to such Shelf Underwritten Offering.

9.3 Expenses

All Registration Expenses incident to the performance of or compliance with this Article 9 by the parties shall be borne by the Corporation other than any and all commissions payable to any underwriter for an underwritten offering or agent for an agency offering that are attributable to the Registrable Securities to be sold by the Investor pursuant to any Demand Registration or Piggyback Registration, which commissions shall be borne by the Investor.

9.4 Other Sales

After receipt by the Corporation of a Request, the Corporation shall not, without the prior written consent of the Investor, authorize, issue or sell any Common Shares or Equity Securities in any jurisdiction or agree to do so or publicly announce any intention to do so (except for securities issued pursuant to any legal obligations in effect on the date of the Request or pursuant to any stock option plan or equity incentive plan) until the date which is the later of (a)(i) the date on which the Registration Statement has been declared effective by the SEC and (ii) the date on which a receipt or decision document is issued for the Prospectus filed in connection with such Demand Registration, and (b) the completion of the offering contemplated by the Demand Registration; provided, however, that the Corporation further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with any underwritten offering effected pursuant to this Article 9, which agreements may subject the Corporation to a longer lock-up period.

9.5 Future Registration Rights

The Corporation shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted to the Investor hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights granted to the Investor hereunder.

9.6 Preparation; Reasonable Investigation

In connection with the preparation and filing of any Registration Statement or Prospectus as herein contemplated, the Corporation shall give the Investor, its underwriters for an underwritten offering or agents for an agency offering, and their respective counsel, auditors and other Representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material, furnished to the Corporation in writing, which in the reasonable judgment of the Investor and its counsel should be included. The Corporation shall give the Investor and the underwriters or agents such reasonable and customary access to the books and records of the Corporation and its Subsidiaries and such reasonable and customary opportunities to discuss the business of the Corporation with its officers and auditors as shall be necessary in the reasonable opinion of the Investor, such underwriters or agents and their respective counsel. The Corporation shall cooperate with the Investor and its underwriters or agents in the conduct of all reasonable and customary due diligence which the Investor, such underwriters or agents and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing a due diligence defence as contemplated by the Applicable Securities Laws and in order to enable such underwriters or agents to execute any certificate required to be executed by them for inclusion in each such document.

9.7 Indemnification

(a) In connection with any Demand Registration, Piggyback Registration and Shelf Registration, the Corporation shall indemnify and hold harmless the Investor, each underwriter or agent involved in the Distribution of Registrable Securities thereunder, each of their respective members, directors, officers, employees and agents, and each Person, if any, who controls such Investor, underwriter or agent within the meaning of the U.S. Securities Act or the U.S. Exchange Act against any losses, claims, damages or liabilities (including reasonable counsels' fees) ("Losses"), joint or several, to which the Investor, or such underwriter or agent or controlling Person or any of their directors, officers, employees or agents may become subject, insofar as such Losses, (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or Prospectus, or any amendment or supplement thereof, (ii) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) arise out of or are based upon any violation or alleged violation by the Corporation (or any of its agents or Affiliates) of any Applicable Securities Law, and the Corporation will pay to each the Investor, underwriter, agent or controlling Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Losses may result, as such expenses are incurred; provided, however, that the Corporation shall not be liable in any such case if and to the extent that any such Losses arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by the Investor, such underwriter or agent or such controlling Person expressly for use in connection with such registration; provided further, however, that the indemnity agreement contained in this Section 9.7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Corporation, which consent shall not be unreasonably withheld.

(b) In connection with any Demand Registration, Piggyback Registration and Shelf Registration, the Investor shall indemnify and hold harmless the Corporation, its directors, each officer who has signed the Registration Statement, and each underwriter or agent involved in the Distribution of Registrable Securities thereunder, and each Person, if any, who controls such Investor, underwriter or agent within the meaning of the U.S. Securities Act or the U.S. Exchange Act to the same extent as the indemnity referred to in clause (a) above from the Corporation to the Investor, but only to the extent that any such Losses arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by the Investor; provided, however, that the indemnity agreement contained in this Section 9.7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; provided further, however, that in no event shall the aggregate amounts payable by the Investor by way of indemnity or contribution under Section 9.7(b) and 9.7(d) exceed the proceeds from the offering received by the Investor (net of any commissions paid by the Investor), except in the case of fraud or willful misconduct by the Investor.

(c) Promptly after receipt by an indemnified party under this Section 9.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 9.7, only to the extent that such failure materially prejudices the indemnifying party's ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.7.

(d) To provide for just and equitable contribution to joint liability under the U.S. Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 9.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 9.7 provides for indemnification in such case, or (ii) contribution under the U.S. Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 9.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) the Investor will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by the Investor pursuant to such Registration Statement or Prospectus, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the U.S. Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall the Investor's liability pursuant to this Section 9.7(d), when combined with the amounts paid or payable by the Investor pursuant to Section 9.7(b), exceed the proceeds from the offering received by the Investor (net of any commission paid by the Investor), except in the case of willful misconduct or fraud by the Investor.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Corporation and the Investor under this Section 9.7 shall survive the completion of any offering of Registrable Securities in a registration under this Article 9, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

9.8 Sale by Affiliates

If any Registrable Securities to be sold pursuant to any Demand Registration or Piggyback Registration are owned by an Affiliate of the Investor, all references to the Investor in this Article 9 and Schedule A shall be deemed, for the purpose of such Demand Registration or Piggyback Registration, to include both the Investor and/or the Affiliates.

9.9 Rule 144 and Regulation S

The Corporation shall use commercially reasonable efforts to file the reports required to be filed by it under the U.S. Securities Act and the U.S. Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Corporation is not required to file such reports, it will, upon the request of the Investor, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144 or Regulation S under the U.S. Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as the Investor may reasonably request, all to the extent required from time to time to enable the Investor to sell Registrable Securities without registration under the U.S. Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the U.S. Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of the Investor, the Corporation will deliver to the Investor a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

ARTICLE 10

MISCELLANEOUS

10.1 Notices

(a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i) in the case of the Investor:

General Motors Holdings LLC
300 Renaissance Center
Detroit, MI 48265

Attention: Executive Director, Corporate Development
Email: [Redacted]

With a copy (which shall not constitute notice) to:

General Motors Holdings LLC

300 Renaissance Center

Detroit, MI 48265

Attention: Lead Counsel, Corporate Development and Global M&A
Email: [Redacted]

(ii) in the case of the Corporation:

Lithium Americas Corp.

Suite 300, 900 W Hastings Street
Vancouver, BC V6C 1E5

Attention: Jonathan Evans, President and CEO
Email: [Redacted]

(b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Toronto time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 10.1.

10.2 Changes in Capital of the Corporation or Reorganization of the Corporation

At all times after the occurrence of any event which results in a change to the Common Shares, this Agreement will forthwith be amended and modified as necessary in order that it will apply with full force and effect, with appropriate changes, to all new securities into which the Common Shares are so changed and the parties will execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

Concurrent with the consummation of any reorganization, spin-off, split-off, corporate rearrangement or other similar event involving the Corporation or a Subsidiary (including the Separation) (a "Reorganization"), (i) the Corporation shall, or shall cause its Subsidiary to, execute and deliver an agreement identical to this Agreement (other than changes necessary to reflect the parties and type of securities) to the Investor with respect to all securities received by the Investor in connection with such Reorganization; and (ii) Section 8.2 herein shall have no further force or effect in this Agreement and will only be effective in the identical agreement to be entered into by the Corporation's Subsidiary.

10.3 Non-Circumvention

The Corporation shall not take any actions or do any things for the purpose of circumventing the rights of the Investor under Article 3, including by way of the issuance of a debt or equity interest in a Subsidiary or Affiliate for the purpose of avoiding the application of Article 3. Notwithstanding the foregoing, the Investor acknowledges and agrees that an issuance of a debt or equity interest in a Subsidiary or Affiliate of the Corporation may be undertaken for a valid business purpose and will not, in itself, be a circumvention of the Investor's rights hereunder.

10.4 Termination

This Agreement shall terminate and neither party shall have any further rights or obligations hereunder upon the later to occur of (a) the Lock-Up Outside Date and (b) the Investor ceasing to meet the 2.5% Threshold; provided that the rights and obligations of the parties under (x) Section 7.3 and Article 8 of this Agreement shall survive so long as Investor is an Offtaker or owns Common Shares (y) Section 7.4 of this Agreement shall survive so long as Investor is an Offtaker and holds any Common Shares, and (z) Section 7.1 (as it relates to clause (d) and (e) thereto) and Article 9 shall survive for the periods set forth therein.

10.5 Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

10.6 Assignment

Neither party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other party. Notwithstanding the foregoing, the Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Corporation, to an Affiliate of the Investor, provided that (i) any such assignee shall, prior to any such transfer, agree to be bound by all of the covenants of the Investor contained herein and comply with the provisions of this Agreement, and shall deliver to the Corporation a duly executed undertaking to such effect in form and substance satisfactory to the Corporation, acting reasonably, and (ii) such assignment and transfer shall not release the Investor from liability for its obligations under this Agreement.

10.7 Successors and Assigns

This Agreement shall inure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors and permitted assigns. In the event any Person acquires the Corporation, whether by merger, consolidation, sale of all or substantially all of the Corporation's assets or similar business combination transaction and, as a result of such transaction, the Investor receives securities of the successor or acquiring Person (or one or more of its Affiliates), the successor or acquiring Person (or its applicable Affiliates) must, as a condition to the consummation of such transaction, agree in writing to assume the Corporation's rights and obligations under Section 7.1 (as it relates to clause (d) and (e) thereto) and Article 9 of this Agreement, mutatis mutandis.

10.8 No Third Party Beneficiaries

Except as provided in Section 2.4, Section 2.5 and Section 4.4 (with respect to the Investor Nominee and the Investor's appointed observer, as applicable), this Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 Expenses

Except as otherwise expressly provided in this Agreement, each party shall pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

10.10 Further Assurances

Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

10.11 Right to Injunctive Relief

The parties agree that any breach of the terms of this Agreement by either party would result in immediate and irreparable injury and damage to the other party which could not be adequately compensated by damages. The parties therefore also agree that in the event of any such breach or any anticipated or threatened breach by the defaulting party, the other party shall be entitled to equitable relief, including by way of temporary or permanent injunction or specific performance, without having to prove damages, in addition to any other remedies (including damages) to which such other party may be entitled at law or in equity.

10.12 Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if each party had signed and delivered the same document, and all counterparts shall be construed together to be an original and shall constitute one and the same agreement.

[Signature page to immediately follow this page.]

IN WITNESS WHEREOF this Agreement has been executed by the parties.

GENERAL MOTORS HOLDINGS LLC

By:   (signed) John Stapleton

 Name: John Stapleton
 Title: Vice President, Global Financial

 Strategy and FP&A

LITHIUM AMERICAS CORP.

By:   (signed) Jonathan Evans

 Name: Jonathan Evans

 Title: President & Chief Executive

 Officer

SCHEDULE A

REGISTRATION PROCEDURES

(a) Upon receipt of a Request from the Investor, the Corporation shall use its reasonable best efforts to effect the Distribution of Registrable Securities of the Investor, and pursuant thereto the Corporation shall use its reasonable best efforts to as expeditiously as possible:

(i) following the Corporation's receipt of the Request in respect of the exercise of a Demand Registration right pursuant to Section 9.1(a) or a Shelf Registration right pursuant to Section 9.2(b) (and in any event within 21 days of a Shelf Registration right pursuant to Section 9.2(b)) in respect of a Distribution in the United States, as applicable, prepare and file with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the Investor or by the Corporation in accordance with the intended method or methods of distribution thereof (which may be a Registration Statement filed on Form F-10 under the MJDS (if then available)), make all required filings with FINRA, and, if such Registration Statement is not automatically effective upon filing, use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable and to remain effective as provided herein; provided, however, before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including Free Writing Prospectuses) and, to the extent reasonably practicable, documents that would be incorporated by reference or deemed to be incorporated by reference in a Registration Statement filed pursuant to a Demand Registration, the Corporation shall furnish or otherwise make available to the Investor, its counsel and the managing underwriter(s), if any, copies of all such documents proposed to be filed (including exhibits thereto), which documents will be subject to the reasonable review and comment of the Investor and counsel, and such other documents reasonably requested by the Investor and counsel, including any comment letter from the SEC, and, if requested by the Investor or counsel, provide the Investor or counsel, as applicable, reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the U.S. Securities Act, including reasonable access to the Corporation's books and records, officers, accountants and other advisors. The Corporation will include comments to any Registration Statement and any amendments or supplements thereto from the Investor or its counsel, or the managing underwriters, if any, as reasonably requested on a timely basis;

(ii) prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith and such Free Writing Prospectuses and U.S. Exchange Act reports as may be necessary to keep such Registration Statement continuously effective during the applicable period provided herein and comply in all material respects with the provisions of the U.S. Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any prospectus supplement as may be necessary to comply with the provisions of the U.S. Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the U.S. Securities Act in each case, until such time as all of such securities have been disposed of in accordance with the intended method or methods of disposition by the Investor set forth in such Registration Statement or otherwise cease to be "Registrable Securities";

(iii) prepare and file with the Canadian Securities Authorities as soon as practicable following the Corporation's receipt of the Request, a Prospectus relating to the applicable Demand Registration, Piggyback Registration or Shelf Registration and any other documents reasonably necessary, including amendments and supplements in respect of those documents, to permit the Distribution and, in so doing, act as expeditiously as is practicable and in good faith to settle all deficiencies and obtain those receipts and clearances and provide those undertakings and commitments as may be reasonably required by the Canadian Securities Authorities, all as may be necessary to permit the Distribution of such securities in compliance with applicable Canadian Securities Laws, and furnish to the Investor and the managing underwriters or underwriters, if any, copies of such Canadian Prospectuses and any amendments or supplements in the form filed with the Canadian Securities Authorities, promptly after the filing of such Canadian Prospectuses, amendments or supplements;

(iv) subject to applicable Canadian Securities Laws, keep the Prospectus effective until the Investor has completed the Distribution described in the Prospectus;

(v) notify the Investor and the managing underwriter(s) or managing agent(s), if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Corporation (A) when the Registration Statement, Prospectus or any amendment thereto has been filed, and, to furnish the Investor and managing underwriter(s) or managing agent(s) with copies thereof, (B) of any request by the SEC for amendments to the Registration Statement or related Prospectus or for additional information, (C) of any request by the Canadian Securities Authorities for amendments to the Prospectus or for additional information, (D) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose, (E) of the issuance by the Canadian Securities Authorities of any stop order or cease trade order relating to the Prospectus or any order preventing or suspending the use of any Prospectus or the initiation or threatening for any proceedings for such purposes, and (F) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of the Registrable Securities for Distribution in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(vi) promptly notify the Investor and the managing underwriter(s), if any, (A) at any time the representations and warranties contemplated by any underwriting agreement, securities/sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in all material respects, and (B) the happening of any event as a result of which the Registration Statement or Prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which it was made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the Registration Statement or Prospectus in order to comply with the Applicable Securities Laws and, in either case as promptly as practicable thereafter, prepare and file with the SEC or Canadian Securities Authorities and furnish without charge to the Investor and the managing underwriter(s) or managing agent(s), if any, a supplement or amendment to such Registration Statement or Prospectus, which shall correct such statement or omission or effect such compliance;

(vii) use commercially reasonable efforts to prevent the issuance of any stop order, cease trade order or other order suspending the use of any Registration Statement or Prospectus or suspending any qualification of the Registrable Securities covered by the Registration Statement or Prospectus and, if any such order is issued, to obtain the withdrawal of any such order;

(viii) furnish to the Investor and each managing underwriter or managing agent, without charge, as applicable, one executed copy and as many conformed copies as they may reasonably request, of the Registration Statement and Prospectus and any amendment thereto, including financial statements and schedules, all documents incorporated therein by reference, and provide the Investor and its counsel with an opportunity to review, and provide comments to the Corporation on the Registration Statement and Prospectus;

(ix) deliver to the Investor and the underwriters for an underwritten offering or the agents for an agency offering, if any, without charge, as many copies of the Registration Statement and Prospectus and any amendment or supplement thereto as such Persons may reasonably request (it being understood that the Corporation consents to the use of the Registration Statement and Prospectus or any amendment thereto by the Investor and the underwriters or agents, if any, in connection with the Distribution of the Registrable Securities covered by the Registration Statement or Prospectus or any amendment or supplement thereto) and such other documents as the Investor may reasonably request in order to facilitate the Distribution of the Registrable Securities by such Person;

(x) use its commercially reasonable efforts to qualify, and cooperate with the Investor, the managing underwriter or managing agent, if any, and their respective counsel in connection with the qualification of such Registrable Securities for Distribution in compliance with the Applicable Securities Laws as any such Person, underwriter or agent reasonably requests in writing; and

(xi) in connection with any underwritten offering or agency offering, enter into customary agreements, including an underwriting agreement or agency agreement, as applicable, such agreement to be satisfactory in substance and form to each of the Investor and the Corporation and the underwriters or agents, each acting reasonably, and to contain such representations and warranties by the Corporation and such other terms as are generally prevailing in agreements of these types, it being understood for the avoidance of doubt that the Investor shall not be required to make any representations or warranties to or agreements with the Corporation or the underwriters' or agents' other than representations, warranties or agreements regarding the Investor and the Corporation's intended method of distribution and any other representation required by Law or as are generally prevailing in such underwriting or agency agreements for secondary offerings, as the case may be, and furnish to the underwriters or agents and the Investor, among other things:

an opinion of counsel representing the Corporation for the purposes of such registration, addressed to the underwriters or agents, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering or agents in an agency public offering;

such corporate certificates, satisfactory to the managing underwriter or underwriters acting reasonably, as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the managing underwriter or underwriters may reasonably request; and

a "comfort letter" dated such date from the independent public accountants retained by the Corporation, addressed to the underwriters or agents, in form and substance as is customarily given in an underwritten or agency public offering, as applicable, provided that the Investor has made such representations and furnished such undertakings as the independent public accountants may reasonably require;

(xii) as promptly as practicable after filing with the SEC or Canadian Securities Authorities, any document which is incorporated by reference into the Registration Statement or Prospectus, provide copies of such document to counsel for the Investor and to the managing underwriters or managing agents, if any;

(xiii) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all Registrable Securities, not later than the closing date of the offering;

(xiv) make reasonably available its employees and personnel for participation in "road shows" and other marketing efforts and otherwise provide reasonable assistance to the underwriters or agents (taking into account the needs of the Corporation's businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten or agency offering;

(xv) promptly prior to the filing of any document which is to be incorporated by reference into the Registration Statement or Prospectus, provide copies of such document to counsel for the Investor and to each lead underwriter or lead agent, if any, and make the Corporation's Representatives reasonably available for discussion of such document and make such changes in such document concerning the Investor prior to the filing thereof as counsel for the Investor or underwriters or agents may reasonably request;

(xvi) cooperate with the Investor and the lead underwriter or lead agent, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the underwriters or agents or, if not an underwritten or agency offering, in accordance with the instructions of the sellers of Registrable Securities at least three (3) Business Days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof;

(xvii) cooperate with the Investor and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii) in the case of a Distribution under a Registration Statement, otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC (including Regulation M), and make available, as soon as reasonably practicable (but no more than 18 months after the effective date of the Registration Statement or such later date as provided by Section 11(d) of the U.S. Securities Act), an earnings statement covering the period of at least 12 months beginning with the first day of the Corporation's first full calendar quarter after the effective date of the Registration Statement (or such later date as provided by Section 11(d) of the U.S. Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the U.S. Securities Act and Rule 158 thereunder;

(xix) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the Distribution of such Registrable Securities; and

(xx) take such other actions and execute and deliver such other documents as may be reasonably necessary to give full effect to the rights of the Investor under this Agreement.

(b) The Corporation may require the Investor, as to which any Registration is being effected, to furnish to the Corporation such information regarding the Distribution of such securities and such other information relating to such Person and its ownership of Registrable Securities as the Corporation may from time to time reasonably request in writing. The Investor agrees to furnish such information to the Corporation and to cooperate with the Corporation as necessary to enable the Corporation to comply with the provisions of this Agreement. The Investor shall notify the Corporation immediately upon the occurrence of any event as a result of which any of the aforesaid Registration Statement or Prospectuses includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they are made) not misleading.

SCHEDULE G

SUBSCRIPTION RECEIPT AGREEMENT

(See Attached)

SCHEDULE G - FORM OF SUBSCRIPTION RECEIPT AGREEMENT

SUBSCRIPTION RECEIPT AGREEMENT

LITHIUM AMERICAS CORP.

- and -

GENERAL MOTORS HOLDINGS LLC

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA

Dated as of [●], 2023

- ii -

THIS SUBSCRIPTION RECEIPT AGREEMENT1 made as of [●], 2023.

AMONG:

LITHIUM AMERICAS CORP., a corporation existing under the laws of the Province of British Columbia

(the "Corporation")

AND

GENERAL MOTORS HOLDINGS LLC, a limited liability company existing under the laws of the State of Delaware

(the "Investor")

AND

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada

(the "Subscription Receipt Agent")

WHEREAS in connection with the Master Purchase Agreement (as defined herein) between the Corporation and the Investor, the Corporation is proposing to issue 15,002,243 Subscription Receipts (as defined herein) at the Subscription Receipt Purchase Price (as defined herein), with each Subscription Receipt representing the right to receive one Unit (as defined herein) in the manner herein set forth;

AND WHEREAS each Unit shall be comprised of one Underlying Share and 0.7926 Warrant;

AND WHEREAS the Corporation and the Investor have agreed that:

(a) pending the satisfaction of the Release Conditions, the Subscription Proceeds (as defined herein) are to be delivered to and held by the Subscription Receipt Agent as escrow agent hereunder and deposited with an Approved Bank (as defined herein) in the manner set forth herein;

(b) upon receipt by the Subscription Receipt Agent of the Release Certificate (as defined herein), confirming that the Release Conditions have been satisfied on or prior to the Escrow Release Deadline, the Subscription Receipt Agent will release (i) the Subscription Proceeds (as defined herein) to the Corporation; and (ii) the Earned Interest (as defined herein) to the Investor;

______________________________
1 This remains document subject to comment by Computershare and the parties will work in good faith to address any such comments to the reasonable satisfaction of each party.

(c) if the Release Conditions are satisfied on or before the Escrow Release Deadline, the Investor will be entitled to receive, without payment of any additional consideration or further action, one Unit for each Subscription Receipt held; and

(d) if a Termination Event (as defined herein) occurs, the Investor shall be entitled to have the Subscription Proceeds paid back to it together with the Earned Interest (as defined herein), less any applicable withholding taxes;

AND WHEREAS the Subscription Receipt Agent has agreed to receive the Subscription Proceeds and hold the Escrowed Funds as subscription receipt agent;

AND WHEREAS all acts and deeds necessary have been done and performed to make the Subscription Receipts when issued as provided in this Agreement, legal, valid and binding upon the Corporation with the benefits of and subject to the terms of this Agreement;

AND WHEREAS the foregoing recitals are made as statements of fact by the Corporation and the Investor and not by the Subscription Receipt Agent.

NOW THEREFORE, in consideration of the premises and the covenants of the parties it is hereby agreed and declared as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, including the recitals and schedules hereto, and in all agreements supplemental hereto:

(a) "Affiliate" means, as to any specified Person, any other Person who directly, or indirectly through one or more intermediaries, (a) controls such specified Person, (b) is controlled by such specified Person, or (c) is under common control with such specified Person;

(b) "Agreement" means this subscription receipt agreement, as amended, supplemented or otherwise modified from time to time;

(c) "Applicable Law" has the meaning ascribed to such term in the Master Purchase Agreement;

(d) "Applicable Legislation" means the provisions of any statute of Canada or a province thereof, and the regulations and rules under any such named or other statute, relating to agreements such as this Agreement or to the rights, duties and obligations of persons serving in a similar role as the Subscription Receipt Agent under this Agreement, to the extent that such provisions are at the time in force and applicable to this Agreement;

(e) "Approved Bank" has the meaning set forth in Section 5.2;

(f) "Business Day" means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of British Columbia, the City of New York or the City of Detroit and (b) a day on which banks are generally closed in the Province of British Columbia, the City of New York or the City of Detroit;

(g) "Common Shares" means the common shares in the capital of the Corporation;

(h) "Counsel" means a barrister or solicitor or a firm of barristers and solicitors retained by the Subscription Receipt Agent or retained by the Corporation and acceptable to the Subscription Receipt Agent;

(i) "Court" has the meaning set forth in Section 7.7(a);

(j) "DRS Advice" means a direct registration system advice evidencing ownership of securities in the Subscription Receipt Agent's or any of its affiliates' book-based registration system;

(k) "Earned Interest" means the interest credited in accordance with Section 5.2 of this Agreement on the deposit of the Subscription Proceeds with an Approved Bank between the Subscription Receipt Closing Date and the earlier of: (i) the Escrow Release Date; and (ii) the Termination Date;

(l) "Escrow Release Conditions" has the meaning ascribed to such term in the Master Purchase Agreement;

(m) "Escrow Release Date" means the date the Corporation and the Investor deliver the Release Certificate in accordance with the terms of this Agreement, provided that if the Release Certificate is not received on a Business Day or is received after 5:00 p.m. (Vancouver time) on a Business Day then the Escrow Release Date shall be the next Business Day following the date of such receipt;

(n) "Escrow Release Deadline" means 5:00 p.m. (Vancouver time) on December 31, 2023 or such other later date as is agreed by the Corporation and the Investor, but in any event not on or after the closing of the Separation Transaction;

(o) "Escrowed Funds" means the Subscription Proceeds and all Earned Interest if any earned thereon;

(p) "Governmental Entity" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange;

(q) "Master Purchase Agreement" means the Master Purchase Agreement dated January 30, 2023 between the Corporation and the Investor;

(r) "NYSE" means the New York Stock Exchange;

(s) "Permitted Assign" has the meaning set forth in Section 2.7(a);

(t) "Person" means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity;

(u) "Release Certificate" means a certificate executed by the Corporation and by the Investor in the form attached as Schedule "B" hereto and addressed to the Subscription Receipt Agent confirming that the Release Conditions have been satisfied or waived;

(v) "Release Conditions" means the occurrence of the following events:

(i) each of the Escrow Release Conditions set out in the Master Purchase Agreement shall have been satisfied or waived; and

(ii) the Corporation and the Investor have delivered the Release Certificate to the Subscription Receipt Agent confirming that the conditions set forth in (i) above have been satisfied;

(w) "Separation Transaction" has the meaning ascribed to such term in the Master Purchase Agreement;

(x) "Shareholder" means a holder of record of one or more Common Shares;

(y) "SpinCo" has the meaning ascribed to such term in the Master Purchase Agreement;

(z) "Subscription Proceeds" means US$320,147,865.62;

(aa) "Subscription Receipt Agent" means Computershare Trust Company of Canada, in its capacity hereunder and any lawful successors or permitted assigns hereto appointed hereunder from time to time;

(bb) "Subscription Receipt Certificate" means a certificate issued on or after the Subscription Receipt Closing Date to evidence Subscription Receipts, substantially in the form of the certificate attached as Schedule "A" hereto;

(cc) "Subscription Receipt Closing Date" means [●], 2023 or such other date as may be agreed to by the Investor and the Corporation, but in any event not on or after the closing of the Separation Transaction;

(dd) "Subscription Receipt Purchase Price" means US$21.34 , being the purchase price per Subscription Receipt;

(ee) "Subscription Receipts" means the subscription receipts of the Corporation issued hereunder and to be issued in the form of Subscription Receipt Certificates and evidencing the rights set out in Section 2.2 hereof;

(ff) "Successor Corporation" has the meaning set forth in Section 6.1;

(gg) "Termination Date" means the date on which the Termination Event occurs;

(hh) "Termination Event" means any one of:

(i) the failure of the Corporation and the Investor to satisfy the Release Conditions prior to the Escrow Release Deadline; or

(ii) the termination of the Master Purchase Agreement prior to the Escrow Release Deadline as notified to Subscription Receipt Agent by the Investor and the Corporation;

(ii) "Tranche 1 Investment" has the meaning ascribed to such term in the Master Purchase Agreement;

(jj) "TSX" means the Toronto Stock Exchange;

(kk) "Underlying Shares" means the Common Shares issuable to the Investor upon conversion of the Subscription Receipts without payment of any additional consideration in accordance with the terms and conditions of this Agreement;

(ll) "United States" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(mm) "Units" means the units issuable to the Investor upon conversion of the Subscription Receipts without payment of any additional consideration in accordance with the terms and conditions of this Agreement, with each unit being comprised of one Underlying Share and 0.7926 Warrant;

(nn) "U.S. Securities Act" means the United States Securities Act of 1933, as amended;

(oo) "Warrant Certificate" has the meaning ascribed to such term in the Master Purchase Agreement;

(pp) "Warrant Shares" means the Common Shares issuable upon the exercise of the Warrants;

(qq) "Warrants" means the warrants issuable to the Investor upon conversion of the Subscription Receipts without payment of any additional consideration in accordance with the terms of this Agreement; and

(rr) "written order of the Corporation", "written request of the Corporation", "written consent of the Corporation" and "certificate of the Corporation" mean, respectively, a written order, request, consent and certificate signed in the name of the Corporation by its Chief Executive Officer or Chief Financial Officer, or a director, and may consist of one or more instruments so executed.

1.2 Gender and Number

Unless herein otherwise expressly provided or unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3 Interpretation not Affected by Headings, etc.

The division of this Agreement into Articles and Sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 Day not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

1.5 Time of the Essence

Time shall be of the essence of this Agreement and the Subscription Receipt Certificates.

1.6 Currency

Except as otherwise stated, all references to "$" or "dollars" herein refer to United States dollars.

1.7 Severability

In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, all of which shall remain in full force and effect.

1.8 Conflicts

In the event of any conflict between the provisions of this Agreement and the Subscription Receipt Certificates, the provisions of this Agreement will govern.

1.9 Applicable Law

This Agreement and the Subscription Receipts issued hereunder shall be construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws applicable therein and shall be treated in all respects as British Columbia contracts. Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

ARTICLE 2

ISSUE OF SUBSCRIPTION RECEIPTS

2.1 Issue of Subscription Receipts

(a) 15,002,243 Subscription Receipts are hereby created and authorized to be issued, upon the terms and conditions herein set forth, at a price of US$21.34 for each Subscription Receipt. Subscription Receipt Certificates evidencing the Subscription Receipts shall be executed by the Corporation in the name of the Investor and delivered to the Investor, all in accordance with Section 2.5.

2.2 Description of the Subscription Receipts

(a) The Subscription Receipts entitle the Investor to receive: (i) if the Release Conditions are satisfied on or before the Escrow Release Deadline, for no additional consideration or further action, 15,002,243 Units and the Earned Interest; or (ii) upon the occurrence of a Termination Event, within three (3) Business Days thereafter, an amount equal to the Escrowed Funds, all in a manner and on the terms and conditions set out in this Agreement;

(b) the Subscription Receipts shall be issued in certificated form and evidenced by the delivery of one or more Subscription Receipt Certificates. The Subscription Receipt Certificates shall be substantially in the form attached hereto as Schedule A", subject to the provisions of this Agreement, with such additions, variations and changes as may be required or permitted by the terms of this Agreement, shall bear such legends distinguishing letters and numbers as the Corporation may prescribe, and shall be issuable in whole number denominations;

(c) the Subscription Receipts shall only be automatically converted into Units upon satisfaction of the Release Conditions on or before the Escrow Release Deadline; and

(d) no fractional Subscription Receipts shall be issued or otherwise provided for hereunder and any fractional Subscription Receipts shall be rounded down to the nearest whole Subscription Receipt without compensation therefor.

2.3 Closing to Occur Prior to the Separation Transaction

The Investor and the Corporation acknowledge and agree that the Escrow Release Date shall occur prior to the completion of the Separation Transaction and the Underlying Shares will not be convertible or exchangeable into shares of SpinCo other than as may be contemplated by the Separation Transaction.

2.4 Investor not a Shareholder

Nothing in this Agreement or in the holding of a Subscription Receipt evidenced by a Subscription Receipt Certificate or otherwise, shall confer or be construed as conferring upon the Investor any right or interest whatsoever as a Shareholder or as any other security holder of the Corporation, including, but not limited to, the right to vote at, to receive notice of, or to attend, meetings of Shareholders or any other proceedings of the Corporation or the right to receive dividends and other distributions of other security holders. For the avoidance of doubt, no dividends shall be payable to the Investor in its capacity as a holder of Subscription Receipts.

2.5 Signing of Subscription Receipt Certificates

The Subscription Receipt Certificates shall be signed by any one of the directors or officers of the Corporation and need not be under the seal of the Corporation. The signatures of any such director or officer may be mechanically reproduced electronically and Subscription Receipt Certificates bearing such electronic signatures shall be binding upon the Corporation as if they had been manually signed by such director or officer. Notwithstanding that any person whose manual or electronic signature appears on any Subscription Receipt Certificate as a director or officer may no longer hold office at the date of such Subscription Receipt Certificate or at the date of certification or delivery thereof, any Subscription Receipt Certificate signed as aforesaid shall be valid and binding upon the Corporation and the Investor shall be entitled to the benefits of this Agreement and the Subscription Receipt Certificates in question.

2.6 Issue in Substitution for Subscription Receipt Certificates Lost, etc.

(a) If any Subscription Receipt Certificate becomes mutilated or is lost, destroyed or stolen, the Corporation, subject to Applicable Law and Section 2.6(b), shall issue a new Subscription Receipt Certificate of like denomination, date and tenor as the one mutilated, lost, destroyed or stolen in exchange for and in place of and upon cancellation of such mutilated Subscription Receipt Certificate, or in lieu of and in substitution for such lost, destroyed or stolen Subscription Receipt Certificate, and the substituted Subscription Receipt Certificate shall be substantially in the form set out in Schedule "A" hereto and the Subscription Receipts evidenced thereby shall be entitled to the benefits hereof and shall rank equally in accordance with its terms with all other Subscription Receipts issued hereunder by the Corporation.

(b) The applicant for the issue of a new Subscription Receipt Certificate pursuant to this Section 2.6 shall bear the reasonable cost of the issue thereof and in case of loss, destruction or theft, shall, as a condition precedent to the issue thereof, furnish to the Corporation such evidence of ownership and of the loss, destruction or theft of the Subscription Receipt Certificate so lost, destroyed or stolen as shall be satisfactory to the Corporation and such applicant may also be required to furnish an indemnity and a surety bond in amount and form satisfactory to the Corporation and shall pay the reasonable charges of the Corporation in connection therewith.

2.7 Transfer and Ownership of Subscription Receipts

(a) The Subscription Receipts may only be transferred to an Affiliate of the Investor (a "Permitted Assign") in connection with the Investor's assignment of the Master Purchase Agreement in accordance with its terms. Any Permitted Assign to whom the Subscription Receipts are transferred shall agree to be bound by the terms of this Agreement as if it had originally been party to this Agreement and the Investor and the Permitted Assign shall be jointly and severally liable for the obligations of the Permitted Assign hereunder.

(b) The Corporation and the Subscription Receipt Agent shall deem and treat the Investor as the beneficial owner of the Subscription Receipts for all purposes.

(c) Subject to the provisions of this Agreement and Applicable Law, the Investor shall be entitled to rights and privileges attaching to the Subscription Receipts.

2.8 Corporation to seek NYSE Authorization and TSX Conditional Approval

(a) The Corporation agrees to make applications to the TSX for conditional approval and the NYSE for authorization, as applicable, for the issuance of the Subscription Receipts and the listing of the Underlying Shares and Warrant Shares on the TSX and the NYSE. The Corporation will use its commercially reasonable efforts to obtain such conditional approval and authorization, and satisfy all of the conditions of such conditional approval and authorization as may be required by the TSX and the NYSE, respectively.

(b) Notwithstanding any provision of this Agreement, including but not limited to Article 3, in order to comply with the policies of the TSX and the NYSE, the Corporation agrees to the following:

(i) when the Corporation reasonably expects the Release Conditions to be met, the Corporation will, without delay, provide the TSX and, if applicable, the NYSE with written notice to that effect specifying the expected Escrow Release Date; and

(ii) in the event that the Termination Event occurs, the Corporation will, on the Termination Date, give notice to the TSX and, if applicable, the NYSE that the Investor will be paid the amounts set forth in Section 5.4(b) on the third Business Day following the Termination Date.

2.9 U.S. Securities Matters

The Subscription Receipts and the Units issuable upon automatic conversion of the Subscription Receipts have not been and will not be registered under the U.S. Securities Act.

Upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable State securities laws, the certificates or ownership statements (including any confirmation under the Direct Registration System (DRS) maintained by the Corporation, its transfer agent or the warrant agent, if and as applicable) representing any of the Subscription Receipts, Units, Common Shares, Warrants or Warrant Shares will bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED HEREBY [for Subscription Receipts/Warrants add: AND THE SECURITIES ISSUABLE PURSUANT HERETO / UPON EXERCISE HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF LITHIUM AMERICAS CORP. AND ITS SUCCESSORS (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ABSENT SUCH REGISTRATION ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF PARAGRAPH (C) OR (D), THE HOLDER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

and provided that if any of the Subscription Receipts, Units, Common Shares, Warrants or Warrant Shares are being sold by the Investor in an off-shore transaction and in compliance with the requirements of Rule 904 of Regulation S, the legend set forth above may be removed by providing such evidence as the Corporation or its transfer agent may from time to time reasonably prescribe (which may include an opinion of counsel reasonably satisfactory to the Corporation and its transfer agent), to the effect that the sale of the Subscription Receipts, Units, Common Shares, Warrants or Warrant Shares is being made in compliance with Rule 904 of Regulation S;

and provided further, that if any of the Subscription Receipts, Units, Common Shares, Warrants or Warrant Shares are being sold pursuant to Rule 144 of the U.S. Securities Act and in compliance with any applicable State securities laws, the legend may be removed by delivery to the Corporation's transfer agent of an opinion reasonably satisfactory to the Corporation and its transfer agent to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act and State securities laws.

ARTICLE 3

SATISFACTION OF RELEASE CONDITIONS

OR PAYMENT UPON TERMINATION EVENT

3.1 Satisfaction of Release Conditions

Upon the satisfaction of the Release Conditions on or before the Escrow Release Deadline, the following shall occur in the following order:

(a) the Investor and the Corporation shall forthwith deliver to the Subscription Receipt Agent the Release Certificate and the Subscription Receipt Agent shall act and rely solely and absolutely on the Release Certificate;

(b) the Subscription Receipt Agent shall release the Escrowed Funds pursuant to Section 5.3 hereof and concurrently therewith the Corporation shall issue and deliver the Units upon the automatic conversion of the Subscription Receipts all in accordance with Section 3.2; and

(c) the Corporation shall, as soon as reasonably practicable, issue a press release confirming that the Escrowed Funds have been released, the Subscription Receipts have been deemed to be converted as at the Escrow Release Date and the Tranche 1 Investment has been completed.

3.2 Issue and Delivery of Units

(a) If the Release Conditions are satisfied on or prior to the Escrow Release Deadline, the Subscription Receipts shall be automatically converted on the Escrow Release Date for no additional consideration and without further action on the part of the Investor and the Units underlying the Subscription Receipts shall be deemed to be issued to the Investor on the Escrow Release Date in accordance with the rights of the Investor as described in Section 2.2(a) hereof.

(b) Upon the deemed issuance of the Units pursuant to the Subscription Receipts, the Corporation shall have couriered to the Investor share certificates or DRS Advices representing the Underlying Shares and the Warrant Certificate in respect of the Warrants to which the Investor is entitled no later than the third Business Day following the Escrow Release Date.

(c) Effective immediately after the Units have been deemed to be issued as contemplated in this Section 3.2, the Subscription Receipts relating thereto shall be void and of no value or effect.

(d) If any instrument is required to be filed with, or any permission, order or ruling is required to be obtained from, any securities administrator, regulatory agency or governmental authority in Canada or any other step is required under any federal or provincial law of Canada or any federal or state law of the United States before the Units issuable upon the automatic conversion of the Subscription Receipts may be issued or delivered to the Investor, the Corporation covenants that it will use its commercially reasonable efforts to file such instrument, obtain such permission, order or ruling or take all such other actions, at its expense, as is required or appropriate in the circumstances.

(e) The Corporation will give written notice of the issue of the Units issuable upon the automatic conversion of the Subscription Receipts in such detail as may be required, to each securities regulatory agency or government authority in Canada in each jurisdiction in which there is legislation requiring the giving of any such notice.

(f) Under no circumstances shall the Corporation be obliged to issue any fractional Units or make any payment of cash or other consideration in lieu thereof upon the automatic conversion of one or more Subscription Receipts. To the extent that the holder of one or more Subscription Receipts would otherwise have been entitled to receive on the automatic conversion thereof a fraction of a Unit, such fraction shall be rounded down to the nearest whole number.

3.3 Events on Termination

If a Termination Event occurs:

(a) the Corporation shall forthwith notify the Subscription Receipt Agent thereof in writing;

(b) each Subscription Receipt shall be automatically terminated and cancelled and the Investor shall be entitled from and after the date falling three (3) Business Days after the Termination Date to payment of the Escrowed Funds; and

(c) the Subscription Receipt Agent shall make the payment contemplated by Section 5.4 hereof.

ARTICLE 4

RIGHTS AND COVENANTS OF THE CORPORATION

4.1 General Covenants of the Corporation

(a) So long as any Subscription Receipts remain outstanding the Corporation covenants as follows:

(i) it will reserve and conditionally allot and keep available sufficient unissued Underlying Shares and Warrant Shares to enable it to satisfy its obligations pursuant to the Subscription Receipts and Warrants;

(ii) it will cause the Underlying Shares and Warrants to be issued pursuant to the conversion of the Subscription Receipts and the certificates representing such Underlying Shares and Warrants to be issued in accordance with the provisions of this Agreement and the Warrant Certificate and all Underlying Shares will be fully paid and non-assessable Common Shares and all Warrants that are issued pursuant to the Subscription Receipts will be duly and validly created in accordance with the terms of the Warrant Certificate;

(iii) it will perform and carry out all of the acts or things to be done by it as provided in this Agreement; and

(iv) it will make all requisite filings, including filings with appropriate securities commissions and stock exchanges, in connection with the issue of the Units pursuant to the conversion of the Subscription Receipts;

(b) In addition, the Corporation covenants with the Subscription Receipt Agent and the Investor that for so long as any Subscription Receipts remain outstanding, it will not do any of the following without the consent of the Investor and then only in accordance with the approval of and in compliance with the rules of the TSX and the NYSE:

(i) (A) subdivide or redivide the outstanding Common Shares into a greater number of Common Shares; (B) reduce or combine the outstanding Common Shares into a lesser number of Common Shares; or (C) reclassify the outstanding Common Shares, change the Common Shares into other shares or otherwise reorganize the shares of the Corporation;

(ii) issue or distribute to all or substantially all of the holders of Common Shares: (A) shares of any class, rights, options or warrants to acquire Common Shares or securities convertible into or exchangeable for Common Shares; (B) evidence of the Corporation's indebtedness; or (C) any property or other assets;

(iii) undertake (A) any reorganization of the Corporation or any consolidation, amalgamation, arrangement, merger or other form of business combination of the Corporation with or into any other Person or other entity other than a direct or indirect wholly-owned subsidiary of the Corporation; or (B) any sale, lease, exchange or transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to any other Person or entity or a liquidation, dissolution or winding-up of the Corporation;

(iv) take any other action that would otherwise ordinarily require an adjustment to the number of Units, the Underlying Shares or Warrants issuable for each one Subscription Receipt held other than in accordance with the terms and conditions of the Master Purchase Agreement; or

(v) consummate the Separation Transaction on or prior to the Escrow Release Date.

4.2 Subscription Receipt Agent's Remuneration and Expenses

The Corporation covenants that it will pay (and shall be responsible for the payments thereof) to the Subscription Receipt Agent from time to time, reasonable remuneration for its services under this Agreement and will pay or reimburse the Subscription Receipt Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Subscription Receipt Agent in the administration or execution of its duties as set out in this Agreement (including the reasonable compensation and the disbursements of its Counsel and all other advisors and assistants not regularly in its employ) both before any default under this Agreement and thereafter until all duties of the Subscription Receipt Agent under this Agreement shall be finally and fully performed. Any amount owing under this Section 4.2 and unpaid thirty (30) days after request for such payment will bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Subscription Receipt Agent, payable on demand. This Section shall survive the resignation of the Subscription Receipt Agent and/or the termination of this Agreement.

ARTICLE 5

ESCROWED FUNDS

5.1 Deposit of Subscription Proceeds

(a) The Investor agrees to deliver the Subscription Proceeds to the Subscription Receipt Agent on the Subscription Receipt Closing Date by way of electronic wire transfer in immediately available funds, and upon receipt of such funds, the Subscription Receipt Agent shall deliver a signed receipt acknowledging receipt of the Subscription Proceeds and shall confirm that such funds have been deposited in a segregated account designated as "Lithium Americas Corp.". The Subscription Receipt Agent shall immediately place such funds in a segregated account in accordance with the provisions of this Article 5. The Corporation acknowledges and agrees that it is a condition of the payment by the Investor of the aggregate Subscription Receipt Purchase Price that the Escrowed Funds are held by the Subscription Receipt Agent in accordance with the provisions of this Article 5. The Corporation further acknowledges and confirms that it has no interest in the Escrowed Funds unless and until the Release Certificate is delivered to the Subscription Receipt Agent (at or before the Escrow Release Deadline). The Subscription Receipt Agent shall retain the Escrowed Funds for the benefit of the Investor and, upon the delivery of the Release Certificate to the Subscription Receipt Agent (at or before the Escrow Release Deadline), retroactively for the benefit of the Corporation in accordance with the provisions of this Article 5.

(b) The Corporation hereby:

(i) acknowledges that the amounts received by the Subscription Receipt Agent pursuant to paragraph 5.1(a) represents payment in full of the Subscription Receipt Purchase Price for 15,002,243 Subscription Receipts; and

(ii) irrevocably directs the Subscription Receipt Agent to retain such amounts in accordance with the terms of this Agreement pending payment of such amounts in accordance with the terms of this Agreement.

5.2 Placement of Escrowed Funds

Until released in accordance with this Agreement, the Escrowed Funds shall be recorded in the segregated internal trust account records of the Subscription Receipt Agent, which account record shall be designated in the name of the Corporation, and the Escrowed Funds shall be deposited in one or more trust accounts to be maintained by the Subscription Receipt Agent in the name of the Subscription Receipt Agent at one or more banks listed in Schedule "C" (each such bank, an "Approved Bank"). The Subscription Receipt Agent shall credit to the Escrowed Funds the amount of Earned Interest, if any, earned by the Subscription Receipt Agent on such deposited monies. Such Earned Interest shall be credited by the Subscription Receipt Agent to the Escrowed Funds within three (3) Business Days of each month-end. Notwithstanding the foregoing, (i) in no event will the Subscription Receipt Agent be obligated to pay or credit any amount on account of interest that exceeds the amount of interest earned from the Approved Bank(s) on the Escrowed Funds, as determined by the Subscription Receipt Agent; and (ii) if an account at any Approved Bank into which the Escrowed Funds or any part thereof has been deposited bears a negative interest rate or there is otherwise any fee or other charge assessed on the account or in respect of the amount of cash on deposit, the cost, as determined by the Subscription Receipt Agent, shall be deducted from the Escrowed Funds.

All amounts held by the Subscription Receipt Agent pursuant to this Agreement shall be held by the Subscription Receipt Agent for the benefit of the Investor and the delivery of the Escrowed Funds to the Subscription Receipt Agent shall not give rise to a debtor-creditor or other similar relationship between the Subscription Receipt Agent and the Investor. The amounts held by the Subscription Receipt Agent pursuant to this Agreement are the sole risk of the Investor and, without limiting the generality of the foregoing, the Subscription Receipt Agent shall have no responsibility or liability for any diminution of the Escrowed Funds which may result from any deposit made with an Approved Bank pursuant to this Section 5.2 and Section 5.3 including any losses resulting from a default by the Approved Bank or other credit losses (whether or not resulting from such a default) and any credit or other losses on any deposit liquidated or sold prior to maturity. The parties hereto acknowledge and agree that the Subscription Receipt Agent acts prudently in depositing the Escrowed Funds at any Approved Bank, and that the Subscription Receipt Agent is not required to make any further inquiries in respect of any such bank.

5.3 Release of Escrowed Funds Upon Receipt of Release Certificate

As soon as practicable upon receipt of the Release Certificate, and in any event within one (1) Business Day thereafter, provided that receipt of the Release Certificate occurs prior to 5:00 p.m. (EST) on the prior Business Day, the Subscription Receipt Agent shall:

(a) liquidate any deposit with an Approved Bank of the Subscription Proceeds;

(b) pay the Subscription Proceeds that comprises a portion of the Escrowed Funds to the Corporation or as may otherwise be directed by the Corporation in the Release Certificate; and

(c) pay the Earned Interest that comprises a portion of the Escrowed Funds to the Investor or as may otherwise be directed by the Investor in the Release Certificate.

5.4 Release of Escrowed Funds on Termination Event

(a) Upon the occurrence of a Termination Event, the Subscription Receipt Agent shall forthwith provide to the Investor, the Escrowed Funds.

(b) Payment made in accordance with this Article 5 shall be made in accordance with Section 5.7 hereof. All Subscription Receipts shall be deemed to have been cancelled on the Termination Date and shall upon such cancellation have no further force and effect whatsoever.

5.5 Direction

In order to permit the Subscription Receipt Agent to carry out its obligations under this Article 5, the Corporation hereby specifically authorizes and directs the Subscription Receipt Agent to make any stipulated payment or to take any stipulated action in accordance with the provisions of this Agreement.

5.6 Early Termination of any Deposit of the Escrowed Funds

In making any payment pursuant to this Agreement, the Subscription Receipt Agent has the authority to liquidate any deposit with an Approved Bank in order to make payments contemplated under this Article 5 and shall not be liable for any loss sustained in the escrow account for early termination of any deposit of the Escrowed Funds necessary to enable the Subscription Receipt Agent to make such payment.

5.7 Method of Disbursement and Delivery

(a) All disbursements of money made in accordance with the provisions of this Article 5 shall be made by wire transfer as may be directed by the Corporation or the Investor, as the case may be, less all amounts required to be withheld by law, including without limitation, under the Income Tax Act (Canada).

(b) If the Subscription Receipt Agent delivers any such payment as required under Subsection 5.7(a), the Subscription Receipt Agent shall have no further obligation or liability for the amount represented thereby, unless any such payment is not paid on due presentation; provided that in the event of the non-receipt of such wire transfer by the payee, the Subscription Receipt Agent, upon being furnished with reasonable evidence of such non-receipt and funding and indemnity reasonably satisfactory to it, shall initiate a new wire transfer for the amount of such wire transfer.

5.8 Miscellaneous

(a) The Subscription Receipt Agent will disburse monies according to this Agreement only to the extent that monies have been deposited with it. The Subscription Receipt Agent shall not, under any circumstances, be required to disburse funds in excess of the amounts on deposit with it at the time of such disbursement.

(b) The Subscription Receipt Agent shall not be responsible for any losses which may occur as a result of where the Escrowed Funds have been deposited with an Approved Bank in accordance with the terms of this Agreement.

(c) In addition to the other rights granted to the Investor in this Agreement, until the release of the Escrowed Funds, the Investor has a claim against the Escrowed Funds, which claim shall subsist until such time as the Escrowed Funds are released upon satisfaction of the Release Conditions on or prior to the Escrow Release Deadline in accordance with the terms of this Agreement. In the event that, prior to the release of the Escrowed Funds or the issuance of the Units in accordance with the terms of this Agreement, the Corporation: (i) makes a general assignment for the benefit of creditors or any proceeding is instituted by the Corporation seeking relief on behalf thereof as a debtor, or to adjudicate the Corporation a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of the Corporation or the debts of the Corporation under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, receiver and manager, trustee, custodian or similar official for the Corporation or any substantial part of the property and assets of the Corporation or the Corporation takes any corporate action to authorize any of the actions set forth above; or (ii) shall be declared insolvent, or a receiver, receiver and manager, trustee, custodian or similar official is appointed for the Corporation or any substantial part of its property and assets of the Corporation or an encumbrancer shall legally take possession of any substantial part of the property or assets of the Corporation or a distress or execution or any similar process is levied or enforced against such property and assets and remains unsatisfied for such period as would permit such property or such part thereof to be sold thereunder, the right of the Investor to be issued Units upon the automatic conversion of the Subscription Receipts of the Investor will terminate and the Investor will be entitled to assert a claim against the Escrowed Funds held in escrow and the Corporation in an amount equal to the Escrowed Funds, less any withholding tax or charges required to be withheld in respect thereof.

(d) The Subscription Receipt Agent shall be entitled to act and rely absolutely on the Release Certificate and shall be entitled to release the Escrowed Funds upon the receipt of the Release Certificate as provided for in this Agreement.

(e) The Subscription Receipt Agent shall be entitled to deduct and withhold from any amount released pursuant to this Agreement all taxes which may be required to be deducted or withheld under any provision of applicable tax law. All such withheld amounts will be treated as having been delivered to the party entitled to the amount released in respect of which such tax has been deducted or withheld and remitted to the appropriate taxing authority.

(f) The Corporation, the Investor and the Subscription Receipt Agent acknowledge and agree that for all U.S. income tax purposes the Investor shall be regarded as the owner of the Escrowed Funds at all times prior to the Escrow Release Date or the Termination Date, as applicable. The Investor and the Corporation agree to provide the Subscription Receipt Agent with their certified tax identification numbers and others forms, documents and information that the Subscription Receipt Agent may request in order to fulfill any tax reporting function. The Subscription Receipt Agent shall cause all information returns, slips and all other tax filings required to be prepared in respect to the Earned Interest as prescribed by Applicable Law.

ARTICLE 6

SUCCESSOR CORPORATION

6.1 Successor Corporation

In the case of the consolidation, amalgamation, merger or transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation ("Successor Corporation"), the Successor Corporation resulting from such consolidation, amalgamation, merger or transfer (if not the Corporation) shall expressly assume, by supplemental agreement satisfactory in form to the Subscription Receipt Agent and executed and delivered to the Subscription Receipt Agent, the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Corporation and the Successor Corporation shall by supplemental agreement satisfactory in term to the Investor and the Subscription Receipt Agent and executed and delivered to the Investor and the Subscription Receipt Agent, expressly assuming those obligations.

ARTICLE 7

CONCERNING THE SUBSCRIPTION RECEIPT AGENT

7.1 Applicable Legislation

(a) If and to the extent that any provision of this Agreement limits, qualifies or conflicts with a mandatory requirement of the Applicable Legislation, such mandatory requirement shall prevail.

(b) The Corporation, the Investor and the Subscription Receipt Agent agree that each will, at all times in relation to this Agreement and any action to be taken hereunder, observe and comply with and be entitled to the benefits of the Applicable Legislation.

7.2 Rights and Duties of Subscription Receipt Agent

(a) The Subscription Receipt Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the parties hereto and if its duties herein are affected, unless it shall have given its prior written consent thereto.

(b) The Subscription Receipt Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable instructions in writing which comply with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.

(c) Any certificate of a party referred to herein, unless otherwise specified, shall, in the case of the Corporation, refer to a certificate signed in the name of the Corporation by any officer or director of the Corporation, and, in the case of any other party, refer to a certificate of an authorized officer of such party.

(d) In the exercise of the rights and duties prescribed or conferred by the terms of this Agreement, the Subscription Receipt Agent shall act honestly and in good faith and shall exercise that degree of care, diligence and skill that a reasonably prudent subscription receipt agent would exercise in comparable circumstances. No provision of this Agreement shall be construed to relieve the Subscription Receipt Agent from, or require any other person to indemnify the Subscription Receipt Agent against liability for its own gross negligence, wilful misconduct or fraud.

(e) The obligation of the Subscription Receipt Agent to commence or continue any act, action or proceeding in connection herewith, including without limitation, for the purpose of enforcing any right of the Subscription Receipt Agent, the Investor or the Corporation hereunder is on the condition that the Subscription Receipt Agent shall have received the Investor's request or Corporation's request, as the case may be, specifying the act, action or proceeding which the Subscription Receipt Agent is requested to take and, when required by notice to the Investor or the Corporation, as the case may be, by the Subscription Receipt Agent, the Subscription Receipt Agent is furnished by the Investor, or the Corporation, as the case may be, with sufficient funds to commence or continue such act, action or proceeding and an indemnity reasonably satisfactory to the Subscription Receipt Agent to protect and hold it harmless against the costs, charges, expenses and liabilities to be incurred thereby and any loss and damage it may suffer by reason thereof. No provision of this Agreement will require the Subscription Receipt Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless it is so indemnified and funded.

(f) Every provision of this Agreement that by its terms relieves the Subscription Receipt Agent of liability or entitles it to rely upon any evidence submitted to it is subject to the provisions of the Applicable Legislation.

(g) The Subscription Receipt Agent shall not be liable for any error in judgment or for any act done or step taken or omitted by it in good faith or for any mistake, in fact or law, or for anything which it may do or refrain from doing in connection therewith, except arising out of its own gross negligence, wilful misconduct, bad faith or fraud.

(h) In the event of any disagreement arising regarding the terms of this Agreement, the Subscription Receipt Agent shall be entitled, at its option, to refuse to comply with any or all demands whatsoever until the dispute is settled, either by agreement amongst the various parties or by a court of competent jurisdiction.

(i) The Subscription Receipt Agent shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall have been required so to do under the terms hereof; nor shall the Subscription Receipt Agent be required to take notice of any default hereunder, unless and until notified in writing of such default, which notice shall distinctly specify the default desired to be brought to the attention of the Subscription Receipt Agent and in the absence of any such notice the Subscription Receipt Agent may for all purposes of this Agreement conclusively assume that no default has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained therein. Any such notice shall in no way limit any discretion herein given to the Subscription Receipt Agent to determine whether or not the Subscription Receipt Agent shall take action with respect to any default.

(j) The Subscription Receipt Agent shall not incur any liability or responsibility whatsoever or be in any way responsible for the consequence of any breach on the part of the Corporation of any obligations, warranty or of the covenants herein contained or of any acts of any directors, officers, employees, agents or servants of the Corporation.

7.3 Indemnification

In addition to and without limiting any protection of the Subscription Receipt Agent hereunder or otherwise by law, the Corporation shall at all times indemnify the Subscription Receipt Agent and its Affiliates, their successors and assigns, and each of their directors, officers, employees and agents (the "Indemnified Parties") and save them harmless from and against all claims, demands, losses, actions, causes of action, suits, proceedings, liabilities, damages, costs, charges, assessments, judgments and expenses (including expert consultant and legal fees and disbursements on a solicitor and client basis) whatsoever arising in connection with this Agreement including, without limitation, those arising out of or related to actions taken or omitted to be taken by the Indemnified Parties and expenses incurred in connection with the enforcement of this indemnity, which the Indemnified Parties, or any of them, may suffer or incur, whether at law or in equity, in any way caused by or arising, directly or indirectly, in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of the Subscription Receipt Agent's duties, and including any services that the Subscription Receipt Agent may provide in connection with or in any way relating to this Agreement (unless arising from Subscription Receipt Agent's gross negligence, wilful misconduct or bad faith) and including any action or liability brought against or incurred by the Indemnified Parties in relation to or arising out of any breach by the Corporation. Notwithstanding any other provision hereof, the Corporation agrees that its liability hereunder shall be absolute and unconditional regardless of the correctness of any representations of any third parties and regardless of any liability of third parties to the Indemnified Parties, and shall accrue and become enforceable without prior demand or any other precedent action or proceeding. Notwithstanding any other provision hereof, this indemnity shall survive the resignation or removal of the Subscription Receipt Agent and the termination or discharge of this Agreement.

7.4 Evidence, Experts and Advisers

(a) In addition to the reports, certificates, opinions and other evidence required by this Agreement, the Corporation and the Investor shall furnish to the Subscription Receipt Agent such additional evidence of compliance with any provision hereof, and in such form, as may be prescribed by Applicable Legislation or as the Subscription Receipt Agent may reasonably require by written notice to the Corporation and the Investor.

(b) In the exercise of its rights and duties hereunder, the Subscription Receipt Agent may, if it is acting in good faith, rely as to the truth of the statements and the accuracy of the opinions expressed in statutory declarations, opinions, reports, written requests, consents, or orders of the Corporation and the Investor, certificates of the Corporation and the Investor or other evidence furnished to the Subscription Receipt Agent pursuant to a request of the Subscription Receipt Agent, Applicable Legislation or a provision hereto.

(c) Whenever it is provided in this Agreement or under Applicable Legislation that the Corporation and the Investor shall deposit with the Subscription Receipt Agent resolutions, certificates, reports, opinions, requests, orders or other documents, it is intended that the truth and accuracy thereof be conditions precedent to the right of the Corporation and the Investor to have the Subscription Receipt Agent take the action to be based thereon.

(d) The Subscription Receipt Agent may employ or retain such Counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its right and duties hereunder and may pay reasonable remuneration for all services and disbursements for all services so performed by any of them, without taxation of costs of any Counsel, and shall not be responsible for any misconduct or negligence on the part of any of them. The Corporation shall pay or reimburse the Subscription Receipt Agent for any reasonable fees of such Counsel, accountants, appraisers, or other experts or advisors.

(e) The Subscription Receipt Agent may act and rely and shall be protected in acting or not acting and relying in good faith on the opinion or advice of or information obtained from any Counsel, accountant, appraiser, engineer or other expert or adviser, whether retained or employed by the Corporation or by the Subscription Receipt Agent, in relation to any matter arising in the administration of the duties and obligations hereof.

(f) Whenever Applicable Legislation requires that evidence referred to in Subsection 7.4(a) be in the form of a statutory declaration, the Subscription Receipt Agent may accept such statutory declaration in lieu of a certificate of the Corporation or the Investor required by any provision hereof. Any such statutory declaration may be made by one or more of the Chief Executive Officer or Chief Financial Officer or Corporate Secretary of the Corporation or the Investor, as the case may be, or by any other officer(s) or director(s) of the Corporation or the Investor, as the case may be, to whom such authority is delegated by the directors of the Corporation or the Investor, as the case may be, from time to time. In addition, the Subscription Receipt Agent may act and rely and shall be protected in acting and relying upon any resolution, certificate, direction, instruction, statement, instrument, opinion, report, notice, request, consent, order, letter, telegram, cablegram or other paper or document believed by it to be genuine and to have been signed, sent or presented by or on behalf of the proper party or parties.

(g) Proof of the execution of any document or an instrument in writing may be made by the certificate of a notary, solicitor or commissioner for oaths, or other officer with similar powers, that the Person signing such instrument acknowledged to him the execution thereof, or by an affidavit of a witness to such execution or in any other manner which the Subscription Receipt Agent may consider adequate and may include a certificate of incumbency of such party together with a certified resolution authorizing the Person who signs such instrument to sign such instrument.

7.5 Subscription Receipt Agent Not Required to Give Security

The Subscription Receipt Agent shall not be required to give any bond or security in respect of the performance of its duties hereunder and the exercise of its powers as provided for in this Agreement.

7.6 Protection of Subscription Receipt Agent

By way of supplement to the provisions of any Applicable Legislation it is expressly declared and agreed as follows:

(a) the Subscription Receipt Agent shall not be liable for or by reason of, or required to substantiate, any statements of fact, representation, or recitals in this Agreement or in the Subscription Receipts (except the representation contained in Section 7.8 or in the certificate of the Subscription Receipt Agent on the Subscription Receipt Certificates) or be required to verify the same;

(b) nothing herein contained shall impose any obligation on the Subscription Receipt Agent to see to or to require evidence of the registration or filing (or renewal thereof) of this Agreement or any instrument ancillary or supplemental hereto;

(c) the Subscription Receipt Agent shall not be bound to give notice to any person or persons of the execution hereof;

(d) the Subscription Receipt Agent, in its personal or any other capacity, may buy, lend upon and deal in securities of the Corporation and generally may contract and enter into financial transactions with the Corporation or any related corporation without being liable to account for any profit made thereby;

(e) the Subscription Receipt Agent will disburse funds in accordance with the provisions hereof only to the extent that funds have been deposited with it. The Subscription Receipt Agent shall not under any circumstances be required to disburse funds in excess of the amounts on deposit (including any Earned Interest) with the Subscription Receipt Agent at the time of disbursement;

(f) notwithstanding the foregoing or any other provision of this Agreement, any liability of the Subscription Receipt Agent shall be limited, in the aggregate, to the amount of annual retainer fees paid by the Corporation to the Subscription Receipt Agent under this Agreement in the twelve (12) months immediately prior to the Subscription Receipt Agent receiving the first notice of the claim. Notwithstanding any other provision of this Agreement, and whether such losses or damages are foreseeable or unforeseeable, the Subscription Receipt Agent shall not be liable under any circumstances whatsoever for any (a) breach by any other party of securities law or other rule of any securities regulatory authority, (b) lost profits or (c) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages; and

(g) the Subscription Receipt Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, statutory declaration or other paper or document furnished to it hereunder, not only as to its due execution and the validity and the effectiveness of its provisions but also as to the truth and acceptability of any information therein contained which it in good faith believes to be genuine and what it purports to be.

7.7 Replacement of Subscription Receipt Agent; Successor by Merger

(a) The Subscription Receipt Agent may resign from its duties and be discharged from all further duties and liabilities hereunder, subject to this Section 7.7, by giving to the Corporation not less than 60 days' prior notice in writing or such shorter prior notice as the Corporation may accept as sufficient. The Investor and the Corporation shall have power at any time to remove the Person then appointed as "Subscription Receipt Agent" hereunder (the "Existing Agent") and to appoint a new Person in its stead (the "Successor Agent"). In the event of the Existing Agent resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Corporation shall forthwith appoint a Successor Agent; failing such appointment by the Corporation, the Existing Agent or the Investor may apply to a justice of the British Columbia Supreme Court (the "Court") on such notice as such justice may direct, for the appointment of a Successor Agent. Any Successor Agent appointed under any provision of this Section 7.7 shall be a corporation authorized to carry on the business of a trust company in the Province of British Columbia and, if required by the Applicable Legislation for any other provinces, in such other provinces. On any such appointment the Successor Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the "Subscription Receipt Agent" hereunder.

(b) Upon the appointment of a Successor Agent, the Corporation shall promptly notify the Investor thereof.

(c) Any corporation into or with which the Subscription Receipt Agent may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Subscription Receipt Agent shall be a party, or any corporation succeeding to the corporate trust business of the Subscription Receipt Agent shall be the successor to the Subscription Receipt Agent hereunder without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a Successor Agent under Subsection 7.7(a).

7.8 Role and Capacity of Subscription Receipt Agent

Without limiting the generality of Section 1.3 hereof, the parties agree that Computershare Trust Company of Canada has been appointed to receive and hold the Subscription Proceeds as subscription receipt agent, and that references herein (including the Schedules hereto) to Computershare Trust Company of Canada as the "Subscription Receipt Agent" are for convenience only and are not to be construed as implying the existence of, or imposing, a trust relationship as between Computershare Trust Company of Canada and one or more of the Corporation and the Investor. No trust is intended to be or will be created hereby and the Subscription Receipt Agent shall owe no duties hereunder as a trustee.

Based on and subject to the foregoing, the Subscription Receipt Agent hereby accepts the duties in this Agreement and its appointment hereunder and agrees to perform the same upon the terms and conditions herein set forth. The Subscription Receipt Agent accepts the duties and responsibilities under this Agreement solely as custodian, bailee and agent.

7.9 Documents, Moneys, etc. Held by Subscription Receipt Agent

Any securities, documents of title or other instruments that may at any time be held by the Subscription Receipt Agent hereunder may be placed in the deposit vaults of the Subscription Receipt Agent or of any Canadian bank for safekeeping. Unless herein otherwise expressly provided, including for certainty the provisions of Article 5, any moneys held, pending the application or withdrawal thereof under any provisions of this Agreement, shall be deposited in an Approved Bank.

7.10 Books and Records

The Subscription Receipt Agent shall maintain accurate books, records and accounts of the transactions effected or controlled by the Subscription Receipt Agent hereunder and the receipt, investment, re-investment and disbursement of the property hereunder and shall provide to the Corporation records and statements thereof periodically upon written request.

7.11 Not Bound to Act

The Subscription Receipt Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Subscription Receipt Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering, economic sanction or anti-terrorist legislation, regulation or guideline. Further, should the Subscription Receipt Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering, economic sanction or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten (10) days' written notice to the Corporation and the Investor, provided: (i) that the Subscription Receipt Agent's written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Subscription Receipt Agent's satisfaction within such ten (10) day period, then such resignation shall not be effective.

7.12 Privacy

The parties acknowledge that the Subscription Receipt Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes: (i) to provide the services required under this Agreement and other services that may be requested from time to time; (ii) to help the Subscription Receipt Agent manage its servicing relationships with such individuals; (iii) to meet the Subscription Receipt Agent's legal and regulatory requirements; and (iv) if social insurance numbers are collected by the Subscription Receipt Agent, to perform tax reporting and to assist in verification of an individual's identity for security purposes.

Each party acknowledges and agrees that the Subscription Receipt Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this Agreement for the purposes described above and, generally, in the manner and on the terms described in its Privacy Code, which the Subscription Receipt Agent shall make available on its website www.computershare.com or upon request, including revisions thereto. The Subscription Receipt Agent may transfer personal information to other companies in or outside of Canada that provide data processing and storage or other support in order to facilitate the services it provides. Further, each party agrees that it shall not provide or cause to be provided to the Subscription Receipt Agent any personal information relating to an individual who is not a party to this Agreement unless that party has assured itself that such individual understands and has consented to the aforementioned terms, uses and disclosures.

7.13 Third Party Interests

Each party to this Agreement hereby represents to the Subscription Receipt Agent that any account to be opened by, or interest to be held by the Subscription Receipt Agent in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Subscription Receipt Agent's prescribed form in accordance with the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations thereto, or in such other form as may be satisfactory to it, as to the particulars of such third party.

ARTICLE 8

GENERAL

8.1 Notice to the Corporation, the Subscription Receipt Agent and the Investor

(a) Unless herein otherwise expressly provided, any notice to be given hereunder to the Corporation, the Subscription Receipt Agent or the Investor shall be deemed to be validly given if delivered, sent by registered letter, first class mail, postage prepaid or email:

If to the Corporation:	Lithium Americas Corp. 900 West Hastings Street, Suite 300 Vancouver, British Columbia Canada V6C 1E5

Attention: Jonathan Evans, President & Chief Executive Officer
Email: [Redacted]

If to the Subscription Receipt Agent:	Computershare Trust Company of Canada
3rd Floor, 510 Burrard Street
Vancouver, British Columbia V6C 3B9

Attention: General Manager, Corporate Trust
Email: [Redacted]

If to the Investor:	General Motors Holdings LLC
300 Renaissance Center
Detroit, MI 48265

Attention: Executive Director, Corporate Development
Email: [Redacted]

With a copy (which shall not constitute notice) to:
General Motors Holdings LLC
300 Renaissance Center
Detroit, MI 48265

Attention: Lead Counsel, Corporate Development and Global M&A
Email: [Redacted]

and any such notice delivered in accordance with the foregoing shall be deemed to have been received on the date of delivery or, if mailed, on the fifth Business Day following the date of the postmark on such notice or, if sent by email, on the next Business Day following the date of transmission provided that its contents are transmitted and received completely and accurately.

(b) The Corporation, the Subscription Receipt Agent or the Investor, as the case may be, may from time to time notify the other in the manner provided in Subsection 8.1(a) of a change of address which, from the effective date of such notice and until changed by like notice, shall be the address of the Corporation, the Subscription Receipt Agent or the Investor, as the case may be, for all purposes of this Agreement.

(c) If, by reason of a strike, lockout or other work stoppage, actual or threatened, involving postal employees, any notice to be given to the Subscription Receipt Agent, the Corporation or the Investor hereunder could reasonably be considered unlikely to reach its destination, such notice shall be valid and effective only if it is delivered to the named officer of the party to which it is addressed or, if it is delivered to such party at the appropriate address provided in Subsection 8.1(a), by email or other means of prepaid, transmitted and recorded communication.

8.2 Ownership of Subscription Receipts

The Corporation and the Subscription Receipt Agent may deem and treat the Investor as the absolute owner thereof for all purposes, and the Corporation and the Subscription Receipt Agent shall not be affected by any notice or knowledge to the contrary except where the Corporation or the Subscription Receipt Agent is required to take notice by statute or by order of a court of competent jurisdiction. The Investor shall be entitled to the rights evidenced by its Subscription Receipts free from all equities or rights of set off or counterclaim. The receipt of any such Investor for the Underlying Shares and Warrants representing the Units which may be acquired pursuant to the automatic conversion of Subscription Receipts shall be a good discharge to the Corporation for the same.

8.3 Force Majeure

None of the parties shall be liable to the other parties, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

8.4 Counterparts

This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof. Each of the parties to this Agreement will be entitled to rely on delivery of an email copy of this Agreement and acceptance by each party of any such email copy will be legally effective to create a valid and binding agreement between the parties hereto in accordance with the terms hereof.

8.5 Satisfaction and Discharge of Agreement

Upon the earlier of: (i) the issue of certificates or DRS Advices representing the Underlying Shares and the Warrant Certificate representing the Warrants and payment of all monies as provided in Section 5.3 upon satisfaction of the Release Conditions; and (ii) the payment of all monies pursuant to Section 5.4(a) hereof upon the occurrence of a Termination Event, this Agreement shall cease to be of any force and effect and the Subscription Receipt Agent, on demand of the Corporation and at the cost and expense of the Corporation and upon delivery to the Subscription Receipt Agent of a certificate of the Corporation stating that all conditions precedent to the satisfaction and discharge of this Agreement have been complied with, shall execute proper instruments acknowledging satisfaction of and discharging this Agreement. Notwithstanding the foregoing, the indemnities provided to the Subscription Receipt Agent by the Corporation hereunder shall remain in full force and effect and survive the termination of this Agreement.

8.6 Provisions of Agreement and Subscription Receipts for the Sole Benefit of Parties

Nothing in this Agreement or in the Subscription Receipt Certificates, expressed or implied, shall give or be construed to give to any person other than the parties hereto any legal or equitable right, remedy or claim under this Agreement, or under any covenant or provision herein or therein contained, all such covenants and provisions being for the sole benefit of the parties hereto and the Investor.

8.7 Agreement to Prevail

To the extent of any discrepancy or inconsistency between the terms and conditions of this Agreement and the Subscription Receipt Certificate, the terms of this Agreement will prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement under their respective corporate seals and the hands of their proper officers in that behalf.

LITHIUM AMERICAS CORP.

By:
Authorized Signatory

COMPUTERSHARE TRUST COMPANY OF CANADA

By:
Authorized Signatory

By:
Authorized Signatory

GENERAL MOTORS HOLDINGS LLC

By:
Authorized Signatory

SCHEDULE "A"

This is Schedule "A" to the Subscription Receipt Agreement (the "Agreement") dated [●], 2023 among Lithium Americas Corp., General Motors Holdings LLC and Computershare Trust Company of Canada

FORM OF SUBSCRIPTION RECEIPT CERTIFICATE

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF LITHIUM AMERICAS CORP. AND ITS SUCCESSORS (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ABSENT SUCH REGISTRATION ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF PARAGRAPH (C) OR (D), THE HOLDER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

SUBSCRIPTION RECEIPT TO UNITS OF

LITHIUM AMERICAS CORP.

Subscription Receipt Certificate No. [⬤]	15,002,243 Subscription Receipts

THIS CERTIFIES THAT General Motors Holdings LLC (the "holder") is the registered holder of 15,002,243 Subscription Receipts represented hereby.

The Subscription Receipts represented by this Subscription Receipt Certificate were issued pursuant to a Subscription Receipt Agreement dated [●], 2023 among Lithium Americas Corp., General Motors Holdings LLC and Computershare Trust Company of Canada (the "Agreement").

Capitalized terms used in the Agreement have the same meaning herein as therein, unless otherwise defined.

Each Subscription Receipt entitles the holder:

(a) if the Release Conditions are satisfied prior to 5:00 p.m. (Vancouver time) on December 31, 2023 (the "Escrow Release Deadline"), to receive, for no additional consideration and without further action, one Unit, subject to adjustment as set forth in the Agreement and the Earned Interest; or

(b) if a Termination Event occurs, to receive from the Corporation an amount equal to the Subscription Receipt Purchase Price together with the Earned Interest, subject to any withholding taxes, all in the manner and on the terms and conditions set out in the Agreement.

The Subscription Receipts represented hereby are issued under and pursuant to the Agreement. Reference is hereby made to the Agreement and any and all other instruments supplemental or ancillary thereto for a full description of the rights of the holders of the Subscription Receipts and the terms and conditions upon which such Subscription Receipts are, or are to be, issued and held, all to the same effect as if the provisions of the Agreement and all instruments supplemental or ancillary thereto were herein set forth, and to all of which provisions the holder of these Subscription Receipts by acceptance hereof are subject.

In the event of any inconsistency between the terms set forth in this Subscription Receipt Certificate and the terms of the Agreement, the terms of the Agreement shall govern.

Following the satisfaction of the Release Conditions the Subscription Receipts represented by this Subscription Receipt Certificate shall be automatically converted without any further action on the part of the holder, including the payment of any additional consideration, for Units on the Escrow Release Date.

The Agreement provides for adjustments to the right of subscription, including the amount of and kind of securities or other property issuable upon the automatic conversion of the Subscription Receipts, upon the happening of certain stated events, including the subdivision or consolidation of the Units, certain distributions of Units or securities convertible into Units or of other securities or assets of the Corporation, certain offerings or rights, warrants or options, and certain capital reorganizations.

The Subscription Receipts and the Units issuable upon the automatic conversion of these Subscription Receipts have not been and will not be registered under the U.S. Securities Act, or under the securities laws of any state or other jurisdiction of the United States, and may not be offered, sold or transferred within the United States unless registered under the U.S. Securities Act and states securities laws or an exemption from registration is available.

The holding of the Subscription Receipts evidenced by this Subscription Receipt Certificate shall not constitute the holder hereof a Shareholder or entitle such holder to any right or interest (including for certainty any dividend payments) in respect thereof except as herein and in the Agreement expressly provided.

Time shall be of the essence hereof. This Subscription Receipt Certificate is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF, the Corporation has caused this Subscription Receipt Certificate to be signed by a duly authorized representative as of ___________, 2023.

LITHIUM AMERICAS CORP.

By:
Name:
Title:

SCHEDULE "B"

This is Schedule "B" to the Subscription Receipt Agreement dated [●], 2023 among Lithium Americas Corp., General Motors Holdings LLC and Computershare Trust Company of Canada.

FORM OF RELEASE CERTIFICATE

TO: COMPUTERSHARE TRUST COMPANY OF CANADA

This Release Certificate is being provided pursuant to Section 3.1(a) of the Subscription Receipt Agreement ("Agreement") made as of dated [●], 2023 among Lithium Americas Corp., General Motors Holdings LLC and Computershare Trust Company of Canada.

Capitalized terms not defined herein have the meaning ascribed to them in the Agreement.

The Corporation and the Investor, hereby confirm that the Release Conditions (other than delivery of this Release Certificate) have been satisfied and hereby direct you to:

(i) pay the Subscription Proceeds to the Corporation in the following manner:

[NTD:insert LAC wire transfer details]; and

(ii) pay the Earned Interest to the Investor in the following manner:

[NTD:insert GM wire transfer details].

DATED this ___ day of ________________, 2023.

LITHIUM AMERICAS CORP.

Per:
Name:
Title:

GENERAL MOTORS HOLDINGS LLC

Per:
Name:
Title:

SCHEDULE "C"

This is Schedule "C" to the Subscription Receipt Agreement dated [●], 2023 among Lithium Americas Corp., General Motors Holdings LLC and Computershare Trust Company of Canada.

US$ APPROVED BANKS

Relevant S&P Issuer Credit
Bank	Rating
(as at January 1st, 2023)
Bank of America NA	A+
Bank of Montreal	A+
The Bank of Nova Scotia	A+
Bank of Tokyo-Mitsubishi UFJ	A
BMO Harris Bank	A+
BNP Paribas	A+
Canadian Imperial Bank of Commerce	A+
Santander UK Plc	A
Société Générale	A